                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM U-5S

                                  ANNUAL REPORT

                      For the year ended December 31, 2002

        Filed pursuant to the Public Utility Holding Company Act of 1935

                                XCEL ENERGY, INC.
                                800 NICOLLET MALL
                                   SUITE 3000
                              MINNEAPOLIS, MN 55402

                                TABLE OF CONTENTS

Item 1 - System Companies and Investments Therein as of December 31, 2002

Item 2 - Acquisitions or Sales of Utility Assets

Item 3 - Issue, Sale, Pledge, Guarantee or Assumption of System Securities

Item 4 - Acquisition, Redemption or Retirement of System Securities

Item 5 - Investments in Securities of Nonsystem Companies

Item 6 - Officers and Directors

Item 7 - Contributions and Public Relations

Item 8 - Service, Sales and Construction Contracts

Item 9 - Wholesale Generators and Foreign Utility Companies

Item 10 - Financial Statements and Exhibits

Signature

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002

------------------------------------------------------------------------------------------------------------------------------------
                                                NUMBER OF
                                                 COMMON
                                                 SHARES                                 ISSUER'S        OWNER'S         BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)    OWNED    PERCENT OF VOTING POWER     BOOK VALUE      BOOK VALUE    DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY INC. (XCEL ENERGY)                                                                                     Holding Company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Distributes
Black Mountain Gas Co.                                100  100% by Xcel Energy          13,481,614     13,481,614  natural gas
------------------------------------------------------------------------------------------------------------------------------------
      Black Mountain Gas Co. had $3,097,021 in short-term debt outstanding to Xcel Energy at an average cost of 2.99%  at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
Cheyenne Light, Fuel and Power Co.                                                                                 Public utility
(Cheyenne)                                            100  100% by Xcel Energy          31,608,230     31,608,230  (gas & electric)
------------------------------------------------------------------------------------------------------------------------------------
      Cheyenne had $18,425,000 in short-term debt outstanding to Xcel Energy at an average cost of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      Cheyenne had a Standby Bond Purchase Agreement with Wells Fargo Bank, NA related to Cheyenne's $10,000,000 Adjustable Rate
      Industrial Development Revenue Bonds at 12/31/02; expiration date 03/2004
------------------------------------------------------------------------------------------------------------------------------------
Northern States Power Co., a Minnesota Corp.                                                                       Public utility
(NSP-Minnesota)                                 1,000,000  100% by Xcel Energy       1,801,028,494  1,801,028,494  (gas & electric)
------------------------------------------------------------------------------------------------------------------------------------
      NSP-Minnesota had $1,250,000 in short-term borrowings due from its subsidiary First Midwest Auto Park at an average rate of
      4.40% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      NSP-Minnesota had $1,304,000 in short-term borrowings outstanding from its subsidiary UP&L at an average rate of 4.40% at
      12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      NSP Financing I (Statutory Business                                                                          Special purpose
      Trust)                                       n/a     100% by NSP-Minnesota         6,190,000      6,190,000  business trust
------------------------------------------------------------------------------------------------------------------------------------
           NSP Financing I owns $206,190,000 of NSP-Minnesota's Junior Subordinated Debentures; maturity date 1/31/2037; interest rate 7.875%
------------------------------------------------------------------------------------------------------------------------------------
      NSP Financing II (Statutory Business
      Trust)*                                   inactive   100% by NSP-Minnesota     inactive       inactive       Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Holds NSP-MN's
      NSP Nuclear Corp.                                40  100% by NSP-Minnesota         3,346,771      3,346,771  interest in NMC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Operates
                                                                                                                   Monticello and
                                                                                                                   Prairie Island
                                                                                                                   nuclear
           Nuclear Management Co. LLC (NMC)        n/a     20% by NSP Nuclear Corp.     15,812,675      3,162,535  generating plants
------------------------------------------------------------------------------------------------------------------------------------
              NMC renewed its Credit Facility for $25,000,000 with LaSalle Bank in Chicago during 2002; expiration date 11/2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Develop private
                                                                                                                   temporary spent
                                                                                                                   nuclear fuel
                                                                                                                   storage
      Private Fuel Storage LLC                     n/a     15.6% by NSP-Minnesota          (2)             (2)     facility
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Holds non-utility
      United Power and Land Co. (UP&L)             40,200  100% by NSP-Minnesota         8,647,833      8,647,833  real estate
------------------------------------------------------------------------------------------------------------------------------------
           UP&L had $1,304,000 in short-term borrowings due from Xcel Energy at an average rate of 4.40% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
Northern States Power Co., a Wisconsin Corp.                                                                       Public utility
(NSP-Wisconsin)                                   933,000  100% by Xcel Energy         418,738,309    418,738,309  (gas & electric)
------------------------------------------------------------------------------------------------------------------------------------
      NSP-Wisconsin had $6,880,000 in short-term debt outstanding to Xcel Energy at an average rate of 4.40% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Operates hydro
                                                                                                                   reservoirs in
      Chippewa and Flambeau Improvement Co.        11,000  75.86% by NSP-Wisconsin       1,033,218        783,799  Wisconsin
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Owns interest in
                                                                                                                   affordable
                                                                                                                   housing
      Clearwater Investments, Inc. (Clearwater                                                                     projects in
      Inv)                                            100  100% by NSP-Wisconsin         2,402,214      2,402,214  Wisconsin
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Building
                                                                                                                   development
           CMS LLC                                 n/a     33.3% by Clearwater Inv         101,179         67,986  partnership
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Owns interest in
                                                                                                                   affordable
           Plover LLC                              n/a     10% by Clearwater Inv           (2)             95,491  housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Owns interest in
                                                                                                                   affordable
           Shoe Factory Holdings LLC               n/a     100% by Clearwater Inv          980,621        980,621  housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Owns interest in
                                                                                                                   affordable
           Woodsedge Eau Claire LP                 n/a     98% by Clearwater Inv         1,181,178      1,230,079  housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Holds non-utility
                                                                                                                   real estate in
      NSP Lands Inc.                                  100  100% by NSP-Wisconsin           447,875        447,875  Wisconsin
------------------------------------------------------------------------------------------------------------------------------------
NSP Energy Marketing Inc.*                      inactive   100% by Xcel Energy       inactive       inactive       Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Public utility
                                                                                                                   (gas, electric
Public Service Co. of Colorado (PSCo)                 100  100% by Xcel Energy       1,978,461,590  1,978,461,590  & thermal)
------------------------------------------------------------------------------------------------------------------------------------
      PSCo had $88,074,240 in short-term debt outstanding to Xcel Energy at an average rate of 2.66% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      PSCo had $21,288,000 in short-term borrowings outstanding from its subsidiary PSR Investments at an average rate of 2.83% at
      12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      1480 Welton Inc.                              6,500  100% by PSCo                  9,403,389      9,403,389  Holds real estate
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cooling water for
                                                                                                                   generating
      Baugh Lateral Ditch Co.                        (1)   29.08% by PSCo                   (1)            (1)     facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cooling water for
                                                                                                                   generating
      Beaver Ditch Co.                               (1)   8% by PSCo                       (1)            (1)     facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cooling water for
                                                                                                                   generating
      Beeman Ditch Co.                               (1)   46.25% by PSCo                   (1)            (1)     facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cooling water for
                                                                                                                   generating
      Clough Private Ditch                           (1)   48.3% by PSCo                    (1)            (1)     facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cooling water for
                                                                                                                   generating
      Clough and True Private Ditch                  (1)   48.3% by PSCo                    (1)            (1)     facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cooling water for
                                                                                                                   generating
      Consolidated Extension Canal Co.                 30  53.55% by PSCo                   36,420         (1)     facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cooling water for
                                                                                                                   generating
      Consolidated Mutual Water Co.                  (1)   0.002% by PSCo                   (1)            (1)     facilities
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Dry Creek No. 2 Ditch Co.                     (1)    9.37% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      East Boulder Ditch Co.                    10.600258  88.67% by PSCo            (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Eliott Ditch and Reservoir                    (1)    60% by PSCo               (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Eliott Lateral and Reservoir                  (1)    100% by PSCo              (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Enterprise Irrigating Ditch Co.               11.95  27.16% by PSCo            (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Erkenbeck Lateral Ditch Co.                   (1)    4.97% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Farmers Extension Ditch Co.                   (1)    0.50% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Fisher Ditch Co.                              (1)    22.02% by PSCo            25,695        (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Fort Morgan Reservoir and Irrigation Co.      (1)    1.76% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Goosequill Ditch                              (1)    100% by PSCo              (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Grand Valley Irrigation Co.                   (1)    0.08% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Water storage for Cabin
                                                                                                          Creek Hydroelectric
      Green and Clear Lakes Co.                     2,500  100% by PSCo              25,000       25,000  facility
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Highland Ditch Co.                            (1)    1.55% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Hillcrest Ditch and Reservoir Co.               140  77.78% by PSCo            (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Jay Thomas Ditch                              (1)    100% by PSCo              (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Jones and Donnelly Ditch Co.                  (1)    43.11% by PSCo            (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Las Animas Consolidated Canal Co.           430.329  76.57% by PSCo            26,577        (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Lupton Meadows Ditch Co.                      (1)    1.65% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      McDonald (Prairie) Ditch Co.                  (1)    7.93% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Montgomery Private Ditch                      (1)    83.3% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Mutual Lateral Ditch Co.                      (1)    5% by PSCo                (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Issue trust preferred
      PSCo Capital Trust I                          n/a    100% by PSCo           6,000,000    6,000,000  securities
------------------------------------------------------------------------------------------------------------------------------------
           PSCo Capital Trust I owns $200,000,000 of PSCO's Junior Subordinated Debentures; maturity date 6/30/2038; interest rate 7.600%
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Owns certain life
                                                                                                          insurance policies
      PSR Investments Inc.                        363,190  100% by PSCo          36,287,903   36,287,903  acquired prior to 1986
------------------------------------------------------------------------------------------------------------------------------------
           PSR Investments had $21,288,000 in short-term borrowings due from PSCo at an average rate of 2.83% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Smead Ditch                                   (1)    50% by PSCo               (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Twin Lakes Reservoir and Irrigation Co.       (1)    1.51% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      United Water Co.                            979.375  84.19% by PSCo            23,947        (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Upper Platte and Beaver Ditch Co.             (1)    0.60% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Western Mutual Ditch Co.                      (1)    0.25% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Cooling water for
      Westmoor Acres Irrigation Co.                 (1)    9.09% by PSCo             (1)           (1)    generating facilities
------------------------------------------------------------------------------------------------------------------------------------
Southwestern Public Service Co. (SPS)                 100  100% by Xcel Energy  828,709,364  828,709,364  Public utility (electric)
------------------------------------------------------------------------------------------------------------------------------------
      SPS had a Standby Bond Purchase Agreement with the Bank of New York related to SPS's $25,000,000 Adjustable Rate Tender
      Securities at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Issue trust preferred
      SPS Capital Trust I                           n/a    100% by SPS            3,092,783    3,092,783  securities
------------------------------------------------------------------------------------------------------------------------------------
           SPS Capital Trust I owns $103,092,775 of SPS's Junior Subordinated Debentures; maturity date 9/1/2036; interest rate 7.850%
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Natural gas transmission
WestGas InterState Inc.                            60,000  100% by Xcel Energy      444,877      444,877  company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Intermediate holding co
Xcel Energy Communications Group Inc.                                                                     for subs providing
(Xcel Comm)                                           100  100% by Xcel Energy  264,098,739  264,098,739  broadband telecomm
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Comm had $875,700 in intercompany short-term debt outstanding to NCE Comm at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Formed in 1998; no
      NCE Communications Inc. (NCE Comm)              100  100% by Xcel Comm      9,354,550    9,354,550  operations
------------------------------------------------------------------------------------------------------------------------------------
           NCE Comm had $875,700 in intercompany short-term debt outstanding from Xcel Comm at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
           Northern Colorado
           Telecommunications LLC                  n/a     53.75% by NCE Comm    13,508,943    7,261,057  Telecommunications

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Provides cable, telephone
                                                                                                          and high speed internet
      Seren Innovations Inc.                          760  100% by Xcel Comm    254,955,448  254,955,448  access system
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Intermediate holding
                                                                                                          company for international
Xcel Energy International Inc. (Xcel Intl)            100  100% by Xcel Energy   23,936,043   23,936,043  subsidiaries
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Intl had $38,770,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Intl had $32,427,194 in intercompany short-term debt outstanding from Xcel Argentina at an average rate of 2.99% at
      12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Energy Argentina Inc. (Xcel                                                                    Holds CIESA assets in
      Argentina)                                      100  100% by Xcel Intl     10,527,469    5,901,471  Argentina
------------------------------------------------------------------------------------------------------------------------------------
           Xcel Argentina had $32,427,194 in intercompany short-term debt outstanding to Xcel Intl at an average rate of 2.99%
           at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Ekibastus Power Development Ltd.                 (2)        100% by Xcel Argentina      2,500,000    2,500,000   Shell company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Performs
                                                                                                                      management
                                                                                                                      functions for
                                                                                                                      the Argentina
     IPC Operations Ltd.                              (2)        100% by Xcel Argentina     (1,551,158)  (1,551,158)  assets
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Holding
                                                                                                                      company
                                                                                                                      for
                                                                                                                      Argentina
     Corporacion Independiente de Energia SA (CIESA)  (2)        100% by Xcel Argentina     30,953,796   26,327,796   assets
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Owns and
                                                                                                                      operates a 620
                                                                                                                      MW power plant
          Central Piedra Buena SA                     (2)        100% by CIESA              29,001,695   29,001,695   in Argentina
------------------------------------------------------------------------------------------------------------------------------------
          Hidroelectrica del Sur SA (Hidroelectrica   (2)                                                             Holding
          del)                                                   60% by CIESA                5,068,426    1,003,433   company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Operates a 48
                                                                                                                      MW
                                                                                                                      hydroelectric
               Hidroelectrica Ameghino SA             (2)        59% by Hidroelectrica del         (2)          (2)   plant
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Holding
          Electrica del Sur SA (Electrica del)        (2)        100% by CIESA              (2,743,900)  (2,743,900)  company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Operates a 76
                                                                                                                      MW power plant
                                                                                                                      ; currently
                                                                                                                      shutdown for
               Energia del Sur SA                     (2)        100% by Electrica del             (2)          (2)   maint
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Managed power
                                                                                                                      plant
                                                                                                                      development
                                                                                                                      activities -
  Independent Power Americas Inc.*                    inactive   100% by Xcel Intl           inactive     inactive    inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Holding
                                                                                                                      company for
                                                                                                                      Independent
  Independent Power International Ltd. (Indep Power                                                                   Power UK
  Intl)                                               (2)        100% by Xcel Intl                   -            -   Limited
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Holds a
                                                                                                                      deposit on a
                                                                                                                      power gen
     Independent Power UK Ltd.                        (2)        100% by Indep Power Intl            -            -   facility in UK
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Intermediate
                                                                                                                      holding
                                                                                                                      company for
                                                                                                                      subs providing
                                                                                                                      energy mktg
Xcel Energy Markets Holdings Inc. (Xcel Energy Mkts)        100  100% by Xcel Energy        71,416,709   71,416,709   svcs
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Energy Mkts had $9,366,469 in intercompany short-term debt outstanding from Viking at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Energy Mkts had $17,170,000 in intercompany short-term debt outstanding from e prime at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Energy Mkts had $25,996,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 2.99% at
  12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Unregulated
                                                                                                                      commodity
                                                                                                                      marketing
  e prime Inc. (e prime)                              3,807,719  100% by Xcel Energy Mkts   13,101,878   13,101,878   affiliate
------------------------------------------------------------------------------------------------------------------------------------
     e prime had $17,170,000 in intercompany short-term debt outstanding to Xcel Energy Mkts at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Operates a 3
                                                                                                                      MW natural
                                                                                                                      gas-fired
                                                                                                                      turbine
     Johnstown Cogeneration LLC                          n/a     50% by e prime                149,711           -    generator
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Owns 47.5%
                                                                                                                      interest in
                                                                                                                      Young Gas
                                                                                                                      Storage
     Young Gas Storage Co. (Young Gas)                    1,000  100% by e prime             3,332,055    3,332,055   Company, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Owns and
                                                                                                                      operates an
                                                                                                                      underground
                                                                                                                      gas storage
          Young Gas Storage Co. Ltd.                     n/a     47.5% by Young Gas         11,725,624    6,386,758   facility
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Natural gas
  Viking Gas Transmission Co. (Viking)                      206  100% by Xcel Energy Mkts   57,610,903   57,610,903   transmission
------------------------------------------------------------------------------------------------------------------------------------
     Viking had $9,366,469 in intercompany short-term debt outstanding to Xcel Energy Mkts at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Constructs,
                                                                                                                      own and
                                                                                                                      operate
                                                                                                                      interstate gas
                                                                                                                      transmission
     Guardian Pipeline LLC                                 n/a   33.33% by Viking              (2)          (2)       pipeline
------------------------------------------------------------------------------------------------------------------------------------
  XECC Group Inc.*                                        1,000  100% by Xcel Energy Mkts    inactive     inactive    Inactive
------------------------------------------------------------------------------------------------------------------------------------
  XEM Inc.*                                               1,000  100% by Xcel Energy Mkts    inactive     inactive    Inactive
------------------------------------------------------------------------------------------------------------------------------------
     XEPS LLC*                                           n/a     100% by XEM Inc.            inactive     inactive    Inactive
------------------------------------------------------------------------------------------------------------------------------------
Xcel Energy O&M Services Inc.*                        inactive   100% by Xcel Energy         inactive     inactive    Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Intermediate
                                                                                                                      holding
                                                                                                                      company for
                                                                                                                      subs providing
                                                                                                                      svcs to retail
Xcel Energy Retail Holdings Inc. (Xcel Retail)              100   100% by Xcel Energy       18,545,748   18,545,748   customers
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Retail had $1,412,000 in intercompany short-term debt outstanding to e prime Energy Marketing Inc at an average rate of 2.99%
  at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Retail had $7,744,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Retail had $1,642,000 in intercompany short-term debt outstanding to XERS Inc at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Retail had $240,000 in intercompany short-term debt outstanding to Xcel Energy-Centrus Inc at an average rate of 2.99% at
  12/31/02
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Retail had $900,000 in intercompany short-term debt outstanding to Reddy Kilowatt Corp at an average rate of 2.99% at
  12/31/02
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Retail had $4,781,000 in intercompany short-term debt outstanding to Xcel Energy Prod and Svcs at an average rate of 2.99% at
  12/31/02
------------------------------------------------------------------------------------------------------------------------------------
  Xcel Retail had $923,000 in intercompany short-term debt outstanding from Xcel Energy-Centrus Inc at an average rate of 2.99% at
  12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Sales to gas
  Natural Station Equipment LLC                          n/a     100% by Xcel Retail           (18,805)     (18,805)  industry
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Energy related
  Xcel Energy Products and Services Inc.                                                                              products and
  (XEPS)                                                236.227  100% by Xcel Retail         3,503,025    3,503,025   services
------------------------------------------------------------------------------------------------------------------------------------
     Xcel Prod and Svcs had $4,781,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 2.99% at
     12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Wholesale
                                                                                                                      propane
     Xcel Energy Wholesale Propane Inc.                     100  100% by XEPS                     (2)         (2)     supplier
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Intermediate
                                                                                                                      holding
  Planergy International Inc. (Planergy Intl)             1,000  100% by Xcel Retail        10,020,182   10,020,182   company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Energy
     Planergy Services Inc. (Planergy Svcs)               1,000  100% by Planergy Intl       7,057,223    7,057,223   services
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Limit
                                                                                                                      liability
                                                                                                                      associated
                                                                                                                      with borrowing
          Planergy Services of California Inc.           15,000  100% by Planergy Svcs         790,712      790,712   agreements
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Limit
                                                                                                                      liability
                                                                                                                      associated
                                                                                                                      with borrowing
          Planergy Capital Associates Inc.            1,500,000  100% by Planergy Svcs         129,708      129,708   agreements
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Limit
                                                                                                                      liability
                                                                                                                      associated
                                                                                                                      with borrowing
          Planergy Energy Services Corp.                     25  100% by Planergy Svcs         729,897      729,897   agreements
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Limit
                                                                                                                      liability
                                                                                                                      associated
                                                                                                                      with borrowing
          Planergy Services of Houston Inc.                 500   100% by Planergy Svcs        678,016      678,016   agreements
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Limit liability associated
                Planergy Services USA Inc.        3,000  100% by Planergy Svcs      24,724      24,724   with borrowing agreements
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Limit liability associated
                Planergy Services of Texas Inc.     500  100% by Planergy Svcs     151,661     151,661   with borrowing agreements
------------------------------------------------------------------------------------------------------------------------------------
           Planergy Inc. (Planergy)                 875  100% by Planergy Intl  (1,346,345) (1,346,345)  Energy services
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Limited liability
                                                                                                         associated with borrowing
                Planergy Limited                    100  100% by Planergy          152,989     152,989   agreements, Canadian
------------------------------------------------------------------------------------------------------------------------------------
                USA-Planergy LLC*              inactive  49% by Planergy          inactive    inactive   Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Holds public housing
           Planergy Housing Inc.                  1,000  100% by Planergy Intl       1,000       1,000   contracts
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Energy sales and marketing
      Reddy Kilowatt Corp.                       13,435  100% by Xcel Retail     4,046,151   4,046,151   services
------------------------------------------------------------------------------------------------------------------------------------
           Reddy Kilowatt Corp had $900,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 2.99%
           at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Energy-Cadence Inc.                    1,000  100% by Xcel Retail       313,299     313,299   Partner in Cadence Network
------------------------------------------------------------------------------------------------------------------------------------
           Xcel Energy-Cadence Inc had $923,000 in intercompany short-term debt outstanding to Xcel Retail at an average rate of
           2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                         22.22% by Xcel
           Cadence Network Inc.                  (2)     Energy-Cadence            844,805       (2)     Business process outsourcer
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Inactive; set up to hold
      Xcel Energy-Centrus Inc.                    1,000  100% by Xcel Retail       304,676     304,676   1/3 interest in Centrus LLP
------------------------------------------------------------------------------------------------------------------------------------
           Xcel Energy-Centrus Inc had $240,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of
           2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Unregulated electric retail
      XERS Inc.                                   1,000  100% by Xcel Retail     9,814,864   9,814,864   marketer
------------------------------------------------------------------------------------------------------------------------------------
           XERS Inc had $1,642,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 2.99% at
           12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Unregulated electric retail
      e prime Florida Inc.                          100  100% by Xcel Retail     3,235,783   3,235,783   marketer
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Unregulated retail natural
      e prime Georgia Inc.*                         100  100% by Xcel Retail       217,900     217,900   gas marketer (inactive)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Unregulated retail natural
      e prime Energy Marketing Inc.                 100  100% by Xcel Retail     6,696,334   6,696,334   gas marketer
------------------------------------------------------------------------------------------------------------------------------------
           e prime Energy Marketing Inc had $1,412,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Foundation                             n/a   100% by Xcel Energy        n/a         n/a      Charitable activities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Service company for Xcel
Xcel Energy Services Inc. (Xcel Svcs)             1,000  100% by Xcel Energy       (82,745)    (82,745)  system
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Svcs had $65,909,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Intermediate holding
                                                                                                         company for subs to
Xcel Energy Ventures Inc. (Xcel Ventures)           100  100% by Xcel Energy    54,751,401  54,751,401   develop/manage new ventures
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Ventures had $112,000 in intercompany short-term debt outstanding to Texas-Ohio Pipeline Inc at an average rate of 2.99%
        at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Ventures had $1,443,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 2.99%
        at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
      Eloigne Co. (Eloigne)                         820  100% by Xcel Ventures  49,863,811  49,863,811   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           7th Street                               n/a          n/a               324,013     428,106   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Boulder Ridge                            n/a          n/a             1,858,851   1,912,355   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Brickstone Townhouses                    n/a          n/a             1,684,394   1,662,493   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Carter Place                             n/a          n/a               880,157     920,797   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Central Towers                           n/a          n/a             4,504,944   2,998,418   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           City Limits                              n/a          n/a             1,690,837     655,477   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Not           Not     Owns interests in
           Civic Center                             n/a          n/a             Available    Available  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Colfax Prairie                           n/a          n/a               486,884     477,411   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Cottage Court                            n/a          n/a               610,033     603,933   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Countryside                              n/a          n/a               421,792     284,989   affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Not         Not      Owns interests in
           Covington Court                          n/a          n/a              Available   Available  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Cromwell Commons                         n/a          n/a                339,237     369,178  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Crown Ridge                              n/a          n/a                766,118     755,421  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Cumberland                               n/a          n/a                148,464     163,361  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           East Creek                               n/a          n/a              1,504,899   1,488,923  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Edenvale                                 n/a          n/a              1,599,718   1,669,138  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Farmington                               n/a          n/a                858,828     850,240  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Farmington Family                        n/a          n/a              1,741,831   1,741,837  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                Not      Owns interests in
           Granite Hill                             n/a          n/a                342,397   Available  affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Hearthstone                                n/a              n/a     244,516     182,668       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Hickory Drive (Plover LLC)                 n/a              n/a     488,353      95,491       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Jefferson Heights                          n/a              n/a     596,320     550,086       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Lakeville Court                            n/a              n/a   1,505,338   1,254,724       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Not        Not           Owns interests in
           Lyndale                                    n/a              n/a   Available   Available       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Majestic View                              n/a              n/a     376,504     372,506       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Not        Not           Owns interests in
           Mankato Townhouses                         n/a              n/a   Available   Available       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Not        Not           Owns interests in
           Mankato II                                 n/a              n/a   Available   Available       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Not        Not           Owns interests in
           Moorhead                                   n/a              n/a   Available   Available       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Not        Not           Owns interests in
           Northpoint                                 n/a              n/a   Available   Available       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Oakdale Village                            n/a              n/a   1,445,054     788,463       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Oakgrove                                   n/a              n/a   2,185,111   2,132,139       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Oakwood II                                 n/a              n/a   1,336,202   1,236,206       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Oakwood Townhouses                         n/a              n/a     962,347     962,347       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Park Glen                                  n/a              n/a   1,117,539   1,106,364       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Parkwood Place                             n/a              n/a     794,606     790,576       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Pheasant Run                               n/a              n/a     358,428     345,235       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Pheasant View                              n/a              n/a     413,697     409,560       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Pioneer Building                           n/a              n/a   1,584,283   1,072,891       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Pleasant Valley                            n/a              n/a   1,354,430   1,340,886       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Polynesian Village                         n/a              n/a     804,262     834,770       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           River Run                                  n/a              n/a     446,050     451,419       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Safe Haven Homes, LLC                      n/a              n/a       (3)         (3)         affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Scenic View                                n/a              n/a   1,098,846   1,068,372       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Not        Not           Owns interests in
           Shade Tree                                 n/a              n/a   Available   Available       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Shenandoah Woods                           n/a              n/a   1,524,088   1,592,140       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Not        Not           Owns interests in
           Southview                                  n/a              n/a   Available   Available       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Spring Lake Park                           n/a              n/a      96,777     359,404       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Stradford Flats                            n/a              n/a     633,456     620,439       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Summerchase                                n/a              n/a     452,561   1,126,440       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Sunrise                                    n/a              n/a   1,308,019   1,309,301       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Timber Ridge                               n/a              n/a   1,795,543   1,811,284       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Tower Terrace                              n/a              n/a   1,025,584     767,294       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Vadnais Heights                            n/a              n/a     840,732     723,871       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Washington Avenue                          n/a              n/a      54,278      44,695       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Woodland Townhouses                        n/a              n/a   1,746,077   1,688,905       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Owns interests in
           Woodland Village                           n/a              n/a     694,866     305,970       affordable housing projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                    100% by
                                                                      Xcel
      Texas-Ohio Pipeline Inc.*                      200,000        Ventures 4,606,095   4,606,095       Inactive
------------------------------------------------------------------------------------------------------------------------------------
           Texas-Ohio Pipeline Inc has $112,000 in intercompany short-term debt outstanding from Xcel Ventures at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                    100% by
                                                                      Xcel
      Ultra Power Technologies Inc.*                     211        Ventures   270,370     270,370       Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                    100% by
                                                                      Xcel                               Owns TRANSLink Development
      Xcel Energy Transco Inc. (Xcel Transco)            100        Ventures    n/a         n/a          Co. LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                    100% by
                                                                      Xcel
           TRANSLink Development Company LLC          n/a           Transco     n/a         n/a
------------------------------------------------------------------------------------------------------------------------------------
                                                                    100% by                              Intermediate holding
                                                                     Xcel                                company for subs
Xcel Energy Wholesale Group Inc. (Xcel Wholesale)  1,000,000        Energy  81,427,433  51,587,606       providing wholesale energy
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Wholesale had $72,800,000 in intercompany short-term debt outstanding to UE at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
      Xcel Wholesale had $80,380,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 2.99%
      at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                    100% by
                                                                     Xcel                                For acquisition of NRG
      NRG Acquisition Co. LLC                         n/a          Wholesale    n/a         n/a          Energy Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                    100% by
                                                                     Xcel                                Nonregulated energy
      NRG Energy Inc.                                 n/a          Wholesale (666,307,777) (696,147,604) products and services
------------------------------------------------------------------------------------------------------------------------------------
                                                                    100% by                              Engineering, construction
                                                                     Xcel                                management and
      Utility Engineering Corp. (UE)                  72,000      Wholesale   133,055,382  133,055,382   related services
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
UE had $72,800,000 in intercompany short-term debt outstanding from Xcel Wholesale at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
UE had $47,360,000 in intercompany short-term debt outstanding to Quixx at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
UE had $412,500 in intercompany short-term debt outstanding from Applied Power Associates Inc at an average rate of 2.99%
at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
UE had $2,150,000 in intercompany short-term debt outstanding from Proto-Power Corp at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
UE had $1,500,000 in intercompany short-term debt outstanding from Universal Utility Services LLC at an average rate of
2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
UE had $675,000 in intercompany short-term debt outstanding from Precision Resource Co at an average rate of 2.99% at
12/31/02
------------------------------------------------------------------------------------------------------------------------------------
Applied Power Associates Inc.                     150,450  100% by UE                (320,328)   (320,328)  Civil engineering
------------------------------------------------------------------------------------------------------------------------------------
      Applied Power Associates Inc had $412,500 in intercompany short-term debt outstanding to UE at an average rate of
      2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
Proto-Power Corp.                                     100  100% by UE               8,531,845   8,531,845   Professional engineering
------------------------------------------------------------------------------------------------------------------------------------
      Proto-Power Corp had $2,150,000 in intercompany short-term debt outstanding to UE at an average rate of 2.99% at
      12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Contract professional
Precision Resource Co.                              1,000  100% by UE                 574,865     574,865   and technical resources
------------------------------------------------------------------------------------------------------------------------------------
      Precision Resource Co had $675,000 in intercompany short-term debt outstanding to UE at an average rate of 2.99% at
      12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Cooling tower
Universal Utility Services LLC                      n/a    100% by UE               3,287,951   3,287,951   maintenance and repair
------------------------------------------------------------------------------------------------------------------------------------
      Universal Utility Services LLC had $1,500,000 in intercompany short-term debt outstanding to UE at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
Quixx Corp. (Quixx)                                51,000  100% by UE              75,390,252  75,390,252   Energy related projects
------------------------------------------------------------------------------------------------------------------------------------
    Quixx had $47,360,000 in intercompany short-term debt outstanding from UE at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
    Dragon Energy Corp. (Dragon)*               inactive   100% by Quizz              inactive   inactive   Inactive
------------------------------------------------------------------------------------------------------------------------------------
         CPC Ltd. Partnership* (CPC Ltd)        inactive   49.5% by Dragon            inactive   inactive   Inactive
------------------------------------------------------------------------------------------------------------------------------------
                Cambodia Power Co.*                   500  50% by CPC Ltd             inactive   inactive   Inactive
------------------------------------------------------------------------------------------------------------------------------------
         Bear Energy Corp. (Bear)*              inactive   50% by Dragon              inactive   inactive   Inactive
------------------------------------------------------------------------------------------------------------------------------------
                CPC Ltd. Partnership* (CPC Ltd) inactive   1% by Bear                 inactive   inactive   Inactive
------------------------------------------------------------------------------------------------------------------------------------
                      Cambodia Power Co.*             500  50% by CPC Ltd             inactive   inactive   Inactive
------------------------------------------------------------------------------------------------------------------------------------
    Quixx Mountain Holdings LLC (Quixx Mountain)    n/a    100% by Quixx                (2)        (2)      Energy related projects
------------------------------------------------------------------------------------------------------------------------------------
         Front Range Energy Associates LLC          n/a    50% by Quixx Mountain        (2)        (2)      Energy related projects
------------------------------------------------------------------------------------------------------------------------------------
    Quixx Power Services Inc. (Quixx Power)         1,000  100% by Quixx            1,701,672   1,701,672   Energy related projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Operator of Crockett
         ESOCO Crockett Inc. (ESOCO)                 (2)   100% by Quixx Power        329,892      (2)      Cogeneration Partnership
------------------------------------------------------------------------------------------------------------------------------------
                 QPS Woodland LLC*              inactive   100% by ESOCO              inactive   inactive   Inactive
------------------------------------------------------------------------------------------------------------------------------------
    Quixx Resources Inc. (Quixx Resources)         10,000  100% by Quixx           14,522,539  14,522,539   Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         Borger Energy Associates LP (Borger)       n/a    44.55% by Quixx Resources    (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
                 Borger Funding Corp.                 100  100% by Borger               (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         Denver City Energy Associates LP           n/a    49.5% by Quixx Resources 1,056,963      (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         Quixx WRR, LP                              n/a    99% by Quixx Resources   3,986,881      (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Windpower Partners 1994 LP                      n/a    24.67% by Quixx              (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Quixx Jamaica Inc. (Quixx Jamaica)             10,000  100% by Quixx              120,016     120,016   Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         KES Jamaica LP                             n/a    99% by Quixx Jamaica       (13,216)    (13,216)  Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Quixx Mustang Station Inc. (Quixx Mustang)     10,000  100% by Quixx               61,374      61,374   Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         Denver City Energy Associates LP           n/a    0.50% by Quixx Mustang   1,056,963      (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Quixxlin Corp. (Quixxlin)                      10,000  100% by Quixx               25,242      25,242   Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         Quixx Linden LP                            n/a    0.50% by Quixxlin            (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Quixx Borger Cogen Inc. (Quixx Borger)         10,000  100% by Quixx               56,024      56,024   Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         Borger Energy Associates LP (Borger)       n/a    0.45% by Quixx Borger        (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Quixx Carolina Inc. (Quixx Carolina)           10,000  100% by Quixx                1,525       1,525   Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         Carolina Energy LP                         n/a    1% by Quixx Carolina         (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Quixx WPP94 Inc. (Quixx WPP94)                 10,000  100% by Quixx              31,346       31,346   Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
         Windpower Partners 1994 LP                 n/a    0.33% by Quixx WPP94         (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    BCH Energy LP                                   n/a    42.2% by Quixx               (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Carolina Energy LP                              n/a    32% by Quixx                 (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------
    Quixx Linden LP                                 n/a    49.5% by Quixx               (2)        (2)      Energy related projects
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Quixx Louisville LLC                   n/a    100% by Quixx          4,547,213   4,547,213   Energy related projects
------------------------------------------------------------------------------------------------------------------------------------
       Quixx WRR LP                           n/a    1% by Quixx            3,986,881       (2)     Energy related projects
------------------------------------------------------------------------------------------------------------------------------------
       KES Montego Inc. (KES Montego)         100    100% by Quixx              (2)         (2)     Energy related projects
------------------------------------------------------------------------------------------------------------------------------------
            KES Jamaica LP                    n/a    1% by KES Montego        (13,216)    (13,216)  Energy related projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Finance and hold 50% interest
Xcel Energy WYCO Inc. (Xcel WYCO)             100    100% by Xcel Energy   20,307,000  20,307,000   in WYCO Development LLC
------------------------------------------------------------------------------------------------------------------------------------
      Xcel WYCO had $3,153,500 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 2.99% at 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Acquire, own and lease natural
      WYCO Development LLC                    n/a    50% by Xcel WYCO           (2)         (2)     gas transportation facilities
------------------------------------------------------------------------------------------------------------------------------------

(1) PSCo holds a controlling interest in several relatively small ditch and water companies whose capital requirements are not significant. The investments relate to water needed for electric generating plants.

(2) Information about certain indirectly owned entities was not readily available. The value of the investment and equity of these indirectly owned subsidiaries was not material to Xcel Energy, Inc.

(3) Safe Haven Homes is legally separate from Eloigne Co., but is not financially separable from Eloigne Co. Safe Haven Homes is the general partner, and Eloigne Co. is the limited partner, of some of Eloigne's affordable housing limited partnerships.

The subsidiaries of NRG are as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                      NUMBER
                                                                        OF
----------------------------------------------------------------------------------------------------------------------
                                                                      COMMON                                ISSUER'S
----------------------------------------------------------------------------------------------------------------------
                                                                      SHARES    PERCENT OF VOTING
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)                        OWNED           POWER                 BOOK VALUE
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC. (NRG)
----------------------------------------------------------------------------------------------------------------------
Berrians I Gas Turbine Power LLC                                       n/a           100% NRG               27,552,578
----------------------------------------------------------------------------------------------------------------------
Commonwealth Atlantic Power LLC                                       1,000          100% NRG                7,698,660
----------------------------------------------------------------------------------------------------------------------
                                                                                100% Commonwealth
    Hanover Energy Co                                                  n/a      Atlantic Power LLC                   -
----------------------------------------------------------------------------------------------------------------------
        Chickahominy River Energy Corp                                 n/a      100% Hanover Energy Co               -
----------------------------------------------------------------------------------------------------------------------
                                                                                50% Chickahominy River
            Commonwealth Atlantic LP                                   n/a          Energy Corp                      -
----------------------------------------------------------------------------------------------------------------------
James River Power LLC                                                 1,000          100% NRG               12,178,195
----------------------------------------------------------------------------------------------------------------------
                                                                                  100% James River
    Capistrano Cogeneration Company                                    n/a          Power LLC                        -
----------------------------------------------------------------------------------------------------------------------
                                                                                   50% Capistrano
        James River Cogeneration Company                               n/a      Cogeneration Company                 -
----------------------------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                                               1,000          100% NRG              (85,924,641)
----------------------------------------------------------------------------------------------------------------------
                                                                                   100% Audrain
    NRG Audrain Generating LLC                                         n/a          Holding LLC                      -
----------------------------------------------------------------------------------------------------------------------
NRG Batesville LLC                                                    1,000          100% NRG                        -
----------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings, Inc.*                                         1,000          100% NRG                  109,759
----------------------------------------------------------------------------------------------------------------------
NRG McClain LLC                                                       1,000          100% NRG              120,807,027
----------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.                               1,000          100% NRG               (8,522,634)
----------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.                                     1,000          100% NRG                  (35,820)
----------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC                                       n/a           100% NRG               (1,000,000)
----------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRG Northern
    NRG Ashtabula Generating LLC                                       n/a       Ohio Generating LLC                 -
----------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRG Northern
    NRG Lakeshore Generating LLC                                       n/a       Ohio Generating LLC                 -
----------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRG Northern
    NRG Ohio Ash Disposal LLC                                          n/a       Ohio Generating LLC                 -
----------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.                             1,000          100% NRG                 (294,424)
----------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.                                     1,000          100% NRG                 (324,820)
----------------------------------------------------------------------------------------------------------------------
Elk River Resource Recovery Inc.*                                      n/a           100% NRG               10,225,801
----------------------------------------------------------------------------------------------------------------------
Newport RDF                                                            n/a           100% NRG               14,771,918
----------------------------------------------------------------------------------------------------------------------
NRG Becker                                                             n/a            85% NRG                2,357,324
----------------------------------------------------------------------------------------------------------------------
O'Brien Cogeneration Inc. II                                            100          100% NRG                  848,800
----------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                                              1,000          100% NRG                  (36,358)
----------------------------------------------------------------------------------------------------------------------
Cogeneration Corporation of America                               1,406,612           20% NRG              139,120,490
----------------------------------------------------------------------------------------------------------------------
NRG Woodland Operations Inc.*                                          n/a           100% NRG                        -
----------------------------------------------------------------------------------------------------------------------
NEO Corporation (NEO)                                               448,000          100% NRG

----------------------------------------------------------------------------------------------------------------------------------
                                                          OWNER'S                          BRIEF
----------------------------------------------------------------------------------------------------------------------------------
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)   BOOK VALUE                             DESCRIPTION
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Develops, builds, acquires, owns and operates non-
NRG ENERGY, INC. (NRG)                                                 regulated energy-related businesses worldwide
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Simple cycle peaking unit; to provide energy during periods
Berrians I Gas Turbine Power LLC                         27,552,578    of peak demand
----------------------------------------------------------------------------------------------------------------------------------
Commonwealth Atlantic Power LLC                           7,698,660    Acquired all shares in Hanover Energy company
----------------------------------------------------------------------------------------------------------------------------------
    Hanover Energy Co                                             -    Holding company
----------------------------------------------------------------------------------------------------------------------------------
        Chickahominy River Energy Corp                            -    Acquired as part of Commonwealth Atlantic Closing
----------------------------------------------------------------------------------------------------------------------------------
            Commonwealth Atlantic LP                              -    Owns Hanover
----------------------------------------------------------------------------------------------------------------------------------
James River Power LLC                                    12,178,195    Acquired all shares in Capistrano Cogeneration Company
----------------------------------------------------------------------------------------------------------------------------------
    Capistrano Cogeneration Company                               -    General partner of James River Power LLC
----------------------------------------------------------------------------------------------------------------------------------
        James River Cogeneration Company                          -    Owns James River Station 110 MW facility in VA
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Holding company for 720 MW gas-fired plant that's under
NRG Audrain Holding LLC                                 (85,924,641)   construction
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Project company for 720 MW natural gas-fired plant under
    NRG Audrain Generating LLC                                    -    construction
----------------------------------------------------------------------------------------------------------------------------------
NRG Batesville LLC                                                -    Created to hold assets and permits of bond indenture
----------------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings, Inc.*                               109,759    Inactive
----------------------------------------------------------------------------------------------------------------------------------
NRG McClain LLC                                         120,807,027    Entity was formed for McClain project
----------------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.                  (8,522,634)   Payroll company for O&M employees
----------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.                           (35,820)   Acts as the operating company for the north central region
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Acts as holding company and eventually will facilitate
NRG Northern Ohio Generating LLC                         (1,000,000)   financing
----------------------------------------------------------------------------------------------------------------------------------
    NRG Ashtabula Generating LLC                                  -    Shell company that may be used as operating entity
----------------------------------------------------------------------------------------------------------------------------------
    NRG Lakeshore Generating LLC                                  -    Shell company that may be used as operating entity
----------------------------------------------------------------------------------------------------------------------------------
    NRG Ohio Ash Disposal LLC                                     -    Will own the Ash Disposal sites
----------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.                  (294,424)   Payroll company for O&M employees
----------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.                          (324,820)   Acts as O&M company for the South Central region
----------------------------------------------------------------------------------------------------------------------------------
Elk River Resource Recovery Inc.*                        10,225,801    Inactive
----------------------------------------------------------------------------------------------------------------------------------
Newport RDF                                              14,771,918    Refuse derived fuel facility located in MN
----------------------------------------------------------------------------------------------------------------------------------
NRG Becker                                                2,357,324    Refuse derived fuel facility  located in MN
----------------------------------------------------------------------------------------------------------------------------------
O'Brien Cogeneration Inc. II                                848,800     General partner in O'Brien California Cogen Limited
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Provides payroll and benefits services through service
NRG Services Corporation                                    (36,358)   agreements with indiv. O&M companies
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Develops, owns and operates cogeneration facilities in the
Cogeneration Corporation of America                      21,563,676    U.S.
----------------------------------------------------------------------------------------------------------------------------------
NRG Woodland Operations Inc.*                                     -    Inactive
----------------------------------------------------------------------------------------------------------------------------------
NEO Corporation (NEO)                                                  Develops, owns and operates landfill gas, hydroelectric and

                                                                                                               (69,952,065)
--------------------------------------------------------------------------------------------------------------------------
     Montauk-NEO Gasco LLC                                          n/a           50% NEO                          332,364
--------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Montauk-NEO
      MN San Bernardino Gasco I LLC                                 n/a           Gasco LLC                              -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  95% MN San
                San Bernardino Landfill Gas Limited Partnership, a                Bernardino Gasco I
                California limited partnership                      n/a           LLC                            4,359,446
--------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Montauk-NEO
       MN San Bernardino Gasco II LLC                               n/a           Gasco LLC                              -
--------------------------------------------------------------------------------------------------------------------------
     NEO Fresh Kills LLC                                            n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  50% NEO Fresh Kills                    -
       Fresh Gas LLC                                                n/a           LLC
--------------------------------------------------------------------------------------------------------------------------
     NEO-Montauk Genco Management LLC                               n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     NEO-Montauk Genco LLC                                          n/a           50% NEO                        6,743,544
--------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NEO-Montauk
       MM San Bernardino Energy LLC                                 n/a           Genco LLC                              -
--------------------------------------------------------------------------------------------------------------------------
     NEO Chester-Gen LLC                                            n/a           100% NEO                         318,084
--------------------------------------------------------------------------------------------------------------------------
     NEO Freehold-Gen LLC                                           n/a           100% NEO                       1,324,454
--------------------------------------------------------------------------------------------------------------------------
     NEO Toledo-Gen LLC                                             n/a           100% NEO                           1,306
--------------------------------------------------------------------------------------------------------------------------
     NEO Landfill Gas Holdings Inc.                                1,000          100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     NEO Power Services Inc.                                        n/a           100% NEO                         197,385
--------------------------------------------------------------------------------------------------------------------------
     NEO California Power LLC                                       n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     NEO California Power-Red Bluffs                                n/a           100% NEO                      27,498,143
--------------------------------------------------------------------------------------------------------------------------
     NEO California Power-Chow                                      n/a           100% NEO                      30,377,307
--------------------------------------------------------------------------------------------------------------------------
     Four Hills LLC                                                 n/a           50% NEO                          754,031
--------------------------------------------------------------------------------------------------------------------------
     NEO Burnsville LLC                                             n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     NEO Corona LLC                                                 n/a           100% NEO                         (20,884)
--------------------------------------------------------------------------------------------------------------------------
     NEO Erie LLC                                                   n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     NEO Ft. Smith LLC                                              n/a           100% NEO                       1,144,050
--------------------------------------------------------------------------------------------------------------------------
     NEO Hackensack LLC                                             n/a           100% NEO                       1,809,341
--------------------------------------------------------------------------------------------------------------------------
     NEO Nashville LLC                                              n/a           100% NEO

                                                               (69,952,065)   small cogen. plants in the U.S.
----------------------------------------------------------------------------------------------------------------------------------
     Montauk-NEO Gasco LLC                                         166,182    Holding company
----------------------------------------------------------------------------------------------------------------------------------
       MN San Bernardino Gasco I LLC                                     -    Landfill gas collection system for project in CA
----------------------------------------------------------------------------------------------------------------------------------
                San Bernardino Landfill Gas Limited Partnership,              LP to landfill gas collection system for project in
                a California limited partnership                 4,141,474    CA
----------------------------------------------------------------------------------------------------------------------------------
       MN San Bernardino Gasco II LLC                                    -    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
     NEO Fresh Kills LLC                                                 -    Owns 50% of Fresh Gas LLC
----------------------------------------------------------------------------------------------------------------------------------
       Fresh Gas LLC                                                     -    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
     NEO-Montauk Genco Management LLC                                    -    Manager of NEO-Montauk Genco LLC
----------------------------------------------------------------------------------------------------------------------------------
     NEO-Montauk Genco LLC                                       3,371,772    Holding company
----------------------------------------------------------------------------------------------------------------------------------
       MM San Bernardino Energy LLC                                      -    Transports landfill gas for resale
----------------------------------------------------------------------------------------------------------------------------------
     NEO Chester-Gen LLC                                           318,084    Owns 3.4 MW cogeneration facility
----------------------------------------------------------------------------------------------------------------------------------
     NEO Freehold-Gen LLC                                        1,324,454    Owns 2.1 MW cogeneration facility
----------------------------------------------------------------------------------------------------------------------------------
     NEO Toledo-Gen LLC                                              1,306    Owns 1.0 MW cogeneration facility
----------------------------------------------------------------------------------------------------------------------------------
     NEO Landfill Gas Holdings Inc.                                      -    Domestic holding company
----------------------------------------------------------------------------------------------------------------------------------
     NEO Power Services Inc.                                       197,385    Holding company
----------------------------------------------------------------------------------------------------------------------------------
                                                                              Entity formed to submit bid to CA ISO on 3,000 MW of
     NEO California Power LLC                                            -    distributed generation
----------------------------------------------------------------------------------------------------------------------------------
     NEO California Power-Red Bluffs                            27,498,143    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
     NEO California Power-Chow                                  30,377,307    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
     Four Hills LLC                                                754,031    Landfill gas collection system for Nashua project
----------------------------------------------------------------------------------------------------------------------------------
                                                                              Landfill gas collection system for Edward Kraemer
     NEO Burnsville LLC                                                  -    landfill
----------------------------------------------------------------------------------------------------------------------------------
     NEO Corona LLC                                                (20,884)   Landfill gas collection system for O'Brien project
----------------------------------------------------------------------------------------------------------------------------------
     NEO Erie LLC                                                        -    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
     NEO Ft. Smith LLC                                           1,144,050    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
     NEO Hackensack LLC                                          1,809,341    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
     NEO Nashville LLC                                                        Landfill gas collection system

--------------------------------------------------------------------------------------------------------------------------
                                                                                                                   160,024
--------------------------------------------------------------------------------------------------------------------------
     NEO Phoenix LLC                                                n/a           100% NEO                         (25,982)
--------------------------------------------------------------------------------------------------------------------------
     NEO Prima Deshecha LLC                                         n/a           100% NEO                         392,856
--------------------------------------------------------------------------------------------------------------------------
     NEO Riverside LLC                                              n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     NEO SKB LLC                                                    n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     NEO Tajiguas LLC                                               n/a           100% NEO                         429,375
--------------------------------------------------------------------------------------------------------------------------
     NEO Woodville LLC                                              n/a           100% NEO                          (7,516)
--------------------------------------------------------------------------------------------------------------------------
     MM Ft. Smith Energy LLC                                        n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     NEO MESI LLC*                                                  n/a           100% NEO                               -
--------------------------------------------------------------------------------------------------------------------------
     Minnesota Methane II LLC                                       n/a           50% NEO                        1,644,598
--------------------------------------------------------------------------------------------------------------------------
         NRG Energy Inc. loaned $2,927,991 to Minnesota Methane II LLC under an intercompany short-term borrowing arrangement; due primarily 2012; interest rate prime plus 2%
--------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Minnesota
       MM Burnsville Energy LLC                                     n/a           Methane II LLC                         -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Minnesota
       Suncook Energy LLC                                           n/a           Methane II LLC                         -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  50% Minnesota
       Landfill Power LLC                                           n/a           Methane II LLC                         -
--------------------------------------------------------------------------------------------------------------------------
     Northbrook Energy LLC                                          n/a           50% NEO                        2,599,188
--------------------------------------------------------------------------------------------------------------------------
                                                                                  99% Northbrook Energy
                                                                                  LLC; 1% Omega Energy
       Northbrook Carolina Hydro II LLC                             n/a           LLC                                    -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  99% Northbrook Energy
                                                                                  LLC; 1% Omega Energy
       Northbrook Carolina Hydro LLC                                n/a           LLC                                    -
--------------------------------------------------------------------------------------------------------------------------
     Northbrook New York LLC                                        n/a           30% NEO                       18,336,787
--------------------------------------------------------------------------------------------------------------------------
     Northbrook Acquisition Corp.                                     50          50% NEO                                -
--------------------------------------------------------------------------------------------------------------------------
     STS Hydropower Ltd.                                           1,000          50% NEO                                -
--------------------------------------------------------------------------------------------------------------------------
     Minnesota Methane LLC                                          n/a           50% NEO                       31,833,162
--------------------------------------------------------------------------------------------------------------------------
     MM Albany Energy LLC                                           n/a           50% NEO                          (1)
--------------------------------------------------------------------------------------------------------------------------
     MM Cuyahoga Energy LLC                                         n/a           50% NEO                          (1)
--------------------------------------------------------------------------------------------------------------------------
     MM Hartford Energy LLC                                         n/a           50% NEO                          (1)
--------------------------------------------------------------------------------------------------------------------------
     MM Lopez Energy LLC                                            n/a           50% NEO                          (1)
--------------------------------------------------------------------------------------------------------------------------
     MM Lowell Energy LLC                                           n/a           50% NEO                          (1)
--------------------------------------------------------------------------------------------------------------------------
     MM Prince William Energy LLC                                   n/a           50% NEO                          (1)
--------------------------------------------------------------------------------------------------------------------------
     MM San Diego LLC                                               n/a           50% NEO                          (1)
--------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                               160,024
------------------------------------------------------------------------------------------------------------------------------------
     NEO Phoenix LLC                                           (25,982)   Landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
     NEO Prima Deshecha LLC                                    392,856    Landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
     NEO Riverside LLC                                               -    Landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
     NEO SKB LLC                                                     -    Landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
     NEO Tajiguas LLC                                          429,375    Landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
     NEO Woodville LLC                                          (7,516)   Landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
     MM Ft. Smith Energy LLC                                         -    Landfill gas fueled power generation
------------------------------------------------------------------------------------------------------------------------------------
     NEO MESI LLC*                                                   -    Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                          Owns and operates original 3 NEO/Ziegler landfill gas
     Minnesota Methane II LLC                                  822,299    projects
------------------------------------------------------------------------------------------------------------------------------------
         NRG Energy Inc. loaned $2,927,991 to Minnesota Methane II LLC under an intercompany short-term borrowing arrangement; due primarily 2012; interest rate prime plus 2%
------------------------------------------------------------------------------------------------------------------------------------
                                                                          Landfill gas fueled power generation for Edward Kraemer
       MM Burnsville Energy LLC                                      -    landfill
------------------------------------------------------------------------------------------------------------------------------------
       Suncook Energy LLC                                            -    Landfill gas fueled power generation for Nashua project
------------------------------------------------------------------------------------------------------------------------------------
                                                                          Owns and operates Flying Cloud landfill gas fueled power
       Landfill Power LLC                                            -    generation facility
------------------------------------------------------------------------------------------------------------------------------------
     Northbrook Energy LLC                                   1,299,594    Develops hydroelectric power projects in the U.S.
------------------------------------------------------------------------------------------------------------------------------------
       Northbrook Carolina Hydro II LLC                              -    Hydroelectric power projects in the U.S.
------------------------------------------------------------------------------------------------------------------------------------
       Northbrook Carolina Hydro LLC                                 -    Owns and operates hydroelectric power plants
------------------------------------------------------------------------------------------------------------------------------------
     Northbrook New York LLC                                 5,501,036    Owns 32 MW hydroelectric generation project
------------------------------------------------------------------------------------------------------------------------------------
     Northbrook Acquisition Corp.                                    -    Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
     STS Hydropower Ltd.                                             -    Owns and operates hydroelectric projects
------------------------------------------------------------------------------------------------------------------------------------
     Minnesota Methane LLC                                  15,916,581    Owns and operates 15 landfill gas projects
------------------------------------------------------------------------------------------------------------------------------------
     MM Albany Energy LLC                                       (1)       Landfill gas fueled power generation
------------------------------------------------------------------------------------------------------------------------------------
     MM Cuyahoga Energy LLC                                     (1)       Landfill gas fueled power generation
------------------------------------------------------------------------------------------------------------------------------------
     MM Hartford Energy LLC                                     (1)       Landfill gas fueled power generation
------------------------------------------------------------------------------------------------------------------------------------
     MM Lopez Energy LLC                                        (1)       Landfill gas fueled power generation
------------------------------------------------------------------------------------------------------------------------------------
     MM Lowell Energy LLC                                       (1)       Landfill gas fueled power generation
------------------------------------------------------------------------------------------------------------------------------------
     MM Prince William Energy LLC                               (1)       Landfill gas fueled power generation
------------------------------------------------------------------------------------------------------------------------------------
     MM San Diego LLC                                           (1)       Landfill gas fueled power generation
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
     MM Spokane Energy LLC                                          n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     MM Tacoma LLC                                                  n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     MM Taunton Energy LLC                                          n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     MM Tomoka Farms Energy LLC                                     n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     MM Tulare Energy LLC                                           n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     MM West Covina LLC                                             n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     MM Yolo Power LLC                                              n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     O'Brien Biogas IV LLC                                          n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     Minnesota Methane Holdings LLC*                                n/a           50% NEO                          (1)
----------------------------------------------------------------------------------------------------------------------------------
     MM Biogas Power LLC                                            n/a           50% NEO                       (3,874,306)
----------------------------------------------------------------------------------------------------------------------------------
        NRG Energy loaned $6,610,302 to MM Biogas Power LLC under an intercompany short-term borrowing arrangement; due primarily
          2012; interest rate prime plus 2%
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM Corona Energy LLC                                         n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM Hackensack Energy LLC                                     n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM Nashville Energy LLC                                      n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM Prima Deschecha Energy LLC                                n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM SKB Energy LLC                                            n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM Tajiguas Energy LLC                                       n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM Woodville Energy LLC                                      n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       O'Brien Biogas (Mazzaro) Inc.                                n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM Phoenix Energy LLC                                        n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       MM Riverside LLC                                             n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% MM Biogas
       O'Brien Standby Power Energy Inc.                            n/a           Power LLC                        (1)
----------------------------------------------------------------------------------------------------------------------------------
     NEO Landfill Gas Inc.                                         1,000          100% NEO                      32,016,994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NEO Landfill Gas
       NEO Albany LLC                                               n/a           Inc.                             627,495
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NEO Landfill Gas
       NEO Cuyahoga LLC                                             n/a           Inc.                           1,664,468
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NEO Landfill Gas
       NEO Edgeboro LLC                                             n/a           Inc.                           3,954,787
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NEO Landfill Gas
       NEO Fitchburg LLC                                           2,000          Inc.                            (561,277)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NEO Landfill Gas
       NEO Hartford LLC                                             n/a           Inc.                             102,439
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NEO Landfill Gas
       NEO Lopez Canyon LLC                                         n/a           Inc.                             656,623
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NEO Landfill Gas
       NEO Lowell LLC                                               n/a           Inc.                             (46,664)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
     MM Spokane Energy LLC                                            (1)        Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     MM Tacoma LLC                                                    (1)        Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     MM Taunton Energy LLC                                            (1)        Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     MM Tomoka Farms Energy LLC                                       (1)        Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     MM Tulare Energy LLC                                             (1)        Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     MM West Covina LLC                                               (1)        Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     MM Yolo Power LLC                                                (1)        Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     O'Brien Biogas IV LLC                                            (1)        Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     Minnesota Methane Holdings LLC*                                  (1)        Inactive
----------------------------------------------------------------------------------------------------------------------------------
     MM Biogas Power LLC                                           (1,937,153)   Domestic holding company
----------------------------------------------------------------------------------------------------------------------------------
         NRG Energy loaned $6,610,302 to MM Biogas Power LLC under an intercompany short-term borrowing arrangem  ent; due primarily 2012; interest rate prime plus 2%
----------------------------------------------------------------------------------------------------------------------------------
       MM Corona Energy LLC                                            (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       MM Hackensack Energy LLC                                        (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       MM Nashville Energy LLC                                         (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       MM Prima Deschecha Energy LLC                                   (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       MM SKB Energy LLC                                               (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       MM Tajiguas Energy LLC                                          (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       MM Woodville Energy LLC                                         (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       O'Brien Biogas (Mazzaro) Inc.                                   (1)       Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
       MM Phoenix Energy LLC                                           (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       MM Riverside LLC                                                (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
       O'Brien Standby Power Energy Inc.                               (1)       Landfill gas fueled power generation
----------------------------------------------------------------------------------------------------------------------------------
     NEO Landfill Gas Inc.                                         32,016,994    Domestic holding company
----------------------------------------------------------------------------------------------------------------------------------
       NEO Albany LLC                                                 627,495    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
       NEO Cuyahoga LLC                                             1,664,468    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
       NEO Edgeboro LLC                                             3,954,787    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
       NEO Fitchburg LLC                                             (561,277)   Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
       NEO Hartford LLC                                               102,439    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
       NEO Lopez Canyon LLC                                           656,623    Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------
      NEO Lowell LLC                                                  (46,664)   Landfill gas collection system
----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO San Diego LLC                                                 n/a           Inc.                           3,523,584
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO Prince William LLC                                            n/a           Inc.                             637,035
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO San Diego LLC                                                 n/a           Inc.                                   -
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO Spokane LLC                                                   n/a           Inc.                             456,641
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO Tacoma LLC                                                    n/a           Inc.                             425,501
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO Taunton LLC                                                   n/a           Inc.                             341,526
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO Tomoka Farms LLC                                              n/a           Inc.                             918,860
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO Tulare LLC                                                    n/a           Inc.                            187,703
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO West Covina LLC                                               n/a           Inc.                           3,846,849
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NEO Landfill Gas
     NEO Yolo LLC                                                      n/a           Inc.                             718,822
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy Insurance Ltd.                                              n/a           100% NRG                      (2,506,416)
-----------------------------------------------------------------------------------------------------------------------------
NRG International Services Company                                     n/a           100% NRG                         (63,095)
-----------------------------------------------------------------------------------------------------------------------------
NRG International LLC                                                 1,000          100% NRG                   1,412,465,732
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NRG
   NRG International II Inc.                                           n/a           International LLC                  6,708
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NRG
   NRGenerating III (Gibraltar)*                                       n/a           International LLC             63,723,363
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NRG
   NRGenerating International BV (NRGIBV)                              n/a           International LLC            796,978,653
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NRG
     NRGenerating IV (Gibraltar)                                       n/a           International II Inc.                  -
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     50% NRG International
     Rybnik (Gibraltar)                                                n/a           II Inc.                                -
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% NRG
     European Generating S.a.r.l.                                      n/a           International II Inc.             21,746
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% European
              Rybnik Power BV                                          n/a           Generating S.a.r.l.                  499
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     50% NRG International
                                                                                     LLC, 50% NRG
   Sterling Luxumbourg (No. 4) S.a.r.l.                              15,913          International II Inc.            135,320
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% Sterling
                                                                                     Luxumbourg (No. 4)
     Sterling Luxembourg (No. 3) S.a.r.l.                           135,261          S.a.r.l.                       1,039,335
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     100% Sterling
                                                                                     Luxumbourg (No. 4)
     Flinders Power Finance Pty Ltd.                                     59          S.a.r.l.                          (6,098)
-----------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
     NEO San Diego LLC                                  3,523,584    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO Prince William LLC                               637,035    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO San Diego LLC                                          -    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO Spokane LLC                                      456,641    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO Tacoma LLC                                       425,501    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO Taunton LLC                                      341,526    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO Tomoka Farms LLC                                 918,860    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO Tulare LLC                                       187,703    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO West Covina LLC                                  187,703    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
     NEO Yolo LLC                                         718,822    Landfill gas collection system
---------------------------------------------------------------------------------------------------------------------------------
NRG Energy Insurance Ltd.                              (2,506,416)   Insurance captive company
---------------------------------------------------------------------------------------------------------------------------------
                                                                     Holds service agreements with expatriates and international
NRG International Services Company                        (63,095)   consultants
---------------------------------------------------------------------------------------------------------------------------------
NRG International LLC                               1,412,465,732    Domestic holding company
---------------------------------------------------------------------------------------------------------------------------------
   NRG International II Inc.                                6,708    Domestic holding company
---------------------------------------------------------------------------------------------------------------------------------
   NRGenerating III (Gibraltar)*                       63,723,363    Inactive
---------------------------------------------------------------------------------------------------------------------------------
   NRGenerating International BV (NRGIBV)             796,978,653    Dutch holding company
---------------------------------------------------------------------------------------------------------------------------------
                                                                     Entity formed to assist with the Foreign Reorg holding
     NRGenerating IV (Gibraltar)                                -    structure
---------------------------------------------------------------------------------------------------------------------------------
     Rybnik (Gibraltar)                                         -    Dormant foreign holding company
---------------------------------------------------------------------------------------------------------------------------------
     European Generating S.a.r.l.                          21,746    Project holding company for Rybnik project
---------------------------------------------------------------------------------------------------------------------------------
              Rybnik Power BV                                 499    International holding company
---------------------------------------------------------------------------------------------------------------------------------
   Sterling Luxumbourg (No. 4) S.a.r.l.                   135,320    Formed as a part of the Sterling holding structure in the UK
---------------------------------------------------------------------------------------------------------------------------------
                                                                     Finance company borrowing funds for Killingholme for
     Sterling Luxembourg (No. 3) S.a.r.l.               1,039,335    original acquisition
---------------------------------------------------------------------------------------------------------------------------------
     Flinders Power Finance Pty Ltd.                       (6,098)   Finance company borrowing funds for Flinders business
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRG
     NRG International III Inc.                                  3,012,062        International LLC              3,696,583
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  99% NRG International
                                                                                  III Inc., 1% Temmes
       NRG International Holdings GmbH                              12,062        Mgmt Svcs BV                      15,938
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRG
                                                                                  International Holdings
                NRG Andean Development Ltd.                         n/a           GmbH                             347,370
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  99% NRG International
                                                                                  Inc., 1% Temmes
       NRG International Holdings (No. 2) GmbH                      n/a           Mgmt Svcs BV                      16,144
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  50% NRG International
                                                                                  Holdings (No. 2)
                TermoRio SA                                         n/a           GmbH                                (1)
------------------------------------------------------------------------------------------------------------------------------------
                     NRGenerating Luxembourg (No. 2) S.a.r.l. loaned TermoRio SA $63,723,362 under an intercompany long-term borrowing arrangement; due 20 yrs after plant is operational; interest rate 19.5%
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRG
       NRGenerating Holdings (No. 4) GmbH                           n/a           International LLC                 15,203
------------------------------------------------------------------------------------------------------------------------------------
       NRGenerating Holdings (No. 24) BV                            n/a           100% NRGIBV                            -
------------------------------------------------------------------------------------------------------------------------------------
       NRG Energy Development GmbH                                  n/a           100% NRGIBV                       60,275
------------------------------------------------------------------------------------------------------------------------------------
       NRG Energy PL Sp. z.o.o.                                     12,966        100% NRGIBV                       20,380
------------------------------------------------------------------------------------------------------------------------------------
       NRG Energy Ltd.                                              n/a           100% NRGIBV                      690,091
------------------------------------------------------------------------------------------------------------------------------------
       NRGenerating Holdings (No. 15) BV                             1,591        100% NRGIBV                  272,338,759
------------------------------------------------------------------------------------------------------------------------------------
       Interenergy Limited*                                         n/a           49% NRGIBV                             -
------------------------------------------------------------------------------------------------------------------------------------
       NRGenerating Holdings GmbH                                   n/a           100% NRGIBV                   27,611,427
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
                NRG Caymans-C                                       n/a           Holdings GmbH                  6,197,244
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American Power I-C LDC         n/a           25% NRG Caymans-C             15,047,864
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American Power II-C LDC        n/a           25% NRG Caymans-C              9,736,064
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
                NRG Caymans-P                                       n/a           Holdings GmbH                 21,529,414
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American Power I-P LDC         n/a           25% NRG Caymans-P             78,186,328
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American
                       Power II-Corporation A                       n/a           00064% NRG Caymans-P               2,524
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American
                       Power II-Corporation B                       n/a           00064% NRG Caymans-P               2,524
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American Power II-P LDC        n/a           4.46% NRG Caymans-P           44,458,117
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
                NRG Caymans Company                                 n/a           Holdings GmbH                  2,517,105
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  20% NRG Caymans
                       Croatia Power Group                          n/a           Company                                -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  23.58% NRG Caymans
                       Central and Eastern Europe Power Fund Ltd.   n/a           Company                       10,674,741
------------------------------------------------------------------------------------------------------------------------------------
                                 Polish Energy Partners SA (PEP)    n/a           41% Central and

------------------------------------------------------------------------------------------------------------------------------------
     NRG International III Inc.                                     3,696,583    Domestic holding company - Dutch restructuring
------------------------------------------------------------------------------------------------------------------------------------
       NRG International Holdings GmbH                                 15,938    Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
                NRG Andean Development Ltd.                           347,370    Development office for Andean region
------------------------------------------------------------------------------------------------------------------------------------
       NRG International Holdings (No. 2) GmbH                         16,144    Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
                TermoRio SA                                              (1)     1040 MW gas-fired cogeneration project in Brazil
------------------------------------------------------------------------------------------------------------------------------------
                     NRGenerating Luxembourg (No. 2) S.a.r.l. loaned TermoRio SA $63,723,362 under an intercompany long-term borrowing arrangement; due 20 yrs after plant is operational; interest rate 19.5%
------------------------------------------------------------------------------------------------------------------------------------
       NRGenerating Holdings (No. 4) GmbH                              15,203    Dormant Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Former owner of pwerGen's 1/3 interest in Schkopau
     NRGenerating Holdings (No. 24) BV                                      -    and Mibrag
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Provides international business development
       NRG Energy Development GmbH                                     60,275    services in Europe
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Provides international business development
       NRG Energy PL Sp. z.o.o.                                        20,380    services in Poland
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Provides international business development
       NRG Energy Ltd.                                                690,091    services in Europe
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Dutch holding company registered to do business in
       NRGenerating Holdings (No. 15) BV                          272,338,759    England
------------------------------------------------------------------------------------------------------------------------------------
       Interenergy Limited*                                                 -    Inactive
------------------------------------------------------------------------------------------------------------------------------------
       NRGenerating Holdings GmbH                                  27,611,427    Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Cayman Islands holding company (corporation
                NRG Caymans-C                                       6,197,244    interests)
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American Power I-C LDC         3,761,966    Investment company
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American Power II-C LDC        2,434,016    Investment company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Cayman Islands holding company (partnership
                NRG Caymans-P                                      21,529,414    interest)
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American Power I-P LDC        19,546,582    Investment company
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American
                       Power II-Corporation A                             631    Investment company
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American
                       Power II-Corporation B                             631    Investment company
------------------------------------------------------------------------------------------------------------------------------------
                       Scudder Latin American Power II-P LDC        1,982,832    Investment company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Cayman Islands holding company for Croatia Power
                NRG Caymans Company                                 2,517,105    Group
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Holds interest in 190 MW electric power generation
                       Croatia Power Group                                  -    project
------------------------------------------------------------------------------------------------------------------------------------
                       Central and Eastern Europe Power Fund Ltd.   2,517,104    Investment vehicle for power generation projects
------------------------------------------------------------------------------------------------------------------------------------
                                 Polish Energy Partners SA (PEP)                 Invests in cogeneration projects with Poland

                                                                                  Eastern Europe Power
                                                                                  Fund Ltd.                              -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
         Sterling Luxembourg (No. 1) S.a.r.l.                     14,481          Holdings (No. 15) BV         272,246,871
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Sterling
                                                                                  Luxembourg (No. 1)
                NRGenerating Ltd.                                      3          S.a.r.l.                     129,560,467
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
                          NRG Pensions Limited                      n/a           Ltd.                             (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
                          NRGenerating Energy Trading Ltd.             3          Ltd.                             138,483
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
                          Killingholme Holdings Limited             n/a           Ltd.                         129,558,778
------------------------------------------------------------------------------------------------------------------------------------
                                 Killingholme Generation                          100% Killingholme
                                 Limited                           1,593          Holdings Limited             126,489,276
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Killingholme
                                 Killingholme Power Limited         n/a           Generation Limited           214,752,183
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Sterling
                                                                                  Luxembourg (No. 1)
                Sterling Luxembourg (No. 2) S.a.r.l.              14,401          S.a.r.l.                     152,377,221
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Sterling
                                                                                  Luxembourg (No. 2)
                          Sterling (Gibraltar)                       161          S.a.r.l.                               -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Sterling
                          Sterling Luxembourg (No. 2)               n/a           Luxembourg (No. 2)
                          S.a.r.l. Swiss Branch                                   S.a.r.l.                     178,024,661
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Luxembourg (No. 1) S.a.r.l.                63,216,034          100% NRGIBV                  368,050,846
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
                                                                                  Luxembourg (No. 1)
         NRGenerating II (Gibraltar)                                n/a           S.a.r.l.                               -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  14% NRGenerating
                                                                                  Luxembourg (No. 1)
                                                                                  S.a.r.l., 86%
                                                                                  NRGenerating
                                                                                  Luxembourg (No. 2)
         Csepel Luxembourg S.a.r.l.                                 n/a           S.a.r.l.                       2,845,939
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Csepel
                NRGenerating (Gibraltar)                             183          Luxembourg S.a.r.l.                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  99% NRGenerating
                                                                                  Luxembourg (No. 1)
                                                                                  S.a.r.l., 1%
                                                                                  NRGenerating
                                                                                  Luxembourg (No. 2)
         NRG do Brasil Ltda.                                        n/a           S.a.r.l.                          46,065
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRGenerating
                                                                                  Luxembourg (No. 1)
         NRGenerating Holdings (No. 3) GmbH                         n/a           S.a.r.l.                      27,532,425
------------------------------------------------------------------------------------------------------------------------------------
         Eastern Generation Services (India) Private Limited        n/a           100% NRGenerating

                                                                            -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Entity formed to hold Luxco2
         Sterling Luxembourg (No. 1) S.a.r.l.                     272,246,871
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 UK holding company for Killingholme structure in
                NRGenerating Ltd.                                 129,560,467    England
------------------------------------------------------------------------------------------------------------------------------------
                          NRG Pensions Limited                        (1)        Entity to hold pensions for UK employees
------------------------------------------------------------------------------------------------------------------------------------
                          NRGenerating Energy Trading Ltd.            138,483    International power marketing entity
------------------------------------------------------------------------------------------------------------------------------------
                          Killingholme Holdings Limited           129,558,778    Holding company
------------------------------------------------------------------------------------------------------------------------------------
                                 Killingholme Generation                         Project company for Killingholme Power Station
                                 Limited                          126,489,276
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Project company for 665 MW gas-fired Killingholme A
                                 Killingholme Power Limited       214,752,183    combined-cycle, gas-turbine power station
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Holding company which held loans to Killingholme
                Sterling Luxembourg (No. 2) S.a.r.l.              152,377,221    project
------------------------------------------------------------------------------------------------------------------------------------
                          Sterling (Gibraltar)                              -    Entity formed to assist with NRGenerating, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
                          Sterling Luxembourg (No. 2)                            Holding company which held loans to Killingholme
                          S.a.r.l. Swiss Branch                   178,024,661    project
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Luxembourg (No. 1) S.a.r.l.                    368,050,846    Luxembourg holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Gibraltar entity formed to assist with NRGIBV/
         NRGenerating II (Gibraltar)                                        -    Australian holding structure through Luxembourg
------------------------------------------------------------------------------------------------------------------------------------
         Csepel Luxembourg S.a.r.l.                                 2,845,939    Luxembourg holding company
------------------------------------------------------------------------------------------------------------------------------------
                NRGenerating (Gibraltar)                                    -    Formed to assist with NRGIBV
------------------------------------------------------------------------------------------------------------------------------------
         NRG do Brasil Ltda.                                           46,065    Brazilian development office
------------------------------------------------------------------------------------------------------------------------------------
         NRGenerating Holdings (No. 3) GmbH                        27,532,425    Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
         Eastern Generation Services (India) Private Limited                     O&M entity for 355 MW Lanco Kondapalli Power Plant

------------------------------------------------------------------------------------------------------------------------------------
                                                                                Luxembourg (No. 1)
                                                                                S.a.r.l.                         812,059
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                                                                                Luxembourg (No. 1)
         Empressa de Generacion Electrica Cahua SA            31,943,259        S.a.r.l.                      33,152,938
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                                                                                Luxembourg (No. 1)
         NRG WEB Mauritius Ltd                                    n/a           S.a.r.l.                      23,600,817
------------------------------------------------------------------------------------------------------------------------------------
                                                                                30% NRG WEB
                Lanco Konapalli Power Pvt Ltd.                    n/a           Mauritius Ltd                          -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                                                                                Luxembourg (No. 1)
         NRGenerating Luxembourg (No. 4) S.a.r.l.                 n/a           S.a.r.l.                       6,076,026
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                                                                                Luxembourg (No. 4)
                NRGenerating Luxembourg (No. 5) S.a.r.l.          n/a           S.a.r.l.                            (133)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                          NRGenerating Luxembourg (No. 5)         n/a           Luxembourg (No. 5)
                          S.a.r.l. Swiss Branch                                 S.a.r.l.                               -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                                                                                Luxembourg (No. 1)
         NRGenerating Holdings (No. 2) GmbH                       59,311        S.a.r.l.                      38,936,802
------------------------------------------------------------------------------------------------------------------------------------
                                                                                50% NRGenerating
                                                                                Holdings (No. 2) GmbH,
                                                                                25% Flinders Labuan 1,
                Flinders Power Partnership                        n/a           25% Flinders Labuan 2         72,661,549
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% Flinders Power
                          Flinders Coal Pty Ltd.                  n/a           Partnership                      (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% Flinders Power
                          Flinders Osborne Trading Pty Ltd.           59        Partnership                    2,423,590
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                                                                                Holdings (No. 2)
                Flinders Labuan (No. 1) Ltd.                      29,591        GmbH                           8,830,424
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                                                                                Holdings (No. 2)
                Flinders Labuan (No. 2) Ltd.                      29,591        GmbH                           8,830,424
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                                                                                Luxembourg (No. 1)
         NRGenerating Luxembourg (No. 2) S.a.r.l.                 12,470        S.a.r.l.                     291,178,093
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
                NRGenerating Luxembourg (No. 2) S.a.r.l.                        Luxembourg (No. 2)
                Swiss Branch                                      n/a           S.a.r.l.                               -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                75% NRGenerating
                                                                                Luxembourg (No. 2)
                                                                                S.a.r.l., 22.5%
                                                                                NRGenerating
                                                                                Luxembourg (No. 1)
                Energia Pacasmayo SA                          13,792,444        S.a.r.l.                      14,817,630
------------------------------------------------------------------------------------------------------------------------------------
      Brimsdown Power Limited                                     n/a           50% NRGIBV                       115,458
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                      812,059
------------------------------------------------------------------------------------------------------------------------------------
         Empressa de Generacion Electrica Cahua SA                 33,152,938    Owner of 45 MW Hydroelectric generation in Peru
------------------------------------------------------------------------------------------------------------------------------------
         NRG WEB Mauritius Ltd                                     23,600,817    Holding company for Kondapalli project
------------------------------------------------------------------------------------------------------------------------------------
                Lanco Konapalli Power Pvt Ltd.                              -    355 MW Lanco Kondapalli Power Plant
------------------------------------------------------------------------------------------------------------------------------------
         NRGenerating Luxembourg (No. 4) S.a.r.l.                   6,076,026    Luxembourg holding company
------------------------------------------------------------------------------------------------------------------------------------
                NRGenerating Luxembourg (No. 5) S.a.r.l.                 (133)   Luxembourg holding company
------------------------------------------------------------------------------------------------------------------------------------
                          NRGenerating Luxembourg (No. 5)                   -    Luxcembourg holding company
------------------------------------------------------------------------------------------------------------------------------------
         NRGenerating Holdings (No. 2) GmbH                        38,936,802    Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Unincorporated partnership of 3 companies in
                Flinders Power Partnership                         72,661,549    Australia
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Entity which holds title to the right to mine at
                          Flinders Coal Pty Ltd.                      (1)        Leigh Creek Coalfields
------------------------------------------------------------------------------------------------------------------------------------
                          Flinders Osborne Trading Pty Ltd.         2,423,590    Trading entity for gas supply
------------------------------------------------------------------------------------------------------------------------------------
                Flinders Labuan (No. 1) Ltd.                        8,830,424    Holding company
------------------------------------------------------------------------------------------------------------------------------------
                Flinders Labuan (No. 2) Ltd.                        8,830,424    Holding company
------------------------------------------------------------------------------------------------------------------------------------
         NRGenerating Luxembourg (No. 2) S.a.r.l.                 291,178,093    Luxembourg holding company
------------------------------------------------------------------------------------------------------------------------------------
                NRGenerating Luxembourg (No. 2) S.a.r.l.
                Swiss Branch                                                -    Holds shareholder loans to Flinders project
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Owner of 38 MW hydroelectric facility; 22.5 MW
                                                                                 diesel power plant; and several mini hydro
                Energia Pacasmayo SA                               14,817,630    facilities totaling 5.6 MW
------------------------------------------------------------------------------------------------------------------------------------
      Brimsdown Power Limited                                          57,729    Project company for peaking unit
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 11) BV                           n/a           100% NRGIBV                   (4,659,415)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
         Wainstones Power Limited                                 n/a           Holdings (No. 11) BV             348,610
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 13) BV                           n/a           100% NRGIBV                          570
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
         Langage Energy Park Limited                              n/a           Holdings (No. 13) BV           3,237,714
------------------------------------------------------------------------------------------------------------------------------------
      Sachsen Holding BV                                          n/a           100% NRGIBV                   (5,623,510)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                45% Sachsen Holding
         PT Dayalistrik Pratama                                   n/a           BV                               (1)
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 7) BV*                           n/a           100% NRGIBV                          570
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 8) BV*                           n/a           100% NRGIBV                          570
------------------------------------------------------------------------------------------------------------------------------------
                                                                                95% NRGenerating
                                                                                Holdings (No. 7) BV; 5%
                                                                                NRGenerating Holdings
         P.T. NRG West Java                                       n/a           (No. 8) BV                             -
------------------------------------------------------------------------------------------------------------------------------------
      Enfield Holdings BV                                         n/a           50% NRGIBV                             -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                50% Enfield
         Enfield Energy Centre Limited                           5,000          Holdings BV                      above
------------------------------------------------------------------------------------------------------------------------------------
                                                                                50% & .1% Profit Enfield
                                                                                Energy Centre Limited,
                                                                                16.3% NRG International
                Enfield Operations LLC                            n/a           LLC                              above
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% Enfield
                          Enfield Operations (UK) Limited         n/a           Operations LLC                   above
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% Enfield Holdings
         NR (Gibraltar)                                           n/a           BV                                     -
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 4) BV                            n/a           100% NRGIBV                   56,489,118
------------------------------------------------------------------------------------------------------------------------------------
                                                                                25.37% NRGenerating
         Loy Yang Power Management Pty Ltd.                       n/a           Holdings (No. 4) BV              (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                25.37% NRGenerating
         Loy Yang Power Partners                                  n/a           Holdings (No. 4) BV                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                25.37% NRGenerating
         Loy Yang Power Projects Pty Ltd.                         n/a           Holdings (No. 4) BV              (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
         Gunwale BV                                               n/a           Holdings (No. 4) BV                1,585
------------------------------------------------------------------------------------------------------------------------------------
      Sunshine State Power (No. 2) BV                             n/a           100% NRGIBV                   21,864,789
------------------------------------------------------------------------------------------------------------------------------------
      Sunshine State Power BV                                     n/a           100% NRGIBV                   24,996,721
------------------------------------------------------------------------------------------------------------------------------------
                                                                                20% Sunshine State
                                                                                Power BV, 17.5%
                                                                                Sunshine State Power
         Gladstone Power Station Joint Venture                    n/a           (No. 2) BV                             -
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 11) BV                            (4,659,415)  Will own assets for Langage Energy Park project
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Will build, own and operate 800 MW combined cycle
         Wainstones Power Limited                                     348,610   gas turbine power plant on greenfield site
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 13) BV                                   570   Will own land for power plant on greenfield site
------------------------------------------------------------------------------------------------------------------------------------
         Langage Energy Park Limited                                3,237,714   Will own land for project in Plymouth, England
------------------------------------------------------------------------------------------------------------------------------------
      Sachsen Holding BV                                           (5,623,510)  Dutch holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Will own and construct West Java coal-fired power
         PT Dayalistrik Pratama                                            (1)  plant
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 7) BV*                                   570   Inactive
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 8) BV*                                   570   Inactive
------------------------------------------------------------------------------------------------------------------------------------
         P.T. NRG West Java                                                 -   O&M company for West Java
------------------------------------------------------------------------------------------------------------------------------------
      Enfield Holdings BV                                                   -   International holding company
------------------------------------------------------------------------------------------------------------------------------------
         Enfield Energy Centre Limited                                above     Owns gas fired power plant
------------------------------------------------------------------------------------------------------------------------------------
                Enfield Operations LLC                                above     Operates gas fired power plant
------------------------------------------------------------------------------------------------------------------------------------
                          Enfield Operations (UK) Limited             above     Holds employees for Enfield Operations
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Inactive company utilized during the
         NR (Gibraltar)                                                     -   Enfield transactions in England
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 4) BV                             56,489,118   Dutch holding company
------------------------------------------------------------------------------------------------------------------------------------
         Loy Yang Power Management Pty Ltd.                                (1)  Operates coal fired power plant
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Name of Partnership for owners of coal fired power
         Loy Yang Power Partners                                            -   plant
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Provides technical services to coal fired power
         Loy Yang Power Projects Pty Ltd.                                  (1)  plant
------------------------------------------------------------------------------------------------------------------------------------
         Gunwale BV                                                     1,585   Holds shares in NRGenerating Holdings (No. 4)
------------------------------------------------------------------------------------------------------------------------------------
      Sunshine State Power (No. 2) BV                              21,864,789   Dutch holding company
------------------------------------------------------------------------------------------------------------------------------------
      Sunshine State Power BV                                      24,996,721   Dutch holding company
------------------------------------------------------------------------------------------------------------------------------------
         Gladstone Power Station Joint Venture                              -   Owns Gladstone coal fired plant
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
      NRG Victoria I Pty Ltd.                                     n/a           100% NRGIBV                   23,804,059
-------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRG Victoria I
         NRG Victoria II Pty Ltd.                                 n/a           Pty Ltd.                       3,175,003
-------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRG Victoria I
         NRG Australia Holdings (No.4) Pty Ltd.                   n/a           Pty Ltd.                               -
-------------------------------------------------------------------------------------------------------------------------------
                                                                                66.67% NRG Victoria II
                                                                                Pty Ltd, 33.33% NRG
                NRG Victoria III Pty Ltd.                         n/a           Victoria I Pty Ltd.           43,747,875
-------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRG Victoria I
         NRG Flinders Operating Services Pty Ltd.                 59            Pty Ltd.                      (4,986,588)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRG Victoria I
         NRG Gladstone Operating Services Pty Ltd.                741           Pty Ltd.                       2,345,348
-------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRG Gladstone
                                                                                Operating Services Pty
                NRG Gladstone Superannuation Pty Ltd.             n/a           Ltd.                             (1)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRG Victoria I
         NRG Collinsville Operating Services Pty Ltd.            1,000          Pty Ltd.                         432,189
-------------------------------------------------------------------------------------------------------------------------------
      Saale Energie Services GmbH                                 n/a           100% NRGIBV                      439,345
-------------------------------------------------------------------------------------------------------------------------------
      Saale Energie GmbH                                          n/a           100% NRGIBV                  120,418,440
-------------------------------------------------------------------------------------------------------------------------------
        NRG Energy loaned $86,245,740 to Saale Energie GmbH under an intercompany short-term borrowing arrangement; indefinite maturity date; interest rate 4.75%-7.79%
-------------------------------------------------------------------------------------------------------------------------------
                                                                                41.1% Saale Energie
    Kraftwerk Schkopau GbR                                        n/a           GmbH                                   -
-------------------------------------------------------------------------------------------------------------------------------
                                                                                44.4% Saale Energie
         Kraftwerk Schkopau Betriebsgesellschaft mbH              n/a           GmbH                                   -
-------------------------------------------------------------------------------------------------------------------------------
      Lambique Beheer BV                                          n/a           100% NRGIBV                  129,074,512
-------------------------------------------------------------------------------------------------------------------------------
                                                                                50% Lambique Beheer
         MIBRAG BV                                                n/a           BV                                     -
-------------------------------------------------------------------------------------------------------------------------------
                Mitteldeutsche Braunkohlengesellschaft mbH        n/a           100% MIBRAG BV                  above
-------------------------------------------------------------------------------------------------------------------------------
                                                                                100% Mitteldeutsche
                          Montan Bildungs und                                   Braunkohlengesellschaft
                          Entwicklungsgesellschaft mbH            n/a           mbH                                    -
-------------------------------------------------------------------------------------------------------------------------------
                          MIBRAG Industriekraftwerke Betriebs                   99% Mitteldeutsche; 1%
                          GmbH                                    n/a           MIBRAG BV                              -
-------------------------------------------------------------------------------------------------------------------------------
                          MIBRAG Industriekraftwerke                            99% Mitteldeutsche; 1%
                          Vertriebsgesellschaft GmbH              n/a           MIBRAG BV                              -
-------------------------------------------------------------------------------------------------------------------------------
                          MIBRAG Industriekraftwerke                            100% Mitteldeutsche
                          Vermogensverwaltungs und                              Braunkohlengesellschaft
                          Beteligungs GmbH                        n/a           mbH                                    -
-------------------------------------------------------------------------------------------------------------------------------
                                                                                1.016% Mitteldeutsche
                                                                                Braunkohlengesellschaft
                                 MIBRAG Industriekraftwerke                     mbH; 99.938% German
                                 GmbH & Co KG                     n/a           Tax Lease Investors                    -
-------------------------------------------------------------------------------------------------------------------------------
                                                                                100% Mitteldeutsche
                                                                                Braunkohlengesellschaft
                          Gala - Mibrag - Services GmbH           n/a           mbH                                    -
-------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      NRG Victoria I Pty Ltd.                                       23,804,059    International holding company
------------------------------------------------------------------------------------------------------------------------------------
         NRG Victoria II Pty Ltd.                                    3,175,003    International holding company
------------------------------------------------------------------------------------------------------------------------------------
         NRG Australia Holdings (No.4) Pty Ltd.                              -    Static shelf company for EDL project
------------------------------------------------------------------------------------------------------------------------------------
                NRG Victoria III Pty Ltd.                           43,747,875    International holding company
------------------------------------------------------------------------------------------------------------------------------------
         NRG Flinders Operating Services Pty Ltd.                   (4,986,588)   Operating entity for NRG Flinders business
------------------------------------------------------------------------------------------------------------------------------------
         NRG Gladstone Operating Services Pty Ltd.                   2,345,348    Operates coal fired power plant
------------------------------------------------------------------------------------------------------------------------------------
                NRG Gladstone Superannuation Pty Ltd.                       (1)   Holds pension assets for employees of Gladstone
------------------------------------------------------------------------------------------------------------------------------------
         NRG Collinsville Operating Services Pty Ltd.                  432,189    International holding company
------------------------------------------------------------------------------------------------------------------------------------
      Saale Energie Services GmbH                                      439,345    Provides consulting services to MIBRAG
------------------------------------------------------------------------------------------------------------------------------------
      Saale Energie GmbH                                           120,418,440    German holding company
------------------------------------------------------------------------------------------------------------------------------------
         NRG Energy loaned $86,245,740 to Saale Energie GmbH under an intercompany short-term borrowing arrangement; indefinite maturity date; interest rate 4.75%-7.79%
------------------------------------------------------------------------------------------------------------------------------------
         Kraftwerk Schkopau GbR                                              -    Owns Schkopau coal fired power plant assets
------------------------------------------------------------------------------------------------------------------------------------
         Kraftwerk Schkopau Betriebsgesellschaft mbH                         -    Operates Schkopau coal fired plant
------------------------------------------------------------------------------------------------------------------------------------
      Lambique Beheer BV                                           129,074,512    International holding company
------------------------------------------------------------------------------------------------------------------------------------
         MIBRAG BV                                                           -    Owns 99% coal mines and coal fired power plants
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Operates MIBRAG coal mines and coal fired power
                Mitteldeutsche Braunkohlengesellschaft mbH            above       plants
------------------------------------------------------------------------------------------------------------------------------------
                          Montan Bildungs und                                     Project management of mining, environmental
                          Entwicklungsgesellschaft mbH                       -    protection, and related infrastructure measures
------------------------------------------------------------------------------------------------------------------------------------
                          MIBRAG Industriekraftwerke Betriebs
                          GmbH                                               -    Management of the brown coal power plants
------------------------------------------------------------------------------------------------------------------------------------
                          MIBRAG Industriekraftwerke
                          Vertriebsgesellschaft GmbH                         -    Sales of electric power and heat
------------------------------------------------------------------------------------------------------------------------------------
                          MIBRAG Industriekraftwerke                              Acquisition and administration of participations
                          Vermogensverwaltungs und                                and takeover of management obligations and rights
                          Beteligungs GmbH                                   -    of other companies
------------------------------------------------------------------------------------------------------------------------------------
                                 MIBRAG Industriekraftwerke
                                 GmbH & Co KG                                -    Owns and operates the brown power plants
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Demolition, reconstruction, recycling,
                          Gala - Mibrag - Services GmbH                      -    landscaping, and recultivation
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                33% Mitteldeutsche
                                                                                Braunkohlengesellschaft
                          RBV Brennstoffvertrieb GmbH             n/a           mbH                                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                25% Mitteldeutsche
                                                                                Braunkohlengesellschaft
                          Ingenieurburo fur Grundwasser GmbH      n/a           mbH                                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                49% Mitteldeutsche
                                                                                Braunkohlengesellschaft
                          Fernwarme GmbH HohenmoisenWebau         n/a           mbH                                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                50% Mitteldeutsche
                                                                                Braunkohlengesellschaft
                          Grobener Logistik GmbH                  n/a           mbH                                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                50% Mitteldeutsche
                          MUEG Mitteldeutsche                                   Braunkohlengesellschaft
                          UmweltEntsorgung GmbH (MUEG)            n/a           mbH                                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                25.1% Mitteldeutsche
                                                                                Braunkohlengesellschaft
                          RWE Umwelt Westsachsen GmbH             n/a           mbH                                    -
------------------------------------------------------------------------------------------------------------------------------------
      Kladno Power (No. 1) BV                                     n/a           100% NRGIBV                   (4,518,726)
------------------------------------------------------------------------------------------------------------------------------------
         NRG Energy Inc. loaned Kladno Power (No. 1) BV $2,442,116 under an intercompany short-term borrowing arrangement; due
           January 2003; interest rate 6%
------------------------------------------------------------------------------------------------------------------------------------
                                                                                44.26% Kladno Power
         Energeticke Centrum Kladno s.r.o.                        n/a           (No. 1) BV                             -
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 5) BV                            n/a           100% NRGIBV                        3,916
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
         NRG Energeticke Provoz s.r.o.                            n/a           Holdings (No. 5) BV                    -
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 3) BV*                           n/a           100% NRGIBV                        1,665
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 6) BV*                           n/a           100% NRGIBV                          570
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 14) BV                           n/a           100% NRGIBV                          570
------------------------------------------------------------------------------------------------------------------------------------
      OU Nrg Energy Est                                           n/a           100% NRGIBV                       35,428
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 16) BV*                          n/a           100% NRGIBV                          570
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 18) BV                           n/a           100% NRGIBV                            -
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 19) BV                           n/a           100% NRGIBV                   (2,220,890)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                100% NRGenerating
         NRG Taiwan Holdings Company Limited                      n/a           Holdings (No. 19) BV          49,278,099
------------------------------------------------------------------------------------------------------------------------------------
                                                                                61.36% NRG Taiwan
                                                                                Holdings Company
                                                                                Limited, 38.64% Publicly
                Hsin Yu Energy Development Co. Ltd.               n/a           Held                          (89,476,631)
------------------------------------------------------------------------------------------------------------------------------------
      Entrade Holdings BV                                         n/a           100% NRGIBV                      (110,929)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                          RBV Brennstoffvertrieb GmbH                        -   Market briquettes
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Engineering in water management, geology, mining
                          Ingenieurburo fur Grundwasser GmbH                 -   remediation of hazardous material
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Heat supply and sales to private and government
                          Fernwarme GmbH HohenmoisenWebau                    -   customers
------------------------------------------------------------------------------------------------------------------------------------
                          Grobener Logistik GmbH                             -   Transport services and trade
------------------------------------------------------------------------------------------------------------------------------------
                          MUEG Mitteldeutsche                                    Coordination of waste disposal activities in the
                          UmweltEntsorgung GmbH (MUEG)                       -   central German brown coal area
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Preparation, construction and operation of waste
                          RWE Umwelt Westsachsen GmbH                        -   disposal sites
------------------------------------------------------------------------------------------------------------------------------------
      Kladno Power (No. 1) BV                                       (4,518,726)  International holding company
------------------------------------------------------------------------------------------------------------------------------------
        NRG Energy Inc. loaned Kladno Power (No. 1) BV $2,442,116 under an intercompany short-term borrowing arrangement; due
          January 2003; interest rate 6%
------------------------------------------------------------------------------------------------------------------------------------
         Energeticke Centrum Kladno s.r.o.                                   -   Owns existing coal fired plant in Czech Republic

------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 5) BV                                   3,916   Dutch holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 O&M company for coal fired power plants in Czech
         NRG Energeticke Provoz s.r.o.                                       -   Republic
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 3) BV*                                  1,665   Inactive
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 6) BV*                                    570   Inactive
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 14) BV                                    570   International holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Provides international business development
                                                                                 services in Estonia, is in process of being
      OU Nrg Energy Est                                                 35,428   dissolved
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 16) BV*                                   570   Inactive
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 18) BV                                      -   International holding company
------------------------------------------------------------------------------------------------------------------------------------
      NRGenerating Holdings (No. 19) BV                             (2,220,890)  International holding company
------------------------------------------------------------------------------------------------------------------------------------
         NRG Taiwan Holdings Company Limited                        49,278,099   Taiwan holding company
------------------------------------------------------------------------------------------------------------------------------------
                Hsin Yu Energy Development Co. Ltd.                (54,902,861)  Owner of 170 MW cogeneration facility
------------------------------------------------------------------------------------------------------------------------------------
      Entrade Holdings BV                                             (110,929)  International holding company
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% Entrade Holdings
              Kladno Power (No. 2) BV                                       n/a       BV                       (1,784,175)
-------------------------------------------------------------------------------------------------------------------------
                     NRG Energy Inc. loaned Kladno Power (No. 2) BV $46,800,928 under an intercompany short-term borrowing arrangement; due January 2003; non-interest bearing
-------------------------------------------------------------------------------------------------------------------------
                                                                                      50% Kladno Power
                     Matra Powerplant Holding BV                            n/a       (No. 2) BV                        -
-------------------------------------------------------------------------------------------------------------------------
                                                                                      89% Matra Powerplant
                               ECK Generating s.r.o.                        n/a       Holding BV                        -
-------------------------------------------------------------------------------------------------------------------------
     NRG Energy Development BV                                              n/a       100% NRGIBV                 (39,134)
-------------------------------------------------------------------------------------------------------------------------
     NRGenerating Rupali BV*                                                n/a       100% NRGIBV                   1,901
-------------------------------------------------------------------------------------------------------------------------
     Kiksis BV*                                                             n/a       100% NRGIBV                   1,665
-------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 23) BV*                                          n/a       100% NRG                     10,570
-------------------------------------------------------------------------------------------------------------------------
     Cobee Holdings LLC                                                     n/a       100% NRGIBV             160,073,959
-------------------------------------------------------------------------------------------------------------------------
                                                                                      50% Cobee Holdings
                                                                                      LLC, 50% NRGenerating
                                                                                      Luxembourg (No. 1)
   NRGenerating Luxembourg (No. 6) S.a.r.l.                                  12,000   S.a.r.l.                236,757,614
-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% NRGenerating
                                                                                      Luxembourg (No. 6)
     NRGenerating Luxembourg (No. 6) S.a.r.l. Swiss Branch                  n/a       S.a.r.l.                          -
-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% NRGenerating
                                                                                      Luxembourg (No. 6)
     NRGenerating Holdings (No. 21) BV                                      n/a       S.a.r.l.                265,379,666
-------------------------------------------------------------------------------------------------------------------------
                                                                                      98.9% NRGenerating
              Compania Boliviana de Enegia Electrica SA                  63,098,407   Holdings (No. 21) BV    122,257,679
-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% Compania
                                                                                      Boliviana de Enegia
                     Servicios Energeticos S.A.                             n/a       Electrica SA                      -
-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% Compania
                     Compania Boliviana de Enegia Electrica SA Bolivian               Boliviana de Enegia
                     Branch                                                 n/a       Electrica SA                      -
-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% NRGenerating
              Coniti Holdings BV                                             23,731   Holdings (No. 21) BV         23,064
-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% NRGenerating
              Tosli Acquisition BV                                          n/a       Holdings (No. 21) BV     35,134,428
-------------------------------------------------------------------------------------------------------------------------
                                                                                      76.9% Tosli
                     Itiquira Energetica SA                                 n/a       Acquisition BV          162,209,676
-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% Coniti
                     Tosli (Gibraltar ) BV                                   27,584   Holdings BV                       -
-------------------------------------------------------------------------------------------------------------------------
NRG Latin America Inc.                                                        1,000   100% NRG                     64,866
-------------------------------------------------------------------------------------------------------------------------
NRG Asia-Pacific Ltd                                                          1,000   100% NRG                  3,468,368
-------------------------------------------------------------------------------------------------------------------------
                                                                                      100% NRG
   NRG Pacific Corporate Services Pty Ltd.                                  n/a       Asia-Pacific Ltd.                 -
-------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
              Kladno Power (No. 2) BV                                     (1,784,175)  International holding company
------------------------------------------------------------------------------------------------------------------------------------
                     NRG Energy Inc. loaned Kladno Power (No. 2) BV $46,800,928 under an intercompany short-term borrowing arrangement; due January 2003; non-interest bearing
------------------------------------------------------------------------------------------------------------------------------------
                     Matra Powerplant Holding BV                                   -   Dutch holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Owns 300+ MW coal fired power plant expansion
                               ECK Generating s.r.o.                               -   under construction in Czech Republic
------------------------------------------------------------------------------------------------------------------------------------
     NRG Energy Development BV                                               (39,134)  Amsterdam development office
------------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Rupali BV*                                                   1,901   Inactive
------------------------------------------------------------------------------------------------------------------------------------
     Kiksis BV*                                                                1,665   Inactive
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 23) BV*                                            10,570   Inactive
------------------------------------------------------------------------------------------------------------------------------------
     Cobee Holdings LLC                                                  160,073,959   Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
   NRGenerating Luxembourg (No. 6) S.a.r.l.                              236,757,614   Luxembourg holding company
------------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Luxembourg (No. 6) S.a.r.l. Swiss Branch                         -   Dormant Luxembourg holding company
------------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 21) BV                                   265,379,666   International holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Owns and operates hydroelectric facilities in
              Compania Boliviana de Enegia Electrica SA                  122,257,679   Bolivia
------------------------------------------------------------------------------------------------------------------------------------
                     Servicios Energeticos S.A.                                    -   International holding company
------------------------------------------------------------------------------------------------------------------------------------
                     Compania Boliviana de Enegia Electrica SA Bolivian            -   Bolivian branch of COBEE project
------------------------------------------------------------------------------------------------------------------------------------
              Coniti Holdings BV                                              23,064   International holding company
------------------------------------------------------------------------------------------------------------------------------------
              Tosli Acquisition BV                                        35,134,428   Dutch holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Formed to develop, construct, own and operate
                                                                                       a 156 MW hydroelectric power facility in
                     Itiquira Energetica SA                               81,104,838   Braxil
------------------------------------------------------------------------------------------------------------------------------------
                     Tosli (Gibraltar ) BV                                         -   Dutch holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Provides international business development
NRG Latin America Inc.                                                        64,866   services in Latin America
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Provides international business development
NRG Asia-Pacific Ltd                                                       3,468,368   services in Australia and Pacific Rim region
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Corporate services company to act as agent
                                                                                       for NRG foreign companies registered in
   NRG Pacific Corporate Services Pty Ltd.                                         -   Australia
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% NRG
   NRG Asia Corporate Services Pte Ltd.                                 n/a       Asia-Pacific Ltd.                   711
-------------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                                                         n/a       100% NRG                    168,192,469
-------------------------------------------------------------------------------------------------------------------------
   Pacific Generation Company                                              100    100% NRG PacGen Inc.       (210,888,337)
-------------------------------------------------------------------------------------------------------------------------
                                                                                  99% Pacific Generation
                                                                                  Company, 1% Camas
     Camas Power Boiler Limited Partnership                             n/a       Power Boiler Inc              9,987,321
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Pacific
     Camas Power Boiler Inc.                                            10,000    Generation Company              100,000
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Pacific
     Pacific Generation Development Company*                            n/a       Generation Company                    -
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Pacific
     Energy National Inc.                                           21,612,489    Generation Company           32,926,817
-------------------------------------------------------------------------------------------------------------------------
                                                                                  3.1% Energy National
                                                                                  Inc., 21% Crockett
              Energy Investors Fund LP                                  n/a       Cogeneration                          -
-------------------------------------------------------------------------------------------------------------------------
                                                                                  80.89% Energy National
              Penobscot Energy Recovery Company                         n/a       Inc.                         33,758,356
-------------------------------------------------------------------------------------------------------------------------
                                                                                  16.25% Energy National
              Maine Energy Recovery Company                             n/a       Inc.                                  -
-------------------------------------------------------------------------------------------------------------------------
              The PowerSmith cogeneration Project Limited                         7.75% Energy National
              Partnership                                               n/a       Inc., 1%  Enigen Inc.                 -
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Energy National
              Enigen Inc.                                              900,000    Inc.                            856,985
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Energy National
              Pacific Generation Resources Company                      50,000    Inc.                             (4,000)
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Energy National
              Pacific Orrington Energy Inc.                             10,000    Inc.                                  -
-------------------------------------------------------------------------------------------------------------------------
                                                                                  16.66% Pacific
                     Orrington Waste Ltd. Limited Partnership                     Orrington Energy Inc.                 -
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Energy
              Enifund Inc.*                                            200,000    National Inc.                   200,000
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Energy National
              ESOCO Inc.                                                20,000    Inc.                          2,681,914
-------------------------------------------------------------------------------------------------------------------------
                     ESOCO Orrington Inc.                               10,000    100% ESOCO Inc.               1,008,448
-------------------------------------------------------------------------------------------------------------------------
                     ESOCO Molokai Inc.*                                n/a       100% ESOCO Inc.                       -
-------------------------------------------------------------------------------------------------------------------------
                     ESOCO Soledad Inc.*                                n/a       100% ESOCO Inc.                       -
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Pacific
     Pacific Crockett Holdings Inc.                                  1,050,000    Generation Company                    -
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Pacific
     ONSITE Energy Inc.                                                    100    Generation Company           28,650,119
-------------------------------------------------------------------------------------------------------------------------
                                                                                  100% ONSITE Energy
              ONSITE Soledad Inc.*                                      n/a       Inc.                                  -
-------------------------------------------------------------------------------------------------------------------------
              ONSITE Marianas Corporation*                              n/a       100% ONSITE Energy

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Development office for Asia-Pacific region
   NRG Asia Corporate Services Pte Ltd.                                       711   outside of Australia
------------------------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                                                       168,192,469   Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
   Pacific Generation Company                                        (210,888,337)  Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
     Camas Power Boiler Limited Partnership                                         Owns waste-wood fired steam boiler in Camas
                                                                        9,987,321   paper mill
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    General partner in Camas Boiler Limited
     Camas Power Boiler Inc.                                              100,000   Partnership
------------------------------------------------------------------------------------------------------------------------------------
     Pacific Generation Development Company*                                    -   Inactive
------------------------------------------------------------------------------------------------------------------------------------
     Energy National Inc.                                              32,926,817   Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
              Energy Investors Fund LP                                          -   Domestic investment company
------------------------------------------------------------------------------------------------------------------------------------
              Penobscot Energy Recovery Company                        27,307,134   Owns waste-to-energy facility in Maine
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Sold 16% interest in March 2001 in
              Maine Energy Recovery Company                                     -   waste-to-energy facility in Maine
------------------------------------------------------------------------------------------------------------------------------------
              The PowerSmith cogeneration Project Limited
              Partnership                                                       -   Owns cogeneration facility in Oklahoma
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    General partner in PowerSmith Cogeneration
                            Enigen Inc.                                   856,985   Project, Limited Partnership
------------------------------------------------------------------------------------------------------------------------------------
              Pacific Generation Resources Company                         (4,000)  Currently a shell company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Holds general and limited partner interest in
              Pacific Orrington Energy Inc.                                     -   Orrington Waste, Ltd., Limited Partnership
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Provides waste disposal services to
                                                                                    municipalities to be delivered to waste disposal
                     Orrington Waste Ltd. Limited Partnership                   -   operators in Maine
------------------------------------------------------------------------------------------------------------------------------------
              Enifund Inc.*                                               200,000   Inactive
------------------------------------------------------------------------------------------------------------------------------------
              ESOCO Inc.                                                2,681,914   Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
                     ESOCO Orrington Inc.                               1,008,448   Operates Penobscot Energy Recovery Company
------------------------------------------------------------------------------------------------------------------------------------
                     ESOCO Molokai Inc.*                                        -   Inactive
------------------------------------------------------------------------------------------------------------------------------------
                     ESOCO Soledad Inc.*                                        -   Inactive
------------------------------------------------------------------------------------------------------------------------------------
     Pacific Crockett Holdings Inc.                                             -   Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
     ONSITE Energy Inc.                                                28,650,119   Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
              ONSITE Soledad Inc.*                                              -   Inactive
------------------------------------------------------------------------------------------------------------------------------------
              ONSITE Marianas Corporation*                                          Inactive

                                                                                  Inc.                                   -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  100% ONSITE Energy
              ONSITE Funding Co.*                                          100    Inc.                                   -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  100% ONSITE Energy
              Pacific-Mt. Poso Corporation                               1,000    Inc.                              24,283
--------------------------------------------------------------------------------------------------------------------------
                                                                                  8.89% ONSITE Energy
              Turners Falls Limited Partnership                         n/a       Inc.                                   -
--------------------------------------------------------------------------------------------------------------------------
     Pacific Generation Holdings Company                               100,000    100% Pacific
                                                                                  Generation Company             2,943,273
--------------------------------------------------------------------------------------------------------------------------
                                                                                  100% Pacific
                                                                                  Generation Holdings
              Pacific Recycling Energy Inc.*                           200,000    Company                          200,000
--------------------------------------------------------------------------------------------------------------------------
              Project Finance Fund III LP                               n/a       4.9% Pacific Generation
                                                                                  Holdings Co                            -
--------------------------------------------------------------------------------------------------------------------------
ONSITE/US Power Limited Partnership No. 1*                              n/a       100% NRG                               -
--------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                                                 1,000    100% NRG                      70,283,459
--------------------------------------------------------------------------------------------------------------------------
     NRG New Jersey Energy Sales LLC                                    n/a       100% NRG Power Marketing               -
                                                                                  Inc
--------------------------------------------------------------------------------------------------------------------------
Power Operations Inc.                                                        1    100% NRG                            (500)
--------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.                                         1,000    100% NRG                         (64,873)
--------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.                                         1,000    100% NRG                               -
--------------------------------------------------------------------------------------------------------------------------
NRG Cadillac Inc.                                                        1,000    100% NRG                       2,027,231
--------------------------------------------------------------------------------------------------------------------------
   Cadillac Renewable Energy LLC                                        n/a       50% NRG Cadillac Inc.                  -
--------------------------------------------------------------------------------------------------------------------------
Mid-Continent Power Company LLC                                         n/a       100% NRG                               -
--------------------------------------------------------------------------------------------------------------------------
Minnesota Waste Processing Company LLC                                  n/a       100% NRG                               -
--------------------------------------------------------------------------------------------------------------------------
NRG New Roads Generating LLC*                                           n/a       100% NRG                               -
--------------------------------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                                                     1,000      100% NRG                           9,973
--------------------------------------------------------------------------------------------------------------------------
Lakefield Junction LLC*                                                 n/a       100% NRG                               -
--------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I Inc.                                       101,000    100% NRG                        (284,824)
--------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II Inc.                                    2,401,000    100% NRG                               -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  48% NRG Energy
                                                                                  Jackson Valley II Inc., 2%
                                                                                  NRG Energy Jackson
   Jackson Valley Energy Partners LP                                    n/a       Valley I Inc.                          -
--------------------------------------------------------------------------------------------------------------------------
                                                                                  43% NRG Energy
                                                                                  Jackson Valley II Inc., 2%
                                                                                  San Joaquin Valley
   San Joaquin Valley Energy Partners I LP                              n/a       Energy I Inc.                          -
--------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I Inc.                                        n/a       100% NRG

                                                                    -
-----------------------------------------------------------------------------------------------------------------------------------
              ONSITE Funding Co.*                                   -   Inactive
-----------------------------------------------------------------------------------------------------------------------------------
              Pacific-Mt. Poso Corporation                     24,283   Currently a shell company
-----------------------------------------------------------------------------------------------------------------------------------
              Turners Falls Limited Partnership                     -   Owns Turners Falls cogeneration facility
-----------------------------------------------------------------------------------------------------------------------------------
     Pacific Generation Holdings Company                    2,943,273   Domestic holding company
-----------------------------------------------------------------------------------------------------------------------------------
              Pacific Recycling Energy Inc.*                  200,000   Inactive
-----------------------------------------------------------------------------------------------------------------------------------
              Project Finance Fund III LP                           -   Funding vehicle for various
                                                                        International projects
-----------------------------------------------------------------------------------------------------------------------------------
ONSITE/US Power Limited Partnership No. 1*                          -   Inactive
-----------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                                   70,283,459   Holds power marketing license
-----------------------------------------------------------------------------------------------------------------------------------
     NRG New Jersey Energy Sales LLC                                -   Energy marketer

-----------------------------------------------------------------------------------------------------------------------------------
Power Operations Inc.                                                   Provides O&M services for Artesia, Cadillac, Newark and
                                                                 (500)  Parlin projects
-----------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.                                        Currently a shell company
                                                              (64,873)
-----------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.                                    -   Currently a shell company
-----------------------------------------------------------------------------------------------------------------------------------
NRG Cadillac Inc.                                           2,027,231   Domestic holding company
-----------------------------------------------------------------------------------------------------------------------------------
   Cadillac Renewable Energy LLC                                    -   Owns waste-wood fired steam boiler Camas paper mill
-----------------------------------------------------------------------------------------------------------------------------------
Mid-Continent Power Company LLC                                     -    Shell; previously owned a cogeneration power plant
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Owns municipal solid waste processing facility and transfer
Minnesota Waste Processing Company LLC                              -   station
-----------------------------------------------------------------------------------------------------------------------------------
NRG New Roads Generating LLC*                                       -   Inactive
-----------------------------------------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                                              9,973   Currently a shell company
-----------------------------------------------------------------------------------------------------------------------------------
Lakefield Junction LLC*                                             -   Inactive
-----------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I Inc.                             (284,824)  General partner in Jackson Valley Energy Partners, LP
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Limited partner in Jackson Valley Energy Partners, LP and
NRG Energy Jackson Valley II Inc.                                   -   San Joaquin Valley Energy Partners I, LP
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Owns and operates waste lignite/cogeneration plant and
                                                                        lignite mining and reclamation
   Jackson Valley Energy Partners LP                                -   operation
-----------------------------------------------------------------------------------------------------------------------------------
   San Joaquin Valley Energy Partners I LP                          -   Owns and operates 3 biomass waste-fuel power plants
-----------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I Inc.                                        General partner in San Joaquin Valley Energy Partners I, LP

                                                                                         1              1
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Currently a shell
San Joaquin Valley Energy IV Inc.            n/a     100% NRG                          (62)           (62)   company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Currently a shell
Okeechobee Power I Inc.                      1,000   100% NRG                            -              -    company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             General partner in
                                                                                                             Kissimee Power
                                                                                                             Partners, Limited
Okeechobee Power II Inc.                     1,000   100% NRG                            -              -    Partnership
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Limited partner in
                                                                                                             Kissimee Power
                                                                                                             Partners, Limited
Okeechobee Power III Inc.                    1,000   100% NRG                            -              -    Partnership
------------------------------------------------------------------------------------------------------------------------------------
                                                     99% Okeechobee Power
 Kissimee Power Partners                             III Inc., 1% Okeechobee
 Limited Partnership*                       n/a      Power II Inc.                       -              -    Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Sponsor and holds the
                                                                                                             contracts and 401k
                                                                                                             plans for CL&P,
                                                                                                             Somerset and other
NRG Affiliate Services Inc.                  1,000   100% NRG                            -              -    entities
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Manage payroll and
                                                                                                             benefits for Huntley
NRG Northeast Affiliate Services Inc.        1,000   100% NRG                  (18,858,306)   (18,858,306)   and Dunkirk
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Manage payroll and
                                                                                                             benefits for El Segundo
NRG Western Affiliate Services Inc.          1,000   100% NRG                     (206,850)      (206,850)   and Long Beach
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             This entity will house
                                                                                                             the payroll for the 4
                                                                                                             Connecticut Operations,
                                                                                                             sponsor the Pension,
                                                                                                             401k, Welfare plans,
NRG Connecticut Affiliate Services Inc.      1,000   100% NRG                   (1,275,099)    (1,275,099)   etc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Created to limit
                                                                                                             development exposure on
                                                                                                             projects where NRG is
                                                                                                             pursuing the
                                                                                                             transactions with
                                                                                                             certain types of
                                                                                                             partners -
NRG International Development Inc.           n/a     100% NRG                            -              -    international
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Created to limit
                                                                                                             development exposure
                                                                                                             on projects where
                                                                                                             NRG is pursuing the
                                                                                                             transactions with
                                                                                                             certain types of
NRG Development Company Inc.                 n/a     100% NRG                            -              -    partners - domestic
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns certain assets
                                                                                                             for the intake,
                                                                                                             separation,
                                                                                                             processing and sale
                                                                                                             of yard waste and
                                                                                                             separated organic
NRG Processing Solutions LLC                 n/a     100% NRG                    7,020,541      7,020,541    compost
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Operate and manage
                                                                                                             power plant for City
Tacoma Energy Recovery Company               n/a     100% NRG                          (94)           (94)   of Tacoma
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Will develop a
                                                                                                             transmission line
                                                                                                             from Palo Verde
                                                                                                             power station
                                                                                                             through Arizona into
                                                                                                             Mexico and back up
NRG Mextrans Inc.                            1,000   100% NRG                       78,053         78,053    to CA
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Used to hold lease
                                                                                                             agreements for
                                                                                                             placement of cell
                                                                                                             towers on NRG owned
NRG ComLease LLC                             n/a     100% NRG                            -              -    stacks
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             O&M services for
                                                                                                             Artesia, Cadillac,
                                                                                                             Collinsville,
                                                                                                             Gladstone and
                                                                                                             Minneapolis Energy
NRG Operating Services Inc.                -15,000   100% NRG                    6,426,375      6,426,375    Center projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Operator of the 105
 NRG Saguaro Operations Inc.                 1,000   100% NRG Operating                                      MW Saguaro Power
                                                     Services Inc.                (147,740)      (147,740)   Plant in Nevada
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company
 NRG Ashtabula Operations Inc                  n/a   100% NRG Operating                                      providing O&M services
                                                     Services Inc                        -              -    to Ashtabula plant
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                                                                             contract to Astoria
 NRG Astoria Gas Turbine Operations Inc.     1,000   100% NRG Operating                                      Gas Turbine Power
                                                     Services Inc.                (120,932)      (120,932)   LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Shell company that may
 NRG Bay Shore Operations Inc                  n/a   100% NRG Operating                                      be used as operating
                                                     Services Inc                        -              -    company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                                                                             contract to Cabrillo
                                                                                                             Power I LLC and
 NRG Cabrillo Power Operations Inc.          1,000   100% NRG Operating                                      Cabrillo Power II
                                                     Services Inc.              (2,811,066)    (2,811,066)   LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Proposed operator
                                                                                                             for Cadillac wood
 NRG Cadillac Operations Inc.                1,000   100% NRG Operating                                      fired power plant in
                                                     Services Inc.                 (65,196)       (65,196)   Michigan
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Shell company that may
 NRG East Lake Operations Inc                  n/a   100% NRG Operating                                      be used as operating
                                                     Services Inc                        -              -    company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                                                                             contract to Oswego
 NRG Norwalk Harbor Operations Inc.          1,000   100% NRG Operating                                      Power LLC and
                                                     Services Inc.                (370,015)      (370,015)   Norwalk Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
 NRG Oswego Harbor Power Operations Inc.     1,000   100% NRG Operating                                      contract to Oswego
                                                     Services Inc.                (330,020)      (330,020)   Power LLC
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                     100% NRG Operating                                      contract to Dunkirk
 NRG Dunkirk Operations Inc.                 1,000   Services Inc.              (1,656,792)    (1,656,792)   Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Proposed operator
                                                     100% NRG Operating                                      for El Segundo gas
 NRG El Segundo Operations Inc.              1,000   Services Inc.              (1,545,205)    (1,545,205)   fired power plants
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             company providing O&M
                                                     100% NRG Operating                                      services to Lakeshore
 NRG Lakeshore Operations Inc                  n/a   Services Inc                        -              -    plant
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Proposed operator for
 Somerset Operations Inc.                    1,000   100% NRG Operating                                      Somerset coal fired
                                                     Services Inc.              (1,493,793)    (1,493,793)   power plant
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                     100% NRG Operating                                      contract to Middletown
 NRG Middletown Operations Inc.              1,000   Services Inc.                (459,138)      (459,138)   Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                     100% NRG Operating                                      contract to Montville
 NRG Montville Operations Inc.               1,000   Services Inc.                (248,233)      (248,233)   Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                     100% NRG Operating                                      contract to Arthur
 NRG Arthur Kill Operations Inc.             1,000   Services Inc.                (112,938)      (112,938)   Kill Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                     100% NRG Operating                                      contract to Huntley
 NRG Huntley Operations Inc.                 1,000   Services Inc.                (704,071)      (704,071)   Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                     100% NRG Operating                                      contract to Devon
 NRG Devon Operations Inc.                   1,000   Services Inc.                (406,246)      (406,246)   Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                                                                             pursuant to a
                                                     100% NRG Operating                                      contract with Indian
 Indian River Operations Inc.                1,000   Services Inc.              (1,726,020)    (1,726,020)   River Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose
                                                                                                             operating company to
                                                                                                             provide O&M services
                                                     100% NRG Operating                                      contract to Vienna
 Vienna Operations Inc.                      1,000   Services Inc.                (129,528)      (129,528)   Power LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             The sole owner of
                                                                                                             all the LLCs under
                                                                                                             the new thermal
NRG Thermal LLC                             -2,000   100% NRG                 (101,478,096)  (101,478,096)   restructuring
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Created so we could
                                                                                                             enter into an
                                                                                                             operating agreement
                                                                                                             to operate DEMEC's
                                                     100% NRG Thermal                                        Warrne F. Beasley
 NRG Energy Center Smyrna LLC                n/a     LLC                           317,974        317,974    Plant
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns and operates
                                                                                                             the district heating
                                                                                                             and cooling system
                                                                                                             serving customers in
                                                     100% NRG Thermal                                        the downtown
 NRG Energy Center Minneapolis LLC           n/a     LLC                        64,776,396     64,776,396    Minneapolis area
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Eventually will own
                                                                                                             and operate San
                                                                                                             Diego Power &
                                                                                                             Cooling, a chilled
                                                                                                             water plant serving
                                                     100% NRG Thermal                                        customers in
 NRG Energy Center San Diego LLC             n/a     LLC                        16,021,075     16,021,075    downtown San Diego
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns assets in
                                                                                                             connection with the
                                                                                                             sale of steam to
                                                     100% NRG Thermal                                        Rock-Tenn Corporation
 NRG Energy Center Rock Tenn LLC             n/a     LLC                         4,946,309      4,946,309    in St. Paul
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Shell; previously
                                                     100% NRG Thermal                                        operated a thermal
 NRG Energy Center Grand Forks LLC           n/a     LLC                                 -              -    facility
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity to provide
                                                                                                             steam to the central
                                                     100% NRG Thermal                                        business district of
 NRG Energy Center Harrisburg Inc.           1,000   LLC                         7,665,469      7,665,469    Harrisburg, PA
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Will own the cogen
                                                                                                             and sell steam to
                                                     100% NRG Thermal                                        NRG Energy Center
 NRG Energy Center Paxton Inc.               1,000   LLC                         1,276,408      1,276,408    Harrisburg Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns assets in
                                                                                                             connection with the
                                                                                                             sale of steam to
                                                                                                             Anderson Corporation
                                                                                                             and the State of MN
                                                     100% NRG Thermal                                        Correctional
 NRG Energy Center Washco LLC                n/a     LLC                         2,104,055      2,104,055    Facility
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Thermal
 NRG Thermal Operating Services LLC*         n/a     LLC                                 -              -    Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Own and operate
                                                                                                             electric generation
                                                     100% NRG Thermal                                        facility in Dover,
 NRG Energy Center Dover LLC                 n/a     LLC                        60,429,704     60,429,704    Delaware
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity will hold the
                                                                                                             chiller plant assets
                                                                                                             and diesel services
                                                     100% NRG Thermal                                        business for NRG Energy
 NRG Thermal Services LLC                    1,000   LLC                         3,930,752      3,930,752    Center Harrisburg Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Eventually will own
                                                                                                             and operate Pittsburgh
                                                                                                             Thermal district
                                                     100% NRG Thermal                                        heating and cooling
 NRG Energy Center Pittsburgh LLC            n/a     LLC                        19,281,306     19,281,306    plant
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Provides heating and
                                                                                                             cooling services in
 NRG Energy Center San Francisco LLC         n/a     100% NRG Thermal                                        CA

                                                     LLC                        31,757,249     31,757,249
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Special purpose LLC
                                                                                                             formed to hold the
                                                                                                             50% membership
                                                                                                             interest in Rocky
NRG Rocky Road LLC                           1,000   100% NRG                   79,814,484     79,814,484    Road LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holding ownership in
                                                     50% NRG Rocky Road                                      generation facility
 Rocky Road Power LLC                        n/a     LLC                                 -              -    in Dundee, IL
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity formed to
                                                                                                             purchase and
                                                                                                             thereafter sell
                                                                                                             certain equipment to
                                                     50% NRG Rocky Road                                      Rocky Road Power,
 Termo Santander Holding (Alpha) LLC         n/a     LLC                                 -              -    LLC
------------------------------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC               n/a     100% NRG                            -              -    Never used
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             To hold 50% interest
                                                                                                             in NRG Central
South Central Generating Holding LLC           500   100% NRG                   12,717,305     12,717,305    Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             To hold 50% interest
                                                                                                             in NRG Central
NRG Central US LLC                             500   100% NRG                   12,717,305     12,717,305    Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                     50% NRG Central US
                                                     LLC, 50% South
                                                     Central Generating                                      Special purpose
 NRG South Central Generating LLC           -6,000   Holding LLC                 4,408,107      4,408,107    holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             675 MW coal unit at
                                                                                                             the existing Big
                                                                                                             Cajun II plant in
                                                     100% NRG South                                          New Roads, Louisiana
                                                     Central Generating                                      currently under
   Big Cajun II Unit 4 LLC                   n/a     Holding LLC                         -              -    construction
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG South                                          Holding company for
                                                     Central Generating                                      Payou Cove Peaking
   NRG Bayou Cove LLC                        1,000   Holding LLC               (69,535,147)   (69,535,147)   Power, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             320 MW gas turbine
    Bayou Cove Peaking Power LLC               n/a   100% NRG Bayou Cove LLC             -              -    peaking facility
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG South                                          Owns Cajun non-nuclear
                                                     Central Generating                                      generating assets in
   Louisiana Generating LLC                  1,000   Holding LLC               368,080,214    368,080,214    Louisiana
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holding company to
                                                                                                             hold title to
                                                                                                             certain Cajun assets
                                                                                                             that, due to federal
                                                                                                             regulatory reasons
                                                     100% NRG South                                          could not be held by
                                                     Central Generating                                      Louisiana Generating
   NRG New Roads Holding LLC                 1,000   Holding LLC                13,574,433     13,574,433    LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG South                                          Holds title to 200
                                                     Central Generating                                      MW simple cycle gas
   NRG Sterlington Power LLC                 1,000   Holding LLC                64,699,376     64,699,376    peaking facility
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG South                                          Develop, own and
                                                     Central Generating                                      operate the Cajun
   Big Cajun I Peaking Power LLC             1,000   Holding LLC                68,925,929     68,925,929    expansion project
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             General partner of
                                                                                                             Sabine River 450 MW
                                                                                                             gas fired
                                                     100% NRG South                                          cogeneration project
                                                     Central Generating                                      under construction
   NRG Sabine River Works GP LLC             1,000   Holding LLC                    16,922         16,922    in Texas
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Limited partner of
                                                                                                             the Sabine River 450
                                                                                                             MW gas fired
                                                     100% NRG South                                          cogeneration project
                                                     Central Generating                                      under construction
   NRG Sabine River Works LP LLC             1,000   Holding LLC                         -              -    in Texas
------------------------------------------------------------------------------------------------------------------------------------
NRG Valmy Power Holdings LLC*                n/a     100% NRG                            -              -    Inactive
------------------------------------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC*                         n/a     100% NRG                            -              -    Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                     50% NRG Valmy Power                                     Inactive
                                                     LLC, 50% NRG Valmy
Valmy Power LLC*                             n/a     Power Holdings LLC                  -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holding company for
                                                                                                             power generation
NRG Kaufman LLC                              1,000   100% NRG                            -              -    project in Texas
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Project company for
                                                                                                             power generation
NRG Mesquite LLC                             1,000   100% NRG                            -              -    project in Texas
------------------------------------------------------------------------------------------------------------------------------------
                                                     99% NRG Mesquite                                        Project company for
                                                     LLC, 1% NRG Kaufman                                     power generation
 Kaufman Cogen LP                            n/a     LLC                         2,472,968      2,472,968    project in Texas
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Project entity to
                                                                                                             hold 540 MW
                                                                                                             natural gas-fired
                                                                                                             combined cycle electric
                                                                                                             generating facility
Meriden Gas Turbines LLC                     1,000   100% NRG                   46,834,571     46,834,571    in Connecticut
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holding company for
NRG West Coast LLC                          -1,000   100% NRG                  346,746,375    346,746,375    West Coast LLCs
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Acquired all the shares
                                                     100% NRG West Coast                                     in Eastern Sierra
 Saguaro Power LLC                           n/a     LLC                             8,960          8,960    Energy Company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Production of
                                                     100% Saguaro Power                                      electricity and
   Eastern Sierra Energy Company             1,000   LLC                        65,943,543     65,943,543    thermal energy
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns a combined cycle
            Saguaro Power Company                    50% Eastern Sierra                                      cogen facility in
            Limited Partnership              n/a     Energy Company                      -              -    Nevada
------------------------------------------------------------------------------------------------------------------------------------
                                                     50% NRG West Coast                                      Holding company for
 WCP (Generation) Holdings LLC               n/a     LLC                                 -              -    West Coast Financing
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             West coast holding
                                                                                                             company entity
                                                                                                             designed to
                                                     100% WCP                                                facilitate west
                                                     (Generation)                                            coast asset pool
   West Coast Power LLC                      n/a     Holdings LLC                        -              -    financing
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% West Coast                                         Owns Long Beach gas-
            Long Beach Generation LLC        n/a     Power LLC                           -              -    fired power plant in CA
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% West Coast                                         Owns El Segundo gas-
            El Segundo Power LLC             n/a     Power LLC                           -              -    fired power plant in CA
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns and operates
                                                                                                             Encina electric
                                                     100% West Coast                                         generation station
            Cabrillo Power I LLC             n/a     Power LLC                           -              -    in CA
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity holding title to
                                                     100% West Coast                                         17 SDG&E combustion
            Cabrillo Power II LLC            n/a     Power LLC                           -              -    turbines in CA
------------------------------------------------------------------------------------------------------------------------------------
                                                     50% NRG West Coast                                      Formed to acquire
 El Segundo Power II LLC                     n/a     LLC                         3,381,560      1,690,780    future assets
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holding company for
                                                                                                             Southwest Generation
                                                                                                             LLC and Clark and
                                                     50% NRG West Coast                                      Reid Gardner project
 Southwest Power Holdings LLC                n/a     LLC                                 -              -    in Nevada
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holding company for
                                                     100% Southwest                                          Clark and Reid Gardner
   Southwest Generation LLC                  n/a     Power Holdings LLC                  -              -    project companies
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% Southwest
            Clark Power LLC*                 n/a     Generation LLC                      -              -    Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             605 MW four coal-fired
                                                                                                             units of the Reid
                                                                                                             Gardner power station
                                                                                                             and certain other
                                                     100% Southwest                                          related assets in
            Reid Gardner Power LLC           n/a     Generation LLC                      -              -    Nevada
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Domestic holding
MidAtlantic Generation Holding LLC           n/a     100% NRG                            -              -    company
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holds 50% interest
                                                                                                             in NRG MidAtlantic
NRG MidAtlantic LLC                          n/a     100% NRG                            -              -    Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                     50% NRG MidAtlantic
                                                     LLC, 50% MidAtlantic                                    Holds 50% interest in
                                                     Generation Holding                                      NRG MidAtlantic
 NRG MidAtlantic Generating LLC             -3,000   LLC                        42,793,758     42,793,758    Generation Holding LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity holding title
                                                                                                             to 1711 MW coal-fired
                                                                                                             generating facility
 Conemaugh Power LLC                         1,000   100% NRG MidAtlantic LLC   18,205,358     18,205,358    located in Conemaugh
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity holding title to
                                                                                                             784 MW coal-fired
                                                                                                             generating facility in
 Indian River Power LLC                      1,000   100% NRGMidAtlantic LLC   391,858,993    391,858,993    Delaware
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity holding title
                                                                                                             to 1711 MW coal-
                                                                                                             fired generating
                                                     100% NRG                                                facility located near
 Keystone Power LLC                          1,000   MidAtlantic LLC            23,824,827     23,824,827    Pittsburgh
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity holding title
                                                                                                             to 170 MW oil-fired
                                                     100% NRG                                                generating station
 Vienna Power LLC                            1,000   MidAtlantic LLC            10,681,811     10,681,811    located in Maryland
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             To hold 50% interest in
                                                                                                             NRG Northeast
Northeast Generation Holding LLC             n/a     100% NRG                 (519,981,638)  (519,981,638)   Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             To hold 50% interest in
                                                                                                             NRG Northeast
NRG Eastern LLC                              1,000   100% NRG                  519,981,638    519,981,638    Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                     50% NRG Eastern LLC,
                                                     50% Northeast
                                                     Generation Holding                                      Special purpose
 NRG Northeast Generating LLC              -10,000   LLC                         4,446,830      4,446,830    holding company
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Northeast                                      Entity holding title to
   Dunkirk Power LLC                         1,000   Generating LLC            124,233,298    124,233,298    Dunkirk Station
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Northeast                                      Entity holding title to
   Huntley Power LLC                         1,000   Generating LLC            117,200,057    117,200,057    the Huntley Station
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity holding title
                                                     100% NRG Northeast                                      to 614 MW Astoria
   Astoria Gas Turbine Power LLC             1,000   Generating LLC             74,564,399     74,564,399    Gas turbine sites
--------------------------------------------------------------------------- --------------------------------------------------------
                                                                                                             Entity holding title to
                                                     100% NRG Northeast                                      842 MW Arthur Kill
   Arthur Kill Power LLC                     1,000   Generating LLC            207,419,406    207,419,406    Generating Station
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Company formed to
                                                                                                             acquire, operate and
                                                                                                             own the electric
                                                     100% NRG Northeast                                      generating plant in
   Somerset Power LLC                        1,000   Generating LLC              1,608,570      1,608,570    Somerset, Mass.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Company formed to
                                                                                                             acquire, operate and
                                                                                                             own 2-850 MW
                                                                                                             oil-fired operating
                                                     100% NRG Northeast                                      units and 4 retired
   Oswego Harbor Power LLC                   1,000   Generating LLC             51,258,900     51,258,900    units
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Northeast
   Connecticut Jet Power LLC                 1,000   Generating LLC             21,720,549     21,720,549    Sells electricity
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Northeast                                      Sells electricity and
   Devon Power LLC                           1,000   Generating LLC             92,101,255     92,101,255    thermal energy
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Northeast                                      Sells electricity and
   Middletown Power LLC                      1,000   Generating LLC            179,392,016    179,392,016    thermal energy
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Northeast                                      Sells electricity
   Montville Power LLC                       1,000   Generating LLC             65,368,886     65,368,886    and thermal energy
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Northeast                                      Sells electricity
   Norwalk Power LLC                         1,000   Generating LLC             51,722,593     51,722,593    and thermal energy
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             GP of Brazos Valley
NRG Brazos Valley GP LLC                     1,000   100% NRG                   (1,307,804)    (1,307,804)   Energy LP
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             LP of Brazos Valley
NRG Brazos Valley LP LLC                     1,000   100% NRG                 (129,472,621)  (129,472,621)   Energy LP
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Domestic holding
                                                                                                             company for NRG
                                                     99% NRG Brazos                                          Brazos Valley
                                                     Valley LP LLC, 1%                                       Technology LP LLC
                                                     NRG Brazos Valley GP                                    and Brazos Valley
 Brazos Valley Energy LP                     n/a     LLC                        60,957,409     60,957,409    Technology LP
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Domestic holding
                                                                                                             company owning 99%
   NRG Brazos Valley                                 100% Brazos Valley                                      of Brazos Valley
   Technology LP LLC                         n/a     Energy LP                       5,090          5,090    Technology LP
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owner of a 633 MW
                                                                                                             gas-fired power
                                                     99% NRG Brazos                                          plant in Fort Bend
                                                     Valley Technology LP                                    County, Texas that
            Brazos Valley                            LLC, 1% Brazos                                          is under
            Technology LP                    n/a     Valley Energy LP           50,192,032     50,192,032    construction
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             The sole member of
                                                                                                             the borrower in
                                                                                                             connection with the
                                                                                                             $2.5 billion
                                                                                                             construction/
NRG Capital LLC                             -1,000   100% NRG                 (116,802,614)  (116,802,614)   acquisition evolver
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Will act as the
                                                                                                             borrower under the
                                                                                                             proposed $2 billion
                                                     100% NRG                                                construction
 NRG Finance Company I LLC                   1,000   Capital LLC                37,342,708     37,342,708    revolver
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owner for financing
                                                                                                             purposes of
                                                                                                             certain turbines
                                                                                                             prior to their
                                                     100% NRG Finance                                        assignment to
   NRG Turbines LLC                          1,000   Company I LLC                     779            779    project companies
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holds the membership
                                                                                                             interest in NRG
                                                                                                             Peaker Finance
NRG Capital II LLC                           n/a     100% NRG                            -              -    Company LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Primarily to issue
                                                                                                             bonds secured by
                                                                                                             peaker assets owned
                                                                                                             by an affiliate,
                                                                                                             loaning of the money
                                                                                                             to such affiliates,
 NRG Peaking Finance                         n/a     100% NRG Capital LLC       (9,085,896)    (9,085,896)   etc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Established to serve as
                                                                                                             the LP of Indeck Ilion,
NRG Ilion LP LLC                             1,000   100% NRG                   27,586,735     27,586,735    LP
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns Ilion Energy
                                                     99% NRG Ilion LP                                        Center, NRG Rockford
                                                     LLC, 1% NRG Rockford                                    LLC and NRG Rockford
 NRG Ilion Limited Partnership               1,000   Acquisition LLC            29,247,618     29,247,618    Equipment LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Captive equipment
                                                     100% NRG Ilion                                          retailer Rockford
   NRG Rockford Equipment LLC                n/a     Limited Partnership            62,520         62,520    II
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owner of Rockford
                                                     100% NRG Ilion                                          electric generation
   NRG Rockford LLC                          1,000   Limited Partnership        10,233,445     10,233,445    project
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owner of project
                                                                                                             companies acquired
NRG Rockford Acquisition LLC                -4,000   100% NRG                  (54,070,629)   (54,070,629)   from Indeck Energy
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Buy and sell
                                                                                                             qualified materials
                                                                                                             in the enterprise
                                                                                                             zone during the
                                                     100% NRG Rockford                                       construction of
 NRG Bourbonnais Equipment LLC               n/a     Acquisition LLC                     -              -    project
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Captive for equipment
                                                     100% NRG Rockford                                       retailer for Rockford
 NRG Rockford Equipment II LLC               n/a     Acquisition LLC                     -              -    II
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owner of Rockford II
                                                     100% NRG Rockford                                       electric generation
 NRG Rockford II LLC                         1,000   Acquisition LLC            36,895,466     36,895,466    project
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Rockford                                       Owner of Bourbonnais
 NRG Bourbonnais LLC                         1,000   Acquisition LLC           (15,909,978)   (15,909,978)   project
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% NRG Rockford                                       Captive retailer
 NRG Equipment Company LLC                   n/a     Acquisition LLC                     -              -    located in Illinois
------------------------------------------------------------------------------------------------------------------------------------
LS Power Management LLC*                     n/a     100% NRG                            -              -    Inactive
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Acquisition company
                                                                                                             used to purchase LS
                                                                                                             Power, LLC's
                                                                                                             independent power
NRG Granite Acquisition LLC                  1,000   100% NRG                    4,584,788      4,584,788    project portfolio
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holding company for
                                                                                                             all LS Power, LLC's
                                                                                                             equity interest in
                                                     79% NRG, 21% NRG                                        independent power
                                                     Granite Acquisition                                     projects acquired by
Granite Power Partners II LP                -2,000   LLC                             3,002          3,002    NRG on 1/20/2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Project company for
                                                                                                             1160 plant in final
                                                     100% Granite Power                                      development stage in
 LSP-Pike Energy LLC                         1,000   Partners II LP           (320,584,827)  (320,584,827)   Mississippi
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Projects for 1160 MW
                                                     100% Granite Power                                      plant located in Nelson
 LSP-Nelson Energy LLC                       1,000   Partners II LP           (341,484,864)  (341,484,864)   Township, IL
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% LSP-Nelson
   NRG Nelson Turbines LLC                   n/a     Energy LLC                          -              -    Captive retailer
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Project company for 510
                                                     100% Granite Power                                      MW Plant under
 LSP-Hardee Energy LLC                       n/a     Partners II LP                      -              -    construction in Florida
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Holding company for
                                                     100% Granite Power                                      Batesville, Kendall and
 Granite II Holding LLC                     -4,000   Partners II LP              9,089,118      9,089,118    Denver City projects
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Captive retailer
                                                                                                             that purchases
                                                                                                             equipment for resale
                                                     100% Granite II                                         to LSP-Kendall
   LSP Equipment LLC                         1,000   Holding LLC                         1              1    Energy, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% Granite II                                         GP in 487 MW plant
   LSP-Denver City Inc.                      1,000   Holding LLC                    25,298         25,298    in Texas
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Project company for
                                                     100% Granite II                                         1160 MW plant under
   LSP-Kendall Energy LLC                    1,000   Holding LLC               222,267,225    222,267,225    construction in IL
------------------------------------------------------------------------------------------------------------------------------------
   GPP Investors I LLC                       1,000   100% Granite II                                         LP of 487 MW plant

                                                     Holding LLC                 2,504,453      2,504,453    located in Texas
------------------------------------------------------------------------------------------------------------------------------------
            Denver City Energy                       100% GPP Investors                                      Project company for 487
            Associates LP                    1,000   I LLC                               -              -    MW plant in Texas
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% Granite II                                         LP of 837 MW plant
   LSP Batesville Holding LLC                1,000   Holding LLC               127,356,331    127,356,331    located in Mississippi
------------------------------------------------------------------------------------------------------------------------------------
                                                     100% LSP Batesville                                     GP of 837 MW plant
            LSP Energy Inc.                  1,000   Holding LLC                   425,735        425,735    located in Mississippi
------------------------------------------------------------------------------------------------------------------------------------
                                                     99% LSP Batesville
            LSP Energy Limited                       Holding LLC, 1% LSP                                     Project company for 837
            Partnership                     -3,000   Energy Inc.                  (883,627)      (883,627)   MW plant in Mississippi
------------------------------------------------------------------------------------------------------------------------------------
            LSP Batesville Funding                   100% LSP Batesville                                     Finance company for 837
            Corporation                      1,000   Holding LLC                    (9,831)        (9,831)   MW plant in Mississippi
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Entity acquired a
                                                                                                             portion of the stock
NRG Telogia Power LLC                        n/a     100% NRG                            -              -    of Telogia Power Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns 67% of Telogia
                                                                                                             Power, Inc. which in
                                                     67% NRG Telogia                                         turn owns 100% of
                                                     Power LLC, 33% SET                                      the stock of Timber
                                                     Telogia Investments                                     Energy Resources,
 Telogia Power Inc.                          n/a     LLC                                 -              -    Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Owns 14 MW biomass
                                                                                                             plant located in
                                                     100% Telogia Power                                      Florida and a chip
   Timber Energy Resources Inc.              n/a     Inc.                        1,800,294      1,800,294    mill in Georgia
------------------------------------------------------------------------------------------------------------------------------------

ITEM 1 FOOTNOTES

SUBSIDIARIES OF MORE THAN ONE SYSTEM COMPANY FOR XCEL ENERGY ARE:

               SYSTEM COMPANY                                     SYSTEM COMPANY OWNERS                       INVESTMENT BY OWNER
--------------------------------------         ------------------------------------------------               -------------------
CPC Ltd. Partnership                           49.5% by Dragon, 1% by Bear                                       Reported above
Borger Energy Associates LP                    44.55% by Quixx Resources, 0.45% by Quixx Borger                  Reported above
Denver City Energy Associates LP               49.5% by Quixx Resources, 0.5% by Quixx Mustang                   Reported above
Quixx WRR, LP                                  99% by Quixx Resources, 1% by Quixx                               Reported above
Windpower Partners 1994 LP                     24.67% by Quixx, 0.33% by Quixx WPP94                             Reported above
KES Jamaica LP                                 99% by Quixx Jamaica, 1% by KES Montego                           Reported above
Quixx Linden LP                                0.5% by Quixxlin, 49.5% by Quixx                                  Reported above
Carolina Energy LP                             1% by Quixx Carolina, 32% by Quixx                                Reported above
Plover LLC                                     90% by Eloigne, 10% by Clearwater Investments                     Reported above

SUBSIDIARIES OF MORE THAN ONE SYSTEM COMPANY FOR NRG ARE:

                                                                                                                     INVESTMENT BY
           SYSTEM COMPANY                                        SYSTEM COMPANY OWNERS                                   OWNER
-----------------------------------    -------------------------------------------------------------------------     ---------------
Northbrook Carolina Hydro II LLC       99% Northbrook Energy LLC, 1% Omega Energy LLC                                Reported above
Northbrook Carolina Hydro LLC          99% Northbrook Energy LLC, 1% Omega                                           Reported above
NRG International Holdings (No. 2)     99% NRG International III Inc., 1% Temmes Mgmt Svcs BV                        Reported above
GmbH
NRG do Brasil Ltda.                    99% NRGenerating Luxembourg (No. 1) S.a.r.l., 1% NRGenerating Luxembourg      Reported above
                                       (No. 2) S.a.r.l.
Lanco Kondapalli Power Pvt Ltd.        30% NRG Web Mauritius Limited, 11% Doosan Heavy Industries and                Reported above
                                       Construction Co. Ltd.
Flinders Power Partnership             50% NRGenerating Holdings (No. 2) GmbH, 25% Flinders Labuan 1, 25%            Reported above
                                       Flinders Labuan 2
Energia Pacasmayo S.A.                 75% NRGenerating Luxembourg (No. 2) S.a.r.l., 22.5% NRGenerating              Reported above
                                       Luxembourg (No. 1) S.a.r.l.
Enfield Operations LLC                 49.9% NRG International Inc., 50.1% Enfield Energy Centre Limited             Reported above
Gladstone Power Station Joint          20% Sunshine State Power BV, 17.5% Sunshine State Power (No. 2) BV            Reported above
Venture
NRG Victoria III Pty Ltd.              33% NRG Victoria I Pty Ltd., 66% NRG Victoria II Pty Ltd.                     Reported above
NRGenerating Luxembourg (No. 6)        50% Cobee Holdings Inc., 50% NRGenerating Luxembourg (No.1 ) S.a.r.l.         Reported above
S.a.r.l.
Camas Power Boiler Limited             99% Pacific Generation Company, 1% Camas Power Boiler Inc.                    Reported above
Partnership
Energy Investors Fund LP               3.1% Energy National Inc., 21% Crockett Cogeneration                          Reported above
The PowerSmith Cogeneration Project    7.75% Energy National Inc., 1% Enigen Inc.                                    Reported above
LP
Louisiana Energy Services LP           6.23% Le Paz Inc., 0.52% Graystone Corporation                                Reported above
Jackson Valley Energy Partners LP      48% NRG Energy Jackson Valley II Inc., 2% NRG Energy Jackson Valley I Inc.    Reported above
San Joaquin Valley Energy Partners     43% NRG Energy Jackson Valley II Inc., 2% San Joaquin Valley Energy I Inc.    Reported above
I LP
Kissimee Power Partners LP             99% Okeechobee Power III Inc., 1% Okeechobee Power II Inc.                    Reported above
NRG South Central Generating LLC       50% NRG Central US LLC, 50% South Central Generation Holding LLC              Reported above
SRW Cogeneration Limited Partnership   49% NRG Sabine River Works LP LLC, 1% NRG Sabine River Works GP LLC           Reported above
Valmy Power LLC                        50% NRG Valmy Power Holdings LLC, 50% NRG Valmy Power LLC                     Reported above
Kaufman Cogen LP                       99% NRG Mesquite LLC, 1% NRG Kaufman LLC                                      Reported above
NRG MidAtlantic Generating LLC         50% MidAtlantic Generation Holding LLC, 50% NRG MidAtlantic LLC               Reported above
NRG Northeast Generating LLC           50% Northeast Generation Holding LLC, 50% NRG Eastern LLC                     Reported above
Brazos Valley Energy LP                99% NRG Brazos Valley LP LLC, 1% NRG Brazos Valley GP LLC                     Reported above
Brazos Valley Technology LP            99% NRG Brazos Valley LP LLC, 1% Brazos Valley Energy LP                      Reported above
NRG Ilion Limited Partnership          99% NRG Ilion LP LLC, 1% NRG Rockford Acquisition LLC                         Reported above
Granite Power Partners II LP           79% NRG, 21% NRG Granite Acquisition LLC                                      Reported above
LSP Energy Limited Partnership         99% LSP Batesville Holding LLC, 1% LSP Energy Inc.                            Reported above
Telogia Power Inc.                     67% NRG Telogia Power LLC, 33% SET Telogia Investments LLC                    Reported above

NON-CORPORATE SUBSIDIARIES OF XCEL ENERGY ARE:

              NAME OF SUBSIDIARY                                       TYPE OF ORGANIZATION                 EQUITY INVESTMENT
NSP Financing I                                                           Business Trust                     Reported Above
NSP Financing II                                                          Business Trust                     Reported Above
Nuclear Management Co. LLC                                                      LLC                          Reported Above
Private Fuel Storage LLC                                                        LLC                          Reported Above
Plover LLC                                                                      LLC                          Reported Above
PSCo Capital Trust I                                                      Business Trust                     Reported Above
SPS Capital Trust I                                                       Business Trust                     Reported Above
Northern Colorado Telecommunications LLC                                        LLC                          Reported Above
Johnstown Cogeneration LLC                                                      LLC                          Reported Above
Young Gas Storage Co. Ltd.                                                Ltd Partnership                    Reported Above
Guardian Pipeline LLC                                                           LLC                          Reported Above
XEPS LLC                                                                        LLC                          Reported Above
Natural Station Equipment LLC                                                   LLC                          Reported Above
Xcel Energy Foundation                                                 Charitable Foundation                 Reported Above
7th Street                                                                Ltd Partnership                    Reported Above
Boulder Ridge                                                             Ltd Partnership                    Reported Above
Brickstone Townhouses                                                     Ltd Partnership                    Reported Above
Carter Place                                                              Ltd Partnership                    Reported Above
Central Towers                                                            Ltd Partnership                    Reported Above
City Limits                                                               Ltd Partnership                    Reported Above
Civic Center                                                              Ltd Partnership                    Reported Above
Colfax Prairie                                                            Ltd Partnership                    Reported Above
Cottage Court                                                             Ltd Partnership                    Reported Above
Countryside                                                               Ltd Partnership                    Reported Above
Covington Court                                                           Ltd Partnership                    Reported Above
Cromwell Commons                                                          Ltd Partnership                    Reported Above
Crown Ridge                                                               Ltd Partnership                    Reported Above
Cumberland (12)                                                           Ltd Partnership                    Reported Above
East Creek                                                                Ltd Partnership                    Reported Above
Edenvale                                                                  Ltd Partnership                    Reported Above
Farmington                                                                Ltd Partnership                    Reported Above
Farmington Family                                                         Ltd Partnership                    Reported Above
Granite Hill                                                              Ltd Partnership                    Reported Above
Hearthstone                                                               Ltd Partnership                    Reported Above
Hickory Drive (Plover LLC)                                                      LLC                          Reported Above
Jefferson Heights                                                         Ltd Partnership                    Reported Above
Lakeville Court                                                           Ltd Partnership                    Reported Above
Lyndale                                                                   Ltd Partnership                    Reported Above
Majestic View                                                             Ltd Partnership                    Reported Above
Mankato Townhouses                                                        Ltd Partnership                    Reported Above
Moorhead                                                                  Ltd Partnership                    Reported Above
Northpoint                                                                Ltd Partnership                    Reported Above
Oakdale Village                                                           Ltd Partnership                    Reported Above
Oakgrove                                                                  Ltd Partnership                    Reported Above
Oakwood II                                                                Ltd Partnership                    Reported Above
Oakwood Townhouses                                                        Ltd Partnership                    Reported Above
Park Glen                                                                 Ltd Partnership                    Reported Above
Parkwood Place                                                            Ltd Partnership                    Reported Above
Pheasant Run                                                              Ltd Partnership                    Reported Above
Pheasant View                                                             Ltd Partnership                    Reported Above
Pioneer Building                                                          Ltd Partnership                    Reported Above
Pleasant Valley                                                           Ltd Partnership                    Reported Above
Polynesian Village                                                        Ltd Partnership                    Reported Above
River Run                                                                 Ltd Partnership                    Reported Above
Safe Haven Homes, LLC                                                           LLC                          Reported Above
Scenic View                                                               Ltd Partnership                    Reported Above

Shade Tree                                                                Ltd Partnership                    Reported Above
Shenandoah Woods                                                          Ltd Partnership                    Reported Above
Southview                                                                 Ltd Partnership                    Reported Above
Spring Lake Park                                                          Ltd Partnership                    Reported Above
Stradford Flats                                                           Ltd Partnership                    Reported Above
Summerchase                                                               Ltd Partnership                    Reported Above
Sunrise                                                                   Ltd Partnership                    Reported Above
Timber Ridge                                                              Ltd Partnership                    Reported Above
Tower Terrace                                                             Ltd Partnership                    Reported Above
Vadnais Heights                                                           Ltd Partnership                    Reported Above
Washington Avenue                                                         Ltd Partnership                    Reported Above
Woodland Townhouses                                                       Ltd Partnership                    Reported Above
Woodland Village                                                          Ltd Partnership                    Reported Above
CPC Ltd. Partnership                                                      Ltd Partnership                    Reported Above
Quixx Mountain Holdings LLC                                                     LLC                          Reported Above
Front Range Energy Associates LLC                                               LLC                          Reported Above
Borger Energy Associates LP                                               Ltd Partnership                    Reported Above
Denver City Energy Associates LP                                          Ltd Partnership                    Reported Above
Quixx WRR LP                                                              Ltd Partnership                    Reported Above
Windpower Partners 1994 LP                                                Ltd Partnership                    Reported Above
KES Jamaica LP                                                            Ltd Partnership                    Reported Above
Quixx Linden LP                                                           Ltd Partnership                    Reported Above
Carolina Energy LP                                                        Ltd Partnership                    Reported Above
BCH Energy LP                                                             Ltd Partnership                    Reported Above
Quixx Louisville LLC                                                            LLC                          Reported Above
YPG Holdings LLC                                                                LLC                          Reported Above
WYCO Development LLC                                                            LLC                          Reported Above

NON-CORPORATE SUBSIDIARIES OF NRG ARE:

                              NAME OF SUBSIDIARY                                    TYPE OF ORGANIZATION        EQUITY INVESTMENT
---------------------------------------------------------------------               --------------------        -----------------
Berrians I Gas Turbine Power LLC                                                            LLC                  Reported Above
NRG New Jersey Energy Sales LLC                                                             LLC                  Reported Above
Entrade Poland Sp. z.o.o.                                                                   LLC                  Reported Above
Commonwealth Atlantic Power LLC                                                             LLC                  Reported Above
James River Power LLC                                                                       LLC                  Reported Above
NRG Energy Insurance Ltd.                                                                   LLC                  Reported Above
NRG Audrain Holding LLC                                                                     LLC                  Reported Above
NRG Woodland Operations LLC                                                                 LLC                  Reported Above
NRG McClain LLC                                                                             LLC                  Reported Above
NRG Newberry Generation LLC                                                                 LLC                  Reported Above
NRG Northern Ohio Generating LLC                                                            LLC                  Reported Above
NRG Ohio Ash Disposal LLC                                                                   LLC                  Reported Above
NRG Lakeshore Generating LLC                                                                LLC                  Reported Above
NRG Ashtabula Gnerating LLC                                                                 LLC                  Reported Above
Montauk-NEO Gasco, LLC                                                                      LLC                  Reported Above
MN San Bernardino Gasco I LLC                                                               LLC                  Reported Above
San Bernardino Landfill Gas Limited Partnership, a California limited                 Ltd Partnership            Reported Above
partnership
MN San Bernardino Gasco II LLC                                                              LLC                  Reported Above
NEO Fresh Kills LLC                                                                         LLC                  Reported Above
Fresh Gas LLC                                                                               LLC                  Reported Above
NEO-Montauk Genco Management LLC                                                            LLC                  Reported Above
NEO-Montauk Genco LLC                                                                       LLC                  Reported Above
NM Colton Genco LLC                                                                         LLC                  Reported Above
NM Mid Valley Genco LLC                                                                     LLC                  Reported Above
NM San Timoteo Genco LLC                                                                    LLC                  Reported Above
NM Milliken Genco LLC                                                                       LLC                  Reported Above
MM San Bernardino Energy LLC                                                                LLC                  Reported Above
NEO Chester-Gen LLC                                                                         LLC                  Reported Above

NEO Freehold-Gen LLC                                                                        LLC                  Reported Above
NEO Toledo-Gen LLC                                                                          LLC                  Reported Above
NEO California Power LLC                                                                    LLC                  Reported Above
Four Hills LLC                                                                              LLC                  Reported Above
NEO Burnsville LLC                                                                          LLC                  Reported Above
NEO Corona LLC                                                                              LLC                  Reported Above
NEO Eire LLC                                                                                LLC                  Reported Above
NEO Ft. Smith LLC                                                                           LLC                  Reported Above
NEO Hackensack LLC                                                                          LLC                  Reported Above
NEO Martinez LLC                                                                            LLC                  Reported Above
NEO Nashville LLC                                                                           LLC                  Reported Above
NEO Northern Tier LLC                                                                       LLC                  Reported Above
NEO Phoenix LLC                                                                             LLC                  Reported Above
NEO Prima Deschecha LLC                                                                     LLC                  Reported Above
NEO Riverside LLC                                                                           LLC                  Reported Above
NEO SKB LLC                                                                                 LLC                  Reported Above
NEO Tajiguas LLC                                                                            LLC                  Reported Above
NEO Woodville LLC                                                                           LLC                  Reported Above
NEO El Sobrante LLC                                                                         LLC                  Reported Above
NEO Tri-Cities LLC                                                                          LLC                  Reported Above
MM Ft. Smith Energy LLC                                                                     LLC                  Reported Above
NEO MESI LLC                                                                                LLC                  Reported Above
MESI Fuel Station #1 LLC                                                                    LLC                  Reported Above
Minnesota Methane II LLC                                                                    LLC                  Reported Above
MM Burnsville Energy LLC                                                                    LLC                  Reported Above
Suncook Energy LLC                                                                          LLC                  Reported Above
Landfill Power LLC                                                                          LLC                  Reported Above
Northbrook Energy LLC                                                                       LLC                  Reported Above
Northbrook Carolina Hydro II LLC                                                            LLC                  Reported Above
Northbrook Carolina Hydro LLC                                                               LLC                  Reported Above
Northbrook New York LLC                                                                     LLC                  Reported Above
Minnesota Methane LLC                                                                       LLC                  Reported Above
MM Albany Energy LLC                                                                        LLC                  Reported Above
MM Cuyahoga Energy LLC                                                                      LLC                  Reported Above
MM Hartford Energy LLC                                                                      LLC                  Reported Above
MM Lopez Energy LLC                                                                         LLC                  Reported Above
MM Lowell Energy LLC                                                                        LLC                  Reported Above
MM Prince William Energy LLC                                                                LLC                  Reported Above
MM San Diego LLC                                                                            LLC                  Reported Above
MM Spokane Energy LLC                                                                       LLC                  Reported Above
MM Tacoma LLC                                                                               LLC                  Reported Above
MM Taunton Energy LLC                                                                       LLC                  Reported Above
MM Tomoka Farms Energy LLC                                                                  LLC                  Reported Above
MM Tulare Energy LLC                                                                        LLC                  Reported Above
MM West Covina LLC                                                                          LLC                  Reported Above
MM Yolo Power LLC                                                                           LLC                  Reported Above
O'Brien Biogas IV LLC                                                                       LLC                  Reported Above
Minnesota Methane Holdings LLC                                                              LLC                  Reported Above
MM Biogas Power LLC                                                                         LLC                  Reported Above
MM Corona Energy LLC                                                                        LLC                  Reported Above
MM Hackensack Energy LLC                                                                    LLC                  Reported Above
MM Nashville Energy LLC                                                                     LLC                  Reported Above
MM Prima Deshecha Energy LLC                                                                LLC                  Reported Above
MM SKB Energy LLC                                                                           LLC                  Reported Above
MM Tajiguas Energy LLC                                                                      LLC                  Reported Above
MM Woodville Energy LLC                                                                     LLC                  Reported Above
MM El Sobrante Energy LLC                                                                   LLC                  Reported Above
MM Northern Tier Energy LLC                                                                 LLC                  Reported Above
MM Phoenix Energy LLC                                                                       LLC                  Reported Above
MM Riverside LLC                                                                            LLC                  Reported Above
MM Tri-Cities Energy LLC                                                                    LLC                  Reported Above

NEO Albany LLC                                                                              LLC                  Reported Above
NEO Cuyahoga LLC                                                                            LLC                  Reported Above
NEO Edgeboro LLC                                                                            LLC                  Reported Above
NEO Fitchburg LLC                                                                           LLC                  Reported Above
NEO Hartford LLC                                                                            LLC                  Reported Above
NEO Lopez Canyon LLC                                                                        LLC                  Reported Above
NEO Lowell LLC                                                                              LLC                  Reported Above
NEO Prince William LLC                                                                      LLC                  Reported Above
NEO San Diego LLC                                                                           LLC                  Reported Above
NEO Spokane LLC                                                                             LLC                  Reported Above
NEO Tacoma LLC                                                                              LLC                  Reported Above
NEO Taunton LLC                                                                             LLC                  Reported Above
NEO Tomoka Farms LLC                                                                        LLC                  Reported Above
NEO Tulare LLC                                                                              LLC                  Reported Above
NEO West Covina LLC                                                                         LLC                  Reported Above
NEO Yolo LLC                                                                                LLC                  Reported Above
NRG Andean Development Ltda.                                                                LLC                  Reported Above
NRG Pacific Corporate Services Pty Ltd.                                              Co. Ltd. by Shares          Reported Above
Cobee Energy Development LLC                                                                LLC                  Reported Above
Eastern Generation Services (India) Private Limited                                   Private Ltd. Co.           Reported Above
Flinders Power Partnership                                                              Partnership              Reported Above
Enfield Operations LLC                                                                      LLC                  Reported Above
Gladstone Power Station Joint Venture                                                Unincorporated JV           Reported Above
Kraftwerk Schkopau GbR                                                                 Joint Venture             Reported Above
NRG Taiwan Holdings Company Limited                                                  Co. Ltd. by Shares          Reported Above
Camas Power Boiler Limited Partnership                                                Ltd Partnership            Reported Above
Energy Investors Fund LP                                                              Ltd Partnership            Reported Above
Penobscot Energy Recovery Company                                                           LLC                  Reported Above
Maine Energy Recovery Company                                                               LLC                  Reported Above
The PowerSmith Cogeneration Project Limited Partnership                               Ltd Partnership            Reported Above
Orrington Waste Ltd. Limited Partnership                                              Ltd Partnership            Reported Above
ENI Crockett Limited Partnership                                                      Ltd Partnership            Reported Above
Crockett Cogeneration, a California Limited Partnership                               Ltd Partnership            Reported Above
ONSITE/US Power Limited Partnership No. 1                                             Ltd Partnership            Reported Above
Mt. Poso Cogeneration Company, a California Limited Partnership                       Ltd Partnership            Reported Above
Turners Falls Limited Partnership                                                     Ltd Partnership            Reported Above
Kingston Cogeneration Limited Partnership                                             Ltd Partnership            Reported Above
Project Finance Fund III LP                                                           Ltd Partnership            Reported Above
Cadillac Renewable Energy LLC                                                               LLC                  Reported Above
Mid-Continent Power Company LLC                                                             LLC                  Reported Above
Minnseota Waste Processing Company LLC                                                      LLC                  Reported Above
Lakefield Junction LLC                                                                      LLC                  Reported Above
Jackson Valley Energy Partners LP                                                     Ltd Partnership            Reported Above
San Joaquin Valley Energy Partners I LP                                               Ltd Partnership            Reported Above
Kissimee Power Partners Limited Partnership                                           Ltd Partnership            Reported Above
NRG Processing Solutions LLC                                                                LLC                  Reported Above
NRG ComLease LLC                                                                            LLC                  Reported Above
NRG Energy Center Round Mountain LLC                                                        LLC                  Reported Above
NRG Energy Center Smyrna LLC                                                                LLC                  Reported Above
NRG Energy Center Minneapolis LLC                                                           LLC                  Reported Above
NRG Energy Center San Diego LLC                                                             LLC                  Reported Above
NRG Energy Center Washco LLC                                                                LLC                  Reported Above
NRG Thermal Operating Services LLC                                                          LLC                  Reported Above
NRG Energy Center Dover LLC                                                                 LLC                  Reported Above
NRG Energy Center Pittsburgh LLC                                                            LLC                  Reported Above
NRG Energy Center San Francisco LLC                                                         LLC                  Reported Above
NRG Rocky Road LLC                                                                          LLC                  Reported Above
Rocky Road Power LLC                                                                        LLC                  Reported Above
Termo Santander Holding (Alpha) LLC                                                         LLC                  Reported Above
NRG Connecticut Generating LLC                                                              LLC                  Reported Above
NRG Connecticut Equipment LLC                                                               LLC                  Reported Above

South Central Generation Holding LLC                                                        LLC                  Reported Above
NRG Central US LLC                                                                          LLC                  Reported Above
NRG South Central Generating LLC                                                            LLC                  Reported Above
Big Cajun II Unit 4 LLC                                                                     LLC                  Reported Above
NRG Bayou Cove LLC                                                                          LLC                  Reported Above
Louisiana Generating LLC                                                                    LLC                  Reported Above
NRG New Roads Holdings LLC                                                                  LLC                  Reported Above
Big Cajun I Peaking Power LLC                                                               LLC                  Reported Above
NRG Sabine River Works GP LLC                                                               LLC                  Reported Above
NRG Sabine River Works LP LLC                                                               LLC                  Reported Above
SRW Cogeneration Limited Partnership                                                  Ltd Partnership            Reported Above
NRG Sterlington Power LLC                                                                   LLC                  Reported Above
NRG Valmy Power Holdings LLC                                                                LLC                  Reported Above
NRG Valmy Power LLC                                                                         LLC                  Reported Above
Valmy Power LLC                                                                             LLC                  Reported Above
NRG Kaufman LLC                                                                             LLC                  Reported Above
NRG Mesquite LLC                                                                            LLC                  Reported Above
Kaufman Cogen LP                                                                      Ltd Partnership            Reported Above
Meriden Gas Turbgines LLC                                                                   LLC                  Reported Above
Saguaro Power LLC                                                                           LLC                  Reported Above
Saguaro Power Company, a Limited Partnership                                          Ltd Partnership            Reported Above
WCP (Generation) Holdings LLC                                                               LLC                  Reported Above
West Coast Power LLC                                                                        LLC                  Reported Above
Long Beach Generations LLC                                                                  LLC                  Reported Above
El Segundo Power LLC                                                                        LLC                  Reported Above
Cabrillo Power I LLC                                                                        LLC                  Reported Above
Cabrillo Power II LLC                                                                       LLC                  Reported Above
El Segundo Power II LLC                                                                     LLC                  Reported Above
Southwest Power Holdings LLC                                                                LLC                  Reported Above
Southwest Generation LLC                                                                    LLC                  Reported Above
Clark Power LLC                                                                             LLC                  Reported Above
Reid Gardner Power LLC                                                                      LLC                  Reported Above
MidAtlantic Generation Holding LLC                                                          LLC                  Reported Above
NRG MidAtlantic LLC                                                                         LLC                  Reported Above
NRG MidAtlantic Generating LLC                                                              LLC                  Reported Above
Conemaugh Power LLC                                                                         LLC                  Reported Above
Indian River Power LLC                                                                      LLC                  Reported Above
Keystone Power LLC                                                                          LLC                  Reported Above
Vienna Power LLC                                                                            LLC                  Reported Above
Northeast Generation Holding LLC                                                            LLC                  Reported Above
NRG Eastern LLC                                                                             LLC                  Reported Above
NRG Northeast Generating LLC                                                                LLC                  Reported Above
Dunkirk Power LLC                                                                           LLC                  Reported Above
Huntley Power LLC                                                                           LLC                  Reported Above
Astoria Gas Turbine Power LLC                                                               LLC                  Reported Above
Arthur Kill Power LLC                                                                       LLC                  Reported Above
Somerset Power LLC                                                                          LLC                  Reported Above
Oswego Harbor Power LLC                                                                     LLC                  Reported Above
Connecticut Jet Power LLC                                                                   LLC                  Reported Above
Devon Power LLC                                                                             LLC                  Reported Above
Middletown Power lLC                                                                        LLC                  Reported Above
Montville Power LLC                                                                         LLC                  Reported Above
Norwalk Power LLC                                                                           LLC                  Reported Above
NRG Brazos Valley GP LLC                                                                    LLC                  Reported Above
NRG Brazos Valley LP LLC                                                                    LLC                  Reported Above
Brazos Valley Energy LP                                                               Ltd Partnership            Reported Above
NRG Brazos Valley Technology LP LLC                                                         LLC                  Reported Above
Brazos Valley Technology LP                                                           Ltd Partnership            Reported Above
NRG Capital LLC                                                                             LLC                  Reported Above
NRG Finance Company I LLC                                                                   LLC                  Reported Above
NRG Turbines LLC                                                                            LLC                  Reported Above

NRG Capital II LLC                                                                          LLC                  Reported Above
NRG Peaker Finance Company LLC                                                              LLC                  Reported Above
NRG Ilion LP LLC                                                                            LLC                  Reported Above
NRG Ilion Limited Partnership                                                         Ltd Partnership            Reported Above
NRG Rockford Equipment LLC                                                                  LLC                  Reported Above
NRG Rockford LLC                                                                            LLC                  Reported Above
NRG Rockford Acquisition LLC                                                                LLC                  Reported Above
NRG Bourbonnais Equipment LLC                                                               LLC                  Reported Above
NRG Rockford Equipment II LLC                                                               LLC                  Reported Above
NRG Rockford II LLC                                                                         LLC                  Reported Above
NRG Bourbonnais LLC                                                                         LLC                  Reported Above
NRG Equipment Company LLC                                                                   LLC                  Reported Above
LS Power Management LLC                                                                     LLC                  Reported Above
NRG Granite Acquisition LLC                                                                 LLC                  Reported Above
Granite Power Partners II LP                                                          Ltd Partnership            Reported Above
LSP-Pike Energy LLC                                                                         LLC                  Reported Above
LSP-Nelson Energy LLC                                                                       LLC                  Reported Above
NRG Nelson Turbines LLC                                                                     LLC                  Reported Above
LSP-Hardee Energy LLC                                                                       LLC                  Reported Above
Granite II Holding LLC                                                                      LLC                  Reported Above
LSP Equipment LLC                                                                           LLC                  Reported Above
LSP-Denver City Inc.                                                                        LLC                  Reported Above
LSP-Kendall Energy LLC                                                                      LLC                  Reported Above
GPP Investors I LLC                                                                         LLC                  Reported Above
Denver City Energy Associates LP                                                            LLC                  Reported Above
LSP Batesville Holding LLC                                                                  LLC                  Reported Above
LSP Energy Limited Partnership                                                        Ltd Partnership            Reported Above
NRG Batesville LLC                                                                          LLC                  Reported Above
NRG Telogia Power LLC                                                                       LLC                  Reported Above
Timber Energy Resources Inc.                                                                LLC                  Reported Above

SUBSIDIARIES ADDED DURING THE YEAR BY XCEL ENERGY WERE:

                                    DATE OF         STATE OF
      NAME OF SUBSIDIARY          INCORP./ACQ.    INCORPORATION                       DESCRIPTION
------------------------------    ------------    -------------     -----------------------------------------------------
Xcel Energy Transco, Inc.          05/31/2002        Delaware       Owns TRANSLink Development Company LLC
TRANSLink Development Co. LLC      06/01/2002        Delaware       Setup to plan, manage and operate transmission assets
NRG Acquisition Company LLC        03/01/2002        Delaware       For acquisition of NRG Energy Inc.

SUBSIDIARIES ADDED DURING THE YEAR BY NRG WERE:

                                             DATE OF        STATE OF
           NAME OF SUBSIDIARY              INCORP./ACQ.   INCORPORATION                         DESCRIPTION
----------------------------------------   ------------   -------------    ---------------------------------------------------------
NRG Andean Development Ltda.                01/11/2002     Bolivia         Development office for Andean region
NRG Ohio Ash Disposal LLC                   01/16/2002     Delaware        Will own the ash disposal assets
NRG Lakeshore Generating LLC                01/16/2002     Delaware        Currently a shell company that may be used as operating
                                                                           entity
NRG Ashtabula Generating LLC                01/16/2002     Delaware        Currently a shell company that may be used as operating
                                                                           entity
NRG Power Options Inc.                      02/04/2002     Delaware        Develops, owns and operates small cogeneration projects
                                                                           in the US
NRG Nelson Turbines LLC                     02/19/2002     Delaware        Captive retailer for Nelson project
NM Colton Genco LLC                         03/18/2002     Delaware        Owns and operates landfill gas fueled electric generating
                                                                           facility on Colton landfill
NM Mid Valley Genco LLC                     03/18/2002     Delaware        Owns and operates landfill gas fueled electric generating
                                                                           facility on Mid Valley landfill
NM San Timoteo Genco LLC                    03/18/2002     Delaware        Owns and operates landfill gas fueled electric generating
                                                                           facility on San Timoteo landfill
NM Milliken Genco LLC                       03/18/2002     Delaware        Owns and operates landfill gas fueled electric generating
                                                                           facility on Milliken landfill
NRG Woodland Operations LLC                 03/18/2002     Delaware        Operates facility in Woodland, CA

Entrade Poland Sp. z.o.o.                   03/19/2002     Poland          Polish branch of Entrade GmbH
NRG New Jersey Energy Sales LLC             03/22/2002     Delaware        Energy marketer in New Jersey
NRG Peaker Finance Company LLC              04/01/2002     Delaware        Primarily to issue bonds secured by peaker assets owned
                                                                           by an affiliate, loaning of the money to such affiliates,
                                                                           etc.
NRG Eastlake Operations Inc.                04/09/2002     Delaware        Currently a shell company that may be used as operating
                                                                           entity
NRG Lakeshore Operations Inc.               04/09/2002     Delaware        Special purpose operating company to provide O&M services
                                                                           contract to Lakeshore Plant
NRG Ashtabula Operations Inc.               04/09/2002     Delaware        Special purpose operating company to provide O&M services
                                                                           contract to Ashtabula Plant
NRG Bay Shore Operations Inc.               04/09/2002     Delaware        Currently a shell company that may be used as operating
                                                                           entity
NRG Capital II LLC                          04/22/2002     Delaware        Holds the membership interest in NRG Peaker Finance
                                                                           Company LLC
NRG Connecticut Equipment LLC               09/20/2002     Delaware        Captive retailer for holding the Meriden turbines and
                                                                           deferring sales/use tax liability
Cobee Holdings Inc. was converted to        12/12/2002     Delaware        Domestic holding company for Tosli Investments BV in
Cobee Holdings LLC                                                         Latin America
NRG International Inc. was converted to     11/18/2002     Delaware        Domestic holding company
NRG International LLC
NRG Thermal Corporation was converted to    12/31/2002     Delaware        Sole member of all the LLCs under the new thermal
NRG Thermal LLC                                                            restructuring
NRG Thermal Services Inc. was converted to  12/31/2002     Delaware        This entity will hold the chiller plant assets and diesel
NRG Thermal Services LLC                                                   services business for NRG Energy Center Harrisburg Inc.
NRG West Coast Inc. was converted to NRG    12/31/2002     Delaware        Act as holding company for West Coast LLCs
West Coast LLC

CHANGES IN THE STATUS OF EXISTING SUBSIDIARIES OF XCEL ENERGY ARE:

                                              STATUS
      NAME OF SUBSIDIARY                      CHANGE                                  DESCRIPTION
-------------------------------             -----------           ---------------------------------------------------
PS Colorado Credit Corp                      Dissolved            Dissolved - 7/19/2002
Planergy (Delaware) Inc.                     Dissolved            Dissolved - 7/31/2002
Planergy Midwest Inc.                        Dissolved            Dissolved - 7/31/2002
Planergy New York Inc.                       Dissolved            Dissolved - 7/31/2002
First Midwest Auto Park Inc.                 Dissolved            Dissolved - 12/12/2002
Xcel Energy Retail Propane Inc.             Name Change           Changed to - Xcel Energy Products and Services Inc.
Energy Masters International Inc.           Name Change           Changed to - Planergy Housing Inc.
NRG Acquisition Company LLC                    Merged             Merged to - NRG Energy Inc. - 6/3/2002

CHANGES IN THE STATUS OF EXISTING SUBSIDIARIES OF NRG ARE:

                                                   STATUS
           NAME OF SUBSIDIARY                      CHANGE                DESCRIPTION
-----------------------------------------         ---------              -----------
B.L. England Power LLC                            Dissolved                6/18/2002
Cobee Holdings Inc.                               Dissolved               12/12/2002
Collinsville Operations Pty Ltd.                  Dissolved                8/28/2002
Csepeli Aramtermelo Kft.                          Dissolved               12/13/2002
Csepeli Eromu Rt.                                 Dissolved               12/13/2002
Deepwater Power LLC                               Dissolved                6/18/2002
ECK Generating s.r.o.                             Dissolved               12/13/2002
Energy Developments Limited                       Dissolved                8/28/2002
Entrade d.o.o.                                    Dissolved               12/13/2002
Entrade Deutschland GmbH                          Dissolved               12/13/2002
Entrade GmbH                                      Dissolved               12/13/2002
Entrade Poland Sp. z.o.o.                         Dissolved               12/13/2002
Entrade s.r.o.                                    Dissolved               12/13/2002
ESOCO Fayetteville Inc.                           Dissolved                3/12/2002
ESOCO Wilson Inc.                                 Dissolved                3/12/2002
Graystone Corporation                             Dissolved                7/24/2002
Kanel Kangal Elektrik Limited Sirketi             Dissolved               12/13/2002
Le Paz Inc.                                       Dissolved                7/24/2002

LFG Partners LLC                                  Dissolved                1/22/2002
Louisiana Energy Services LP                      Dissolved                4/16/2002
Matra Powerplant Holding BV                       Dissolved               12/13/2002
MM Erie Power LLC                                 Dissolved                1/22/2002
NEO ECO 11 LLC                                    Dissolved                1/22/2002
NRG Audrain Bondco LLC                            Dissolved                1/16/2002
NRG Csepel Energia Kft.                           Dissolved               12/31/2002
NRG Energy Center Grand Forks LLC                 Dissolved                6/20/2002
NRG Energy CZ s.r.o.                              Dissolved               12/13/2002
NRG International Acquisition Partnership         Dissolved                 7/3/2002
NRG Lakefield Junction LLC                        Dissolved               10/23/2002
NRG Louisiana LLC                                 Dissolved               10/23/2002
NRG Nelson Equipment LLC                          Dissolved                2/19/2002
NRG New Roads Generating LLC                      Dissolved               10/23/2002
NRGenerating Holdings (No. 1) BV                  Dissolved                7/27/2002
NRGenerating Holdings (No. 17) BV                 Dissolved                11/4/2002
NRGenerating Holdings (No. 9) BV                  Dissolved                11/4/2002
Pacific Crockett Energy Inc.                      Dissolved               11/22/2002
Pacific Kingston Energy Inc.                      Dissolved               12/21/2002
Pacific Recycling Energy Inc.                     Dissolved                2/21/2002
Prva Regulacna s.r.o.                             Dissolved               12/13/2002
Sunnyside Operations Associates LP                Dissolved                1/10/2002

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

During 2002, there were five sales of utility assets, which involved consideration of more than $1 million:

    1.   PSCo sold its property on 38th & Holly for $2,805,832.

    2.   PSCo sold its property on 5th & Walnut for $2,070,629.

    3.   SPS sold its Roswell Office for $1,724,100.

    4.   SPS sold an airplane for $9,004,964.

    5.   NSP-Wisconsin sold its Railroad & Barstow Facility for $1,090,722.

During 2002, there were no acquisitions of utility assets, which involved consideration of more than $1 million.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Excluding transactions reported in a certificate filed pursuant to Rule 24, the table below provides a brief description of issuances, sales or pledges of securities of system companies or guaranty or assumption by system companies of securities of other persons, including system companies or exempted subsidiaries.

                                                            NAMES OF COMPANY
                 NAME OF ISSUER                         ISSUING, GUARANTEEING, OR      DATE OF                         AUTHORIZATION
               AND TITLE OF ISSUE                          ASSUMING SECURITIES       TRANSACTION    CONSIDERATION      OR EXEMPTION
                       (1)                                         (2)                   (3)             (4)               (5)
--------------------------------------------------      --------------------------   -----------    ---------------   --------------
Energy Masters International
Surety Bonds for various purposes including notary bonds and performance bonds

    End of year balance                                       Energy Masters         12/31/2002          1,202,000       Rule 45
    Highest balance during the year                           International          12/31/2002          1,202,000

Northern States Power Company-Minnesota
Surety Bonds for various purposes including performance bonds, right of way bonds and various license and permits.

    End of year balance                                   Northern States Power      12/31/2002            204,250       Rule 45
    Highest balance during the year                         Company-Minnesota        12/31/2002            204,250

Public Service Company of Colorado
Surety Bonds for performance and payment
    End of year balance                                   Public Service Company     12/31/2002            500,000       Rule 45
    Highest balance during the year                            of Colorado           12/31/2002            500,000

Utility Engineering
Surety Bonds for performance and payment
    End of year balance                                    Utility Engineering       12/31/2002        491,838,526       Rule 45
    Highest balance during the year                                                  12/31/2002        491,838,526

Planergy ABB Kentucky                                            Planergy             1/17/2002            974,325       Rule 52

                                                             NAMES OF COMPANY
                    NAME OF ISSUER                       ISSUING, GUARANTEEING, OR       DATE OF                       AUTHORIZATION
                  AND TITLE OF ISSUE                       ASSUMING SECURITIES         TRANSACTION     CONSIDERATION   OR EXEMPTION
                          (1)                                      (2)                     (3)              (4)             (5)
-------------------------------------------------------  -------------------------    --------------   -------------   -------------
NRG Finance Co. I LLC                                    Various NRG Subsidiaries        May 2001      1,081,000,000      Rule 52
Due March 2006, wtd avg 2002 rate 4.92%

Brazos Valley LLC                                          NRG - Brazos Valley           June 2001       194,362,000      Rule 52
Due June 2008, wtd avg 2002 rate 4.41%

NRG Energy revolving line of credit, highest                       NRG                  March 2002     1,000,000,000      Rule 52
outstanding 12/31/02, wtd avg rate 5.14%

Kendall working capital line of credit, $0                    NRG - Kendall            January 2001        6,000,000      Rule 52
outstanding during 2002

Brazos Valley working capital line of credit, $0           NRG - Brazos Valley           June 2001         8,000,000      Rule 52
outstanding during 2002

MidAtlantic Generating working capital line of credit,      NRG - MidAtlantic          November 2000       6,000,000      Rule 52
highest outstanding on 12/31/02, wtd avg rage 4.41%

NRG McClain LLC working capital line of credit, highest        NRG McClain             November 2001       8,000,000      Rule 52
outstanding on 12/31/02, wtd avg rate 4.55%

South Central working capital, highest outstanding on      NRG - South Central          March 2001        40,000,000      Rule 52
06/17/2002, wtd avg rate 3.03%

Flinders refurbishment facility agreement                     NRG - Flinders            March 2002        17,288,267      Rule 52

Itiquira Eletrobras' preferred shares                         NRG - Itiquira           November 2002       4,237,500      Rule 52

Cahua loan with Banco Financiero                               NRG - Cahua               June 2002         1,450,000      Rule 52

NRG Letter of Credit with ANZ                                   NRG Energy             December 2002      14,214,918      Rule 52

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

The table below provides a brief description of any system securities acquired, redeemed or retired, whether the securities have been extinguished or held for further disposition, and the authorization or exemption relied on.

                                                         NAMES OF COMPANY                         EXTINGUISHED (EXT)
                  NAME OF ISSUER                     ACQUIRING, REDEEMING OR                       OR HELD (H) FOR     AUTHORIZATION
                AND TITLE OF ISSUE                     RETIRING SECURITIES       CONSIDERATION   FURTHER DISPOSITION    OR EXEMPTION
                        (1)                                    (2)                    (3)                (4)                (5)
--------------------------------------------------   -----------------------     -------------   -------------------   -------------
Viking Gas Transmission Co. Series A                          Viking              (2,133,324)            EXT              Rule 42

Viking Gas Transmission Co. Series B                          Viking                (360,000)            EXT              Rule 42

Viking Gas Transmission Co. Series C                          Viking                (933,333)            EXT              Rule 42

Viking Gas Transmission Co. Series D                          Viking              (1,333,334)            EXT              Rule 42

Planergy PESC Nisshinbo                                      Planergy                (27,502)            EXT              Rule 42

Planergy PESC Domtar                                         Planergy                (55,584)            EXT              Rule 42

Planergy PESC Newark                                         Planergy                (32,331)            EXT              Rule 42

Planergy PESC Mobil                                          Planergy               (168,700)            EXT              Rule 42

Planergy PESC Chevron                                        Planergy               (362,965)            EXT              Rule 42

Planergy PSTI Fina                                           Planergy                (22,493)            EXT              Rule 42

Planergy PSTI Mobil Bevil Oaks                               Planergy                (67,563)            EXT              Rule 42

Planergy PSTI Mobil Fairfield                                Planergy                (67,563)            EXT              Rule 42

Planergy PSTI Mobil Grapeland                                Planergy               (163,335)            EXT              Rule 42

Planergy PSTI Mobil Keller                                   Planergy               (114,618)            EXT              Rule 42

Planergy PSHI Tejas                                          Planergy               (174,515)            EXT              Rule 42

Planergy PI Academic Capital Ohio                            Planergy               (159,545)            EXT              Rule 42

Planergy PI Academic Capital Ontario                         Planergy                (91,581)            EXT              Rule 42

Planergy PI ABB Atlanta                                      Planergy               (761,233)            EXT              Rule 42

Planergy PI ABB Kentucky                                     Planergy               (820,826)            EXT              Rule 42

Planergy PI ABB Chicago ML                                   Planergy             (1,033,917)            EXT              Rule 42

Planergy Beale                                               Planergy             (6,754,704)            EXT              Rule 42

Planergy Eielson                                             Planergy             (2,661,161)            EXT              Rule 42

Planergy USCGEC                                              Planergy               (874,563)            EXT              Rule 42

Planergy Picatinny 2                                         Planergy             (2,222,469)            EXT              Rule 42

Planergy Picatinny 3                                         Planergy             (3,359,761)            EXT              Rule 42

Eloigne Co's. Affordable Housing Project Mortgages         Eloigne Co.            (6,503,052)            EXT              Rule 42

NSP-Minnesota Ramsey/Washington Resource Recovery
Bonds                                                     NSP-Minnesota           (2,080,000)            EXT              Rule 42

NSP-Minnesota Mankato Service Center Mortgage             NSP-Minnesota              (19,466)            EXT              Rule 42

NSP-Minnesota Public Improvements Assessments             NSP-Minnesota              (26,905)            EXT              Rule 42

NSP-Minnesota Monticello Pollution Control Bonds          NSP-Minnesota             (150,000)            EXT              Rule 42

NSP-Minnesota Monticello Pollution Control Bonds          NSP-Minnesota             (100,000)            EXT              Rule 42

NSP-Minnesota Red Wing Pollution Control Bonds            NSP-Minnesota             (500,000)            EXT              Rule 42

NSP-Minnesota Anoka Resource Recovery Bonds               NSP-Minnesota           (2,000,000)            EXT              Rule 42

NSP-Minnesota ESOP Loans                                  NSP-Minnesota           (2,603,370)            EXT              Rule 42

NSP-Wisconsin Ft. McCoy Acquisition Loan                  NSP-Wisconsin              (33,785)            EXT              Rule 42

PSCo Secured Medium Term Notes Series A                        PSCo               (5,000,000)            EXT              Rule 42

PSCo Secured Medium Term Notes Series A                        PSCo               (5,000,000)            EXT              Rule 42

PSCo Secured Medium Term Notes Series A                        PSCo               (5,000,000)            EXT              Rule 42

PSCo First Mortgage Bonds                                      PSCo               (1,500,000)            EXT              Rule 42

                                               NAMES OF COMPANY                                 EXTINGUISHED (EXT)
           NAME OF ISSUER                   ACQUIRING, REDEEMING OR                              OR HELD (H) FOR      AUTHORIZATION
         AND TITLE OF ISSUE                   RETIRING SECURITIES            CONSIDERATION     FURTHER DISPOSITION    OR EXEMPTION
                (1)                                   (2)                         (3)                  (4)                 (5)
-----------------------------------   ----------------------------------     -------------     -------------------    -------------
NRG Energy Center Minneapolis LLC     NRG Energy Center Minneapolis LLC        (3,605,677)              H                Rule 42

NRG Energy Center Minneapolis LLC     NRG Energy Center Minneapolis LLC          (703,483)              H                Rule 42

NRG Energy Center San Diego LLC       NRG Energy Center San Diego LLC            (522,938)              H                Rule 42

NRG Energy Center Pittsburgh LLC      NRG Energy Center Pittsburgh LLC         (1,100,000)              H                Rule 42

NRG Energy Center San Francisco LLC   NRG Energy Center San Francisco LLC      (1,425,000)              H                Rule 42

Camas Power Boiler LP                 Camas Power Boiler LP                    (3,048,331)              H                Rule 42

NRG Term Loan Facility                NRG Term Loan Facility                 (600,000,000)             EXT               Rule 42

South Central Working Capital         South Central Working Capital           (40,000,000)             EXT               Rule 42

Crockett                              Crockett                               (234,500,000)             EXT               Rule 42

NRG Peaker Finance LLC                NRG Peaker Finance LLC                   (5,638,000)              H                Rule 42

NRG Northeast Generating Bond         NRG Northeast Generating Bond           (53,500,000)              H                Rule 42

NRG South Central Generating Bond     NRG South Central Generating Bond       (12,750,000)              H                Rule 42

LSP Energy Batesville                 LSP Energy Batesville                    (7,575,000)              H                Rule 42

NRG MidAtlantic Generating LLC        NRG MidAtlantic Generating LLC           (6,600,570)              H                Rule 42

LSP Kendall Energy                    LSP Kendall Energy                       (3,747,000)              H                Rule 42

NRG McClain                           NRG McClain                              (2,597,333)              H                Rule 42

NEO                                   NEO                                     (12,182,848)             EXT               Rule 42

Cobee                                 Cobee                                    (9,450,000)              H                Rule 42

Flinders                              Flinders                                 (1,143,052)              H                Rule 42

Hsinchu I                             Hsinchu I                                  (450,379)              H                Rule 42

Killingholme                          Killingholme                             (4,539,354)              H                Rule 42

Cahua                                 Cahua                                    (6,160,919)              H                Rule 42

Pacasmayo                             Pacasmayo                                (2,837,803)              H                Rule 42

Saale                                 Saale                                   (21,437,535)              H                Rule 42

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

For each system company, excluding subsidiaries exempted from regulation as such pursuant to Section 3(d), securities representing obligations of customers incurred in the ordinary course of business, and temporary cash report as of the end of the year:

1. Aggregate amount of investments in persons operating in the retail service area of the owner, or of its subsidiaries. State the number of persons included. If investments were made pursuant to State law, cite the State law under which they were made.

   COMPANY         SHARES             PERSONS                   BOOK VALUE
-------------      ------    --------------------------         ----------
NSP-Minnesota                Economic Development Loans          2,075,149
NSP-Minnesota                Affordable Housing                  1,798,518
NSP-Minnesota                Other Investments                     896,552

NSP-Wisconsin                Economic Development Loans          5,363,492
PSCo                         Other Investments                       1,687

2. With respect to securities owned not included in category 1, state the name of the issuer, describe the securities, including number of shares and percentage of voting power as to equity securities, indicate the general nature of the issuer's business, and state the owner's book value of the investment.

None

ITEM 6.  OFFICERS AND DIRECTORS

PART I

As of December 31, 2002, the officers and directors of all system companies are as follows:

LEGEND OF ABBREVIATIONS

AS                Assistant Secretary
AT                Assistant Treasurer
AVP               Assistant Vice President
C                 Controller
CB                Chairman of the Board
CEO               Chief Executive Officer
CFO               Chief Financial Officer
COO               Chief Operating Officer
D                 Director
EVP               Executive Vice President
GC                General Counsel
P                 President
PFO               Principal Financial Officer
S                 Secretary
SVP               Senior Vice President
T                 Treasurer
VC                Vice Chairman of the Board
VP                Vice President

       NAME                                  SUBSIDIARY                                ABBREVIATION(s)
------------------                  ------------------------------                 ------------------------
Bulloch, Gina L.                    1480 Welton, Inc.                              D
Delaney, Judith A.                  1480 Welton, Inc.                              AT
Evans, Cynthia A.                   1480 Welton, Inc.                              D
Haley, Nancy A.                     1480 Welton, Inc.                              AS
Hart, Cathy J.                      1480 Welton, Inc.                              VP, S
Lesher, Cynthia L.                  1480 Welton, Inc.                              D, CB, P
Peterson, Carol J.                  1480 Welton, Inc.                              AS
Schell, Mary P.                     1480 Welton, Inc.                              VP, T
Widdel, Susan G.                    1480 Welton, Inc.                              D, VP
Ziebell, Anne M.                    1480 Welton, Inc.                              AS
-----------------------------------------------------------------------------------------------------------
Barron, Eddie T.                    Applied Power Associates, Inc.                 D, P, COO
Corbell, Royce W.                   Applied Power Associates, Inc.                 C, AS
Haley, Nancy A.                     Applied Power Associates, Inc.                 AS

Henderson, Billy B.                 Applied Power Associates, Inc.                 D, T, CFO
Kelly, Richard C.                   Applied Power Associates, Inc.                 D
McCausland, Robert Ross             Applied Power Associates, Inc.                 D, VP, S
Rugg, Raymond F.                    Applied Power Associates, Inc.                 D, CB, CEO, SVP
Ziebell, Anne M.                    Applied Power Associates, Inc.                 AS
-----------------------------------------------------------------------------------------------------------
Steele, James J.                    Bear Energy Corporation                        D
Zenner, Thomas H.                   Bear Energy Corporation                        D, VP, CFO
-----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.                    Black Mountain Gas Company                     VP
Brunetti, Wayne H.                  Black Mountain Gas Company                     D
Chettle, Noni B.                    Black Mountain Gas Company                     AS
Delaney, Judith A.                  Black Mountain Gas Company                     AT
Fowke, Ben G. III                   Black Mountain Gas Company                     VP, T
Haley, Nancy A.                     Black Mountain Gas Company                     AS
Hart, Cathy J.                      Black Mountain Gas Company                     VP, S
Johnson, Gary R.                    Black Mountain Gas Company                     D, VP, GC
Kelly, Richard C.                   Black Mountain Gas Company                     D, VP, CFO
Peterson, Carol J.                  Black Mountain Gas Company                     AS
Petillo, J. T.                      Black Mountain Gas Company                     D, CB
Reiber, John                        Black Mountain Gas Company                     P, CEO
Ripka, David E.                     Black Mountain Gas Company                     VP, C
Schell, Mary P.                     Black Mountain Gas Company                     AT
Tessier, Ann                        Black Mountain Gas Company                     VP
Ziebell, Anne M.                    Black Mountain Gas Company                     AS
-----------------------------------------------------------------------------------------------------------
Hardenbergh, Frank E.               Borger Energy Associates, LP                   Mgmt Committee Rep
Heller, Clarence                    Borger Energy Associates, LP                   Mgmt Committee Rep
Jackson, Rachel                     Borger Energy Associates, LP                   Mgmt Committee Rep
Johnson, Doug                       Borger Energy Associates, LP                   Mgmt Committee Rep
McCausland, Robert Ross             Borger Energy Associates, LP                   Mgmt Committee Rep
Murphy, Mel                         Borger Energy Associates, LP                   Mgmt Committee Rep
Steele, James J.                    Borger Energy Associates, LP                   Mgmt Committee Rep
Witzing, Michael                    Borger Energy Associates, LP                   Mgmt Committee Rep
Zenner, Thomas H.                   Borger Energy Associates, LP                   Mgmt Committee Rep
-----------------------------------------------------------------------------------------------------------
Delaney, Judith A.                  Borger Funding Corporation                     T
Gross, Scott                        Borger Funding Corporation                     S
Haley, Nancy A.                     Borger Funding Corporation                     AS
McCausland, Robert Ross             Borger Funding Corporation                     P
Murphy, Mel                         Borger Funding Corporation                     VP
Peterson, Carol J.                  Borger Funding Corporation                     AS
Rugg, Raymond F.                    Borger Funding Corporation                     D, CB, CEO
Sinclair, Stephen                   Borger Funding Corporation                     D
-----------------------------------------------------------------------------------------------------------
Alvaro, Jay                         Cadence Network, Inc.                          S

Case, Janice B.                     Cadence Network, Inc.                          D
Christopher, James                  Cadence Network, Inc.                          VP, COO
Collins, Jack A.                    Cadence Network, Inc.                          VP, COO
Doyle, William F.                   Cadence Network, Inc.                          D
King, Stephen M.                    Cadence Network, Inc.                          AS
Ingle, Donald B.                    Cadence Network, Inc.                          D
Jaeger, Douglas W.                  Cadence Network, Inc.                          D
Lieberman, Jeff                     Cadence Network, Inc.                          D
Ludlow, Madeleine                   Cadence Network, Inc.                          D, P, CEO
Noonan, Sheila                      Cadence Network, Inc.                          VP, COO
-----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.                    Cheyenne Light, Fuel and Power Company         VP
Brunetti, Wayne H.                  Cheyenne Light, Fuel and Power Company         D, CB
Delaney, Judith A.                  Cheyenne Light, Fuel and Power Company         AT
Evans, Cynthia A.                   Cheyenne Light, Fuel and Power Company         VP
Fowke, Ben G. III                   Cheyenne Light, Fuel and Power Company         VP, T
Gray, William W.                    Cheyenne Light, Fuel and Power Company         AS
Haley, Nancy A.                     Cheyenne Light, Fuel and Power Company         AS
Hart, Cathy J.                      Cheyenne Light, Fuel and Power Company         VP, S
Johnson, Gary J.                    Cheyenne Light, Fuel and Power Company         D, VP, GC
Kaysen, Richard L.                  Cheyenne Light, Fuel and Power Company         P, CEO
Kelly, Richard C.                   Cheyenne Light, Fuel and Power Company         D, VP, CFO
Peterson, Carol J.                  Cheyenne Light, Fuel and Power Company         AS
Petillo, J. T.                      Cheyenne Light, Fuel and Power Company         VP
Pomeroy, William J.                 Cheyenne Light, Fuel and Power Company         AS
Ripka, David E.                     Cheyenne Light, Fuel and Power Company         VP, C
Schell, Mary P.                     Cheyenne Light, Fuel and Power Company         AT
Ziebell, Anne M.                    Cheyenne Light, Fuel and Power Company         AS
-----------------------------------------------------------------------------------------------------------
Berg, William L.                    Chippewa and Flambeau Improvement Company      D
Blevins, W.                         Chippewa and Flambeau Improvement Company      D
Everson, Karen L.                   Chippewa and Flambeau Improvement Company      D, S, T
Larsen, Jerome L.                   Chippewa and Flambeau Improvement Company      D, P
Zawacki, William P.                 Chippewa and Flambeau Improvement Company      D, VP
-----------------------------------------------------------------------------------------------------------
Everson, Karen L.                   Clearwater Investments, Inc.                   AT
Ewanika, Robert H.                  Clearwater Investments, Inc.                   VP
Fowke, Ben G. III                   Clearwater Investments, Inc.                   D, VP, T
Fox, Jean C.                        Clearwater Investments, Inc.                   AS
Gray, Eric V.                       Clearwater Investments, Inc.                   AT
Haley, Nancy A.                     Clearwater Investments, Inc.                   AS
Hart, Cathy J.                      Clearwater Investments, Inc.                   VP, S
Reecy, Jacqueline S.                Clearwater Investments, Inc.                   VP, C
Schell, Mary P.                     Clearwater Investments, Inc.                   AT
Wilson, John D.                     Clearwater Investments, Inc.                   D, VP
Ziebell, Anne M.                    Clearwater Investments, Inc.                   AS
-----------------------------------------------------------------------------------------------------------
Albiani, Scott                      Consolidated Extension Canal Company           D, S, T

Gardner, Loyde                      Consolidated Extension Canal Company           D
Halffield, Donald R. Jr.            Consolidated Extension Canal Company           D, P
Rhodes, Randolph A.                 Consolidated Extension Canal Company           D, VP
Ridley, Harrell                     Consolidated Extension Canal Company           D
-----------------------------------------------------------------------------------------------------------
Hardenbergh, Frank E.               Denver City Energy Assoicates, LP              Mgmt Committee Rep
Heller, Clarence                    Denver City Energy Assoicates, LP              Mgmt Committee Rep
Johnson, Doug                       Denver City Energy Assoicates, LP              Mgmt Committee Rep
McCausland, Robert Ross             Denver City Energy Assoicates, LP              Mgmt Committee Rep
Murphy, Mel                         Denver City Energy Assoicates, LP              Mgmt Committee Rep
Witzing, Michael                    Denver City Energy Assoicates, LP              Mgmt Committee Rep
-----------------------------------------------------------------------------------------------------------
Albiani, Scott                      East Boulder Ditch Company                     D, S, T
Rhodes, Randolph A.                 East Boulder Ditch Company                     D, P
TenEyck, Greg                       East Boulder Ditch Company                     D, VP
-----------------------------------------------------------------------------------------------------------
Delaney, Judith A.                  e prime Energy Marketing, Inc.                 AT
Figoli, Darla                       e prime Energy Marketing, Inc.                 AT
Gersack, Michael C.                 e prime Energy Marketing, Inc.                 VP, T
Haley, Nancy A.                     e prime Energy Marketing, Inc.                 AS
Hart, Cathy J.                      e prime Energy Marketing, Inc.                 VP, S
Kawakami, Timothy                   e prime Energy Marketing, Inc.                 D, P
Peterson, Carol J.                  e prime Energy Marketing, Inc.                 AS
Schell, Mary P.                     e prime Energy Marketing, Inc.                 AT
Vincent, Patricia K.                e prime Energy Marketing, Inc.                 D, CB
Ziebell, Anne M.                    e prime Energy Marketing, Inc.                 AS
-----------------------------------------------------------------------------------------------------------
Delaney, Judith A.                  e prime Florida, Inc.                          AT
Gersack, Michael C.                 e prime Florida, Inc.                          VP, T
Haley, Nancy A.                     e prime Florida, Inc.                          AS
Hart, Cathy J.                      e prime Florida, Inc.                          VP, S
Kawakami, Timothy                   e prime Florida, Inc.                          D, P
Peterson, Carol J.                  e prime Florida, Inc.                          AS
Schell, Mary P.                     e prime Florida, Inc.                          AT
Vincent, Patricia K.                e prime Florida, Inc.                          D, CB
Ziebell, Anne M.                    e prime Florida, Inc.                          AS
-----------------------------------------------------------------------------------------------------------
Delaney, Judith A.                  e prime Georgia, Inc.                          AT
Gersack, Michael C.                 e prime Georgia, Inc.                          VP, T
Haley, Nancy A.                     e prime Georgia, Inc.                          AS
Hart, Cathy J.                      e prime Georgia, Inc.                          VP, S
Kawakami, Timothy                   e prime Georgia, Inc.                          D, P
Peterson, Carol J.                  e prime Georgia, Inc.                          AS
Schell, Mary P.                     e prime Georgia, Inc.                          AT
Vincent, Patricia K.                e prime Georgia, Inc.                          D, CB
Ziebell, Anne M.                    e prime Georgia, Inc.                          AS
-----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.                    e prime, Inc.                                  D, CB, P, CEO
Delaney, Judith A.                  e prime, Inc.                                  AT
Duran, W. David                     e prime, Inc.                                  VP
Fowke, Ben G. III                   e prime, Inc.                                  VP, T

Haley, Nancy A.                     e prime, Inc.                                  AS
Hart, Cathy J.                      e prime, Inc.                                  S
Haupt, James L.                     e prime, Inc.                                  VP
Kelly, Richard C.                   e prime, Inc.                                  D
Krattenmaker, Kelly J.              e prime, Inc.                                  EVP
Peterson, Carol J.                  e prime, Inc.                                  AS
Schell, Mary P.                     e prime, Inc.                                  AT
Wilks, David M.                     e prime, Inc.                                  D
Ziebell, Anne M.                    e prime, Inc.                                  AS
-----------------------------------------------------------------------------------------------------------
Ewanika, Robert H.                  Eloigne Company                                D, CB, P
Gray, Eric V.                       Eloigne Company                                T
Haley, Nancy A.                     Eloigne Company                                AS
Hart, Cathy J.                      Eloigne Company                                VP, S
Johnson, Gary R.                    Eloigne Company                                D
McCarten, Laura                     Eloigne Company                                D
Peterson, Carol J.                  Eloigne Company                                AS
Schell, Mary P.                     Eloigne Company                                AT
Ziebell, Anne M.                    Eloigne Company                                AS
-----------------------------------------------------------------------------------------------------------
Cann, Howard W.                     Energy Masters International, Inc.             D, P, CEO
Delaney, Judith A.                  Energy Masters International, Inc.             AT
Gersack, Michael C.                 Energy Masters International, Inc.             VP, T
Gill, Natalie D.                    Energy Masters International, Inc.             VP, C
Haley, Nancy A.                     Energy Masters International, Inc.             AS
Hart, Cathy J.                      Energy Masters International, Inc.             VP, S
Kelly, Richard C.                   Energy Masters International, Inc.             D
Peterson, Carol J.                  Energy Masters International, Inc.             AS
Schell, Mary P.                     Energy Masters International, Inc.             AT
Schleifer, Paul                     Energy Masters International, Inc.             EVP
Sprangers, John C.                  Energy Masters International, Inc.             EVP
Vincent, Patricia K.                Energy Masters International, Inc.             D, CB
Ziebell, Anne M.                    Energy Masters International, Inc.             AS
-----------------------------------------------------------------------------------------------------------
Albiani, Scott                      Enterprise Irrigating Ditch Company            D, S, T
Neibur, Jay                         Enterprise Irrigating Ditch Company            D, P
Rhodes, Randolph A.                 Enterprise Irrigating Ditch Company            D, VP
-----------------------------------------------------------------------------------------------------------
Albiani, Scott                      Fisher Ditch Company                           D, S, T
Fiore, Larry                        Fisher Ditch Company                           D
Gavito, Kenneth L.                  Fisher Ditch Company                           D, VP
Halffield, Donald R. Jr.            Fisher Ditch Company                           D, P
Paulino, Mike                       Fisher Ditch Company                           D
-----------------------------------------------------------------------------------------------------------
Gross, Scott                        Front Range Energy Associates, LLC             S
Hopper, Jay                         Front Range Energy Associates, LLC             Mgmt Committee Rep, CB
McCausland, Robert Ross             Front Range Energy Associates, LLC             Mgmt Committee Rep, VC
Robeson, Rose                       Front Range Energy Associates, LLC             AT
Wyrsch, Martha B.                   Front Range Energy Associates, LLC             AS
-----------------------------------------------------------------------------------------------------------
Bulloch, Gina L.                    Green and Clear Lakes Company                  D

Delaney, Judith A.                  Green and Clear Lakes Company                  AT
Evans, Cynthia A.                   Green and Clear Lakes Company                  D
Haley, Nancy A.                     Green and Clear Lakes Company                  AS
Hart, Cathy J.                      Green and Clear Lakes Company                  VP, S
Lesher, Cynthia L.                  Green and Clear Lakes Company                  D, CB, P
Peterson, Carol J.                  Green and Clear Lakes Company                  AS
Schell, Mary P.                     Green and Clear Lakes Company                  VP, T
Widdel, Susan G.                    Green and Clear Lakes Company                  D, VP
Ziebell, Anne M.                    Green and Clear Lakes Company                  AS
-----------------------------------------------------------------------------------------------------------
Rushton, Richard T.                 Guardian Pipeline, LLC                         Mgmt Committee Rep
-----------------------------------------------------------------------------------------------------------
Albiani, Scott                      Hillcrest Ditch and Reservoir Company          D, S, T
Alexander, Rob                      Hillcrest Ditch and Reservoir Company          D, VP
Rhodes, Randolph A.                 Hillcrest Ditch and Reservoir Company          D, P
-----------------------------------------------------------------------------------------------------------
Fowke, Ben G. III                   Johnstown Cogeneration Company, LLC            Mgmt Committee Rep
Krattenmaker, Kelly J.              Johnstown Cogeneration Company, LLC            Mgmt Committee Rep
-----------------------------------------------------------------------------------------------------------
Gross, Scott                        KES Montego, Inc.                              S, T
Haley, Nancy A.                     KES Montego, Inc.                              AS
McCausland, Robert Ross             KES Montego, Inc.                              D, VP
Peterson, Carol J.                  KES Montego, Inc.                              AS
Rugg, Raymond F.                    KES Montego, Inc.                              D
Ziebell, Anne M.                    KES Montego, Inc.                              AS
-----------------------------------------------------------------------------------------------------------
Albiani, Scott                      Las Animas Consolidated Canal Company          D, S, T
Brown, Glen                         Las Animas Consolidated Canal Company          D
Elder, Bill J.                      Las Animas Consolidated Canal Company          D
Halffield, Donald R. Jr.            Las Animas Consolidated Canal Company          D, P
Rhodes, Randolph A.                 Las Animas Consolidated Canal Company          D, VP
-----------------------------------------------------------------------------------------------------------
Dallinger, Curtis C.                Natural Station Equipment, LLC                 D
Vincent, Patricia K.                Natural Station Equipment, LLC                 D
-----------------------------------------------------------------------------------------------------------
Delaney, Judith A.                  NCE Communications, Inc.                       AT
Evans, Cynthia A.                   NCE Communications, Inc.                       VP
Fowke, Ben G. III                   NCE Communications, Inc.                       VP,T
Haley, Nancy A.                     NCE Communications, Inc.                       AS
Hart, Cathy J.                      NCE Communications, Inc.                       VP, S
Kelly, Richard C.                   NCE Communications, Inc.                       D, P
Peterson, Carol J.                  NCE Communications, Inc.                       AS
Schell, Mary P.                     NCE Communications, Inc.                       AT
Stoering, Mark E.                   NCE Communications, Inc.                       VP
Vincent, Patricia K.                NCE Communications, Inc.                       D, VP
Ziebell, Anne M.                    NCE Communications, Inc.                       AS
-----------------------------------------------------------------------------------------------------------
Cole, Perry                         Northern Colorado Telecommunications, LLC      Mgmt Committee Rep
Fowke, Ben G. III                   Northern Colorado Telecommunications, LLC      Mgmt Committee Rep
Pederson, Jerry                     Northern Colorado Telecommunications, LLC      Mgmt Committee Rep
Vincent, Patricia K.                Northern Colorado Telecommunications, LLC      Mgmt Committee Rep
-----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.                    Northern States Power Company - MN             VP
Brunetti, Wayne H.                  Northern States Power Company - MN             D, CB, P, CEO
Delaney, Judith A.                  Northern States Power Company - MN             AT
Fowke, Ben G. III                   Northern States Power Company - MN             VP, T

Gogel, Raymond E.                   Northern States Power Company - MN             VP
Haley, Nancy A.                     Northern States Power Company - MN             AS
Hart, Cathy J.                      Northern States Power Company - MN             VP, S
Johnson, Gary R.                    Northern States Power Company - MN             D, VP, GC
Kelly, Richard C.                   Northern States Power Company - MN             D, VP, CFO
Larson, Kent T.                     Northern States Power Company - MN             VP
Lesher, Cynthia L.                  Northern States Power Company - MN             VP
Peterson, Carol J.                  Northern States Power Company - MN             AS
Petillo, J. T.                      Northern States Power Company - MN             VP
Rechek, Peter F.                    Northern States Power Company - MN             AS
Ripka, David E.                     Northern States Power Company - MN             VP, C
Schell, Mary P.                     Northern States Power Company - MN             AT
Vincent, Patricia K.                Northern States Power Company - MN             VP
Wilks, David M.                     Northern States Power Company - MN             VP
Ziebell, Anne M.                    Northern States Power Company - MN             AS
-----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.                    Northern States Power Company - WI             VP
Brunetti, Wayne H.                  Northern States Power Company - WI             D, CB
Fowke, Ben G. III                   Northern States Power Company - WI             VP, T
Fox, Jean C.                        Northern States Power Company - WI             AS, AT
Gogel, Raymond E.                   Northern States Power Company - WI             VP
Haley, Nancy A.                     Northern States Power Company - WI             AS
Hart, Cathy J.                      Northern States Power Company - WI             VP, S
Johnson, Gary R.                    Northern States Power Company - WI             D, VP, GC
Kelly, Richard C.                   Northern States Power Company - WI             D, VP, CFO, PFO
Lesher, Cynthia L.                  Northern States Power Company - WI             VP
Peterson, Carol J.                  Northern States Power Company - WI             AS
Petillo, J. T.                      Northern States Power Company - WI             VP
Ripka, David E.                     Northern States Power Company - WI             VP, C
Schell, Mary P.                     Northern States Power Company - WI             AT
Swenson, Michael L.                 Northern States Power Company - WI             D, P, CEO
Vincent, Patricia K.                Northern States Power Company - WI             VP
Wilks, David M.                     Northern States Power Company - WI             VP
Wilson, John D.                     Northern States Power Company - WI             VP
Ziebell, Anne M.                    Northern States Power Company - WI             AS
-----------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.                  NRG Energy, Inc.                               D, CB, CEO
Carpenter, Jay M.                   NRG Energy, Inc.                               SVP
Davido, Scott A.                    NRG Energy, Inc.                               VP, GC, S
Haley, Nancy A.                     NRG Energy, Inc.                               AS
Johnson, Gary R.                    NRG Energy, Inc.                               D
Kelly, Richard C.                   NRG Energy, Inc.                               D, P, COO
Pieper, William T.                  NRG Energy, Inc.                               VP, C
Ziebell, Anne M.                    NRG Energy, Inc.                               AS
-----------------------------------------------------------------------------------------------------------

Bulloch, Gina L.          NSP Lands, Inc.                                          D
Everson, Karen L.         NSP Lands, Inc.                                          T
Flynn, Ronald F.          NSP Lands, Inc.                                          AVP
Fox, Jean C.              NSP Lands, Inc.                                          AS
Haley, Nancy A.           NSP Lands, Inc.                                          AS
Hart, Cathy J.            NSP Lands, Inc.                                          VP, S
Lesher, Cynthia L.        NSP Lands, Inc.                                          P
Musso, James A.           NSP Lands, Inc.                                          D, VP
Pagel Lori R.             NSP Lands, Inc.                                          D
Schell, Mary P.           NSP Lands, Inc.                                          AT
Swenson, Michael L.       NSP Lands, Inc.                                          D
Widdel, Susan G.          NSP Lands, Inc.                                          VP
Wilson, John D.           NSP Lands, Inc.                                          D, P
-------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        NSP Nuclear Corporation                                  D, CB, P, CEO
Delaney, Judith A.        NSP Nuclear Corporation                                  AT
Haley, Nancy A.           NSP Nuclear Corporation                                  AS
Hart, Cathy J.            NSP Nuclear Corporation                                  VP, S
Kelly, Richard C.         NSP Nuclear Corporation                                  VP, T, CFO, D
Peterson, Carol J.        NSP Nuclear Corporation                                  AS
Schell, Mary P.           NSP Nuclear Corporation                                  AT
Wilks, David M.           NSP Nuclear Corporation                                  D, VP
Ziebell, Anne M.          NSP Nuclear Corporation                                  AS
-------------------------------------------------------------------------------------------------------------
Anderson, Roy A.          Nuclear Management Company, LLC                          EVP, Chief Nuclear Officer
Bohn, Lyle H.             Nuclear Management Company, LLC                          SVP
Brunetti, Wayne H.        Nuclear Management Company, LLC                          D
Cayia, Fred               Nuclear Management Company, LLC                          VP
Cooper, Doug              Nuclear Management Company, LLC                          VP
Coutu, Tom                Nuclear Management Company, LLC                          VP
Cowan, John P.            Nuclear Management Company, LLC                          SVP
Ekstrom, Dean E.          Nuclear Management Company, LLC                          VP
Ewers, Benjamin J. Jr.    Nuclear Management Company, LLC                          VP, T, CFO
Forbes, Jeff              Nuclear Management Company, LLC                          SVP
Nazar, Mano               Nuclear Management Company, LLC                          SVP
Peifer, Mark              Nuclear Management Company, LLC                          VP
Reddemann, Mark           Nuclear Management Company, LLC                          SVP
Rogoff, Jonathan M.       Nuclear Management Company, LLC                          GC, S
Sellman, Michael B.       Nuclear Management Company, LLC                          P, CEO
Solymossy, Joe            Nuclear Management Company, LLC                          VP
Wadley, Michael D.        Nuclear Management Company, LLC                          SVP
Wilson, David L.          Nuclear Management Company, LLC                          VP
-------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Capital Associates, Inc.                        D, P, CEO
Delaney, Judith A.        Planergy Capital Associates, Inc.                        AT
Gersack, Michael C.       Planergy Capital Associates, Inc.                        T
Gill, Natalie D.          Planergy Capital Associates, Inc.                        VP, C
Haley, Nancy A.           Planergy Capital Associates, Inc.                        AS
Hart, Cathy J.            Planergy Capital Associates, Inc.                        SVP
Peterson, Carol J.        Planergy Capital Associates, Inc.                        AS
Schell, Mary P.           Planergy Capital Associates, Inc.                        AT
Schleifer, Paul           Planergy Capital Associates, Inc.                        EVP
Sprangers, John C.        Planergy Capital Associates, Inc.                        EVP
Vincent, Patricia K.      Planergy Capital Associates, Inc.                        D, CB
Ziebell, Anne M.          Planergy Capital Associates, Inc.                        AS
-------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Energy Services Corporation                     D, P, CEO
Delaney, Judith A.        Planergy Energy Services Corporation                     AT
Gersack, Michael C.       Planergy Energy Services Corporation                     T
Gill, Natalie D.          Planergy Energy Services Corporation                     VP, C

Haley, Nancy A.           Planergy Energy Services Corporation                                                    AS
Hart, Cathy J.            Planergy Energy Services Corporation                                                    S
Peterson, Carol J.        Planergy Energy Services Corporation                                                    AS
Schell, Mary P.           Planergy Energy Services Corporation                                                    AT
Schleifer, Paul           Planergy Energy Services Corporation                                                    EVP
Sprangers, John C.        Planergy Energy Services Corporation                                                    EVP
Vincent, Patricia K.      Planergy Energy Services Corporation                                                    D, CB
Ziebell, Anne M.          Planergy Energy Services Corporation                                                    AS
---------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         D, P, CEO
                          Contracting, Inc.)
Delaney, Judith A.        Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         AT
                          Contracting, Inc.)
Gersack, Michael C.       Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         VP, T
                          Contracting, Inc.)
Gill, Natalie D.          Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         VP, C
                          Contracting, Inc.)
Haley, Nancy A.           Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         AS
                          Contracting, Inc.)
Hart, Cathy J.            Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         VP, S
                          Contracting, Inc.)
Peterson, Carol J.        Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         AS
                          Contracting, Inc.)
Schell, Mary P.           Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         AT
                          Contracting, Inc.)
Schleifer, Paul           Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         EVP
                          Contracting, Inc.)
Sprangers, John C.        Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         EVP
                          Contracting, Inc.)
Vincent, Patricia K.      Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         D, CB
                          Contracting, Inc.)
Ziebell, Anne M.          Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI Performance         AS
                          Contracting, Inc.)
---------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy, Inc.                                                                          D, P, CEO
Delaney, Judith A.        Planergy, Inc.                                                                          AT
Gersack, Michael C.       Planergy, Inc.                                                                          T
Gill, Natalie D.          Planergy, Inc.                                                                          VP, C
Haley, Nancy A.           Planergy, Inc.                                                                          AS
Hart, Cathy J.            Planergy, Inc.                                                                          S
Peterson, Carol J.        Planergy, Inc.                                                                          AS
Schell, Mary P.           Planergy, Inc.                                                                          AT
Schleifer, Paul           Planergy, Inc.                                                                          EVP
Sprangers, John C.        Planergy, Inc.                                                                          EVP
Vincent, Patricia K.      Planergy, Inc.                                                                          D, CB
Ziebell, Anne M.          Planergy, Inc.                                                                          AS
---------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy International, Inc.                                                            D, P, CEO
Delaney, Judith A.        Planergy International, Inc.                                                            AT
Gersack, Michael C.       Planergy International, Inc.                                                            T
Gill, Natalie D.          Planergy International, Inc.                                                            VP, C
Haley, Nancy A.           Planergy International, Inc.                                                            AS
Hart, Cathy J.            Planergy International, Inc.                                                            S
Kelly, Richard C.         Planergy International, Inc.                                                            D
Peterson, Carol J.        Planergy International, Inc.                                                            AS
Petillo, J. T.            Planergy International, Inc.                                                            D
Schell, Mary P.           Planergy International, Inc.                                                            AT
Schleifer, Paul           Planergy International, Inc.                                                            EVP
Sprangers, John C.        Planergy International, Inc.                                                            EVP
Vincent, Patricia K.      Planergy International, Inc.                                                            D, CB
Ziebell, Anne M.          Planergy International, Inc.                                                            AS
---------------------------------------------------------------------------------------------------------------------------------

Cann, Howard W.           Planergy Limited                                              P
Delaney, Judith A.        Planergy Limited                                              AT
Gersack, Michael C.       Planergy Limited                                              T
Gill, Natalie D.          Planergy Limited                                              VP
Haley, Nancy A.           Planergy Limited                                              AS
Hart, Cathy J.            Planergy Limited                                              S
Peterson, Carol J.        Planergy Limited                                              AS
Schell, Mary P.           Planergy Limited                                              AT
Schleifer, Paul           Planergy Limited                                              SVP
Vincent, Patricia K.      Planergy Limited                                              D, CB
Ziebell, Anne M.          Planergy Limited                                              AS
----------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services of California, Inc.                         D, P, CEO
Delaney, Judith A.        Planergy Services of California, Inc.                         AT
Gersack, Michael C.       Planergy Services of California, Inc.                         T
Gill, Natalie D.          Planergy Services of California, Inc.                         VP, C
Haley, Nancy A.           Planergy Services of California, Inc.                         AS
Hart, Cathy J.            Planergy Services of California, Inc.                         S
Peterson, Carol J.        Planergy Services of California, Inc.                         AS
Schell, Mary P.           Planergy Services of California, Inc.                         AT
Schleifer, Paul           Planergy Services of California, Inc.                         EVP
Sprangers, John C.        Planergy Services of California, Inc.                         EVP
Vincent, Patricia K.      Planergy Services of California, Inc.                         D, CB
Ziebell, Anne M.          Planergy Services of California, Inc.                         AS
----------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services of Houston, Inc.                            D, P, CEO
Delaney, Judith A.        Planergy Services of Houston, Inc.                            AT
Gersack, Michael C.       Planergy Services of Houston, Inc.                            T
Gill, Natalie D.          Planergy Services of Houston, Inc.                            VP, C
Haley, Nancy A.           Planergy Services of Houston, Inc.                            AS
Hart, Cathy J.            Planergy Services of Houston, Inc.                            S
Peterson, Carol J.        Planergy Services of Houston, Inc.                            AS
Schell, Mary P.           Planergy Services of Houston, Inc.                            AT
Schleifer, Paul           Planergy Services of Houston, Inc.                            EVP
Sprangers, John C.        Planergy Services of Houston, Inc.                            EVP
Vincent, Patricia K.      Planergy Services of Houston, Inc.                            D, CB
Ziebell, Anne M.          Planergy Services of Houston, Inc.                            AS
----------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services of Texas, Inc.                              D, P, CEO
Delaney, Judith A.        Planergy Services of Texas, Inc.                              AT
Gersack, Michael C.       Planergy Services of Texas, Inc.                              T
Gill, Natalie D.          Planergy Services of Texas, Inc.                              VP, C
Haley, Nancy A.           Planergy Services of Texas, Inc.                              AS
Hart, Cathy J.            Planergy Services of Texas, Inc.                              S
Peterson, Carol J.        Planergy Services of Texas, Inc.                              AS
Schell, Mary P.           Planergy Services of Texas, Inc.                              AT
Schleifer, Paul           Planergy Services of Texas, Inc.                              EVP

Sprangers, John C.        Planergy Services of Texas, Inc.                              EVP
Vincent, Patricia K.      Planergy Services of Texas, Inc.                              D, CB
Ziebell, Anne M.          Planergy Services of Texas, Inc.                              AS
----------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services, Inc.                                       D, P, CEO
Delaney, Judith A.        Planergy Services, Inc.                                       AT
Gersack, Michael C.       Planergy Services, Inc.                                       T
Gill, Natalie D.          Planergy Services, Inc.                                       VP, C
Haley, Nancy A.           Planergy Services, Inc.                                       AS
Hart, Cathy J.            Planergy Services, Inc.                                       S
Peterson, Carol J.        Planergy Services, Inc.                                       AS
Schell, Mary P.           Planergy Services, Inc.                                       AT
Schleifer, Paul           Planergy Services, Inc.                                       EVP
Sprangers, John C.        Planergy Services, Inc.                                       EVP
Vincent, Patricia K.      Planergy Services, Inc.                                       D, CB
Ziebell, Anne M.          Planergy Services, Inc.                                       AS
----------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services USA, Inc.                                   D, P, CEO
Delaney, Judith A.        Planergy Services USA, Inc.                                   AT
Gersack, Michael C.       Planergy Services USA, Inc.                                   T
Gill, Natalie D.          Planergy Services USA, Inc.                                   VP, C
Haley, Nancy A.           Planergy Services USA, Inc.                                   AS
Hart, Cathy J.            Planergy Services USA, Inc.                                   S
Peterson, Carol J.        Planergy Services USA, Inc.                                   AS
Schell, Mary P.           Planergy Services USA, Inc.                                   AT
Schleifer, Paul           Planergy Services USA, Inc.                                   EVP
Sprangers, John C.        Planergy Services USA, Inc.                                   EVP
Vincent, Patricia K.      Planergy Services USA, Inc.                                   D, CB
Ziebell, Anne M.          Planergy Services USA, Inc.                                   AS
----------------------------------------------------------------------------------------------------------
Barron, Eddie T.          Precision Resource Company                                    D
Brazille, Doris           Precision Resource Company                                    D
Ewell, Kenneth            Precision Resource Company                                    D
Gresham, Robert           Precision Resource Company                                    D
McNabb, Barbara           Precision Resource Company                                    S
Rugg, Raymond F.          Precision Resource Company                                    D, CB, CEO
Splawn, Gwen              Precision Resource Company                                    P, COO
Troublefield, Danny       Precision Resource Company                                    VP, General Mgr
----------------------------------------------------------------------------------------------------------
Everett, Kenneth          Proto-Power Corporation                                       AT
Ewell, Kenneth            Proto-Power Corporation                                       D, CB, CEO, P, COO
Geaney, George            Proto-Power Corporation                                       D, VP, S, T
Henderson, Billy B.       Proto-Power Corporation                                       AS
Rugg, Raymond F.          Proto-Power Corporation                                       D
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        PSR Investments, Inc.                                         AT
Fowke, Ben G. III         PSR Investments, Inc.                                         D, CB, P
Haley, Nancy A.           PSR Investments, Inc.                                         AS
Hart, Cathy J.            PSR Investments, Inc.                                         VP, S
Johnson, Gary R.          PSR Investments, Inc.                                         D
Kelly, Richard C.         PSR Investments, Inc.                                         D

Lewis, Nicolai A.         PSR Investments, Inc.                                         VP
Peterson, Carol J.        PSR Investments, Inc.                                         AS
Ripka, David E.           PSR Investments, Inc.                                         D, VP, C
Schell, Mary P.           PSR Investments, Inc.                                         VP, T
Ziebell, Anne M.          PSR Investments, Inc.                                         AS
----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Public Service Company of Colorado                            VP
Brunetti, Wayne H.        Public Service Company of Colorado                            D, CB, P, CEO
Delaney, Judith A.        Public Service Company of Colorado                            AT
Evans, Cynthia A.         Public Service Company of Colorado                            VP
Fowke, Ben G. III         Public Service Company of Colorado                            VP, T
Gogel, Raymond E.         Public Service Company of Colorado                            VP
Haley, Nancy A.           Public Service Company of Colorado                            AS
Hart, Cathy J.            Public Service Company of Colorado                            VP, S
Johnson, Gary R.          Public Service Company of Colorado                            D, VP, GC
Kelly, Richard C.         Public Service Company of Colorado                            D, VP, CFO
Lesher, Cynthia L.        Public Service Company of Colorado                            VP
Martin, Cheryl A.         Public Service Company of Colorado                            AS
Peterson, Carol J.        Public Service Company of Colorado                            AS
Petillo, J. T.            Public Service Company of Colorado                            VP
Ripka, David E.           Public Service Company of Colorado                            VP, C
Schell, Mary P.           Public Service Company of Colorado                            AT
Vincent, Patricia K.      Public Service Company of Colorado                            VP
Wilks, David M.           Public Service Company of Colorado                            VP
Ziebell, Anne M.          Public Service Company of Colorado                            AS
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Quixx Borger Cogen, Inc.                                      AT
Gross, Scott              Quixx Borger Cogen, Inc.                                      D, S, T
Haley, Nancy A.           Quixx Borger Cogen, Inc.                                      AS
McCausland, Robert Ross   Quixx Borger Cogen, Inc.                                      D, VP
Murphy, Mel               Quixx Borger Cogen, Inc.                                      D, VP
Peterson, Carol J.        Quixx Borger Cogen, Inc.                                      AS
Rugg, Raymond F.          Quixx Borger Cogen, Inc.                                      D, CB, P
----------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx Carolina, Inc.                                          S, T
Haley, Nancy A.           Quixx Carolina, Inc.                                          AS
McCausland, Robert Ross   Quixx Carolina, Inc.                                          D, VP
Peterson, Carol J.        Quixx Carolina, Inc.                                          AS
Rugg, Raymond F.          Quixx Carolina, Inc.                                          D
----------------------------------------------------------------------------------------------------------
Barron, Eddie T.          Quixx Corporation                                             VP
Brunetti, Wayne H.        Quixx Corporation                                             D
Corbell, Royce W.         Quixx Corporation                                             C
Delaney, Judith A.        Quixx Corporation                                             AT

Haley, Nancy A.           Quixx Corporation                                             AS
Henderson, Billy B.       Quixx Corporation                                             S, T
Johnson, Gary R.          Quixx Corporation                                             D
Kelly, Richard C.         Quixx Corporation                                             D, CB
McCausland, Robert Ross   Quixx Corporation                                             VP
Peterson, Carol J.        Quixx Corporation                                             AS
Rugg, Raymond F.          Quixx Corporation                                             D, P, CEO
Schell, Mary P.           Quixx Corporation                                             AT
----------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx Jamaica, Inc.                                           S, T
Haley, Nancy A.           Quixx Jamaica, Inc.                                           AS
McCausland, Robert Ross   Quixx Jamaica, Inc.                                           D, VP
Peterson, Carol J.        Quixx Jamaica, Inc.                                           AS
Rugg, Raymond F.          Quixx Jamaica, Inc.                                           D, CB, P
----------------------------------------------------------------------------------------------------------
Jones, Doug               Quixx Linden, LP                                              Mgmt Committee Rep
McCausland, Robert Ross   Quixx Linden, LP                                              Mgmt Committee Rep
Murphy, Mel               Quixx Linden, LP                                              Mgmt Committee Rep
Steele, James J.          Quixx Linden, LP                                              Mgmt Committee Rep
Zenner, Thomas H.         Quixx Linden, LP                                              Mgmt Committee Rep
----------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx Mountain Holdings, LLC                                  S, T
McCausland, Robert Ross   Quixx Mountain Holdings, LLC                                  VP, AS
Rugg, Raymond F.          Quixx Mountain Holdings, LLC                                  P
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Quixx Mustang Station, Inc.                                   AT
Gross, Scott              Quixx Mustang Station, Inc.                                   D, S, T
Haley, Nancy A.           Quixx Mustang Station, Inc.                                   AS
McCausland, Robert Ross   Quixx Mustang Station, Inc.                                   D, VP
Murphy, Mel               Quixx Mustang Station, Inc.                                   D, VP
Peterson, Carol J.        Quixx Mustang Station, Inc.                                   AS
Rugg, Raymond F.          Quixx Mustang Station, Inc.                                   D, CB, P
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Quixx Power Services, Inc.                                    AT
Gross, Scott              Quixx Power Services, Inc.                                    S, T
Haley, Nancy A.           Quixx Power Services, Inc.                                    AS
Kelly, Richard C.         Quixx Power Services, Inc.                                    D
McCausland, Robert Ross   Quixx Power Services, Inc.                                    D, VP
Murphy, Mel               Quixx Power Services, Inc.                                    VP
Peterson, Carol J.        Quixx Power Services, Inc.                                    AS
Rugg, Raymond F.          Quixx Power Services, Inc.                                    D, P, CEO, COO
----------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx Resources, Inc.                                         D, CB, P
McCausland, Robert Ross   Quixx Resources, Inc.                                         VP
Miller, Monte L.          Quixx Resources, Inc.                                         D, S, T
----------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx WPP94, Inc.                                             S, T
Haley, Nancy A.           Quixx WPP94, Inc.                                             AS
McCausland, Robert Ross   Quixx WPP94, Inc.                                             D, VP

Peterson, Carol J.        Quixx WPP94, Inc.                                             AS
Rugg, Raymond F.          Quixx WPP94, Inc.                                             D, CB, P
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Quixxlin Corporation                                          AT
Gross, Scott              Quixxlin Corporation                                          D, S, T
Haley, Nancy A.           Quixxlin Corporation                                          AS
McCausland, Robert Ross   Quixxlin Corporation                                          D, VP
Murphy, Mel               Quixxlin Corporation                                          D, VP
Peterson, Carol J.        Quixxlin Corporation                                          AS
Rugg, Raymond F.          Quixxlin Corporation                                          D, CB, P
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Reddy Kilowatt Corporation                                    AT
Gersack, Michael C.       Reddy Kilowatt Corporation                                    VP, T
Haley, Nancy A.           Reddy Kilowatt Corporation                                    AS
Hart, Cathy J.            Reddy Kilowatt Corporation                                    VP, S
Peterson, Carol J.        Reddy Kilowatt Corporation                                    AS
Schell, Mary P.           Reddy Kilowatt Corporation                                    AT
Vincent, Patricia K.      Reddy Kilowatt Corporation                                    D, CB, P
Ziebell, Anne M.          Reddy Kilowatt Corporation                                    AS
----------------------------------------------------------------------------------------------------------
Ewanika, Robert H.        Safe Haven Homes, LLC                                         Manager
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Seren Innovations, Inc.                                       AT
Derechin, Laurie A.       Seren Innovations, Inc.                                       VP
Fuchs, Nancy J.           Seren Innovations, Inc.                                       VP, C
Gacle, Cresston W.        Seren Innovations, Inc.                                       AS
Gamble, James H.          Seren Innovations, Inc.                                       VP
Gersack, Michael C.       Seren Innovations, Inc.                                       T, CFO
Glass, Peter M.           Seren Innovations, Inc.                                       VP, GC
Haley, Nancy A.           Seren Innovations, Inc.                                       AS
Hart, Cathy J.            Seren Innovations, Inc.                                       VP, S
Johnson, Gary R.          Seren Innovations, Inc.                                       D
Kaphing, William L. Jr.   Seren Innovations, Inc.                                       VP
Kelly, Richard C.         Seren Innovations, Inc.                                       D
Peterson, Carol J.        Seren Innovations, Inc.                                       AS
Schell, Mary P.           Seren Innovations, Inc.                                       AT
Vincent, Patricia K.      Seren Innovations, Inc.                                       D, CB
Wietecki, Keith H.        Seren Innovations, Inc.                                       D, P, CEO
Ziebell, Anne M.          Seren Innovations, Inc.                                       AS
Zuehlke, Brad             Seren Innovations, Inc.                                       VP
----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Southwestern Public Service Company                           VP
Brunetti, Wayne H.        Southwestern Public Service Company                           D, CB
Delaney, Judith A.        Southwestern Public Service Company                           AT
Fowke, Ben G. III         Southwestern Public Service Company                           VP, T
Gibson, Gary L.           Southwestern Public Service Company                           D, P, CEO
Gogel, Raymond E.         Southwestern Public Service Company                           VP

Haley, Nancy A.           Southwestern Public Service Company                           AS
Hart, Cathy J.            Southwestern Public Service Company                           VP, S
Johnson, Gary R.          Southwestern Public Service Company                           D, VP, GC
Kelly, Richard C.         Southwestern Public Service Company                           D, VP, CFO
Marshall, JoEllen         Southwestern Public Service Company                           AS
Peterson, Carol J.        Southwestern Public Service Company                           AS
Petillo, J. T.            Southwestern Public Service Company                           VP
Ripka, David E.           Southwestern Public Service Company                           VP, C
Schell, Mary P.           Southwestern Public Service Company                           AT
Vincent, Patricia K.      Southwestern Public Service Company                           VP
Wilks, David M.           Southwestern Public Service Company                           VP
Ziebell, Anne M.          Southwestern Public Service Company                           AS
----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Texas-Ohio Pipeline, Inc.                                     D
Figoli, Darla             Texas-Ohio Pipeline, Inc.                                     T
Fowke, Ben G. III         Texas-Ohio Pipeline, Inc.                                     VP
Haley, Nancy A.           Texas-Ohio Pipeline, Inc.                                     AS
Hart, Cathy J.            Texas-Ohio Pipeline, Inc.                                     S
Kelly, Richard C.         Texas-Ohio Pipeline, Inc.                                     D, CB
Krattenmaker, Kelly J.    Texas-Ohio Pipeline, Inc.                                     D, P, CEO
Peterson, Carol J.        Texas-Ohio Pipeline, Inc.                                     AS
Schell, Mary P.           Texas-Ohio Pipeline, Inc.                                     AT
Ziebell, Anne M.          Texas-Ohio Pipeline, Inc.                                     AS
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Ultra Power Technologies, Inc.                                AT
Haley, Nancy A.           Ultra Power Technologies, Inc.                                AS
Hart, Cathy J.            Ultra Power Technologies, Inc.                                VP, S
Peterson, Carol J.        Ultra Power Technologies, Inc.                                AS
Petillo, J. T.            Ultra Power Technologies, Inc.                                D, CB, P, CEO
Reecy, Jacqueline S.      Ultra Power Technologies, Inc.                                AT
Schell, Mary P.           Ultra Power Technologies, Inc.                                T, CFO
Zagzebski, Kenneth J.     Ultra Power Technologies, Inc.                                D
Ziebell, Anne M.          Ultra Power Technologies, Inc.                                AS
----------------------------------------------------------------------------------------------------------
Bulloch, Gina L.          United Power and Land Company                                 D
Delaney, Judith A.        United Power and Land Company                                 AT
Gray, Eric V.             United Power and Land Company                                 AT
Haley, Nancy A.           United Power and Land Company                                 AS
Hart, Cathy J.            United Power and Land Company                                 VP, S
Lesher, Cynthia L.        United Power and Land Company                                 D, CB, P
Peterson, Carol J.        United Power and Land Company                                 AS
Schell, Mary P.           United Power and Land Company                                 VP, T
Widdel, Susan G.          United Power and Land Company                                 D, VP
Ziebell, Anne M.          United Power and Land Company                                 AS
----------------------------------------------------------------------------------------------------------
Albiani, Scott            United Water Company                                          D, S, T
Buczek, Sunny             United Water Company                                          D, VP
Dugan, Jim                United Water Company                                          D
Halffield, Donald R. Jr.  United Water Company                                          D, P

Hickman, John             United Water Company                                          D
----------------------------------------------------------------------------------------------------------
Barron, Eddie T.          Utility Engineering Corporation                               SVP
Brunetti, Wayne H.        Utility Engineering Corporation                               D
Corbell, Royce W.         Utility Engineering Corporation                               C
Delaney, Judith A.        Utility Engineering Corporation                               AT
Ewell, Kenneth            Utility Engineering Corporation                               SVP
Geaney, George            Utility Engineering Corporation                               VP
Gresham, Robert A.        Utility Engineering Corporation                               VP
Haley, Nancy A.           Utility Engineering Corporation                               AS
Hart, Cathy J.            Utility Engineering Corporation                               VP, S
Henderson, Billy B.       Utility Engineering Corporation                               CFO, T, SVP, AS
Henka, Daniel E.          Utility Engineering Corporation                               VP
Hessen, Corey N.          Utility Engineering Corporation                               VP
Johnson, Gary R.          Utility Engineering Corporation                               D
Kelly, Richard C.         Utility Engineering Corporation                               D, CB
Peterson, Carol J.        Utility Engineering Corporation                               AS
Rugg, Raymond F.          Utility Engineering Corporation                               D, P, CEO
Schappa, Pete             Utility Engineering Corporation                               VP
Schell, Mary P.           Utility Engineering Corporation                               AT
Williams, Jimmy D.        Utility Engineering Corporation                               VP
Ziebell, Anne M.          Utility Engineering Corporation                               AS
----------------------------------------------------------------------------------------------------------
Albright, James           Viking Gas Transmission Company                               S
Derks, Mary A.            Viking Gas Transmission Company                               VP
Gray, Eric V.             Viking Gas Transmission Company                               AT
Jablonske, Michael L.     Viking Gas Transmission Company                               VP
Johnson, Gary R.          Viking Gas Transmission Company                               D
Jones, Catherine A.       Viking Gas Transmission Company                               AS
Kelly, Richard C.         Viking Gas Transmission Company                               D, VP
Lesher, Cynthia L.        Viking Gas Transmission Company                               D, CB
Ross McCalib, Laureen L.  Viking Gas Transmission Company                               VP
Rushton, Richard T.       Viking Gas Transmission Company                               D, P
Sowada, Shari M.          Viking Gas Transmission Company                               AS
----------------------------------------------------------------------------------------------------------
Basler, Donald J.         Westgas Interstate, Inc.                                      VP
Delaney, Judith A.        Westgas Interstate, Inc.                                      AT
Evans, Cynthia A.         Westgas Interstate, Inc.                                      D
Fowke, Ben G. III         Westgas Interstate, Inc.                                      VP, T
Haeger, Kurtis J.         Westgas Interstate, Inc.                                      VP
Haley, Nancy A.           Westgas Interstate, Inc.                                      AS
Peterson, Carol J.        Westgas Interstate, Inc.                                      AS
Petillo, J. T.            Westgas Interstate, Inc.                                      D, CB, P, CEO
Schell, Mary P.           Westgas Interstate, Inc.                                      AT
Ziebell, Anne M.          Westgas Interstate, Inc.                                      AS
----------------------------------------------------------------------------------------------------------
Connelly, Michael C.      Xcel Energy Argentina, Inc.                                   VP
Haley, Nancy A.           Xcel Energy Argentina, Inc.                                   AS
Hart, Cathy J.            Xcel Energy Argentina, Inc.                                   VP, S

Kelly, Richard C.         Xcel Energy Argentina, Inc.                                   D, CB
Peterson, Carol J.        Xcel Energy Argentina, Inc.                                   AS
Schiburr, Laura L.        Xcel Energy Argentina, Inc.                                   D, VP
Shah, Paras M.            Xcel Energy Argentina, Inc.                                   D, P
Stoering, Mark E.         Xcel Energy Argentina, Inc.                                   D
Yazvec, Michael J.        Xcel Energy Argentina, Inc.                                   VP, T
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Xcel Energy - Cadence, Inc.                                   AT
Gersack, Michael C.       Xcel Energy - Cadence, Inc.                                   VP, T
Haley, Nancy A.           Xcel Energy - Cadence, Inc.                                   AS
Hart, Cathy J.            Xcel Energy - Cadence, Inc.                                   VP, S
Jaeger, Douglas W.        Xcel Energy - Cadence, Inc.                                   VP
Peterson, Carol J.        Xcel Energy - Cadence, Inc.                                   AS
Ripka, David E.           Xcel Energy - Cadence, Inc.                                   VP, C
Schell, Mary P.           Xcel Energy - Cadence, Inc.                                   AT
Vincent, Patricia K.      Xcel Energy - Cadence, Inc.                                   D, CB, P, CEO
Ziebell, Anne M.          Xcel Energy - Cadence, Inc.                                   AS
----------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Xcel Energy - Centrus, Inc.                                   AT
Gersack, Michael C.       Xcel Energy - Centrus, Inc.                                   VP, T
Haley, Nancy A.           Xcel Energy - Centrus, Inc.                                   AS
Hart, Cathy J.            Xcel Energy - Centrus, Inc.                                   S
Peterson, Carol J.        Xcel Energy - Centrus, Inc.                                   AS
Schell, Mary P.           Xcel Energy - Centrus, Inc.                                   AT
Vincent, Patricia K.      Xcel Energy - Centrus, Inc.                                   D, CB, P, CEO
Ziebell, Anne M.          Xcel Energy - Centrus, Inc.                                   AS
----------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy Communications Group, Inc.                        D
Delaney, Judith A.        Xcel Energy Communications Group, Inc.                        AT
Gersack, Michael C.       Xcel Energy Communications Group, Inc.                        VP, T
Gogel, Raymond E.         Xcel Energy Communications Group, Inc.                        VP
Haley, Nancy A.           Xcel Energy Communications Group, Inc.                        AS
Hart, Cathy J.            Xcel Energy Communications Group, Inc.                        VP, S
Johnson, Gary R.          Xcel Energy Communications Group, Inc.                        D
Kelly, Richard C.         Xcel Energy Communications Group, Inc.                        D, P, CEO
Peterson, Carol J.        Xcel Energy Communications Group, Inc.                        AS
Schell, Mary P.           Xcel Energy Communications Group, Inc.                        AT
Vincent, Patricia K.      Xcel Energy Communications Group, Inc.                        VP
Ziebell, Anne M.          Xcel Energy Communications Group, Inc.                        AS
----------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy, Inc.                                             D, CB, P, CEO
Burgess, C. Coney         Xcel Energy, Inc.                                             D
Christensen, David A.     Xcel Energy, Inc.                                             D
Delaney, Judith A.        Xcel Energy, Inc.                                             AT
Fowke, Ben G. III         Xcel Energy, Inc.                                             VP, T
Haley, Nancy A.           Xcel Energy, Inc.                                             AS
Hart, Cathy J.            Xcel Energy, Inc.                                             VP, S
Hemminghaus, Roger R.     Xcel Energy, Inc.                                             D
Hirschfeld, A. Barry      Xcel Energy, Inc.                                             D

Johnson, Gary R.          Xcel Energy, Inc.                                             VP, GC
Jones, Catherine A.       Xcel Energy, Inc.                                             AS
Kelly, Richard C.         Xcel Energy, Inc.                                             VP, CFO
Leatherdale, Douglas W.   Xcel Energy, Inc.                                             D
Moreno, Albert F.         Xcel Energy, Inc.                                             D
Peterson, Carol J.        Xcel Energy, Inc.                                             AS
Preska, Margaret R.       Xcel Energy, Inc.                                             D
Ripka, David E.           Xcel Energy, Inc.                                             VP, C
Sampson, A. Patricia      Xcel Energy, Inc.                                             D
Schell, Mary P.           Xcel Energy, Inc.                                             AT
Schuman, Allan L.         Xcel Energy, Inc.                                             D
Slifer, Rodney E.         Xcel Energy, Inc.                                             D
Stephens, W. Thomas       Xcel Energy, Inc.                                             D
Ziebell, Anne M.          Xcel Energy, Inc.                                             AS
----------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy Foundation                                        D, P
Evans, Cynthia A.         Xcel Energy Foundation                                        D, S
Kelly, Richard C.         Xcel Energy Foundation                                        D, T
Lesher, Cynthia L.        Xcel Energy Foundation                                        D
Willis, Beth              Xcel Energy Foundation                                        D
----------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy International, Inc.                               D
Delaney, Judith A.        Xcel Energy International, Inc.                               AT
Fowke, Ben G. III         Xcel Energy International, Inc.                               VP, T
Haley, Nancy A.           Xcel Energy International, Inc.                               AS
Hart, Cathy J.            Xcel Energy International, Inc.                               VP, S
Johnson, Gary R.          Xcel Energy International, Inc.                               D
Kelly, Richard C.         Xcel Energy International, Inc.                               D, CB, P
Peterson, Carol J.        Xcel Energy International, Inc.                               AS
Schell, Mary P.           Xcel Energy International, Inc.                               AT
Ziebell, Anne M.          Xcel Energy International, Inc.                               AS
----------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Xcel Energy Markets Holdings, Inc.                            D, P, CEO
Brunetti, Wayne H.        Xcel Energy Markets Holdings, Inc.                            D
Delaney, Judith A.        Xcel Energy Markets Holdings, Inc.                            AT
Fowke, Ben G. III         Xcel Energy Markets Holdings, Inc.                            VP, T
Haley, Nancy A.           Xcel Energy Markets Holdings, Inc.                            AS
Hart, Cathy J.            Xcel Energy Markets Holdings, Inc.                            VP, S
Johnson, Gary R.          Xcel Energy Markets Holdings, Inc.                            D
Kelly, Richard C.         Xcel Energy Markets Holdings, Inc.                            D, VP
Krattenmaker, Kelly J.    Xcel Energy Markets Holdings, Inc.                            VP
Peterson, Carol J.        Xcel Energy Markets Holdings, Inc.                            AS
Schell, Mary P.           Xcel Energy Markets Holdings, Inc.                            AT
Ziebell, Anne M.          Xcel Energy Markets Holdings, Inc.                            AS
----------------------------------------------------------------------------------------------------------

Delaney, Judith A.       Xcel Energy O&M Services, Inc.                                                         AT
Fowke, Ben G. III        Xcel Energy O&M Services, Inc.                                                         VP, T
Haley, Nancy A.          Xcel Energy O&M Services, Inc.                                                         AS
Hart, Cathy J.           Xcel Energy O&M Services, Inc.                                                         VP, S
Johnson, Gary R.         Xcel Energy O&M Services, Inc.                                                         D
Kelly, Richard C.        Xcel Energy O&M Services, Inc.                                                         D, VP
Peterson, Carol J.       Xcel Energy O&M Services, Inc.                                                         AS
Petillo, J. T.           Xcel Energy O&M Services, Inc.                                                         D, CB, P
Schell, Mary P.          Xcel Energy O&M Services, Inc.                                                         AT
Ziebell, Anne M.         Xcel Energy O&M Services, Inc.                                                         AS
-----------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.       Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    AT
                         formerly Natrogas, Inc.)
Gersack, Michael C.      Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    VP, T
                         formerly Natrogas, Inc.)
Haley, Nancy A.          Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    AS
                         formerly Natrogas, Inc.)
Hart, Cathy J.           Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    VP, S
                         formerly Natrogas, Inc.)
Jaeger, Douglas W.       Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    D, P
                         formerly Natrogas, Inc.)
Peterson, Carol J.       Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    AS
                         formerly Natrogas, Inc.)
Schell, Mary P.          Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    AT
                         formerly Natrogas, Inc.)
Vincent, Patricia K.     Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    D, CB
                         formerly Natrogas, Inc.)
Ziebell, Anne M.         Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane, Inc.;    AS
                         formerly Natrogas, Inc.)
-----------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.       Xcel Energy Retail Holdings, Inc.                                                      D
Delaney, Judith A.       Xcel Energy Retail Holdings, Inc.                                                      AT
Fowke, Ben G. III        Xcel Energy Retail Holdings, Inc.                                                      VP, T
Haley, Nancy A.          Xcel Energy Retail Holdings, Inc.                                                      AS
Hart, Cathy J.           Xcel Energy Retail Holdings, Inc.                                                      VP, S
Johnson, Gary R.         Xcel Energy Retail Holdings, Inc.                                                      D
Kawakami, Timothy        Xcel Energy Retail Holdings, Inc.                                                      VP
Kelly, Richard C.        Xcel Energy Retail Holdings, Inc.                                                      D
Peterson, Carol J.       Xcel Energy Retail Holdings, Inc.                                                      AS
Schell, Mary P.          Xcel Energy Retail Holdings, Inc.                                                      AT
Vincent, Patricia K.     Xcel Energy Retail Holdings, Inc.                                                      D, P, CEO
Ziebell, Anne M.         Xcel Energy Retail Holdings, Inc.                                                      AS
-----------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.         Xcel Energy Services, Inc.                                                             VP
Brunetti, Wayne H.       Xcel Energy Services, Inc.                                                             D, CB, P, CEO
Delaney, Judith A.       Xcel Energy Services, Inc.                                                             AT
Fowke, Ben G. III        Xcel Energy Services, Inc.                                                             VP, T
Gogel, Raymond E.        Xcel Energy Services, Inc.                                                             VP
Haley, Nancy A.          Xcel Energy Services, Inc.                                                             AS
Hart, Cathy J.           Xcel Energy Services, Inc.                                                             VP, S
Johnson, Gary R.         Xcel Energy Services, Inc.                                                             D, VP, GC
Kelly, Richard C.        Xcel Energy Services, Inc.                                                             D, VP, CFO
Lesher, Cynthia L.       Xcel Energy Services, Inc.                                                             VP
Peterson, Carol J.       Xcel Energy Services, Inc.                                                             AS
Petillo, J. T.           Xcel Energy Services, Inc.                                                             VP
Ripka, David E.          Xcel Energy Services, Inc.                                                             VP, C
Schell, Mary P.          Xcel Energy Services, Inc.                                                             AT

Sparby, David M.         Xcel Energy Services, Inc.                                                             VP
Vincent, Patricia K.     Xcel Energy Services, Inc.                                                             VP
Wilks, David M.          Xcel Energy Services, Inc.                                                             VP
Ziebell, Anne M.         Xcel Energy Services, Inc.                                                             AS
-----------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.       Xcel Energy Transco, Inc.                                                              AT
Haley, Nancy A.          Xcel Energy Transco, Inc.                                                              AS
Hart, Cathy J.           Xcel Energy Transco, Inc.                                                              VP, S
Johnson, Gary R.         Xcel Energy Transco, Inc.                                                              D
Johnson, James P.        Xcel Energy Transco, Inc.                                                              VP
Kelly, Richard C.        Xcel Energy Transco, Inc.                                                              D
Moeller, Claire          Xcel Energy Transco, Inc.                                                              VP
Peterson, Carol J.       Xcel Energy Transco, Inc.                                                              AS
Petillo, J. T.           Xcel Energy Transco, Inc.                                                              D
Schell, Mary P.          Xcel Energy Transco, Inc.                                                              AT
Ziebell, Anne M.         Xcel Energy Transco, Inc.                                                              AS
Ziebelman, Audrey A.     Xcel Energy Transco, Inc.                                                              P
-----------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.       Xcel Energy Ventures, Inc.                                                             D
Delaney, Judith A.       Xcel Energy Ventures, Inc.                                                             AT
Fowke, Ben G. III        Xcel Energy Ventures, Inc.                                                             VP, T
Gogel, Raymond E.        Xcel Energy Ventures, Inc.                                                             VP
Haley, Nancy A.          Xcel Energy Ventures, Inc.                                                             AS
Hart, Cathy J.           Xcel Energy Ventures, Inc.                                                             VP, S
Johnson, Gary R.         Xcel Energy Ventures, Inc.                                                             D
Kelly, Richard C.        Xcel Energy Ventures, Inc.                                                             D, P, CEO
Peterson, Carol J.       Xcel Energy Ventures, Inc.                                                             AS
Petillo, J. T.           Xcel Energy Ventures, Inc.                                                             VP
Schell, Mary P.          Xcel Energy Ventures, Inc.                                                             AT
Ziebell, Anne M.         Xcel Energy Ventures, Inc.                                                             AS
-----------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.       Xcel Energy Wholesale Group, Inc.                                                      D
Delaney, Judith A.       Xcel Energy Wholesale Group, Inc.                                                      AT
Fowke, Ben G. III        Xcel Energy Wholesale Group, Inc.                                                      VP, T
Gogel, Raymond E.        Xcel Energy Wholesale Group, Inc.                                                      VP
Haley, Nancy A.          Xcel Energy Wholesale Group, Inc.                                                      AS
Hart, Cathy J.           Xcel Energy Wholesale Group, Inc.                                                      VP, S
Johnson, Gary R.         Xcel Energy Wholesale Group, Inc.                                                      D
Kelly, Richard C.        Xcel Energy Wholesale Group, Inc.                                                      D, P, CEO
Peterson, Carol J.       Xcel Energy Wholesale Group, Inc.                                                      AS
Schell, Mary P.          Xcel Energy Wholesale Group, Inc.                                                      AT
Vincent, Patricia K.     Xcel Energy Wholesale Group, Inc.                                                      VP
Ziebell, Anne M.         Xcel Energy Wholesale Group, Inc.                                                      AS
-----------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.       Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             AT
Gersack, Michael C.      Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             VP, T
Haley, Nancy A.          Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             AS
Hart, Cathy J.           Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             VP, S
Kawakami, Timothy        Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             D, P

Peterson, Carol J.       Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             AS
Schell, Mary P.          Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             AT
Vincent, Patricia K.     Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             D, CB
Ziebell, Anne M.         Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)             AS
----------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.         Xcel Energy WYCO, Inc.                                                                 D, VP
Delaney, Judith A.       Xcel Energy WYCO, Inc.                                                                 AT
Fowke, Ben G. III        Xcel Energy WYCO, Inc.                                                                 VP, T
Haley, Nancy A.          Xcel Energy WYCO, Inc.                                                                 AS
Hart, Cathy J.           Xcel Energy WYCO, Inc.                                                                 VP, S
Peterson, Carol J.       Xcel Energy WYCO, Inc.                                                                 AS
Petillo, J. T.           Xcel Energy WYCO, Inc.                                                                 D, CB, P, CEO
Ziebell, Anne M.         Xcel Energy WYCO, Inc.                                                                 AS
----------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.       XECC Group, Inc.                                                                       AT
Gersack, Michael C.      XECC Group, Inc.                                                                       VP
Haley, Nancy A.          XECC Group, Inc.                                                                       AS
Hart, Cathy J.           XECC Group, Inc.                                                                       VP, S
Peterson, Carol J.       XECC Group, Inc.                                                                       AS
Schell, Mary P.          XECC Group, Inc.                                                                       AT
Vincent, Patricia K.     XECC Group, Inc.                                                                       D, P, CEO
Ziebell, Anne M.         XECC Group, Inc.                                                                       AS
----------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.         XEM, Inc.                                                                              D, CB, P, CEO
Delaney, Judith A.       XEM, Inc.                                                                              AT
Dybalski, Jack           XEM, Inc.                                                                              VP
Eves, David              XEM, Inc.                                                                              VP
Haley, Nancy A.          XEM, Inc.                                                                              AS
Hart, Cathy J.           XEM, Inc.                                                                              VP, S
Kelly, Richard C.        XEM, Inc.                                                                              D
Krattenmaker, Kelly J.   XEM, Inc.                                                                              VP
Peterson, Carol J.       XEM, Inc.                                                                              AS
Schell, Mary P.          XEM, Inc.                                                                              AT
Wilks, David M.          XEM, Inc.                                                                              D
Ziebell, Anne M.         XEM, Inc.                                                                              AS
----------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.       XERS, Inc.                                                                             AT
Gersack, Michael C.      XERS, Inc.                                                                             VP
Haley, Nancy A.          XERS, Inc.                                                                             AS
Hart, Cathy J.           XERS, Inc.                                                                             VP, S
Kawakami, Timothy        XERS, Inc.                                                                             VP
Peterson, Carol J.       XERS, Inc.                                                                             AS
Schell, Mary P.          XERS, Inc.                                                                             AT
Vincent, Patricia K.     XERS, Inc.                                                                             D, CB, P, CEO
Ziebell, Anne M.         XERS, Inc.                                                                             AS
----------------------------------------------------------------------------------------------------------------------------------
Fowke, Ben G. III        Young Gas Storage Company, ltd                                                         Mgmt Committee Rep

Krattenmaker, Kelly J.   Young Gas Storage Company, ltd                                                         Mgmt Committee Rep
Zinko, Donald J.         Young Gas Storage Company, ltd                                                         Mgmt Committee Rep
----------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.         Young Gas Storage Company                                                              D, CB
Delaney, Judith A.       Young Gas Storage Company                                                              AT
Fowke, Ben G. III        Young Gas Storage Company                                                              VP, T
Haley, Nancy A.          Young Gas Storage Company                                                              AS
Hart, Cathy J.           Young Gas Storage Company                                                              VP, S
Kelly, Richard C.        Young Gas Storage Company                                                              D
Krattenmaker, Kelly J.   Young Gas Storage Company                                                              P
Peterson, Carol J.       Young Gas Storage Company                                                              AS
Schell, Mary P.          Young Gas Storage Company                                                              AT
Wilks, David M.          Young Gas Storage Company                                                              D
Ziebell, Anne M.         Young Gas Storage Company                                                              AS
----------------------------------------------------------------------------------------------------------------------------------

As of December 31, 2002, the officers and directors of NRG companies are as follows:

------------------------------------------------------------------------------------------------------------------------------------
      SUBSIDIARY NAME                                             TITLE                         LAST NAME                 FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
Arthur Kill Power LLC                                 Assistant Secretary                       Davido                    Scott
Arthur Kill Power LLC                                 Management Committee Member               Davido                    Scott
Arthur Kill Power LLC                                 Vice President                            Davido                    Scott
Arthur Kill Power LLC                                 Secretary                                 Fisfis                    David
Arthur Kill Power LLC                                 Management Committee Member               Kelly                     Richard
Arthur Kill Power LLC                                 President                                 Kelly                     Richard
Arthur Kill Power LLC                                 Assistant Secretary                       Osteraas                  Kathryn
Arthur Kill Power LLC                                 Treasurer                                 Schaefer                  George
Arthur Kill Power LLC                                 Independent Member                        Tillman                   Carrie
Astoria Gas Turbine Power LLC                         Assistant Secretary                       Davido                    Scott
Astoria Gas Turbine Power LLC                         Management Committee Member               Davido                    Scott
Astoria Gas Turbine Power LLC                         Vice President                            Davido                    Scott
Astoria Gas Turbine Power LLC                         Secretary                                 Fisfis                    David
Astoria Gas Turbine Power LLC                         Management Committee Member               Kelly                     Richard
Astoria Gas Turbine Power LLC                         President                                 Kelly                     Richard
Astoria Gas Turbine Power LLC                         Assistant Secretary                       Osteraas                  Kathryn
Astoria Gas Turbine Power LLC                         Treasurer                                 Schaefer                  George
Astoria Gas Turbine Power LLC                         Independent Member                        Tillman                   Carrie
B.L. England Operations Inc.                          Assistant Corporate Secretary             Osteraas                  Kathryn
B.L. England Operations Inc.                          Vice President                            Richardson                Thomas
Bayou Cove Peaking Power, LLC                         Assistant Secretary                       Davido                    Scott
Bayou Cove Peaking Power, LLC                         Management Board (sole)                   Davido                    Scott
Bayou Cove Peaking Power, LLC                         Vice President                            Davido                    Scott
Bayou Cove Peaking Power, LLC                         President                                 Kelly                     Richard
Bayou Cove Peaking Power, LLC                         Vice President                            Marks                     Stanley
Bayou Cove Peaking Power, LLC                         Secretary                                 Mclnnis                   A.
Bayou Cove Peaking Power, LLC                         Assistant Secretary                       Osteraas                  Kathryn
Bayou Cove Peaking Power, LLC                         Treasurer                                 Schaefer                  George
Berrians I Gas Turbine Power LLC                      Assistant Secretary                       Davido                    Scott
Berrians I Gas Turbine Power LLC                      Vice President                            Davido                    Scott
Berrians I Gas Turbine Power LLC                      Secretary                                 Fisfis                    David
Berrians I Gas Turbine Power LLC                      President                                 Kelly                     Richard
Berrians I Gas Turbine Power LLC                      Assistant Secretary                       Osteraas                  Kathryn
Berrians I Gas Turbine Power LLC                      Treasurer                                 Schaefer                  George
Big Cajun I Peaking Power LLC                         Assistant Secretary                       Davido                    Scott
Big Cajun I Peaking Power LLC                         Management Committee Member               Davido                    Scott
Big Cajun I Peaking Power LLC                         Vice President                            Davido                    Scott
Big Cajun I Peaking Power LLC                         Management Committee Member               Kelly                     Richard
Big Cajun I Peaking Power LLC                         President                                 Kelly                     Richard
Big Cajun I Peaking Power LLC                         Vice President                            Marks                     Stanley
Big Cajun I Peaking Power LLC                         Secretary                                 Mclnnis                   A.
Big Cajun I Peaking Power LLC                         Assistant Secretary                       Osteraas                  Kathryn
Big Cajun I Peaking Power LLC                         Management Committee Member               Schaefer                  George

------------------------------------------------------------------------------------------------------------------------------------
      SUBSIDIARY NAME                                              TITLE                        LAST NAME                 FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
Big Cajun I Peaking Power LLC                         Treasurer                                 Schaefer                  George
Big Cajun II Unit 4 LLC                               Assistant Secretary                       Davido                    Scott
Big Cajun II Unit 4 LLC                               Management Board (sole)                   Davido                    Scott
Big Cajun II Unit 4 LLC                               Vice President                            Davido                    Scott
Big Cajun II Unit 4 LLC                               President                                 Kelly                     Richard
Big Cajun II Unit 4 LLC                               Vice President                            Marks                     Stanley
Big Cajun II Unit 4 LLC                               Secretary                                 Mclnnis                   A.
Big Cajun II Unit 4 LLC                               Assistant Secretary                       Osteraas                  Kathryn
Big Cajun II Unit 4 LLC                               Treasurer                                 Schaefer                  George
Bridgeport Harbor Power LLC                           Secretary                                 Fisfis                    David
Bridgeport Harbor Power LLC                           Assistant Secretary                       Osteraas                  Kathryn
Brimsdown Power Limited                               Director                                  Campone                   Thomas
Brimsdown Power Limited                               Director                                  Cwikla                    John
Brimsdown Power Limited                               Secretary                                 DeNotto                   Gerald
Brimsdown Power Limited                               Director                                  Forsythe                  Gerald
Brimsdown Power Limited                               Director                                  Kelly                     Richard
Cabrillo Power I LLC                                  Treasurer                                 Doty, Jr.                 Robert
Cabrillo Power I LLC                                  Vice President                            Hermann                   Edward
Cabrillo Power I LLC                                  Assistant Secretary                       Johnson                   Alisa
Cabrillo Power I LLC                                  President                                 Kelly                     Richard
Cabrillo Power I LLC                                  Executive Committee Member                Lednicky                  Lynn
Cabrillo Power I LLC                                  President                                 Lednicky                  Lynn
Cabrillo Power I LLC                                  Secretary                                 Lloyd                     David
Cabrillo Power I LLC                                  Vice President                            Manalac                   G.P.
Cabrillo Power I LLC                                  Executive Committee Member (1 of 3)       Marks                     Stanley
Cabrillo Power I LLC                                  Vice President                            Marks                     Stanley
Cabrillo Power I LLC                                  Assistant Secretary                       Osteraas                  Kathryn
Cabrillo Power I LLC                                  Assistant Secretary                       Roth                      David
Cabrillo Power I LLC                                  Executive Committee Member (1 of 3)       Williams                  Kent
Cabrillo Power I LLC                                  Vice President                            Williams                  J.
Cabrillo Power II LLC                                 Treasurer                                 Doty, Jr.                 Robert
Cabrillo Power II LLC                                 Vice President                            Hermann                   Edward
Cabrillo Power II LLC                                 Assistant Secretary                       Johnson                   Alisa
Cabrillo Power II LLC                                 President                                 Kelly                     Richard
Cabrillo Power II LLC                                 Executive Committee Member                Lednicky                  Lynn
Cabrillo Power II LLC                                 President                                 Lednicky                  Lynn
Cabrillo Power II LLC                                 Secretary                                 Lloyd                     David
Cabrillo Power II LLC                                 Vice President                            Manalac                   G.P.
Cabrillo Power II LLC                                 Vice President                            Marks                     Stanley
Cabrillo Power II LLC                                 Assistant Secretary                       Osteraas                  Kathryn
Cabrillo Power II LLC                                 Assistant Secretary                       Roth                      David
Cabrillo Power II LLC                                 Executive Committee Member                Williams                  J.
Cabrillo Power II LLC                                 Vice President                            Williams                  J.
Cadillac Renewable Energy LLC                         Management Committee Member               Decker(1)

------------------------------------------------------------------------------------------------------------------------------------
             SUBSIDIARY NAME                                           TITLE                        LAST NAME             FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
Cadillac Renewable Energy LLC                         Management Committee Member               Riley                     Bryan
Camas Power Boiler, Inc.                              Director                                  Carroll                   Michael
Camas Power Boiler, Inc.                              President                                 Carroll                   Michael
Camas Power Boiler, Inc.                              Assistant Secretary                       Davido                    Scott
Camas Power Boiler, Inc.                              Director                                  Davido                    Scott
Camas Power Boiler, Inc.                              Vice President                            Davido                    Scott
Camas Power Boiler, Inc.                              Vice President                            Kelly                     Richard
Camas Power Boiler, Inc.                              Assistant Secretary                       Osteraas                  Kathryn
Camas Power Boiler, Inc.                              Vice President                            Platteter                 Dennis
Camas Power Boiler, Inc.                              Secretary                                 Ptacek                    Tammie
Camas Power Boiler, Inc.                              Treasurer                                 Schaefer                  George
Capistrano Cogeneration Company                       Assistant Secretary                       Davido                    Scott
Capistrano Cogeneration Company                       Director (sole)                           Davido                    Scott
Capistrano Cogeneration Company                       Vice President                            Davido                    Scott
Capistrano Cogeneration Company                       Secretary                                 Fisfis                    David
Capistrano Cogeneration Company                       President                                 Kelly                     Richard
Capistrano Cogeneration Company                       Assistant Secretary                       Osteraas                  Kathryn
Capistrano Cogeneration Company                       Vice President                            Riley                     Bryan
Capistrano Cogeneration Company                       Treasurer                                 Schaefer                  George
Carolina Energy, Limited Partnership                  Management Committee member (alternate)   Carolina Energy
                                                                                                Corp.(1)
Carolina Energy, Limited Partnership                  Management Committee member (alternate)   Marks                     Stanley
Carolina Energy, Limited Partnership                  Management Committee member (alternate)   Quixx Carolina(1)

Carquinez Strait Preservation Trust, Inc.             Vice President                            Fahden (Trust)            Nancy
Carquinez Strait Preservation Trust, Inc.             Secretary                                 Hight                     Robert
Carquinez Strait Preservation Trust, Inc.             Executive Vice President                  Kondylis (Trust)          Barbara
Carquinez Strait Preservation Trust, Inc.             Director                                  Others(26)

Carquinez Strait Preservation Trust, Inc.             President                                 Somerset (Trust)          Harold
Central and Eastern Europe Power Fund, Ltd.           Director                                  Buehler, Jr.              John
Central and Eastern Europe Power Fund, Ltd.           Supervisory Council                       Covindassamy              Anada
Central and Eastern Europe Power Fund, Ltd.           Director                                  Magid                     Herbert
Central and Eastern Europe Power Fund, Ltd.           Supervisory Council                       Rey                       Martin
Central and Eastern Europe Power Fund, Ltd.           Supervisory Council (alternate)           Schieder                  Wolfram
Central and Eastern Europe Power Fund, Ltd.           Director                                  Stanaro                   Richard
Chickahominy River Energy Corp.                       Assistant Secretary                       Davido                    Scott
Chickahominy River Energy Corp.                       Director (sole)                           Davido                    Scott
Chickahominy River Energy Corp.                       Vice President                            Davido                    Scott
Chickahominy River Energy Corp.                       Secretary                                 Fisfis                    David
Chickahominy River Energy Corp.                       President                                 Kelly                     Richard
Chickahominy River Energy Corp.                       Assistant Secretary                       Osteraas                  Kathryn
Chickahominy River Energy Corp.                       Vice President                            Riley                     Bryan
Chickahominy River Energy Corp.                       Treasurer                                 Schaefer                  George
Clark Power LLC                                       President                                 Kelly                     Richard
Clark Power LLC                                       Secretary                                 Lloyd                     David

------------------------------------------------------------------------------------------------------------------------------------
             SUBSIDIARY NAME                                         TITLE                            LAST NAME           FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
Clark Power LLC                                       Assistant Secretary                       Osteraas                  Kathryn
Cobee Energy Development LLC                          Assistant Secretary                       Davido                    Scott
Cobee Energy Development LLC                          Executive Committee Member                Davido                    Scott
Cobee Energy Development LLC                          Vice President                            Davido                    Scott
Cobee Energy Development LLC                          Executive Committee Member                Kelly                     Richard
Cobee Energy Development LLC                          President                                 Kelly                     Richard
Cobee Energy Development LLC                          Assistant Secretary                       Osteraas                  Kathryn
Cobee Energy Development LLC                          Secretary                                 Smith                     Guy
Cobee Holdings LLC                                    President                                 Kelly                     Richard
Cobee Holdings LLC                                    Assistant Secretary                       Osteraas                  Kathryn
Cobee Holdings LLC                                    Treasurer                                 Schaefer                  George
Cobee Holdings LLC                                    Secretary                                 Smith                     Guy
Cobee Holdings LLC.                                   Vice President                            Davido                    Scott
Commonwealth Atlantic Power LLC                       Assistant Secretary                       Davido                    Scott
Commonwealth Atlantic Power LLC                       Vice President                            Davido                    Scott
Commonwealth Atlantic Power LLC                       Secretary                                 Fisfis                    David
Commonwealth Atlantic Power LLC                       President                                 Kelly                     Richard
Commonwealth Atlantic Power LLC                       Assistant Secretary                       Osteraas                  Kathryn
Commonwealth Atlantic Power LLC                       Vice President                            Riley                     Bryan
Commonwealth Atlantic Power LLC                       Treasurer                                 Schaefer                  George
Commonwealth Atlantic Power LLC                       Independent Member                        Tillman                   Carrie
Compania Boliviana de Energia Electrica S.A.          President and Chief Operating Officer     Contreras                 Carlos
Compania Boliviana de Energia Electrica S.A.          Director                                  Contrerras                Carlos
Compania Boliviana de Energia Electrica S.A.          Chief Financial Officer                   Gibson (Cobee)            Roland
Compania Boliviana de Energia Electrica S.A.          Vice President - Finance                  Gibson (Cobee)            Roland
Compania Boliviana de Energia Electrica S.A.          General Manager                           LeMaitre                  Julio
Conemaugh Power LLC                                   Assistant Secretary                       Davido                    Scott
Conemaugh Power LLC                                   Management Committee Member               Davido                    Scott
Conemaugh Power LLC                                   Vice President                            Davido                    Scott
Conemaugh Power LLC                                   Secretary                                 Fisfis                    David
Conemaugh Power LLC                                   Management Committee Member               Kelly                     Richard
Conemaugh Power LLC                                   President                                 Kelly                     Richard
Conemaugh Power LLC                                   Assistant Secretary                       Osteraas                  Kathryn
Conemaugh Power LLC                                   Independent Member                        Panaccione                Deborah
Conemaugh Power LLC                                   Vice President                            Riley                     Bryan
Conemaugh Power LLC                                   Management Committee Member               Schaefer                  George
Conemaugh Power LLC                                   Treasurer                                 Schaefer                  George
Coniti Holding B.V.                                   Director                                  NRGenerating Holdings
                                                                                                (No. 21) B.V.
Connecticut Jet Power LLC                             Vice President                            Brewster                  John
Connecticut Jet Power LLC                             Assistant Secretary                       Davido                    Scott
Connecticut Jet Power LLC                             Management Committee Member               Davido                    Scott
Connecticut Jet Power LLC                             Vice President                            Davido                    Scott
Connecticut Jet Power LLC                             Secretary                                 Fisfis                    David
Connecticut Jet Power LLC                             Management Committee Member               Kelly                     Richard

------------------------------------------------------------------------------------------------------------------------------------
                SUBSIDIARY NAME                                   TITLE                                LAST NAME          FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
Connecticut Jet Power LLC                             President                                 Kelly                     Richard
Connecticut Jet Power LLC                             Assistant Secretary                       Osteraas                  Kathryn
Connecticut Jet Power LLC                             Treasurer                                 Schaefer                  George
Connecticut Jet Power LLC                             Independent Member                        Tillman                   Carrie
Croatia Power Group                                   Director                                  Murley                    Thomas
Croatia Power Group                                   Director                                  Skupnjak                  Tom
Croatia Power Group                                   Director                                  Wolf                      Steven
Csepel Luxembourg (No. 1) S.a.r.l.                    Director                                  NRGenerating Luxembourg
                                                                                                 (No. 1) S.a.r.l.
Deepwater Operations Inc.                             Assistant Corporate Secretary             Osteraas                  Kathryn
Deepwater Operations Inc.                             Vice President                            Richardson                Thomas
Denver City Energy Associates, L.P.                   President                                 Kelly                     Richard
Denver City Energy Associates, L.P.                   Secretary                                 Mclnnis                   A.
Denver City Energy Associates, L.P.                   Assistant Secretary                       Osteraas                  Kathryn
Denver City Energy Associates, L.P.                   Vice President                            Williams                  Alan
Devon Power LLC                                       Vice President                            Brewster                  John
Devon Power LLC                                       Assistant Secretary                       Davido                    Scott
Devon Power LLC                                       Management Committee Member               Davido                    Scott
Devon Power LLC                                       Vice President                            Davido                    Scott
Devon Power LLC                                       Secretary                                 Fisfis                    David
Devon Power LLC                                       Management Committee Member               Kelly                     Richard
Devon Power LLC                                       President                                 Kelly                     Richard
Devon Power LLC                                       Assistant Secretary                       Osteraas                  Kathryn
Devon Power LLC                                       Treasurer                                 Schaefer                  George
Devon Power LLC                                       Independent Member                        Tillman                   Carrie
Dunkirk Power LLC                                     Assistant Secretary                       Davido                    Scott
Dunkirk Power LLC                                     Management Committee Member               Davido                    Scott
Dunkirk Power LLC                                     Vice President                            Davido                    Scott
Dunkirk Power LLC                                     Secretary                                 Fisfis                    David
Dunkirk Power LLC                                     Management Committee Member               Kelly                     Richard
Dunkirk Power LLC                                     President                                 Kelly                     Richard
Dunkirk Power LLC                                     Assistant Secretary                       Osteraas                  Kathryn
Dunkirk Power LLC                                     Treasurer                                 Schaefer                  George
Dunkirk Power LLC                                     Independent Member                        Tillman                   Carrie
Eastern Generation Services (India) Private Limited   Director                                  Richard                   Kelly
Eastern Sierra Energy Company                         President                                 Kelly                     Richard
Eastern Sierra Energy Company                         Secretary                                 Lloyd                     David
Eastern Sierra Energy Company                         Vice President                            Marks                     Stanley
Eastern Sierra Energy Company                         Assistant Secretary                       Osteraas                  Kathryn
El Segundo Power II LLC                               President                                 Kelly                     Richard
El Segundo Power II LLC                               Secretary                                 Lloyd                     David
El Segundo Power II LLC                               Vice President                            Marks                     Stanley
El Segundo Power II LLC                               Assistant Secretary                       Osteraas                  Kathryn
El Segundo Power, LLC                                 Treasurer                                 Doty, Jr.                 Robert
El Segundo Power, LLC                                 Assistant Secretary                       Johnson                   Alisa

------------------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                                         TITLE                           LAST NAME             FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
El Segundo Power, LLC                                 President                                 Kelly                     Richard
El Segundo Power, LLC                                 Executive Committee Representative        Lednicky                  Lynn
El Segundo Power, LLC                                 President                                 Lednicky                  A.
El Segundo Power, LLC                                 Secretary                                 Lloyd                     David
El Segundo Power, LLC                                 Executive Committee Representative        Manalac                   G.P.
El Segundo Power, LLC                                 Executive Committee Representative        Marks                     Stanley
El Segundo Power, LLC                                 Vice President                            Marks                     Stanley
El Segundo Power, LLC                                 Assistant Secretary                       Osteraas                  Kathryn
El Segundo Power, LLC                                 Assistant Secretary                       Roth                      David
El Segundo Power, LLC                                 Executive Committee Member                Williams                  J.
El Segundo Power, LLC                                 Vice President                            Williams                  J.
Elk River Resource Recovery, Inc.                     President                                 Carroll                   Michael
Elk River Resource Recovery, Inc.                     Assistant Secretary                       Davido                    Scott
Elk River Resource Recovery, Inc.                     Director                                  Davido                    Scott
Elk River Resource Recovery, Inc.                     Vice President                            Davido                    Scott
Elk River Resource Recovery, Inc.                     Director                                  Kelly                     Richard
Elk River Resource Recovery, Inc.                     Assistant Secretary                       Osteraas                  Kathryn
Elk River Resource Recovery, Inc.                     Secretary                                 Ptacek                    Tammie
Elk River Resource Recovery, Inc.                     Director                                  Schaefer                  George
Elk River Resource Recovery, Inc.                     Treasurer                                 Schaefer                  George
Empresa de Generacion Electrica Cahua S.A.            Director                                  Kelly                     Richard
Empresa de Generacion Electrica Cahua S.A.            Director                                  Smith                     Guy
Energeticke Centrum Kladno, s.r.o.                    Executive Director                        Krasny                    Josef
Energeticke Centrum Kladno, s.r.o.                    Executive Director                        Prajzler                  Milan
Energeticke Centrum Kladno, s.r.o.                    Executive Director                        Spacek                    Ludek
Energia Pacasmayo S.A.                                Director                                  Contreras                 Carlos
Energy National, Inc.                                 Assistant Secretary                       Davido                    Scott
Energy National, Inc.                                 Director                                  Davido                    Scott
Energy National, Inc.                                 Vice President                            Davido                    Scott
Energy National, Inc.                                 Director                                  Kelly                     Richard
Energy National, Inc.                                 President                                 Kelly                     Richard
Energy National, Inc.                                 Secretary                                 Lloyd                     David
Energy National, Inc.                                 Vice President                            Marks                     Stanley
Energy National, Inc.                                 Assistant Secretary                       Osteraas                  Kathryn
Energy National, Inc.                                 Director                                  Schaefer                  George
Energy National, Inc.                                 Treasurer                                 Schaefer                  George
Enfield Energy Centre Limited                         Director                                  Campone (Indeck)          Thomas
Enfield Energy Centre Limited                         Director                                  Cwikla (Indeck)           John
Enfield Energy Centre Limited                         Director                                  DeNotto (Indeck)          Gerald
Enfield Energy Centre Limited                         Secretary                                 DeNotto (Indeck)          Gerald
Enfield Energy Centre Limited                         Director                                  Forsythe (Indeck)         Gerald
Enfield Energy Centre Limited                         Director                                  Kelly                     Richard
Enfield Energy Centre Limited                         Director                                  Lahiri (El Paso)          Robin
Enfield Holdings B.V.                                 Director                                  Croke (El Paso)           Mark

-----------------------------------------------------------------------------------------------------------
       SUBSIDIARY NAME                    TITLE                       LAST NAME                 FIRST NAME
-----------------------------------------------------------------------------------------------------------
Enfield Holdings B.V.               Secretary               Holland Intertrust Corp. B.V.
-----------------------------------------------------------------------------------------------------------
Enfield Holdings B.V.               Director                Kelly                               Richard
-----------------------------------------------------------------------------------------------------------
Enfield Holdings B.V.               Director                Pickard (El Paso)                   Christopher
-----------------------------------------------------------------------------------------------------------
Enfield Operations (UK) Limited     Director                Campone (Indeck)                    Thomas
-----------------------------------------------------------------------------------------------------------
Enfield Operations (UK) Limited     Director                Cwikla (Indeck)                     John
-----------------------------------------------------------------------------------------------------------
Enfield Operations (UK) Limited     Secretary               DeNotto (Indeck)                    Gerald
-----------------------------------------------------------------------------------------------------------
Enfield Operations (UK) Limited     Director                Smith                               Thomas
-----------------------------------------------------------------------------------------------------------
Enfield Operations (UK) Limited     Director                Smith                               Guy
-----------------------------------------------------------------------------------------------------------
Enfield Operations, L.L.C.          Manager                 Campone                             Thomas
-----------------------------------------------------------------------------------------------------------
Enfield Operations, L.L.C.          Manager                 Cwikla (Indeck)                     John
-----------------------------------------------------------------------------------------------------------
Enfield Operations, L.L.C.          Manager                 DeNotto                             Gerald
-----------------------------------------------------------------------------------------------------------
Enfield Operations, L.L.C.          Assistant Secretary     DeNotto (Indeck)                    Gerald
-----------------------------------------------------------------------------------------------------------
Enfield Operations, L.L.C.          Manager                 Forsythe                            Gerald
-----------------------------------------------------------------------------------------------------------
Enfield Operations, L.L.C.          Manager                 Smith                               Thomas
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Assistant Secretary     Davido                              Scott
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Director                Davido                              Scott
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Vice President          Davido                              Scott
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Director                Kelly                               Richard
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       President               Kelly                               Richard
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Secretary               Lloyd                               David
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Vice President          Marks                               Stanley
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Assistant Secretary     Osteraas                            Kathryn
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Director                Schaefer                            George
-----------------------------------------------------------------------------------------------------------
Enifund, Inc.                       Treasurer               Schaefer                            George
-----------------------------------------------------------------------------------------------------------
Enigen, Inc.                        Vice President          Anderson                            Mark
-----------------------------------------------------------------------------------------------------------
Enigen, Inc.                        President               Kelly                               Richard
-----------------------------------------------------------------------------------------------------------
Enigen, Inc.                        Secretary               Lloyd                               David
-----------------------------------------------------------------------------------------------------------
Enigen, Inc.                        Assistant Secretary     Osteraas                            Kathryn
-----------------------------------------------------------------------------------------------------------
Entrade Holdings B.V.               Director                Kelly                               Richard
-----------------------------------------------------------------------------------------------------------
Entrade Holdings B.V.               Director                Temmes Management Services B.V.

-----------------------------------------------------------------------------------------------------------
ESOCO Molokai, Inc.                 Vice President          Brewster                            John
-----------------------------------------------------------------------------------------------------------
Esoco Molokai, Inc.                 Assistant Secretary     Davido                              Scott
-----------------------------------------------------------------------------------------------------------
Esoco Molokai, Inc.                 Director                Davido                              Scott
-----------------------------------------------------------------------------------------------------------
Esoco Molokai, Inc.                 Vice President          Davido                              Scott
-----------------------------------------------------------------------------------------------------------
Esoco Molokai, Inc.                 Director                Kelly                               Richard
-----------------------------------------------------------------------------------------------------------
Esoco Molokai, Inc.                 President               Kelly                               Richard
-----------------------------------------------------------------------------------------------------------
Esoco Molokai, Inc.                 Secretary               Lloyd                               David
-----------------------------------------------------------------------------------------------------------
Esoco Molokai, Inc.                 Assistant Secretary     Osteraas                            Kathryn
-----------------------------------------------------------------------------------------------------------
Esoco Molokai, Inc.                 Director                Schaefer                            George
-----------------------------------------------------------------------------------------------------------
ESOCO Molokai, Inc.                 Treasurer               Schaefer                            George
-----------------------------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Vice President          Brewster                            John
-----------------------------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Assistant Secretary     Davido                              Scott
-----------------------------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Director                Davido                              Scott
-----------------------------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Vice President          Davido                              Scott
-----------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
      SUBSIDIARY NAME                     TITLE             LAST NAME        FIRST NAME
---------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Director                Kelly            Richard
---------------------------------------------------------------------------------------
Esoco Orrington, Inc.               President               Kelly            Richard
---------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Secretary               Lloyd            David
---------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Assistant Secretary     Osteraas         Kathryn
---------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Director                Schaefer         George
---------------------------------------------------------------------------------------
Esoco Orrington, Inc.               Treasurer               Schaefer         George
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Vice President          Brewster         John
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Assistant Secretary     Davido           Scott
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Director                Davido           Scott
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Vice President          Davido           Scott
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Director                Kelly            Richard
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 President               Kelly            Richard
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Secretary               Lloyd            David
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Assistant Secretary     Osteraas         Kathryn
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Director                Schaefer         George
---------------------------------------------------------------------------------------
Esoco Soledad, Inc.                 Treasurer               Schaefer         George
---------------------------------------------------------------------------------------
Esoco, Inc.                         Vice President          Brewster         John
---------------------------------------------------------------------------------------
Esoco, Inc.                         Assistant Secretary     Davido           Scott
---------------------------------------------------------------------------------------
Esoco, Inc.                         Director                Davido           Scott
---------------------------------------------------------------------------------------
Esoco, Inc.                         Vice President          Davido           Scott
---------------------------------------------------------------------------------------
Esoco, Inc.                         Director                Kelly            Richard
---------------------------------------------------------------------------------------
Esoco, Inc.                         President               Kelly            Richard
---------------------------------------------------------------------------------------
Esoco, Inc.                         Secretary               Lloyd            David
---------------------------------------------------------------------------------------
Esoco, Inc.                         Assistant Secretary     Osteraas         Kathryn
---------------------------------------------------------------------------------------
Esoco, Inc.                         Director                Schaefer         George
---------------------------------------------------------------------------------------
Esoco, Inc.                         Treasurer               Schaefer         George
---------------------------------------------------------------------------------------
Flinders Coal Pty Ltd

---------------------------------------------------------------------------------------
Flinders Coal Pty Ltd               Director                Althoff          Robert
---------------------------------------------------------------------------------------
Flinders Coal Pty Ltd               Secretary               Messer           Shaun
---------------------------------------------------------------------------------------
Flinders Coal Pty Ltd               Secretary               Moschakis        Jack
---------------------------------------------------------------------------------------
Flinders Labuan (No. 1) Ltd.

---------------------------------------------------------------------------------------
Flinders Labuan (No. 1) Ltd.        Director                Kelly            Richard
---------------------------------------------------------------------------------------
Flinders Labuan (No. 1) Ltd.        Secretary               Messer           Shaun
---------------------------------------------------------------------------------------
Flinders Labuan (No. 2) Ltd.

---------------------------------------------------------------------------------------
Flinders Labuan (No. 2) Ltd.        Director                Kelly            Richard
---------------------------------------------------------------------------------------
Flinders Labuan (No. 2) Ltd.        Secretary               Messer           Shaun
---------------------------------------------------------------------------------------
Flinders NR(Gibraltar)              Director                Golt             Teresa
---------------------------------------------------------------------------------------
Flinders Osborne Trading Pty Ltd

---------------------------------------------------------------------------------------
Flinders Osborne Trading Pty Ltd    Director                Althoff          Robert
---------------------------------------------------------------------------------------
Flinders Osborne Trading Pty Ltd    Secretary               Messer           Shaun
---------------------------------------------------------------------------------------
Flinders Osborne Trading Pty Ltd    Secretary               Moschakis        Jack
---------------------------------------------------------------------------------------
Flinders Power Finance Pty Ltd

---------------------------------------------------------------------------------------
Flinders Power Finance Pty Ltd      Director                Althoff          Robert
---------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                  SUBSIDIARY NAME                                  TITLE                         LAST NAME               FIRST NAME
-----------------------------------------------------------------------------------------------------------------------------------
Flinders Power Finance Pty Ltd                           Secretary                     Messer                            Shaun
-----------------------------------------------------------------------------------------------------------------------------------
Flinders Power Finance Pty Ltd                           Secretary                     Moschakis                         Jack
-----------------------------------------------------------------------------------------------------------------------------------
Four Hills, LLC                                          Manager                       Erickson (Ziegler)                Stanley
-----------------------------------------------------------------------------------------------------------------------------------
Gladstone Power Station Joint Venture (unincorporated)

-----------------------------------------------------------------------------------------------------------------------------------
Gladstone Power Station Joint Venture (unincorporated)   Management Committee Member   Others

-----------------------------------------------------------------------------------------------------------------------------------
GPP Investors I, LLC                                     President                     Kelly                             Richard
-----------------------------------------------------------------------------------------------------------------------------------
GPP Investors I, LLC                                     Secretary                     Mclnnis                           A.
-----------------------------------------------------------------------------------------------------------------------------------
GPP Investors I, LLC                                     Assistant Secretary           Osteraas                          Kathryn
-----------------------------------------------------------------------------------------------------------------------------------
GPP Investors I, LLC                                     Treasurer                     Schaefer                          George
-----------------------------------------------------------------------------------------------------------------------------------
GPP Investors I, LLC                                     Vice President                Williams                          Alan
-----------------------------------------------------------------------------------------------------------------------------------
Granite II Holding, LLC                                  Assistant Secretary           Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Granite II Holding, LLC                                  Manager (sole)                Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Granite II Holding, LLC                                  Vice President                Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Granite II Holding, LLC                                  President                     Kelly                             Richard
-----------------------------------------------------------------------------------------------------------------------------------
Granite II Holding, LLC                                  Vice President                Marks                             Stanley
-----------------------------------------------------------------------------------------------------------------------------------
Granite II Holding, LLC                                  Secretary                     Mclnnis                           A.
-----------------------------------------------------------------------------------------------------------------------------------
Granite II Holding, LLC                                  Assistant Secretary           Osteraas                          Kathryn
-----------------------------------------------------------------------------------------------------------------------------------
Granite II Holding, LLC                                  Treasurer                     Schaefer                          George
-----------------------------------------------------------------------------------------------------------------------------------
Gunwale B.V.                                             Director                      Kelly                             Richard
-----------------------------------------------------------------------------------------------------------------------------------
Gunwale B.V.                                             Director                      Temmes Management Services BV

-----------------------------------------------------------------------------------------------------------------------------------
Hanover Energy Company                                   Assistant Secretary           Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Hanover Energy Company                                   Director (sole)               Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Hanover Energy Company                                   Vice President                Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Hanover Energy Company                                   Secretary                     Fisfis                            David
-----------------------------------------------------------------------------------------------------------------------------------
Hanover Energy Company                                   President                     Kelly                             Richard
-----------------------------------------------------------------------------------------------------------------------------------
Hanover Energy Company                                   Assistant Secretary           Osteraas                          Kathryn
-----------------------------------------------------------------------------------------------------------------------------------
Hanover Energy Company                                   Vice President                Riley                             Bryan
-----------------------------------------------------------------------------------------------------------------------------------
Hanover Energy Company                                   Treasurer                     Schaefer                          George
-----------------------------------------------------------------------------------------------------------------------------------
Hsin Yu Energy Development Co., Ltd.

-----------------------------------------------------------------------------------------------------------------------------------
Hsin Yu Energy Development Co., Ltd.                     Director                      Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Hsin Yu Energy Development Co., Ltd.                     Director                      Kelly                             Richard
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        Assistant Secretary           Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        Management Committee Member   Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        Vice President                Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        Secretary                     Fisfis                            David
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        Management Committee Member   Kelly                             Richard
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        President                     Kelly                             Richard
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        Assistant Secretary           Osteraas                          Kathryn
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        Treasurer                     Schaefer                          George
-----------------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                        Independent Member            Tillman                           Carrie
-----------------------------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.                             Vice President                Brewster                          John
-----------------------------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.                             Assistant Secretary           Davido                            Scott
-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                               TITLE                        LAST NAME      FIRST NAME
---------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.            Director (sole)                             Davido           Scott
---------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.            Vice President                              Davido           Scott
---------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.            Secretary                                   Fisfis           David
---------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.            President                                   Kelly            Richard
---------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.            Assistant Secretary                         Osteraas         Kathryn
---------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.            Vice President                              Rileyr           Bryan
---------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.            Treasurer                                   Schaefer         George
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Assistant Secretary                         Davido           Scott
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Management Committee Member                 Davido           Scott
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Vice President                              Davido           Scott
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Secretary                                   Fisfis           David
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Management Committee Member                 Kelly            Richard
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  President                                   Kelly            Richard
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Independent Member                          Morgan           Michael
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Assistant Secretary                         Osteraas         Kathryn
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Vice President                              Riley            Bryan
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Management Committee Member                 Schaefer         George
---------------------------------------------------------------------------------------------------------------
Indian River Power LLC                  Treasurer                                   Schaefer         George
---------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                Construction Committee Vice Chairman        Borba            Luis
---------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                Director                                    Borba            Luis
---------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                President                                   Borba            Luis
---------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                Construction Committee Financial Manager    Casaes           Tarcisio
---------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                Director                                    de Souza         Wilson
---------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                Administrative & Finance Officer            Lafayette        Domocrito
---------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                Construction Committee Contracts Manager    Oberg            Thomas
---------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                Construction Committee Projects Manager     Thorsteinsson    Mark
---------------------------------------------------------------------------------------------------------------
Jackson Valley Energy Partners, L.P.    Management Committee Member                 Coombs           Alan
---------------------------------------------------------------------------------------------------------------
Jackson Valley Energy Partners, L.P.    Management Committee Member                 Marks            Stanley
---------------------------------------------------------------------------------------------------------------
Jackson Valley Energy Partners, L.P.    Management Committee member                 Volkar           Patrick
---------------------------------------------------------------------------------------------------------------
James River Power LLC                   Assistant Secretary                         Davido           Scott
---------------------------------------------------------------------------------------------------------------
James River Power LLC                   Vice President                              Davido           Scott
---------------------------------------------------------------------------------------------------------------
James River Power LLC                   Secretary                                   Fisfis           David
---------------------------------------------------------------------------------------------------------------
James River Power LLC                   President                                   Kelly            Richard
---------------------------------------------------------------------------------------------------------------
James River Power LLC                   Assistant Secretary                         Osteraas         Kathryn
---------------------------------------------------------------------------------------------------------------
James River Power LLC                   Vice President                              Riley            Bryan
---------------------------------------------------------------------------------------------------------------
James River Power LLC                   Treasurer                                   Schaefer         George
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      Assistant Secretary                         Davido           Scott
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      Management Committee Member                 Davido           Scott
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      Vice President                              Davido           Scott
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      Secretary                                   Fisfis           David
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      Management Committee Member                 Kelly            Richard
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      President                                   Kelly            Richard
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      Assistant Secretary                         Osteraas         Kathryn
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      Independent Member                          Premeaux         Teresa
---------------------------------------------------------------------------------------------------------------
Keystone Power LLC                      Vice President                              Riley            Bryan
---------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                                  TITLE                                   LAST NAME            FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
Keystone Power LLC                           Management Committee Member                 Schaefer                         George
------------------------------------------------------------------------------------------------------------------------------------
Keystone Power LLC                           Treasurer                                   Schaefer                         George
------------------------------------------------------------------------------------------------------------------------------------
Kiksis B.V.                                  Director                                    Kelly                            Richard
------------------------------------------------------------------------------------------------------------------------------------
Kiksis B.V.                                  Director                                    Temmes Management Services BV

------------------------------------------------------------------------------------------------------------------------------------
Killingholme Generation Limited              Secretary                                   Eitrheim                         Marie
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Generation Limited              Director                                    Jackson                          Stuart
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Generation Limited              Director                                    Kelly                            Richard
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Holdings Limited                Secretary                                   Eitrheim                         Marie
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Holdings Limited                Director                                    Jackson                          Stuart
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Holdings Limited                Director                                    Kelly                            Richard
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Power Limited                   Secretary                                   Eitrheim                         Marie
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Power Limited                   Director                                    Jackson                          Stuart
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Power Limited                   Director                                    Kelly                            Richard
------------------------------------------------------------------------------------------------------------------------------------
Kladno Power (No. 1) B.V.                    Director                                    Kelly                            Richard
------------------------------------------------------------------------------------------------------------------------------------
Kladno Power (No. 1) B.V.                    Director                                    Temmes Management Services BV

------------------------------------------------------------------------------------------------------------------------------------
Kladno Power (No. 2) B.V.                    Director                                    Kelly                            Richard
------------------------------------------------------------------------------------------------------------------------------------
Kladno Power (No. 2) B.V.                    Director                                    Temmes Management Services BV

------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau Betriebsgesellschaft mbH  Operating and Maintenance Committee member  Boline                           Gary
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau Betriebsgesellschaft mbH  Operating and Maintenance Committee member  Haffner                          Paul
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau Betriebsgesellschaft mbH  Managing Director - Geschaftsfuhrer         Rinne                            Jochem
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau Betriebsgesellschaft mbH  Managing Director - Geschaftsfuhrer         Shelton-Smith                    John
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau Betriebsgesellschaft mbH  Operating and Maintenance Committee member  VKR(1)
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Finance Committee member                    Beadle                           Richard
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Managing Partner                            E.On Kraftwerke GmbH f/k/a Veba
                                                                                         Kraftwerk Ruhr AG
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Finance Committee member                    Manzey-Adelman                   Lisa
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Construction Committee member               Neel                             John
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Manager                                     Neel                             John
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Manager                                     PowerGen(1)
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Construction Committee member               PowerGen(2)
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Construction Committee member               VKR(2)
------------------------------------------------------------------------------------------------------------------------------------
Kraftwerk Schkopau GbR                       Finance Committee member                    VKR(2)
------------------------------------------------------------------------------------------------------------------------------------
Lakefield Junction LP                        Assistant Secretary                         Osteraas                         Kathryn
------------------------------------------------------------------------------------------------------------------------------------
Lambique Beheer B.V.                         Director                                    Kelly                            Richard
------------------------------------------------------------------------------------------------------------------------------------
Lambique Beheer B.V.                         Director                                    Temmes Management Services BV

------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.              Director                                    Adams                            Clinton
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.              Director                                    Choudhuri                        Gour
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.              Director                                    Enderby                          Steven
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.              Director                                    Gupta                            S.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                              TITLE                              LAST NAME                  FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Kelly                                    Richard
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Kotaiah                                  Pamidi
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Kunert                                   Paul
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Kwon                                     Chae
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Prasad                                   Y. Harish
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Rajagopal                                L.
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Rao                                      Madhusudhan
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Secretary                           Rao                                      D.
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Reddy                                    K.
------------------------------------------------------------------------------------------------------------------------------------
Lanco Kondapalli Power Pvt Ltd.           Director                            Venkatasubramanian                       P.
------------------------------------------------------------------------------------------------------------------------------------
Landfill Power LLC                        Operating Committee member          Erickson (Ziegler)                       Stanley
------------------------------------------------------------------------------------------------------------------------------------
Landfill Power LLC                        Operating Committee Member          Purves                                   Alan
------------------------------------------------------------------------------------------------------------------------------------
Langage Energy Park Limited               Director                            Kelly                                    Richard
------------------------------------------------------------------------------------------------------------------------------------
Langage Energy Park Limited               Director                            Milkovich                                James
------------------------------------------------------------------------------------------------------------------------------------
Langage Energy Park Limited               Secretary                           Mincing Lane Corporate Services Limited

------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Vice President                      Beneditti                                Jeanne
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Vice President                      Bowen                                    Rick
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Treasurer                           Doty, Jr.                                Robert
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Assistant Secretary                 Johnson                                  Alisa
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Executive Committee Representative  Lednicky                                 Lynn
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 President                           Lednicky                                 Lynn
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Secretary                           Lloyd                                    David
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Executive Committee Representative  Manalac                                  G.P.
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Executive Committee Representative  Marks                                    Stanley
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Vice President                      Marks                                    Stanley
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Executive Committee Member          Williams                                 J.
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                 Vice President                      Williams                                 J.
------------------------------------------------------------------------------------------------------------------------------------
Louisiana Generating LLC                  Assistant Secretary                 Davido                                   Scott
------------------------------------------------------------------------------------------------------------------------------------
Louisiana Generating LLC                  Management Board Member (sole)      Davido                                   Scott
------------------------------------------------------------------------------------------------------------------------------------
Louisiana Generating LLC                  Vice President                      Davido                                   Scott
------------------------------------------------------------------------------------------------------------------------------------
Louisiana Generating LLC                  President                           Kelly                                    Richard
------------------------------------------------------------------------------------------------------------------------------------
Louisiana Generating LLC                  Vice President                      Marks                                    Stanley
------------------------------------------------------------------------------------------------------------------------------------
Louisiana Generating LLC                  Secretary                           McInnis                                  A.
------------------------------------------------------------------------------------------------------------------------------------
Louisiana Generating LLC                  Assistant Secretary                 Osteraas                                 Kathryn
------------------------------------------------------------------------------------------------------------------------------------
Loy Yang Power Management Pty Ltd         Director                            Kay (CMS)                                Ian
------------------------------------------------------------------------------------------------------------------------------------
Loy Yang Power Management Pty Ltd         Director                            Patterson (Macquarie)                    Robert
------------------------------------------------------------------------------------------------------------------------------------
Loy Yang Power Management Pty Ltd         Secretary                           Ryan (CMS)                               Mark
------------------------------------------------------------------------------------------------------------------------------------
Loy Yang Power Partners (unincorporated)  Management Committee Member         Others

------------------------------------------------------------------------------------------------------------------------------------
Loy Yang Power Projects Pty Ltd           Director                            Kay                                      Ian
------------------------------------------------------------------------------------------------------------------------------------
Loy Yang Power Projects Pty Ltd           Director                            Patterson                                Robert
------------------------------------------------------------------------------------------------------------------------------------
Loy Yang Power Projects Pty Ltd           Secretary                           Ryan                                     Mark
------------------------------------------------------------------------------------------------------------------------------------
LS Power Management, LLC                  Assistant Secretary                 Davido                                   Scott
------------------------------------------------------------------------------------------------------------------------------------
LS Power Management, LLC                  Manager (sole)                      Davido                                   Scott
------------------------------------------------------------------------------------------------------------------------------------
LS Power Management, LLC                  Vice President                      Davido                                   Scott
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
      SUBSIDIARY NAME                      TITLE              LAST NAME    FIRST NAME
-------------------------------------------------------------------------------------
LS Power Management, LLC          President                   Kelly        Richard
-------------------------------------------------------------------------------------
LS Power Management, LLC          Vice President              Marks        Stanley
-------------------------------------------------------------------------------------
LS Power Management, LLC          Secretary                   McInnis      A.
-------------------------------------------------------------------------------------
LS Power Management, LLC          Assistant Secretary         Osteraas     Kathryn
-------------------------------------------------------------------------------------
LS Power Management, LLC          Treasurer                   Schaefer     George
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp,      Vice President              Williams     Alan
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      Assistant Secretary         Davido       Scott
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      Director                    Davido       Scott
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      Vice President              Davido       Scott
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      Director                    Kelly        Richard
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      President                   Kelly        Richard
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      Secretary                   McInnis      A.
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      Assistant Secretary         Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      Treasurer                   Schaefer     George
-------------------------------------------------------------------------------------
LSP Batesville Funding Corp.      Director (independent)      Stidd        Andrew
-------------------------------------------------------------------------------------
LSP Batesville Holding, LLC       Assistant Secretary         Davido       Scott
-------------------------------------------------------------------------------------
LSP Batesville Holding, LLC       Vice President              Davido       Scott
-------------------------------------------------------------------------------------
LSP Batesville Holding, LLC       President                   Kelly        Richard
-------------------------------------------------------------------------------------
LSP Batesville Holding, LLC       Vice President              Marks        Stanley
-------------------------------------------------------------------------------------
LSP Batesville Holding, LLC       Secretary                   McInnis      A.
-------------------------------------------------------------------------------------
LSP Batesville Holding, LLC       Assistant Secretary         Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP Batesville Holding, LLC       Treasurer                   Schaefer     George
-------------------------------------------------------------------------------------
LSP Batesville Holding, LLC       Independent Member          Tussie       Cheryl
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Assistant Secretary         Davido       Scott
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Director                    Davido       Scott
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Vice President              Davido       Scott
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Director                    Kelly        Richard
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  President                   Kelly        Richard
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Vice President              Marks        Stanley
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Secretary                   McInnis      A.
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Assistant Secretary         Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Treasurer                   Schaefer     George
-------------------------------------------------------------------------------------
LSP Energy, Inc.                  Director (independent)      Stidd        Andrew
-------------------------------------------------------------------------------------
LSP Equipment, LLC                Assistant Secretary         Davido       Scott
-------------------------------------------------------------------------------------
LSP Equipment, LLC                Manager (sole)              Davido       Scott
-------------------------------------------------------------------------------------
LSP Equipment, LLC                Vice President              Davido       Scott
-------------------------------------------------------------------------------------
LSP Equipment, LLC                President                   Kelly        Richard
-------------------------------------------------------------------------------------
LSP Equipment, LLC                Vice President              Marks        Stanley
-------------------------------------------------------------------------------------
LSP Equipment, LLC                Secretary                   McInnis      A.
-------------------------------------------------------------------------------------
LSP Equipment, LLC                Assistant Secretary         Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP Equipment, LLC                Treasurer                   Schaefer     George
-------------------------------------------------------------------------------------
LSP-Denver City, Inc.             Secretary                   McInnis      A.
-------------------------------------------------------------------------------------
LSP-Denver City, Inc.             Assistant Secretary         Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP-Denver City, Inc.             Vice President              Williams     Alan
-------------------------------------------------------------------------------------
LSP-Hardee Energy, LLC            Assistant Secretary         Davido       Scott
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
    SUBSIDIARY NAME                     TITLE                 LAST NAME    FIRST NAME
-------------------------------------------------------------------------------------
LSP-Hardee Energy, LLC        Manager (sole)                  Davido       Scott
-------------------------------------------------------------------------------------
LSP-Hardee Energy, LLC        Vice President                  Davido       Scott
-------------------------------------------------------------------------------------
LSP-Hardee Energy, LLC        President                       Kelly        Richard
-------------------------------------------------------------------------------------
LSP-Hardee Energy, LLC        Vice President                  Marks        Stanley
-------------------------------------------------------------------------------------
LSP-Hardee Energy, LLC        Secretary                       McInnis      A.
-------------------------------------------------------------------------------------
LSP-Hardee Energy, LLC        Assistant Secretary             Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP-Hardee Energy, LLC        Treasurer                       Schaefer     George
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       Assistant Secretary             Davido       Scott
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       Management Committee Member     Davido       Scott
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       Vice President                  Davido       Scott
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       Independent Member              Eppes        Kristine
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       Management Committee Member     Kelly        Richard
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       President                       Kelly        Richard
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       Vice President                  Marks        Stanley
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       Secretary                       O'Brien      Timothy
-------------------------------------------------------------------------------------
LSP-Kendall Energy, LLC       Assistant Secretary             Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Assistant Secretary             Davido       Scott
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Management Committee Member     Davido       Scott
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Vice President                  Davido       Scott
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Management Committee Member     Kelly        Richard
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        President                       Kelly        Richard
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Vice President                  Marks        Stanley
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Secretary                       O'Brien      Timothy
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Assistant Secretary             Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Independent Member              Peoples      Beth
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Management Committee Member     Schaefer     George
-------------------------------------------------------------------------------------
LSP-Nelson Energy, LLC        Treasurer                       Schaefer     George
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Assistant Secretary             Davido       Scott
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Management Committee Member     Davido       Scott
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Vice President                  Davido       Scott
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Independent Member              Jasinski     Pamela
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Management Committee Member     Kelly        Richard
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          President                       Kelly        Richard
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Vice President                  Marks        Stanley
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Secretary                       McInnis      A.
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Assistant Secretary             Osteraas     Kathryn
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Management Committee Member     Schaefer     George
-------------------------------------------------------------------------------------
LSP-Pike Energy, LLC          Treasurer                       Schaefer     George
-------------------------------------------------------------------------------------
Meriden Gas Turbines LLC      Assistant Secretary             Davido       Scott
-------------------------------------------------------------------------------------
Meriden Gas Turbines LLC      Vice President                  Davido       Scott
-------------------------------------------------------------------------------------
Meriden Gas Turbines LLC      Secretary                       Fisfis       David
-------------------------------------------------------------------------------------
Meriden Gas Turbines LLC      President                       Kelly        Richard
-------------------------------------------------------------------------------------
Meriden Gas Turbines LLC      Assistant Secretary             Osteraas     Kathryn
-------------------------------------------------------------------------------------
Meriden Gas Turbines LLC      Treasurer                       Schaefer     George
-------------------------------------------------------------------------------------
MESI Fuel Station #1 LLC      Manager                         Agrawal      Raj
-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
             SUBSIDIARY NAME                              TITLE                                     LAST NAME         FIRST NAME
--------------------------------------------------------------------------------------------------------------------------------
MESI Fuel Station #1 LLC                     Manager                                            Chapman               Randall
--------------------------------------------------------------------------------------------------------------------------------
MESI Fuel Station #1 LLC                     Manager                                            VanBenschoten         David
--------------------------------------------------------------------------------------------------------------------------------
MIBRAG B.V.                                  Supervisory Board Member                           Brewster              John
--------------------------------------------------------------------------------------------------------------------------------
MIBRAG B.V.                                  Management Board Member (director)                 Hartley               Robert
--------------------------------------------------------------------------------------------------------------------------------
MIBRAG B.V.                                  Supervisory Board Member                           Juetten               George
--------------------------------------------------------------------------------------------------------------------------------
MIBRAG B.V.                                  Supervisory Board Member                           Smith                 Guy
--------------------------------------------------------------------------------------------------------------------------------
MIBRAG B.V.                                  Supervisory Board Member                           Wilkes                Leroy
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Assistant Secretary                                Davido                Scott
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Management Committee Member                        Davido                Scott
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Vice President                                     Davido                Scott
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Secretary                                          Fisfis                David
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Independent Member                                 Foster                Lisa
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Management Committee Member                        Kelly                 Richard
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           President                                          Kelly                 Richard
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Assistant Secretary                                Osteraas              Kathryn
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Vice President                                     Riley                 Bryan
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Management Committee Member                        Schaefer              George
--------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC           Treasurer                                          Schaefer              George
--------------------------------------------------------------------------------------------------------------------------------
Mid-Continent Power Company, L.L.C.          Manager                                            Pomerleau             Jon
--------------------------------------------------------------------------------------------------------------------------------
Mid-Continent Power Company, L.L.C.          Manager                                            Whiting, Jr.          McCauley
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Vice President                                     Brewster              John
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Assistant Secretary                                Davido                Scott
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Management Committee Member                        Davido                Scott
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Vice President                                     Davido                Scott
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Secretary                                          Fisfis                David
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Management Committee Member                        Kelly                 Richard
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         President                                          Kelly                 Richard
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Assistant Secretary                                Osteraas              Kathryn
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Treasurer                                          Schaefer              George
--------------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                         Independent Member                                 Tillman               Carrie
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane Holdings LLC               Operating Committee member (alternate)             Chapman               Randall
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane Holdings LLC               Operating Committee member                         Erickson (Ziegler)    Stanley
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane Holdings LLC               Operating Committee member                         Hoeft (Ziegler)       William
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane II LLC                     Director (Operating Committee member- alternate)   Chapman               Randall
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane II LLC                     Director (Operating Committee member)              Erickson (Ziegler)    Stanley
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane II LLC                     Director (Operating Committee member- alternate)   Hoeft (Ziegler)       William
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane LLC                        General Manager                                    Aschehoug             Trond
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane LLC                        Executive Financial Officer                        Contino               Scott
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane LLC                        Controller                                         Eppler                Mark
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Methane LLC                        Executive Operating Officer                        Peterson              Jerald
--------------------------------------------------------------------------------------------------------------------------------
Minnesota Waste Processing Company, L.L.C.   Management Committee Member                        LJP Enterprise(1)

--------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH   Managing Director                                  DeMarcus              Bruce
--------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH   Managing Director                                  Junge                 Heinz
--------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH   Managing Director                                  Krieg                 Heiner
--------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                  SUBSIDIARY NAME                                        TITLE                        LAST NAME         FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH               Supervisory Board member                Morrison Knudsen(1)

------------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH               Supervisory Board member                Others

------------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH               Supervisory Board member                PowerGen(1)

------------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH               Supervisory Board Member                Raschke                Manfred, Dr.

------------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH (MIBRAG mbH)  Chairman of Management                  MIBRAG

------------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH (MIBRAG mbH)  Labor Director                          MIBRAG

------------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH (MIBRAG mbH)  Supervisory Board member                MIBRAG(8)

------------------------------------------------------------------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft mbH (MIBRAG mbH)  Supervisory Board member                PowerGen(1)

------------------------------------------------------------------------------------------------------------------------------------
MM Albany Energy LLC                                     Manager                                 Aschehoug              Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Biogas Power LLC                                      Operating Committee member              Erickson (Ziegler)     Stanley
------------------------------------------------------------------------------------------------------------------------------------
MM Biogas Power LLC                                      Operating Committee member (alternate)  Hoeft (Ziegler)        William
------------------------------------------------------------------------------------------------------------------------------------
MM Biogas Power LLC                                      Manager                                 Peterson               Jerald
------------------------------------------------------------------------------------------------------------------------------------
MM Burnsville Energy LLC                                 Manager                                 Chapman                Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Burnsville Energy LLC                                 Manager                                 Davido                 Scott
------------------------------------------------------------------------------------------------------------------------------------
MM Burnsville Energy LLC                                 Manager                                 Heuiser                Benny
------------------------------------------------------------------------------------------------------------------------------------
MM Corona Energy LLC                                     Manager                                 Chapman                Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Corona Energy LLC                                     Manager                                 Davido                 Scott
------------------------------------------------------------------------------------------------------------------------------------
MM Corona Energy LLC                                     Manager                                 Heuiser                Benny
------------------------------------------------------------------------------------------------------------------------------------
MM Cuyahoga Energy LLC                                   Manager                                 Aschehoug              Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Hackensack Energy LLC                                 Manager                                 Chapman                Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Hackensack Energy LLC                                 Manager                                 Davido                 Scott
------------------------------------------------------------------------------------------------------------------------------------
MM Hackensack Energy LLC                                 Manager                                 Heuiser                Benny
------------------------------------------------------------------------------------------------------------------------------------
MM Hartford Energy LLC                                   Manager                                 Aschehoug              Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Lopez Energy LLC                                      Manager                                 Aschehoug              Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Lowell Energy LLC                                     Manager                                 Aschehoug              Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Nashville Energy LLC                                  Manager                                 Chapman                Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Phoenix Energy LLC                                    Manager                                 Chapman                Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Phoenix Energy LLC                                    Manager                                 Davido                 Scott
------------------------------------------------------------------------------------------------------------------------------------
MM Phoenix Energy LLC                                    Manager                                 Heuiser                Benny
------------------------------------------------------------------------------------------------------------------------------------
MM Prima Deshecha Energy LLC                             Manager                                 Chapman                Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Prima Deshecha Energy LLC                             Manager                                 Davido                 Scott
------------------------------------------------------------------------------------------------------------------------------------
MM Prima Deshecha Energy LLC                             Manager                                 Heuiser                Benny
------------------------------------------------------------------------------------------------------------------------------------
MM Prince William Energy LLC                             Manager                                 Aschehoug              Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Riverside LLC                                         Manager                                 Chapman                Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Riverside LLC                                         Manager                                 Davido                 Scott
------------------------------------------------------------------------------------------------------------------------------------
MM Riverside LLC                                         Manager                                 Heuiser                Benny
------------------------------------------------------------------------------------------------------------------------------------
MM San Bernardino Energy LLC                             Manager                                 NEO-Montauk Genco LLC

------------------------------------------------------------------------------------------------------------------------------------
MM San Diego LLC                                         Manager                                 Aschehoug              Trond
------------------------------------------------------------------------------------------------------------------------------------
MM SKB Energy LLC                                        Manager                                 Chapman                Randall
------------------------------------------------------------------------------------------------------------------------------------
MM SKB Energy LLC                                        Manager                                 Davido                 Scott
------------------------------------------------------------------------------------------------------------------------------------
MM SKB Energy LLC                                        Manager                                 Heuiser                Benny
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
         SUBSIDIARY NAME                                 TITLE                                   LAST NAME                FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
MM Spokane Energy LLC             Manager                                               Aschehoug                         Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Tacoma LLC                     Manager                                               Aschehoug                         Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Tajiguas Energy LLC            Manager                                               Chapman                           Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Tajiguas Energy LLC            Manager                                               Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
MM Tajiguas Energy LLC            Manager                                               Heuiser                           Benny
------------------------------------------------------------------------------------------------------------------------------------
MM Taunton Energy LLC             Manager                                               Aschehoug                         Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Tomoka Farms Energy LLC        Manager                                               Aschehoug                         Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Tulare Energy LLC              Manager                                               Aschehoug                         Trond
------------------------------------------------------------------------------------------------------------------------------------
MM West Covina LLC                Manager                                               Aschehoug                         Trond
------------------------------------------------------------------------------------------------------------------------------------
MM Woodville Energy LLC           Manager                                               Chapman                           Randall
------------------------------------------------------------------------------------------------------------------------------------
MM Woodville Energy LLC           Manager                                               Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
MM Woodville Energy LLC           Manager                                               Heuiser                           Benny
------------------------------------------------------------------------------------------------------------------------------------
MM Yolo Power LLC                 Manager                                               Aschehoug                         Trond
------------------------------------------------------------------------------------------------------------------------------------
MN San Bernardino Gasco I LLC     Manager                                               Montauk-NEO Gasco LLC

------------------------------------------------------------------------------------------------------------------------------------
MN San Bernardino Gasco II LLC    Mgr., Montauk-NEO Gasco LLC (sole member of MN San
                                  Bernardino Gasco II LLC)                              LFG Management Services LLC

------------------------------------------------------------------------------------------------------------------------------------
Montauk-NEO Gasco LLC             Manager                                               LFG Management Services, LLC

------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               Vice President                                        Brewster                          John
------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               Assistant Secretary                                   Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               Management Committee Member                           Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               Vice President                                        Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               Secretary                                             Fisfis                            David
------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               Management Committee Member                           Kelly                             Richard
------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               President                                             Kelly                             Richard
------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               Assistant Secretary                                   Osteraas                          Kathryn
------------------------------------------------------------------------------------------------------------------------------------
Montville Power LLC               Treasurer                                             Schaefer                          George
------------------------------------------------------------------------------------------------------------------------------------
NECSF LLC                         President                                             Carroll                           Michael
------------------------------------------------------------------------------------------------------------------------------------
NECSF LLC                         Vice President                                        Mayer                             Richard
------------------------------------------------------------------------------------------------------------------------------------
NECSF LLC                         Assistant Secretary                                   Osteraas                          Kathryn
------------------------------------------------------------------------------------------------------------------------------------
NECSF LLC                         Secretary                                             Ptacek                            Tammie
------------------------------------------------------------------------------------------------------------------------------------
NEO Albany, L.L.C.                Manager                                               Chapman                           Randall
------------------------------------------------------------------------------------------------------------------------------------
NEO Albany, L.L.C.                Manager                                               Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
NEO Albany, L.L.C.                Manager                                               Heuiser                           Benny
------------------------------------------------------------------------------------------------------------------------------------
NEO Burnsville, LLC               Manager                                               Chapman                           Randall
------------------------------------------------------------------------------------------------------------------------------------
NEO Burnsville, LLC               Manager                                               Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
NEO Burnsville, LLC               Manager                                               Heuiser                           Benny
------------------------------------------------------------------------------------------------------------------------------------
NEO California Power LLC          Manager                                               Chapman                           Randall
------------------------------------------------------------------------------------------------------------------------------------
NEO California Power LLC          Manager                                               Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
NEO California Power LLC          Manager                                               Heuiser                           Benny
------------------------------------------------------------------------------------------------------------------------------------
NEO Chester-Gen LLC               Manager                                               Chapman                           Randall
------------------------------------------------------------------------------------------------------------------------------------
NEO Chester-Gen LLC               Manager                                               Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------
NEO Chester-Gen LLC               Manager                                               Heuiser                           Benny
------------------------------------------------------------------------------------------------------------------------------------
NEO Corona LLC                    Manager                                               Chapman                           Randall
------------------------------------------------------------------------------------------------------------------------------------
NEO Corona LLC                    Manager                                               Davido                            Scott
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
        SUBSIDIARY NAME                       TITLE                  LAST NAME     FIRST NAME
---------------------------------------------------------------------------------------------
NEO Corona LLC                      Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Corporation                     Director                         Carroll       Michael
---------------------------------------------------------------------------------------------
NEO Corporation                     Vice President                   Carroll       Michael
---------------------------------------------------------------------------------------------
NEO Corporation                     Vice President Operations        Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Corporation                     Vice President, Operations       Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Corporation                     Vice President, Engineering      Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Corporation                     Director                         Kelly         Richard
---------------------------------------------------------------------------------------------
NEO Corporation                     Secretary                        Ptacek        Tammie
---------------------------------------------------------------------------------------------
NEO Cuyahoga, LLC                   Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Cuyahoga, LLC                   Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Cuyahoga, LLC                   Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Edgeboro, LLC                   Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Edgeboro, LLC                   Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Edgeboro, LLC                   Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Erie LLC                        Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Erie LLC                        Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Erie LLC                        Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Fitchburg LLC                   Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Fitchburg LLC                   Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Fitchburg LLC                   Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Freehold-Gen LLC                Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Freehold-Gen LLC                Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Freehold-Gen LLC                Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Fresh Kills LLC                 Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Fresh Kills LLC                 Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Fresh Kills LLC                 Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Ft. Smith LLC                   Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Ft. Smith LLC                   Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Ft. Smith LLC                   Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Hackensack, LLC                 Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Hackensack, LLC                 Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Hackensack, LLC                 Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Hartford, LLC                   Manager                          Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Hartford, LLC                   Manager                          Davido        Scott
---------------------------------------------------------------------------------------------
NEO Hartford, LLC                   Manager                          Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Director                         Carroll       Michael
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      President                        Carroll       Michael
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Vice President                   Chapman       Randall
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Assistant Secretary              Davido        Scott
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Vice President                   Davido        Scott
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Vice President                   Heuiser       Benny
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Director                         Kelly         Richard
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Assistant Secretary              Osteraas      Kathryn
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Secretary                        Ptacek        Tammie
---------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.      Treasurer                        Schaefer      George
---------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
       SUBSIDIARY NAME                      TITLE                          LAST NAME              FIRST NAME
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Holdings Inc.    Treasurer                     Schaefer                          George
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Director                      Carroll                           Michael
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Executive Committee Member    Carroll                           Michael
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             President                     Carroll                           Michael
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Vice President                Chapman                           Randall
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Assistant Secretary           Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Executive Committee Member    Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Vice President                Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Vice President                Heuiser                           Benny
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Director                      Kelly                             Richard
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Executive Committee Member    Kelly                             Richard
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Assistant Secretary           Osteraas                          Kathryn
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Secretary                     Ptacek                            Tammie
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Treasurer                     Schaefer                          George
------------------------------------------------------------------------------------------------------------
NEO Landfill Gas Inc.             Director                      Whitney (independent director)    Thomas
------------------------------------------------------------------------------------------------------------
NEO Lopez Canyon LLC              Manager                       Chapman                           Randall
------------------------------------------------------------------------------------------------------------
NEO Lopez Canyon LLC              Manager                       Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Lopez Canyon LLC              Manager                       Heuiser                           Benny
------------------------------------------------------------------------------------------------------------
NEO Lowell LLC                    Manager                       Chapman                           Randall
------------------------------------------------------------------------------------------------------------
NEO Lowell LLC                    Manager                       Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Lowell LLC                    Manager                       Heuiser                           Benny
------------------------------------------------------------------------------------------------------------
NEO MESI LLC                      Manager                       Carroll                           Michael
------------------------------------------------------------------------------------------------------------
NEO MESI LLC                      Manager                       Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO MESI LLC                      Manager                       Heuiser                           Benny
------------------------------------------------------------------------------------------------------------
NEO Nashville LLC                 Manager                       Chapman                           Randall
------------------------------------------------------------------------------------------------------------
NEO Nashville LLC                 Manager                       Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Nashville LLC                 Manager                       Heuise                            Benny
------------------------------------------------------------------------------------------------------------
NEO Phoenix LLC                   Manager                       Chapman                           Randall
------------------------------------------------------------------------------------------------------------
NEO Phoenix LLC                   Manager                       Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Phoenix LLC                   Manager                       Heuiser                           Benny
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Director                      Carroll                           Michael
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           President                     Carroll                           Michael
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Vice President                Chapman                           Randall
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Assistant Secretary           Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Vice President                Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Vice President                Heuiser                           Benny
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Director                      Kelly                             Richard
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Assistant Secretary           Osteraas                          Kathryn
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Secretary                     Ptacek                            Tammie
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Treasurer                     Schaefer                          George
------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.           Treasurer                     Schaefer                          George
------------------------------------------------------------------------------------------------------------
NEO Prima Deshecha LLC            Manager                       Chapman                           Randall
------------------------------------------------------------------------------------------------------------
NEO Prima Deshecha LLC            Manager                       Davido                            Scott
------------------------------------------------------------------------------------------------------------
NEO Prima Deshecha LLC            Manager                       Heuiser                           Benny
------------------------------------------------------------------------------------------------------------
NEO Prince William, LLC           Manager                       Chapman                           Randall
------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
         SUBSIDIARY NAME               TITLE                  LAST NAME                  FIRST NAME
---------------------------------------------------------------------------------------------------
NEO Prince William, LLC               Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Prince William, LLC               Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Riverside LLC                     Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Riverside LLC                     Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Riverside LLC                     Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO San Diego LLC                     Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO San Diego LLC                     Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO San Diego LLC                     Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO SKB LLC                           Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO SKB LLC                           Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO SKB LLC                           Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Spokane LLC                       Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Spokane LLC                       Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Spokane LLC                       Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Tacoma, L.L.C.                    Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Tacoma, L.L.C.                    Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Tacoma, L.L.C.                    Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Tajiguas LLC                      Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Tajiguas LLC                      Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Tajiguas LLC                      Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Taunton LLC                       Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Taunton LLC                       Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Taunton LLC                       Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Toledo-Gen LLC                    Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Toledo-Gen LLC                    Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Toledo-Gen LLC                    Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Tomoka Farms LLC                  Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Tomoka Farms LLC                  Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Tomoka Farms LLC                  Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Tulare LLC                        Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Tulare LLC                        Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Tulare LLC                        Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO West Covina LLC                   Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO West Covina LLC                   Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO West Covina LLC                   Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Woodville LLC                     Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Woodville LLC                     Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Woodville LLC                     Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO Yolo LLC                          Manager      Chapman                               Randall
---------------------------------------------------------------------------------------------------
NEO Yolo LLC                          Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------
NEO Yolo LLC                          Manager      Heuiser                               Benny
---------------------------------------------------------------------------------------------------
NEO-Montauk Genco LLC                 Manager      NEO-Montauk Genco Management LLC

---------------------------------------------------------------------------------------------------
NEO-Montauk Genco Management LLC      Manager      Carroll                               Michael
---------------------------------------------------------------------------------------------------
NEO-Montauk Genco Management LLC      Manager      Davido                                Scott
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
         SUBSIDIARY NAME                         TITLE                           LAST NAME                 FIRST NAME
---------------------------------------------------------------------------------------------------------------------
NEO-Montauk Genco Management LLC      Manager                         Heuiser                              Benny
---------------------------------------------------------------------------------------------------------------------
Nevada Sun Peak Power LLC             Secretary                       Fisfis                               David
---------------------------------------------------------------------------------------------------------------------
Nevada Sun Peak Power LLC             Vice President                  Marks                                Stanley
---------------------------------------------------------------------------------------------------------------------
Nevada Sun Peak Power LLC             Assistant Secretary             Osteraas                             Kathryn
---------------------------------------------------------------------------------------------------------------------
New Haven Harbor Power LLC            Secretary                       Fisfis                               David
---------------------------------------------------------------------------------------------------------------------
New Haven Harbor Power LLC            Assistant Secretary             Osteraas                             Kathryn
---------------------------------------------------------------------------------------------------------------------
Nitrogen Limited                      Director                        National Power

---------------------------------------------------------------------------------------------------------------------
NM Colton Genco LLC                   Manager                         NEO-Montauk Genco Management LLC

---------------------------------------------------------------------------------------------------------------------
NM Mid Valley Genco LLC               Manager                         NEO-Montauk Genco Management LLC

---------------------------------------------------------------------------------------------------------------------
NM Milliken Genco LLC                 Manager                         NEO-Montauk Genco Management LLC

---------------------------------------------------------------------------------------------------------------------
NM San Timoteo Genco LLC              Manager                         NEO-Montauk Genco Management LLC

---------------------------------------------------------------------------------------------------------------------
Northbrook Acquisition Corp.          Assistant Secretary             Omega Energy

---------------------------------------------------------------------------------------------------------------------
Northbrook Acquisition Corp.          Executive Vice President        Omega Energy

---------------------------------------------------------------------------------------------------------------------
Northbrook Acquisition Corp.          President                       Omega Energy

---------------------------------------------------------------------------------------------------------------------
Northbrook Acquisition Corp.          Secretary                       Omega Energy

---------------------------------------------------------------------------------------------------------------------
Northbrook Acquisition Corp.          Treasurer                       Omega Energy

---------------------------------------------------------------------------------------------------------------------
Northbrook Acquisition Corp.          Director                        Sinclair                             Stephen
---------------------------------------------------------------------------------------------------------------------
Northbrook Acquisition Corp.          Director                        Sundquist                            Mark
---------------------------------------------------------------------------------------------------------------------
Northbrook Carolina Hydro II, LLC     Manager                         Northbrook Energy L.L.C.

---------------------------------------------------------------------------------------------------------------------
Northbrook Carolina Hydro II, LLC     Manager                         Omega Energy L.L.C.

---------------------------------------------------------------------------------------------------------------------
Northbrook Carolina Hydro, L.L.C.     Manager                         Sinclair                             Stephen
---------------------------------------------------------------------------------------------------------------------
Northbrook Carolina Hydro, L.L.C.     Operating Committee Member      Sinclair                             Stephen
---------------------------------------------------------------------------------------------------------------------
Northbrook Carolina Hydro, L.L.C.     Manager                         Sundquist                            Mark
---------------------------------------------------------------------------------------------------------------------
Northbrook Carolina Hydro, L.L.C.     Operating Committee Member      Sundquist                            Mark
---------------------------------------------------------------------------------------------------------------------
Northbrook Energy, L.L.C.             Operating Committee member      Sinclair                             Stephen
---------------------------------------------------------------------------------------------------------------------
Northbrook Energy, L.L.C.             Operating Committee member      Sundquist                            Mark
---------------------------------------------------------------------------------------------------------------------
Northbrook New York LLC               Operating Committee Member      Sinclair                             Stephen
---------------------------------------------------------------------------------------------------------------------
Northbrook New York LLC               Operating Committee Member      Sundquist                            Mark
---------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC      Assistant Secretary             Davido                               Scott
---------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC      Management Committee Member     Davido                               Scott
---------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC      Vice President                  Davido                               Scott
---------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC      Secretary                       Fisfis                               David
---------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC      Management Committee Member     Kelly                                Richard
---------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC      President                       Kelly                                Richard
---------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC      Assistant Secretary             Osteraas                             Kathryn
---------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC      Treasurer                       Schaefer                             George
---------------------------------------------------------------------------------------------------------------------
Norwalk Power LLC                     Vice President                  Brewster                             John
---------------------------------------------------------------------------------------------------------------------
Norwalk Power LLC                     Assistant Secretary             Davido                               Scott
---------------------------------------------------------------------------------------------------------------------
Norwalk Power LLC                     Management Committee Member     Davido                               Scott
---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
         SUBSIDIARY NAME                            TITLE                     LAST NAME          FIRST NAME
-----------------------------------------------------------------------------------------------------------
Norwalk Power LLC                        Vice President                  Davido                  Scott
-----------------------------------------------------------------------------------------------------------
Norwalk Power LLC                        Secretary                       Fisfis                  David
-----------------------------------------------------------------------------------------------------------
Norwalk Power LLC                        Management Committee Member     Kelly                   Richard
-----------------------------------------------------------------------------------------------------------
Norwalk Power LLC                        President                       Kelly                   Richard
-----------------------------------------------------------------------------------------------------------
Norwalk Power LLC                        Assistant Secretary             Osteraas                Kathryn
-----------------------------------------------------------------------------------------------------------
Norwalk Power LLC                        Treasurer                       Schaefer                George
-----------------------------------------------------------------------------------------------------------
Norwalk Power LLC                        Independent Member              Tillman                 Carrie
-----------------------------------------------------------------------------------------------------------
NR(Gibraltar)                            Director                        Golt                    Teresa
-----------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.              Assistant Secretary             Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.              Director (sole)                 Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.              Vice President                  Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.              President                       Kelly                   Richard
-----------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.              Secretary                       O'Brien                 Timothy
-----------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.              Assistant Secretary             Osteraas                Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.              Treasurer                       Schaefer                George
-----------------------------------------------------------------------------------------------------------
NRG Andean Development Ltda.             General Manager                 Contreras del Solar     Carlos
-----------------------------------------------------------------------------------------------------------
NRG Artesia Operations Inc.              Secretary                       Lloyd                   David
-----------------------------------------------------------------------------------------------------------
NRG Artesia Operations Inc.              Assistant Secretary             Osteraas                Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Artesia Operations Inc.              Vice President                  Smith                   Thomas
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          Vice President                  Brewster                John
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          Assistant Secretary             Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          Director (sole)                 Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          Vice Pesident                   Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          Secretary                       Fisfis                  David
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          President                       Kelly                   Richard
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          Assistant Secretary             Osteraas                Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          Vice President                  Riley                   Bryan
-----------------------------------------------------------------------------------------------------------
NRG Arthur Kill Operations Inc.          Treasurer                       Schaefer                George
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Generating LLC             Assistant Secretary             Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Generating LLC             Member (sole)                   Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Generating LLC             Vice President                  Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Generating LLC             Secretary                       Fisfis                  David
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Generating LLC             President                       Kelly                   Richard
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Generating LLC             Assistant Secretary             Osteraas                Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Generating LLC             Vice President                  Riley                   Bryan
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Generating LLC             Treasurer                       Schaefer                George
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Operations Inc.            Vice President                  Brewster                John
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Operations Inc.            Assistant Secretary             Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Operations Inc.            Director (sole)                 Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Operations Inc.            Vice President                  Davido                  Scott
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Operations Inc.            Secretary                       Fisfis                  David
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Operations Inc.            President                       Kelly                   Richard
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Operations Inc.            Assistant Secretary             Osteraas                Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Ashtabula Operations Inc.            Treasurer                       Schaefer                George
-----------------------------------------------------------------------------------------------------------
NRG Asia Corporate Services Pte Ltd.     Directors                       Adams                   Clint
-----------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                             TITLE                LAST NAME    FIRST NAME
---------------------------------------------------------------------------------------------------
NRG Asia Corporate Services Pte Ltd.        Directors                       Graham       Robert
---------------------------------------------------------------------------------------------------
NRG Asia Corporate Services Pte Ltd.        Directors                       Messer       Shaun
---------------------------------------------------------------------------------------------------
NRG Asia-Pacific, Ltd.                      Local Agent-Australia           Cameron      Rodney
---------------------------------------------------------------------------------------------------
NRG Asia-Pacific, Ltd.                      President                       Kelly        Richard
---------------------------------------------------------------------------------------------------
NRG Asia-Pacific, Ltd.                      Secretary                       O'Brien      Timothy
---------------------------------------------------------------------------------------------------
NRG Asia-Pacific, Ltd.                      Assistant Secretary             Osteraas     Kathryn
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     Vice President                  Brewster     John
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     Assistant Secretary             Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     Director (sole)                 Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     Vice President                  Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     Secretary                       Fisfis       David
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     President                       Kelly        Richard
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     Assistant Secretary             Osteraas     Kathryn
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     Vice President                  Riley        Bryan
---------------------------------------------------------------------------------------------------
NRG Astoria Gas Turbine Operations Inc.     Treasurer                       Schaefer     George
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Assistant Secretary             Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Management Committee Member     Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Vice President                  Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Management Committee Member     Kelly        Richard
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  President                       Kelly        Richard
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Vice President                  Marks        Stanley
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Secretary                       O'Brien      Timothy
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Assistant Secretary             Osteraas     Kathryn
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Treasurer                       Schaefer     George
---------------------------------------------------------------------------------------------------
NRG Audrain Generating LLC                  Independent Member              Stawikey     Mary
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Assistant Secretary             Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Management Committee Member     Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Vice President                  Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Independent Member              Eppes        David
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Management Committee Member     Kelly        Richard
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     President                       Kelly        Richard
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Vice President                  Marks        Stanley
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Secretary                       O'Brien      Timothy
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Assistant Secretary             Osteraas     Kathryn
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Treasurer                       Schaefer     George
---------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                     Independent Member              Stawikey     Mary
---------------------------------------------------------------------------------------------------
NRG Australia Holdings (No. 4) Pty Ltd.

---------------------------------------------------------------------------------------------------
NRG Australia Holdings (No. 4) Pty Ltd.     Secretary                       Messer       Shaun
---------------------------------------------------------------------------------------------------
NRG Batesville LLC                          Assistant Secretary             Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Batesville LLC                          Vice President                  Davido       Scott
---------------------------------------------------------------------------------------------------
NRG Batesville LLC                          President                       Kelly        Richard
---------------------------------------------------------------------------------------------------
NRG Batesville LLC                          Vice President                  Marks        Stanley
---------------------------------------------------------------------------------------------------
NRG Batesville LLC                          Secretary                       McInnis      A.
---------------------------------------------------------------------------------------------------
NRG Batesville LLC                          Assistant Secretary             Osteraas     Kathryn

-------------------------------------------------------------------------------------------------------
          SUBSIDIARY NAME                              TITLE                   LAST NAME    FIRST NAME
-------------------------------------------------------------------------------------------------------
NRG Batesville LLC                      Treasurer                              Schaefer     George
-------------------------------------------------------------------------------------------------------
NRG Bay Shore Operations Inc.           Vice President                         Brewster     John
-------------------------------------------------------------------------------------------------------
NRG Bay Shore Operations Inc.           Assistant Secretary                    Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bay Shore Operations Inc.           Director (sole)                        Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bay Shore Operations Inc.           Vice President                         Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bay Shore Operations Inc.           Secretary                              Fisfis       David
-------------------------------------------------------------------------------------------------------
NRG Bay Shore Operations Inc.           President                              Kelly        Richard
-------------------------------------------------------------------------------------------------------
NRG Bay Shore Operations Inc.           Assistant Secretary                    Osteraas     Kathryn
-------------------------------------------------------------------------------------------------------
NRG Bay Shore Operations Inc.           Treasurer                              Schaefer     George
-------------------------------------------------------------------------------------------------------
NRG Bayou Cove LLC                      Assistant Secretary                    Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bayou Cove LLC                      Management Board (sole)                Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bayou Cove LLC                      Vice President                         Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bayou Cove LLC                      President                              Kelly        Richard
-------------------------------------------------------------------------------------------------------
NRG Bayou Cove LLC                      Vice President                         Marks        Stanley
-------------------------------------------------------------------------------------------------------
NRG Bayou Cove LLC                      Secretary                              McInnis      A.
-------------------------------------------------------------------------------------------------------
NRG Bayou Cove LLC                      Assistant Secretary                    Osteraas     Kathryn
-------------------------------------------------------------------------------------------------------
NRG Bayou Cove LLC                      Treasurer                              Schaefer     George
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais Equipment LLC           Assistant Secretary                    Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais Equipment LLC           Management Committee Member (sole)     Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais Equipment LLC           Vice President                         Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais Equipment LLC           President                              Kelly        Richard
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais Equipment LLC           Vice President                         Marks        Stanley
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais Equipment LLC           Secretary                              O'Brien      Timothy
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais Equipment LLC           Assistant Secretary                    Osteraas     Kathryn
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais Equipment LLC           Treasurer                              Schaefer     George
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     Vice President                         Brewster     John
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     Assistant Secretary                    Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     Management Committee Board (sole)      Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     Vice President                         Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     President                              Kelly        Richard
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     Vice President                         Marks        Stanley
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     Secretary                              O'Brien      Timothy
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     Assistant Secretary                    Osteraas     Kathryn
-------------------------------------------------------------------------------------------------------
NRG Bourbonnais LLC                     Treasurer                              Schaefer     George
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                Assistant Secretary                    Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                Vice President                         Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                President                              Kelly        Richard
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                Vice President                         Marks        Stanley
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                Secretary                              O'Brien      Timothy
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                Assistant Secretary                    Osteraas     Kathryn
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                Treasurer                              Schaefer     George
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC                Assistant Secretary                    Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC                Vice President                         Davido       Scott
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC                President                              Kelly        Richard
-------------------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC                Vice President                         Marks        Stanley
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                               TITLE                   LAST NAME    FIRST NAME
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC                  Secretary                              O'Brien      Timothy
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC                  Assistant Secretary                    Osteraas     Kathryn
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC                  Treasurer                              Schaefer     George
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley Technology LP LLC       Assistant Secretary                    Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley Technology LP LLC       Vice President                         Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley Technology LP LLC       President                              Kelly        Richard
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley Technology LP LLC       Vice President                         Marks        Stanley
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley Technology LP LLC       Secretary                              O'Brien      Timothy
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley Technology LP LLC       Assistant Secretary                    Osteraas     Kathryn
--------------------------------------------------------------------------------------------------------
NRG Brazos Valley Technology LP LLC       Treasurer                              Schaefer     George
--------------------------------------------------------------------------------------------------------
NRG Bridgeport Harbor Operations Inc.     Secretary                              Fisfis       David
--------------------------------------------------------------------------------------------------------
NRG Bridgeport Harbor Operations Inc.     Assistant Secretary                    Osteraas     Kathryn
--------------------------------------------------------------------------------------------------------
NRG Cabrillo Power Operations Inc.        Vice President                         Brewster     John
--------------------------------------------------------------------------------------------------------
NRG Cabrillo Power Operations Inc.        Assistant Secretary                    Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Cabrillo Power Operations Inc.        Director (sole)                        Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Cabrillo Power Operations Inc.        Vice President                         Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Cabrillo Power Operations Inc.        President                              Kelly        Richard
--------------------------------------------------------------------------------------------------------
NRG Cabrillo Power Operations Inc.        Secretary                              Lloyd        David
--------------------------------------------------------------------------------------------------------
NRG Cabrillo Power Operations Inc.        Assistant Secretary                    Osteraas     Kathryn
--------------------------------------------------------------------------------------------------------
NRG Cabrillo Power Operations Inc.        Treasurer                              Schaefer     George
--------------------------------------------------------------------------------------------------------
NRG Cadillac Inc.                         Director                               Kelly        Richard
--------------------------------------------------------------------------------------------------------
NRG Cadillac Inc.                         Secretary                              O'Brien      Timothy
--------------------------------------------------------------------------------------------------------
NRG Cadillac Inc.                         Assistant Secretary                    Osteraas     Kathryn
--------------------------------------------------------------------------------------------------------
NRG Cadillac Operations Inc.              Vice President                         Brewster     John
--------------------------------------------------------------------------------------------------------
NRG Cadillac Operations Inc.              Assistant Secretary                    Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Cadillac Operations Inc.              Director (sole)                        Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Cadillac Operations Inc.              Vice President                         Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Cadillac Operations Inc.              President                              Kelly        Richard
--------------------------------------------------------------------------------------------------------
NRG Cadillac Operations Inc.              Secretary                              O'Brien      Timothy
--------------------------------------------------------------------------------------------------------
NRG Cadillac Operations Inc.              Assistant Secretary                    Osteraas     Kathryn
--------------------------------------------------------------------------------------------------------
NRG Cadillac Operations Inc.              Treasurer                              Schaefer     George
--------------------------------------------------------------------------------------------------------
NRG Capital II LLC                        Assistant Secretary                    Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Capital II LLC                        Management Committee Member (sole)     Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Capital II LLC                        Vice President                         Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Capital II LLC                        President                              Kelly        Richard
--------------------------------------------------------------------------------------------------------
NRG Capital II LLC                        Vice President                         Marks        Stanley
--------------------------------------------------------------------------------------------------------
NRG Capital II LLC                        Assistant Secretary                    Osteraas     Kathryn
--------------------------------------------------------------------------------------------------------
NRG Capital II LLC                        Secretary                              Quinby       David
--------------------------------------------------------------------------------------------------------
NRG Capital II LLC                        Treasurer                              Schaefer     George
--------------------------------------------------------------------------------------------------------
NRG Capital LLC                           Assistant Secretary                    Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Capital LLC                           Management Committee Member            Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Capital LLC                           Vice President                         Davido       Scott
--------------------------------------------------------------------------------------------------------
NRG Capital LLC                           Management Committee Member            Kelly        Richard
--------------------------------------------------------------------------------------------------------
NRG Capital LLC                           President                              Kelly        Richard
--------------------------------------------------------------------------------------------------------
NRG Capital LLC                           Secretary                              O'Brien      Timothy
--------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
             SUBSIDIARY NAME                               TITLE                     LAST NAME           FIRST NAME
-------------------------------------------------------------------------------------------------------------------
NRG Capital LLC                                 Assistant Secretary                  Osteraas            Kathryn
-------------------------------------------------------------------------------------------------------------------
NRG Capital LLC                                 Independent Member                   Panaccione          Andrew
-------------------------------------------------------------------------------------------------------------------
NRG Capital LLC                                 Management Committee Member          Schaefer            George
-------------------------------------------------------------------------------------------------------------------
NRG Capital LLC                                 Treasurer                            Schaefer            George
-------------------------------------------------------------------------------------------------------------------
NRG Caymans Company                             Director                             Smith               Guy
-------------------------------------------------------------------------------------------------------------------
NRG Caymans Company                             Secretary                            Smith               Guy
-------------------------------------------------------------------------------------------------------------------
NRG Caymans-C                                   Secretary                            Smith               Guy
-------------------------------------------------------------------------------------------------------------------
NRG Caymans-P                                   Secretary                            Smith               Guy
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            Assistant Secretary                  Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            Management Committee Member          Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            Vice President                       Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            Management Committee Member          Kelly               Richard
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            President                            Kelly               Richard
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            Vice President                       Marks               Stanley
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            Secretary                            O'Brien             Timothy
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            Assistant Secretary                  Osteraas            Kathryn
-------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                            Treasurer                            Schaefer            George
-------------------------------------------------------------------------------------------------------------------
NRG Collinsville Operating Services Pty Ltd     Director                             Capenter            Jerry
-------------------------------------------------------------------------------------------------------------------
NRG Collinsville Operating Services Pty Ltd     Director                             Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Collinsville Operating Services Pty Ltd     Secretary                            Messer              Shaun
-------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                Assistant Secretary                  Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                Vice President                       Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                President                            Kelly               Richard
-------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                Secretary                            O'Brien             Timothy
-------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                Assistant Secretary                  Osteraas            Kathryn
-------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                Treasurer                            Schaefer            George
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.         Assistant Secretary                  Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.         Director (sole)                      Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.         Vice President                       Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.         Secretary                            Fisfis              David
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.         President                            Kelly               Richard
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.         Assistant Secretary                  Osteraas            Kathryn
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.         Vice President                       Riley               Bryan
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Ancillary Assets LLC            Secretary                            Fisfis              David
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Ancillary Assets LLC            Assistant Secretary                  Osteraas            Kathryn
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Equipment LLC                   Assistant Secretary                  Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Equipment LLC                   Management Board (sole)              Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Equipment LLC                   Vice President                       Davido              Scott
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Equipment LLC                   Secretary                            Fisfis              David
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Equipment LLC                   President                            Kelly               Richard
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Equipment LLC                   Assistant Secretary                  Osteraas            Kathryn
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Equipment LLC                   Vice President                       Riley               Bryan
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Equipment LLC                   Treasurer                            Schaefer            George
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC                  Vice President                       Brewster            John
-------------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC                  Assistant Secretary                  Davido              Scott
-------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
        SUBSIDIARY NAME                              TITLE                     LAST NAME          FIRST NAME
------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC            Management Committee Member          Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC            Vice President                       Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC            Secretary                            Fisfis             David
------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC            Management Committee Member          Kelly              Richard
------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC            President                            Kelly              Richard
------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC            Assistant Secretary                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC            Treasurer                            Schaefer           George
------------------------------------------------------------------------------------------------------------
NRG Connecticut Power Assets LLC          Secretary                            Fisfis             David
------------------------------------------------------------------------------------------------------------
NRG Connecticut Power Assets LLC          Assistant Secretary                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------
NRG del Coronado Inc.                     Director                             Carroll            Michael
------------------------------------------------------------------------------------------------------------
NRG del Coronado Inc.                     President                            Carroll            Michael
------------------------------------------------------------------------------------------------------------
NRG del Coronado Inc.                     Assistant Secretary                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------
NRG del Coronado Inc.                     Secretary                            Ptacek             Tammie
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Vice President                       Carroll            Michael
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Assistant Secretary                  Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Director (sole)                      Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Vice President                       Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              President                            Kelly              Richard
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Vice President                       Marks              Stanley
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Secretary                            O'Brien            Timothy
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Assistant Secretary                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Treasurer                            Schaefer           George
------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.              Vice President                       Schaefer           George
------------------------------------------------------------------------------------------------------------
NRG Devon Operations Inc.                 Vice President                       Brewster           John
------------------------------------------------------------------------------------------------------------
NRG Devon Operations Inc.                 Assistant Secretary                  Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Devon Operations Inc.                 Director (sole)                      Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Devon Operations Inc.                 Vice Pesident                        Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Devon Operations Inc.                 Secretary                            Fisfis             David
------------------------------------------------------------------------------------------------------------
NRG Devon Operations Inc.                 President                            Kelly              Richard
------------------------------------------------------------------------------------------------------------
NRG Devon Operations Inc.                 Assistant Secretary                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------
NRG Devon Operations Inc.                 Treasurer                            Schaefer           George
------------------------------------------------------------------------------------------------------------
NRG do Brasil Ltda.                       Delegate Manager                     Borba              Luis
------------------------------------------------------------------------------------------------------------
NRG do Brasil Ltda.                       Delegate Manager                     Torres             Gonzalo
------------------------------------------------------------------------------------------------------------
NRG Dunkirk Operations Inc.               Vice President                       Brewster           John
------------------------------------------------------------------------------------------------------------
NRG Dunkirk Operations Inc.               Assistant Secretary                  Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Dunkirk Operations Inc.               Director (sole)                      Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Dunkirk Operations Inc.               Vice President                       Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Dunkirk Operations Inc.               Secretary                            Fisfis             David
------------------------------------------------------------------------------------------------------------
NRG Dunkirk Operations Inc.               President                            Kelly              Richard
------------------------------------------------------------------------------------------------------------
NRG Dunkirk Operations Inc.               Assistant Secretary                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------
NRG Dunkirk Operations Inc.               Treasurer                            Schaefer           George
------------------------------------------------------------------------------------------------------------
NRG Eastern LLC                           Assistant Secretary                  Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Eastern LLC                           Management Committee Member          Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Eastern LLC                           Vice President                       Davido             Scott
------------------------------------------------------------------------------------------------------------
NRG Eastern LLC                           Secretary                            Fisfis             David
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
         SUBSIDIARY NAME                           TITLE                      LAST NAME          FIRST NAME
-----------------------------------------------------------------------------------------------------------
NRG Eastern LLC                         Management Committee Member           Kelly              Richard
-----------------------------------------------------------------------------------------------------------
NRG Eastern LLC                         President                             Kelly              Richard
-----------------------------------------------------------------------------------------------------------
NRG Eastern LLC                         Assistant Secretary                   Osteraas           Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Eastern LLC                         Treasurer                             Schaefer           George
-----------------------------------------------------------------------------------------------------------
NRG Eastlake Operations Inc.            Vice President                        Brewster           John
-----------------------------------------------------------------------------------------------------------
NRG Eastlake Operations Inc.            Assistant Secretary                   Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Eastlake Operations Inc.            Director (sole)                       Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Eastlake Operations Inc.            Vice President                        Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Eastlake Operations Inc.            Secretary                             Fisfis             David
-----------------------------------------------------------------------------------------------------------
NRG Eastlake Operations Inc.            President                             Kelly              Richard
-----------------------------------------------------------------------------------------------------------
NRG Eastlake Operations Inc.            Assistant Secretary                   Osteraas           Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Eastlake Operations Inc.            Treasurer                             Schaefer           George
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Inc.                     Secretary                             Lloyd              David
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Inc.                     Vice President                        Marks              Stanley
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Inc.                     Assistant Secretary                   Osteraas           Kathryn
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Operations Inc.          Vice President                        Brewster           John
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Operations Inc.          Assistant Secretary                   Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Operations Inc.          Director (sole)                       Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Operations Inc.          Vice President                        Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Operations Inc.          President                             Kelly              Richard
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Operations Inc.          Secretary                             Lloyd              David
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Operations Inc.          Assistant Secretary                   Osteraas           Kathryn
-----------------------------------------------------------------------------------------------------------
NRG El Segundo Operations Inc.          Treasurer                             Schaefer           George
-----------------------------------------------------------------------------------------------------------
NRG Energeticky Provoz, s.r.o.          Executive Director                    Klanduch           Stanislav
-----------------------------------------------------------------------------------------------------------
NRG Energeticky Provoz, s.r.o.          Executive Director                    Prazjler           Milan
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC             President                             Carroll            Michael
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC             Assistant Secretary                   Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC             Vice President                        Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC             Assistant Secretary                   Osteraas           Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC             Vice President                        Platteter          Dennis
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC             Secretary                             Ptacek             Tammie
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC             Treasurer                             Schaefer           George
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.       Director                              Carroll            Michael
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.       President                             Carroll            Michael
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.       Assistant Secretary                   Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.       Vice President                        Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.       Vice President                        Goodwin            William
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.       Director                              Kelly              Richard
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.       Assistant Secretary                   Osteraas           Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.       Secretary                             Ptacek             Tammie
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC       President                             Carroll            Michael
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC       Assistant Secretary                   Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC       Vice President                        Davido             Scott
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC       Vice President                        Davison            Thomas
-----------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC       Vice President                        Guglielmi          Thomas
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
          SUBSIDIARY NAME                            TITLE                    LAST NAME       FIRST NAME
--------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC         Assistant Secretary                 Osteraas        Kathryn
--------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC         Secretary                           Ptacek          Tammie
--------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC         Treasurer                           Schaefer        George
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             Director                            Carroll         Michael
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             President                           Carroll         Michael
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             Assistant Secretary                 Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             Vice President                      Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             Vice President                      Goodwin         William
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             Director                            Kelly           Richard
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             Assistant Secretary                 Osteraas        Kathryn
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             Secretary                           Ptacek          Tammie
--------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.             Treasurer                           Schaefer        George
--------------------------------------------------------------------------------------------------------
NRG Energy Center Pittsburgh LLC          President                           Carroll         Michael
--------------------------------------------------------------------------------------------------------
NRG Energy Center Pittsburgh LLC          Assistant Secretary                 Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center Pittsburgh LLC          Vice President                      Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center Pittsburgh LLC          Vice President                      Goodwin         William
--------------------------------------------------------------------------------------------------------
NRG Energy Center Pittsburgh LLC          Assistant Secretary                 Osteraas        Kathryn
--------------------------------------------------------------------------------------------------------
NRG Energy Center Pittsburgh LLC          Secretary                           Ptacek          Tammie
--------------------------------------------------------------------------------------------------------
NRG Energy Center Pittsburgh LLC          Treasurer                           Schaefer        George
--------------------------------------------------------------------------------------------------------
NRG Energy Center Rock Tenn LLC           President                           Carroll         Michael
--------------------------------------------------------------------------------------------------------
NRG Energy Center Rock Tenn LLC           Assistant Secretary                 Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center Rock Tenn LLC           Vice President                      Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center Rock Tenn LLC           Assistant Secretary                 Osteraas        Kathryn
--------------------------------------------------------------------------------------------------------
NRG Energy Center Rock Tenn LLC           Vice President                      Platteter       Dennis
--------------------------------------------------------------------------------------------------------
NRG Energy Center Rock Tenn LLC           Secretary                           Ptacek          Tammie
--------------------------------------------------------------------------------------------------------
NRG Energy Center Rock Tenn LLC           Treasurer                           Schaefer        George
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Diego LLC           President                           Carroll         Michael
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Diego LLC           Assistant Secretary                 Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Diego LLC           Vice President                      Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Diego LLC           Vice President                      Hoffmann        Mark
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Diego LLC           Assistant Secretary                 Osteraas        Kathryn
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Diego LLC           Secretary                           Ptacek          Tammie
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Diego LLC           Treasurer                           Schaefer        George
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Francisco LLC       President                           Carroll         Michael
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Francisco LLC       Assistant Secretary                 Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Francisco LLC       Vice President                      Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Francisco LLC       Vice President                      Mayer           Richard
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Francisco LLC       Assistant Secretary                 Osteraas        Kathryn
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Francisco LLC       Secretary                           Ptacek          Tammie
--------------------------------------------------------------------------------------------------------
NRG Energy Center San Francisco LLC       Treasurer                           Schaefer        George
--------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              Management Committee Member         Carroll         Michael
--------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              President                           Carroll         Michael
--------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              Assistant Secretary                 Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              Management Committee Member         Davido          Scott
--------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              Vice President                      Davido          Scott
--------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
         SUBSIDIARY NAME                                  TITLE                                 LAST NAME                 FIRST NAME
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              Assistant Secretary                         Osteraas                            Kathryn
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              Vice President                              Platteter                           Dennis
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              Secretary                                   Ptacek                              Tammie
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Smyrna LLC              Treasurer                                   Schaefer                            George
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Washco LLC              President                                   Carroll                             Michael
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Washco LLC              Assistant Secretary                         Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Washco LLC              Vice President                              Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Washco LLC              Assistant Secretary                         Osteraas                            Kathryn
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Washco LLC              Vice President                              Platteter                           Dennis
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Washco LLC              Secretary                                   Ptacek                              Tammie
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Washco LLC              Treasurer                                   Schaefer                            George
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Development B.V.               Director                                    Kelly                               Richard
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Development B.V.               Director                                    Temmes Management Services B.V.

------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Insurance, Ltd.                Director                                    Calvert                             Sandra
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Assistant Secretary                         Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Director                                    Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Vice President                              Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Director                                    Kelly                               Richard
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         President                                   Kelly                               Richard
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Secretary                                   Lloyd                               David
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Vice President                              Marks                               Stanley
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Assistant Secretary                         Osteraas                            Kathryn
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Director                                    Schaefer                            George
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I, Inc.         Treasurer                                   Schaefer                            George
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Assistant Secretary                         Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Director                                    Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Vice President                              Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Director                                    Kelly                               Richard
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Secretary                                   Lloyd                               David
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Vice President                              Marks                               Stanley
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Assistant Secretary                         Osteraas                            Kathryn
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Director                                    Schaefer                            George
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II, Inc.        Treasurer                                   Schaefer                            George
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Ltd.                           Joint Secretary                             Birthisel                           Stockton
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Ltd.                           Secretary                                   Eitrheim                            Marie
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Ltd.                           Director                                    Kelly                               Richard
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy PL Sp. z o.o.                  Management Board Member                     Wolf                                Steven
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                          Vice President                              Bonavia                             Paul
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                          Vice President Worldwide Operations         Brewster                            John
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                          Chairman and Chief Executive Officer        Brunetti                            Wayne
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                          Director                                    Brunetti                            Wayne
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                          Corporate Secretary                         Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                          Senior Vice President, General Counsel      Davido                              Scott
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                          Director                                    Johnson                             Gary
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
             SUBSIDIARY NAME                                      TITLE                           LAST NAME        FIRST NAME
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                                Director                                          Kelly            Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                                President and Chief Operating Officer             Kelly            Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                                Vice President & Controller                       Pieper           William
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                                Senior Vice President, Commercial Operations      Redd, Jr.        Ershel
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                                Treasurer                                         Schaefer         George
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                                Vice President                                    Schaefer         George
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                                Vice President                                    Wilks            David
-----------------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                                Vice President Administrative Services            Wilson           Denise
-----------------------------------------------------------------------------------------------------------------------------
NRG Equipment Company LLC                       Assistant Secretary                               Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Equipment Company LLC                       Manager (sole)                                    Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Equipment Company LLC                       Vice President                                    Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Equipment Company LLC                       President                                         Kelly            Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Equipment Company LLC                       Vice President                                    Marks            Stanley
-----------------------------------------------------------------------------------------------------------------------------
NRG Equipment Company LLC                       Secretary                                         O'Brien          Timothy
-----------------------------------------------------------------------------------------------------------------------------
NRG Equipment Company LLC                       Assistant Secretary                               Osteraas         Kathryn
-----------------------------------------------------------------------------------------------------------------------------
NRG Equipment Company LLC                       Treasurer                                         Schaefer         George
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Assistant Secretary                               Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Management Committee Member                       Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Vice President                                    Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Independent Member                                Gears            Deborah
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Management Committee Member                       Kelly            Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       President                                         Kelly            Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Secretary                                         O'Brien          Timothy
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Assistant Secretary                               Osteraas         Kathryn
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Management Committee Member                       Schaefer         George
-----------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                       Treasurer                                         Schaefer         George
-----------------------------------------------------------------------------------------------------------------------------
NRG Flinders Operating Services Pty Ltd         Director                                          Althoff          Robert
-----------------------------------------------------------------------------------------------------------------------------
NRG Flinders Operating Services Pty Ltd         Secretary                                         Moschakis        Jack
-----------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings Inc.                     Assistant Secretary                               Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings Inc.                     Director (sole)                                   Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings Inc.                     Vice President                                    Davido           Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings Inc.                     President                                         Kelly            Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings Inc.                     Secretary                                         Lloyd            David
-----------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings Inc.                     Vice President                                    Marks            Stanley
-----------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings Inc.                     Assistant Secretary                               Osteraas         Kathryn
-----------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings Inc.                     Treasurer                                         Schaefer         George
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Operating Services Pty Ltd

-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Operating Services Pty Ltd        Director                                          Brewster         John
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Operating Services Pty Ltd        Director                                          Green            Brian
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Operating Services Pty Ltd        Secretary                                         Mahoney          Jeffrey
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Operating Services Pty Ltd        Director                                          Truscott         Robert
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Superannuation Pty Ltd            Director                                          Coucill          David
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Superannuation Pty Ltd            Director                                          Irwin            Vivian
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Superannuation Pty Ltd            Secretary                                         Irwin            Vivian
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                              TITLE                          LAST NAME                   FIRST NAME
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Superannuation Pty Ltd            Director                     Kropp                                 Darryl
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Superannuation Pty Ltd            Director                     Leinster                              Malcolm
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Superannuation Pty Ltd            Director                     Parker                                Kylie
-----------------------------------------------------------------------------------------------------------------------------
NRG Gladstone Superannuation Pty Ltd            Director                     Watts                                 Graeme
-----------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                     Assistant Secretary          Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                     Vice President               Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                     President                    Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                     Vice President               Marks                                 Stanley
-----------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                     Secretary                    McInnis                               A.
-----------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                     Assistant Secretary          Osteraas                              Kathryn
-----------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                     Treasurer                    Schaefer                              George
-----------------------------------------------------------------------------------------------------------------------------
NRG Huntley Operations Inc.                     Vice President               Brewster                              John
-----------------------------------------------------------------------------------------------------------------------------
NRG Huntley Operations Inc.                     Assistant Secretary          Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Huntley Operations Inc.                     Director (sole)              Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Huntley Operations Inc.                     Vice President               Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Huntley Operations Inc.                     Secretary                    Fisfis                                David
-----------------------------------------------------------------------------------------------------------------------------
NRG Huntley Operations Inc.                     President                    Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Huntley Operations Inc.                     Assistant Secretary          Osteraas                              Kathryn
-----------------------------------------------------------------------------------------------------------------------------
NRG Huntley Operations Inc.                     Treasurer                    Schaefer                              George
-----------------------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                Assistant Secretary          Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                Vice President               Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                Secretary                    Fisfis                                David
-----------------------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                Independent Member           Kalbach                               Harold
-----------------------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                President                    Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                Assistant Secretary          Osteraas                              Kathryn
-----------------------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                Vice President               Riley                                 Bryan
-----------------------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                Treasurer                    Schaefer                              George
-----------------------------------------------------------------------------------------------------------------------------
NRG International Development Inc.              Assistant Secretary          Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG International Development Inc.              Director (sole)              Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG International Development Inc.              Vice President               Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG International Development Inc.              President                    Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG International Development Inc.              Secretary                    O'Brien                               Timothy
-----------------------------------------------------------------------------------------------------------------------------
NRG International Development Inc.              Assistant Secretary          Osteraas                              Kathryn
-----------------------------------------------------------------------------------------------------------------------------
NRG International Development Inc.              Treasurer                    Schaefer                              George
-----------------------------------------------------------------------------------------------------------------------------
NRG International Development Inc.              Vice President               Schaefer                              George
-----------------------------------------------------------------------------------------------------------------------------
NRG International Holdings (No. 2) GmbH         Authorized Signatory         Cochran                               JoAnn
-----------------------------------------------------------------------------------------------------------------------------
NRG International Holdings (No. 2) GmbH         Director                     Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG International Holdings (No. 2) GmbH         Manager                      Temmes Management Services B.V.

-----------------------------------------------------------------------------------------------------------------------------
NRG International Holdings (No. 2) GmbH         Director                     van Tol                               Petrus
-----------------------------------------------------------------------------------------------------------------------------
NRG International Holdings GmbH                 Authorized Signatory         Cochran                               JoAnn
-----------------------------------------------------------------------------------------------------------------------------
NRG International Holdings GmbH                 Director                     Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------
NRG International Holdings GmbH                 Director                     van Tol                               Petrus
-----------------------------------------------------------------------------------------------------------------------------
NRG International II Inc.                       Assistant Secretary          Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------
NRG International II Inc.                       Director                     Davido                                Scott

----------------------------------------------------------------------------------------------------
          SUBSIDIARY NAME                        TITLE                  LAST NAME         FIRST NAME
----------------------------------------------------------------------------------------------------
NRG International II Inc.                 Vice President                Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International II Inc.                 Director                      Kelly             Richard
----------------------------------------------------------------------------------------------------
NRG International II Inc.                 President                     Kelly             Richard
----------------------------------------------------------------------------------------------------
NRG International II Inc.                 Secretary                     O'Brien           Timothy
----------------------------------------------------------------------------------------------------
NRG International II Inc.                 Assistant Secretary           Osteraas          Kathryn
----------------------------------------------------------------------------------------------------
NRG International II Inc.                 Director                      Schaefer          George
----------------------------------------------------------------------------------------------------
NRG International II Inc.                 Treasurer                     Schaefer          George
----------------------------------------------------------------------------------------------------
NRG International II Inc.                 Vice President                Schaefer          George
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Assistant Secretary           Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Director                      Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Vice President                Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Director                      Kelly             Richard
----------------------------------------------------------------------------------------------------
NRG International III Inc.                President                     Kelly             Richard
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Secretary                     O'Brien           Timothy
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Assistant Secretary           Osteraas          Kathryn
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Director                      Schaefer          George
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Treasurer                     Schaefer          George
----------------------------------------------------------------------------------------------------
NRG International III Inc.                Vice President                Schaefer          George
----------------------------------------------------------------------------------------------------
NRG International Services Company        Assistant Secretary           Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International Services Company        Director (sole)               Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International Services Company        Vice President                Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International Services Company        President                     Kelly             Richard
----------------------------------------------------------------------------------------------------
NRG International Services Company        Secretary                     O'Brien           Timothy
----------------------------------------------------------------------------------------------------
NRG International Services Company        Assistant Secretary           Osteraas          Kathryn
----------------------------------------------------------------------------------------------------
NRG International Services Company        Treasurer                     Schaefer          George
----------------------------------------------------------------------------------------------------
NRG International, Inc.                   Assistant Secretary           Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International, Inc.                   Vice President                Davido            Scott
----------------------------------------------------------------------------------------------------
NRG International, Inc.                   President                     Kelly             Richard
----------------------------------------------------------------------------------------------------
NRG International, Inc.                   Secretary                     O'Brien           Timothy
----------------------------------------------------------------------------------------------------
NRG International, Inc.                   Assistant Secretary           Osteraas          Kathryn
----------------------------------------------------------------------------------------------------
NRG Kaufman LLC                           Assistant Secretary           Davido            Scott
----------------------------------------------------------------------------------------------------
NRG Kaufman LLC                           Vice President                Davido            Scott
----------------------------------------------------------------------------------------------------
NRG Kaufman LLC                           President                     Kelly             Richard
----------------------------------------------------------------------------------------------------
NRG Kaufman LLC                           Vice President                Marks             Stanley
----------------------------------------------------------------------------------------------------
NRG Kaufman LLC                           Secretary                     McInnis           A.
----------------------------------------------------------------------------------------------------
NRG Kaufman LLC                           Assistant Secretary           Osteraas          Kathryn
----------------------------------------------------------------------------------------------------
NRG Kaufman LLC                           Treasurer                     Schaefer          George
----------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                        Assistant Secretary           Davido            Scott
----------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                        Director (sole)               Davido            Scott
----------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                        Vice President                Davido            Scott
----------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                        President                     Kelly             Richard
----------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                        Secretary                     O'Brien           Timothy
----------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                        Assistant Secretary           Osteraas          Kathryn
----------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                        Treasurer                     Schaefer          George
----------------------------------------------------------------------------------------------------
NRG Lakeshore Generating LLC              Assistant Secretary           Davido            Scott
----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
      SUBSIDIARY NAME                       TITLE                    LAST NAME         FIRST NAME
-------------------------------------------------------------------------------------------------
NRG Lakeshore Generating LLC       Management Board (sole)           Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Lakeshore Generating LLC       Vice President                    Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Lakeshore Generating LLC       Secretary                         Fisfis            David
-------------------------------------------------------------------------------------------------
NRG Lakeshore Generating LLC       President                         Kelly             Richard
-------------------------------------------------------------------------------------------------
NRG Lakeshore Generating LLC       Assistant Secretary               Osteraas          Kathryn
-------------------------------------------------------------------------------------------------
NRG Lakeshore Generating LLC       Treasurer                         Schaefer          George
-------------------------------------------------------------------------------------------------
NRG Lakeshore Operations Inc.      Vice President                    Brewster          John
-------------------------------------------------------------------------------------------------
NRG Lakeshore Operations Inc.      Assistant Secretary               Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Lakeshore Operations Inc.      Director (sole)                   Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Lakeshore Operations Inc.      Vice President                    Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Lakeshore Operations Inc.      Secretary                         Fisfis            David
-------------------------------------------------------------------------------------------------
NRG Lakeshore Operations Inc.      President                         Kelly             Richard
-------------------------------------------------------------------------------------------------
NRG Lakeshore Operations Inc.      Assistant Secretary               Osteraas          Kathryn
-------------------------------------------------------------------------------------------------
NRG Lakeshore Operations Inc.      Treasurer                         Schaefer          George
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Assistant Secretary               Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Director                          Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Vice President                    Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Director                          Kelly             Richard
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             President                         Kelly             Richard
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Secretary                         O'Brien           Timothy
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Assistant Secretary               Osteraas          Kathryn
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Director                          Schaefer          George
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Treasurer                         Schaefer          George
-------------------------------------------------------------------------------------------------
NRG Latin America Inc.             Vice President                    Schaefer          George
-------------------------------------------------------------------------------------------------
NRG McClain LLC                    Assistant Secretary               Davido            Scott
-------------------------------------------------------------------------------------------------
NRG McClain LLC                    Vice President                    Davido            Scott
-------------------------------------------------------------------------------------------------
NRG McClain LLC                    President                         Kelly             Richard
-------------------------------------------------------------------------------------------------
NRG McClain LLC                    Secretary                         Lloyd             David
-------------------------------------------------------------------------------------------------
NRG McClain LLC                    Vice President                    Marks             Stanley
-------------------------------------------------------------------------------------------------
NRG McClain LLC                    Assistant Secretary               Osteraas          Kathryn
-------------------------------------------------------------------------------------------------
NRG McClain LLC                    Treasurer                         Schaefer          George
-------------------------------------------------------------------------------------------------
NRG Mesquite LLC                   Assistant Secretary               Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Mesquite LLC                   Vice President                    Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Mesquite LLC                   President                         Kelly             Richard
-------------------------------------------------------------------------------------------------
NRG Mesquite LLC                   Secretary                         Lloyd             David
-------------------------------------------------------------------------------------------------
NRG Mesquite LLC                   Vice President                    Marks             Stanley
-------------------------------------------------------------------------------------------------
NRG Mesquite LLC                   Assistant Secretary               Osteraas          Kathryn
-------------------------------------------------------------------------------------------------
NRG Mesquite LLC                   Treasurer                         Schaefer          George
-------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                  Assistant Secretary               Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                  Director (sole)                   Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                  Vice President                    Davido            Scott
-------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                  President                         Kelly             Richard
-------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                  Secretary                         Lloyd             David
-------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                  Vice President                    Marks             Stanley
-------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                  Assistant Secretary               Osteraas          Kathryn
-------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                                       TITLE                           LAST NAME       FIRST NAME
----------------------------------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                               Treasurer                                         Schaefer        George
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         Assistant Secretary                               Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         Director (sole)                                   Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         Vice President                                    Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         Assistant Secretary                               Fisfis          David
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         President                                         Kelly           Richard
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         Secretary                                         O'Brien         Timothy
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         Assistant Secretary                               Osteraas        Kathryn
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         Vice President                                    Riley           Bryan
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.         Treasurer                                         Schaefer        George
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Assistant Secretary                               Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Management Committee Member of both members       Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Vice President                                    Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Secretary                                         Fisfis          David
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Management Committee Member of both members       Kelly           Richard
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  President                                         Kelly           Richard
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Assistant Secretary                               Osteraas        Kathryn
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Vice President                                    Riley           Bryan
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Management Committee Member                       Schaefer        George
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                  Treasurer                                         Schaefer        George
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Independent Member                                Campbell        Robert
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Assistant Secretary                               Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Management Committee Member                       Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Vice President                                    Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Secretary                                         Fisfis          David
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Independent Member                                Johnson         Kari
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Management Committee Member                       Kelly           Richard
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             President                                         Kelly           Richard
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Assistant Secretary                               Osteraas        Kathryn
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Vice President                                    Riley           Bryan
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Management Committee Member                       Schaefer        George
----------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                             Treasurer                                         Schaefer        George
----------------------------------------------------------------------------------------------------------------------------
NRG Middletown Operations Inc.                  Vice President                                    Brewster        John
----------------------------------------------------------------------------------------------------------------------------
NRG Middletown Operations Inc.                  Assistant Secretary                               Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG Middletown Operations Inc.                  Director (sole)                                   Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG Middletown Operations Inc.                  Vice President                                    Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG Middletown Operations Inc.                  Secretary                                         Fisfis          David
----------------------------------------------------------------------------------------------------------------------------
NRG Middletown Operations Inc.                  President                                         Kelly           Richard
----------------------------------------------------------------------------------------------------------------------------
NRG Middletown Operations Inc.                  Assistant Secretary                               Osteraas        Kathryn
----------------------------------------------------------------------------------------------------------------------------
NRG Middletown Operations Inc.                  Treasurer                                         Schaefer        George
----------------------------------------------------------------------------------------------------------------------------
NRG Montville Operations Inc.                   Vice President                                    Brewster        John
----------------------------------------------------------------------------------------------------------------------------
NRG Montville Operations Inc.                   Assistant Secretary                               Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG Montville Operations Inc.                   Director (sole)                                   Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG Montville Operations Inc.                   Vice President                                    Davido          Scott
----------------------------------------------------------------------------------------------------------------------------
NRG Montville Operations Inc.                   Secretary                                         Fisfis          David
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                             TITLE                      LAST NAME              FIRST NAME
--------------------------------------------------------------------------------------------------------------------
NRG Montville Operations Inc.                President                             Kelly                  Richard
--------------------------------------------------------------------------------------------------------------------
NRG Montville Operations Inc.                Assistant Secretary                   Osteraas               Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Montville Operations Inc.                Treasurer                             Schaefer               George
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Independent Member                    Carney                 Linda
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Assistant Secretary                   Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Management Committee Member           Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Vice President                        Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Management Committee Member           Kelly                  Richard
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      President                             Kelly                  Richard
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Vice President                        Marks                  Stanley
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Secretary                             O'Brien                Timothy
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Assistant Secretary                   Osteraas               Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Management Committee Member           Schaefer               George
--------------------------------------------------------------------------------------------------------------------
NRG Nelson Turbines LLC                      Treasurer                             Schaefer               George
--------------------------------------------------------------------------------------------------------------------
NRG New England Affiliate Services Inc.      Secretary                             O'Brien                Timothy
--------------------------------------------------------------------------------------------------------------------
NRG New England Affiliate Services Inc.      Assistant Secretary                   Osteraas               Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG New Haven Harbor Operations Inc.         Secretary                             Fisfis                 David
--------------------------------------------------------------------------------------------------------------------
NRG New Haven Harbor Operations Inc.         Assistant Secretary                   Osteraas               Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG New Jersey Energy Sales LLC              Assistant Secretary                   Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG New Jersey Energy Sales LLC              Management Board (sole)               Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG New Jersey Energy Sales LLC              Vice President                        Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG New Jersey Energy Sales LLC              President                             Kelly                  Richard
--------------------------------------------------------------------------------------------------------------------
NRG New Jersey Energy Sales LLC              Secretary                             O'Brien                Timothy
--------------------------------------------------------------------------------------------------------------------
NRG New Jersey Energy Sales LLC              Assistant Secretary                   Osteraas               Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG New Jersey Energy Sales LLC              Treasurer                             Schaefer               George
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Assistant Secretary                   Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Management Committee Member           Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Vice President                        Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Management Committee Member           Kelly                  Richard
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   President                             Kelly                  Richard
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Vice President                        Marks                  Stanley
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Secretary                             McInnis                A.
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Independent Member                    Neel                   James
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Assistant Secretary                   Osteraas               Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                   Treasurer                             Schaefer               George
--------------------------------------------------------------------------------------------------------------------
NRG Newberry Generation LLC                  Assistant Secretary                   Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG Newberry Generation LLC                  Management Board (sole)               Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG Newberry Generation LLC                  Vice President                        Davido                 Scott
--------------------------------------------------------------------------------------------------------------------
NRG Newberry Generation LLC                  Secretary                             Fisfis                 David
--------------------------------------------------------------------------------------------------------------------
NRG Newberry Generation LLC                  President                             Kelly                  Richard
--------------------------------------------------------------------------------------------------------------------
NRG Newberry Generation LLC                  Assistant Secretary                   Osteraas               Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Newberry Generation LLC                  Vice President                        Riley                  Bryan
--------------------------------------------------------------------------------------------------------------------
NRG Newberry Generation LLC                  Treasurer                             Schaefer               George
--------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            Vice President                        Brewster               John
--------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            Assistant Secretary                   Davido                 Scott
--------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                                   TITLE                               LAST NAME          FIRST NAME
-------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            Director (sole)                                      Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            Vice President                                       Marks              Stanley
-------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            Secretary                                            O'Brien            Timothy
-------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.            Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.        Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.        Director (sole)                                      Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.        Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.        Secretary                                            Fisfis             David
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.        President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.        Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.        Vice President                                       Riley              Bryan
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.        Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Management Committee Member of both members          Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Secretary                                            Fisfis             David
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Management Committee Member of both members          Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Independent Member                                   Rodriguez          Josephine
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Management Committee Member of both members          Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                 Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC             Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC             Management Board (sole)                              Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC             Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC             Secretary                                            Fisfis             David
-------------------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC             President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC             Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC             Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Norwalk Harbor Operations Inc.           Vice President                                       Brewster           John
-------------------------------------------------------------------------------------------------------------------------------
NRG Norwalk Harbor Operations Inc.           Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Norwalk Harbor Operations Inc.           Director (sole)                                      Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Norwalk Harbor Operations Inc.           Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Norwalk Harbor Operations Inc.           Secretary                                            Fisfis             David
-------------------------------------------------------------------------------------------------------------------------------
NRG Norwalk Harbor Operations Inc.           President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG Norwalk Harbor Operations Inc.           Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG Norwalk Harbor Operations Inc.           Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Ohio Ash Disposal LLC                    Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Ohio Ash Disposal LLC                    Management Board (sole)                              Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Ohio Ash Disposal LLC                    Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Ohio Ash Disposal LLC                    Secretary                                            Fisfis             David
-------------------------------------------------------------------------------------------------------------------------------
NRG Ohio Ash Disposal LLC                    President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                                 TITLE                 LAST NAME               FIRST NAME
--------------------------------------------------------------------------------------------------------------------
NRG Ohio Ash Disposal LLC                    Assistant Secretary                  Osteraas                Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Ohio Ash Disposal LLC                    Treasurer                            Schaefer                George
--------------------------------------------------------------------------------------------------------------------
NRG Operating Services, Inc.                 Vice President                       Brewster                John
--------------------------------------------------------------------------------------------------------------------
NRG Operating Services, Inc.                 Assistant Secreary                   Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Operating Services, Inc.                 Director (sole)                      Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Operating Services, Inc.                 Vice President                       Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Operating Services, Inc.                 President                            Kelly                   Richard
--------------------------------------------------------------------------------------------------------------------
NRG Operating Services, Inc.                 Secretary                            O'Brien                 Timothy
--------------------------------------------------------------------------------------------------------------------
NRG Operating Services, Inc.                 Assistant Secretary                  Osteraas                Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Operating Services, Inc.                 Treasurer                            Schaefer                George
--------------------------------------------------------------------------------------------------------------------
NRG Oswego Harbor Power Operations Inc.      Vice President                       Brewster                John
--------------------------------------------------------------------------------------------------------------------
NRG Oswego Harbor Power Operations Inc.      Assistant Secretary                  Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Oswego Harbor Power Operations Inc.      Director (sole)                      Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Oswego Harbor Power Operations Inc.      Vice President                       Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Oswego Harbor Power Operations Inc.      Secretary                            Fisfis                  David
--------------------------------------------------------------------------------------------------------------------
NRG Oswego Harbor Power Operations Inc.      President                            Kelly                   Richard
--------------------------------------------------------------------------------------------------------------------
NRG Oswego Harbor Power Operations Inc.      Assistant Secretary                  Osteraas                Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Oswego Harbor Power Operations Inc.      Treasurer                            Schaefer                George
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              Vice President                       Brewster                John
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              Assistant Secretary                  Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              Director (sole)                      Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              Vice President                       Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              President                            Kelly                   Richard
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              Secretary                            Lloyd                   David
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              Vice President                       Marks                   Stanley
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              Assistant Corporate Secretary        Osteraas                Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                              Treasurer                            Schaefer                George
--------------------------------------------------------------------------------------------------------------------
NRG Pacific Corporate Services Pty Ltd

--------------------------------------------------------------------------------------------------------------------
NRG Pacific Corporate Services Pty Ltd       Australian Taxation Office Details   Messer                  Shaun
--------------------------------------------------------------------------------------------------------------------
NRG Pacific Corporate Services Pty Ltd       Director                             Messer                  Shaun
--------------------------------------------------------------------------------------------------------------------
NRG Pacific Corporate Services Pty Ltd       Secretary                            Messer                  Shaun
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Assistant Secretary                  Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Management Committee Member          Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Vice President                       Davido                  Scott
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Management Committee Member          Kelly                   Richard
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               President                            Kelly                   Richard
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Vice President                       Marks                   Stanley
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Assistant Secretary                  Osteraas                Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Secretary                            Quinby                  David
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Treasurer                            Schaefer                George
--------------------------------------------------------------------------------------------------------------------
NRG Peaker Finance Company LLC               Independent Member                   Tillman                 Carrie
--------------------------------------------------------------------------------------------------------------------
NRG Pensions Limited                         Secretary                            Birthisel               Stockton
--------------------------------------------------------------------------------------------------------------------
NRG Pensions Limited                         Secretary                            Eitrheim                Marie
--------------------------------------------------------------------------------------------------------------------
NRG Pensions Limited                         Director                             Jackson                 Stuart
--------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
      SUBSIDIARY NAME                                            TITLE                            LAST NAME          FIRST NAME
-------------------------------------------------------------------------------------------------------------------------------
NRG Pensions Limited                         Director                                             Jones              Martin
-------------------------------------------------------------------------------------------------------------------------------
NRG Pensions Limited                         Director ("B")                                       Krebs              Gary
-------------------------------------------------------------------------------------------------------------------------------
NRG Pensions Limited                         Director ("B")                                       Power              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                     Director (sole)                                      Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                     Secretary                                            Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                     Vice President                                       Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                     Assistant Secretary                                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                     Chairman, President & CEO                            Redd, Jr.          Ershel
------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                     Treasurer (and VP listed separately)                 Schaefer           George
------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                     Vice President (& Treasurer listed separately)       Schaefer           George
------------------------------------------------------------------------------------------------------------------------------
NRG Power Options Inc.                       President                                            Carroll            Michael
------------------------------------------------------------------------------------------------------------------------------
NRG Power Options Inc.                       Assistant Secretary                                  Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Power Options Inc.                       Director (sole)                                      Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Power Options Inc.                       Vice President                                       Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Power Options Inc.                       Assistant Secretary                                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------------------------
NRG Power Options Inc.                       Secretary                                            Ptacek             Tammie
------------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                 President                                            Carroll            Michael
------------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                 Assistant Secretary                                  Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                 Vice President                                       Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                 Assistant Secretary                                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                 Secretary                                            Ptacek             Tammie
------------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                 Treasurer                                            Schaefer           George
------------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                 Vice President                                       White              Gary
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                 Assistant Secretary                                  Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                 Vice President                                       Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                 President                                            Kelly              Richard
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                 Vice President                                       Marks              Stanley
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                 Independent Member                                   Moore              Siouxzan
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                 Secretary                                            O'Brien            Timothy
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                 Assistant Secretary                                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                 Treasurer                                            Schaefer           George
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                Assistant Secretary                                  Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                Management Board (sole)                              Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                Vice President                                       Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                President                                            Kelly              Richard
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                Vice President                                       Marks              Stanley
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                Secretary                                            O'Brien            Timothy
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                Assistant Secretary                                  Osteraas           Kathryn
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                Treasurer                                            Schaefer           George
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment II LLC                Treasurer                                            Schaefer           George
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment LLC                   Assistant Secretary                                  Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment LLC                   Manager (sole)                                       Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment LLC                   Vice President                                       Davido             Scott
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment LLC                   President                                            Kelly              Richard
------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment LLC                   Vice President                                       Marks              Stanley
------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
      SUBSIDIARY NAME                                    TITLE                         LAST NAME          FIRST NAME
--------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment LLC                   Secretary                                 O'Brien            Timothy
--------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment LLC                   Assistant Secretary                       Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Rockford Equipment LLC                   Treasurer                                 Schaefer           George
--------------------------------------------------------------------------------------------------------------------
NRG Rockford II LLC                          Assistant Secretary                       Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Rockford II LLC                          Management Board (sole)                   Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Rockford II LLC                          Vice President                            Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Rockford II LLC                          President                                 Kelly              Richard
--------------------------------------------------------------------------------------------------------------------
NRG Rockford II LLC                          Vice President                            Marks              Stanley
--------------------------------------------------------------------------------------------------------------------
NRG Rockford II LLC                          Secretary                                 O'Brien            Timothy
--------------------------------------------------------------------------------------------------------------------
NRG Rockford II LLC                          Assistant Secretary                       Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Rockford II LLC                          Treasurer                                 Schaefer           George
--------------------------------------------------------------------------------------------------------------------
NRG Rockford LLC                             Assistant Secretary                       Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Rockford LLC                             Management Board (sole member)            Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Rockford LLC                             Vice President                            Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Rockford LLC                             President                                 Kelly              Richard
--------------------------------------------------------------------------------------------------------------------
NRG Rockford LLC                             Vice President                            Marks              Stanley
--------------------------------------------------------------------------------------------------------------------
NRG Rockford LLC                             Secretary                                 O'Brien            Timothy
--------------------------------------------------------------------------------------------------------------------
NRG Rockford LLC                             Assistant Secretary                       Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Rockford LLC                             Treasurer                                 Schaefer           George
--------------------------------------------------------------------------------------------------------------------
NRG Rocky Road LLC                           Assistant Secretary                       Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works GP LLC                Secretary                                 McInnis            A.
--------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works GP LLC                Assistant Secretary                       Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works GP LLC                Management Committee Member               Williams           Alan
--------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works GP LLC                Vice President                            Williams           Alan
--------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works LP LLC                Secretary                                 McInnis            A.
--------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works LP LLC                Assistant Secretary                       Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works LP LLC                Management Committee Member               Williams           Alan
--------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works LP LLC                Vice President                            Williams           Alan
--------------------------------------------------------------------------------------------------------------------
NRG Saguaro Operations Inc.                  Vice President                            Brewster           John
--------------------------------------------------------------------------------------------------------------------
NRG Saguaro Operations Inc.                  Assistant Secretary                       Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Saguaro Operations Inc.                  Director (sole)                           Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Saguaro Operations Inc.                  Vice President                            Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Saguaro Operations Inc.                  President                                 Kelly              Richard
--------------------------------------------------------------------------------------------------------------------
NRG Saguaro Operations Inc.                  Secretary                                 Lloyd              David
--------------------------------------------------------------------------------------------------------------------
NRG Saguaro Operations Inc.                  Assistant Secretary                       Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG Saguaro Operations Inc.                  Treasurer                                 Schaefer           George
--------------------------------------------------------------------------------------------------------------------
NRG San Diego Inc.                           Director                                  Carroll            Michael
--------------------------------------------------------------------------------------------------------------------
NRG San Diego Inc.                           Vice President                            Carroll            Michael
--------------------------------------------------------------------------------------------------------------------
NRG San Diego Inc.                           Assistant Secretary                       Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------------------
NRG San Diego Inc.                           Secretary                                 Ptacek             Tammie
--------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                     Assistant Secretary                       Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                     Director (sole)                           Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                     Vice President                            Davido             Scott
--------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                     President                                 Kelly              Richard
--------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                     Secretary                                 O'Brien            Timothy
--------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                                      TITLE                            LAST NAME          FIRST NAME
-------------------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                     Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                     Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.    Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.    Director (sole)                                      Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.    Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.    President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.    Vice President                                       Marks              Stanley
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.    Secretary                                            O'Brien            Timothy
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.    Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.    Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             Management Committee Member (of both members)        Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             Management Committee Member (of both members)        Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             Vice President                                       Marks              Stanley
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             Secretary                                            McInnis            A.
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC             Independent Member                                   Sagedy, Jr.        Robert
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            Vice President                                       Brewster           John
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            Director (sole)                                      Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            Vice President                                       Marks              Stanley
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            Secretary                                            McInnis            A.
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.            Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                    Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                    Management Board (sole)                              Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                    Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                    President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                    Vice President                                       Marks              Stanley
-------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                    Secretary                                            McInnis            A.
-------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                    Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                    Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.             Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.             Director (sole)                                      Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.             Vice President                                       Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.             President                                            Kelly              Richard
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.             Secretary                                            O'Brien            Timothy
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.             Assistant Secretary                                  Osteraas           Kathryn
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.             Treasurer                                            Schaefer           George
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.             Assistant Secretary                                  Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.             Director (sole)                                      Davido             Scott
-------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
          SUBSIDIARY NAME                                    TITLE                      LAST NAME             FIRST NAME
------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.             Vice President                             Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.             President                                  Kelly                 Richard
------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.             Secretary                                  O'Brien               Timothy
------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.             Assistant Secretary                        Osteraas              Kathryn
------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.             Treasurer                                  Schaefer              George
------------------------------------------------------------------------------------------------------------------------
NRG Taiwan Holding Company Limited

------------------------------------------------------------------------------------------------------------------------
NRG Taiwan Holding Company Limited           Director                                   Johnson               Gary
------------------------------------------------------------------------------------------------------------------------
NRG Taiwan Holding Company Limited           Chairman of the Board                      Kelly                 Richard
------------------------------------------------------------------------------------------------------------------------
NRG Taiwan Holding Company Limited           Director                                   Kelly                 Richard
------------------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                        President                                  Carroll               Michael
------------------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                        Assistant Secretary                        Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                        Vice President                             Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                        Assistant Secretary                        Osteraas              Kathryn
------------------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                        Vice President                             Pittman               Gerald
------------------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                        Secretary                                  Ptacek                Tammie
------------------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                        Treasurer                                  Schaefer              George
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Corporation                      President                                  Carroll               Michael
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Corporation                      Assistant Secretary                        Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Corporation                      Vice President                             Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Corporation                      Chief Financial Officer                    Guglielmi             Thomas
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Corporation                      Assistant Secretary                        Osteraas              Kathryn
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Corporation                      Vice President of Business Development     Pittman               Gerald
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Corporation                      Secretary                                  Ptacek                Tammie
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Corporation                      Treasurer                                  Schaefer              George
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Operating Services LLC           President                                  Carroll               Michael
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Operating Services LLC           Assistant Secretary                        Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Operating Services LLC           Vice President                             Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Operating Services LLC           Assistant Secretary                        Osteraas              Kathryn
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Operating Services LLC           Secretary                                  Ptacek                Tammie
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Operating Services LLC           Treasurer                                  Schaefer              George
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Services Inc.                    President                                  Carroll               Michael
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Services Inc.                    Assistant Secretary                        Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Services Inc.                    Vice President                             Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Services Inc.                    Assistant Secretary                        Osteraas              Kathryn
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Services Inc.                    Secretary                                  Ptacek                Tammie
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Services Inc.                    Treasurer                                  Schaefer              George
------------------------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Assistant Secretary                        Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Management Committee Member                Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Vice President                             Davido                Scott
------------------------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Management Committee Member                Kelly                 Richard
------------------------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             President                                  Kelly                 Richard
------------------------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Secretary                                  O'Brien               Timothy
------------------------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Assistant Secretary                        Osteraas              Kathryn
------------------------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Management Committee Member                Schaefer              George
------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                            TITLE                LAST NAME             FIRST NAME
-----------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Treasurer                     Schaefer              George
-----------------------------------------------------------------------------------------------------------
NRG Turbines LLC                             Independent Member            Sutton                Debra
-----------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                          Assistant Secretary           Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                          Management Board (sole)       Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                          Vice President                Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                          President                     Kelly                 Richard
-----------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                          Secretary                     Lloyd                 David
-----------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                          Vice President                Marks                 Stanley
-----------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                          Assistant Secretary           Osteraas              Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Victoria I Pty Ltd

-----------------------------------------------------------------------------------------------------------
NRG Victoria I Pty Ltd                       Director                      Messer                Shaun
-----------------------------------------------------------------------------------------------------------
NRG Victoria I Pty Ltd                       Secretary                     Messer                Shaun
-----------------------------------------------------------------------------------------------------------
NRG Victoria II Pty Ltd

-----------------------------------------------------------------------------------------------------------
NRG Victoria II Pty Ltd                      Director                      Messer                Shaun
-----------------------------------------------------------------------------------------------------------
NRG Victoria II Pty Ltd                      Secretary                     Messer                Shaun
-----------------------------------------------------------------------------------------------------------
NRG Victoria III Pty Ltd

-----------------------------------------------------------------------------------------------------------
NRG Victoria III Pty Ltd                     Director                      Messer                Shaun
-----------------------------------------------------------------------------------------------------------
NRG Victoria III Pty Ltd                     Secretary                     Messer                Shaun
-----------------------------------------------------------------------------------------------------------
NRG West Coast Inc.                          Assistant Secretary           Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG West Coast Inc.                          Vice President                Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG West Coast Inc.                          President                     Kelly                 Richard
-----------------------------------------------------------------------------------------------------------
NRG West Coast Inc.                          Secretary                     Lloyd                 David
-----------------------------------------------------------------------------------------------------------
NRG West Coast Inc.                          Assistant Secretary           Osteraas              Kathryn
-----------------------------------------------------------------------------------------------------------
NRG West Coast Inc.                          Treasurer                     Schaefer              George
-----------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.          Assistant Secretary           Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.          Director (sole)               Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.          Vice President                Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.          President                     Kelly                 Richard
-----------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.          Secretary                     Lloyd                 David
-----------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.          Vice President                Marks                 Stanley
-----------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.          Assistant Secretary           Osteraas              Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.          Treasurer                     Schaefer              George
-----------------------------------------------------------------------------------------------------------
NRG Woodland Operations LLC                  President                     Carroll               Michael
-----------------------------------------------------------------------------------------------------------
NRG Woodland Operations LLC                  Assistant Secretary           Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Woodland Operations LLC                  Management Board (sole)       Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Woodland Operations LLC                  Vice President                Davido                Scott
-----------------------------------------------------------------------------------------------------------
NRG Woodland Operations LLC                  Vice President                Helliwell, Jr.        William
-----------------------------------------------------------------------------------------------------------
NRG Woodland Operations LLC                  Assistant Secretary           Osteraas              Kathryn
-----------------------------------------------------------------------------------------------------------
NRG Woodland Operations LLC                  Secretary                     Ptacek                Tammie
-----------------------------------------------------------------------------------------------------------
NRG Woodland Operations LLC                  Treasurer                     Schaefer              George
-----------------------------------------------------------------------------------------------------------
NRGenerating (Gibraltar)                     Director                      Golt                  Teresa
-----------------------------------------------------------------------------------------------------------
NRGenerating Energy Trading Ltd.             Secretary                     Eitrheim              Marie
-----------------------------------------------------------------------------------------------------------
NRGenerating Energy Trading Ltd.             Director                      Kelly                 Richard
-----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
          SUBSIDIARY NAME                           TITLE                           LAST NAME                     FIRST NAME
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 11) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 11) B.V.          Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 13) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 13) B.V.          Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 14) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 14) B.V.          Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 15) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 15) B.V.          Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 16) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 16) B.V.          Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 18) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 18) B.V.          Director                    Temmes Management Services B.V.

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 19) B.V.

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 19) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 2) GmbH

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 2) GmbH           Authorized Signatory        Cochran                                  JoAnn
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 2) GmbH           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 2) GmbH           Director                    van Tol                                  Pieter
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 21) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 21) B.V.          Director                    Temmes Management Services B.V.

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 23) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 23) B.V.          Director                    Temmes Management Services B.V.

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 24) B.V.          Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 3) B.V.           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 3) B.V.           Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 3) GmbH           Authorized Signatory        Cochran                                  JoAnn
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 3) GmbH           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 3) GmbH           Director                    van Tol                                  Petrus
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 4) B.V.           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 4) B.V.           Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 4) GmbH           Authorized Signatory        Cochran                                  JoAnn
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 4) GmbH           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 4) GmbH           Director                    van Tol                                  Petrus
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 5) B.V.           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 5) B.V.           Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                         TITLE                            LAST NAME                    FIRST NAME
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 6) B.V.           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 6) B.V.           Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 7) B.V.           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 7) B.V.           Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 8) B.V.           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 8) B.V.           Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings GmbH                   Authorized Signatory        Cochran                                  JoAnn
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings GmbH                   Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings GmbH                   Director                    van Tol                                  Pieter
----------------------------------------------------------------------------------------------------------------------------
NRGenerating II (Gibraltar)                  Director                    Golt                                     Teresa
----------------------------------------------------------------------------------------------------------------------------
NRGenerating III (Gibraltar)                 Director                    Golt                                     Teresa
----------------------------------------------------------------------------------------------------------------------------
NRGenerating International B.V.              Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating International B.V.              Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating IV (Gibraltar)                  Director                    NRG International Holdings GmbH
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Luxembourg (No. 1) S.a.r.l.     Director                    NRGenerating International B.V.
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Luxembourg (No. 2) S.a.r.l.     Director                    NRGenerating International B.V.
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Luxembourg (No. 4) S.a.r.l.     Director                    NRGenerating Holdings (No. 21) B.V.
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Luxembourg (No. 4) S.a.r.l.     Director                    NRGenerating Holdings (No. 21) B.V.
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Luxembourg (No. 5) S.a.r.l.     Director                    NRGenerating Holdings (No. 21) B.V.
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Luxembourg (No. 6) S.a.r.l.     Manager                     NRG International Holdings GmbH
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Rupali B.V.                     Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
NRGenerating Rupali B.V.                     Director                    Temmes Management Services BV

----------------------------------------------------------------------------------------------------------------------------
NRGenerating, Ltd.                           Secretary                   Eitrheim                                 Marie
----------------------------------------------------------------------------------------------------------------------------
NRGenerating, Ltd.                           Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Director                    Carroll                                  Michael
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               President                   Carroll                                  Michael
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Vice President              Chapman                                  Randall
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Assistant Secretary         Davido                                   Scott
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Vice President              Davido                                   Scott
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Vice President              Heuiser                                  Benny
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Director                    Kelly                                    Richard
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Assistant Secretary         Osteraas                                 Kathryn
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Secretary                   Ptacek                                   Tammie
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas (Mazzaro), Inc.               Treasurer                   Schaefer                                 George
----------------------------------------------------------------------------------------------------------------------------
O Brien Biogas IV LLC                        Manager                     Aschehoug                                Trond
----------------------------------------------------------------------------------------------------------------------------
O Brien Cogeneration, Inc. II                Assistant Secretary         Davido                                   Scott
----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                         TITLE                 LAST NAME          FIRST NAME
------------------------------------------------------------------------------------------------------
O Brien Cogeneration, Inc. II                Director (sole)             Davido             Scott
------------------------------------------------------------------------------------------------------
O Brien Cogeneration, Inc. II                Vice President              Davido             Scott
------------------------------------------------------------------------------------------------------
O Brien Cogeneration, Inc. II                President                   Kelly              Richard
------------------------------------------------------------------------------------------------------
O Brien Cogeneration, Inc. II                Secretary                   Lloyd              David
------------------------------------------------------------------------------------------------------
O Brien Cogeneration, Inc. II                Assistant Secretary         Osteraas           Kathryn
------------------------------------------------------------------------------------------------------
O Brien Cogeneration, Inc. II                Vice President              Riley              Bryan
------------------------------------------------------------------------------------------------------
O Brien Cogeneration, Inc. II                Treasurer                   Schaefer           George
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           Director                    Carroll            Michael
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           President                   Carroll            Michael
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           Vice President              Chapman            Randall
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           Assistant Secretary         Davido             Scott
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           Vice President              Davido             Scott
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           Vice President              Heuiser            Benny
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           Director                    Kelly              Richard
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           Assistant Secretary         Osteraas           Kathryn
------------------------------------------------------------------------------------------------------
O Brien Standby Power Energy, Inc.           Secretary                   Ptacek             Tammie
------------------------------------------------------------------------------------------------------
Okeechobee Power I, Inc.                     Assistant Secretary         Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power I, Inc.                     Director (sole)             Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power I, Inc.                     Vice President              Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power I, Inc.                     President                   Kelly              Richard
------------------------------------------------------------------------------------------------------
Okeechobee Power I, Inc.                     Secretary                   O'Brien            Timothy
------------------------------------------------------------------------------------------------------
Okeechobee Power I, Inc.                     Assistant Secretary         Osteraas           Kathryn
------------------------------------------------------------------------------------------------------
Okeechobee Power I, Inc.                     Treasurer                   Schaefer           George
------------------------------------------------------------------------------------------------------
Okeechobee Power II, Inc.                    Assistant Secretary         Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power II, Inc.                    Director (sole)             Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power II, Inc.                    Vice President              Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power II, Inc.                    President                   Kelly              Richard
------------------------------------------------------------------------------------------------------
Okeechobee Power II, Inc.                    Secretary                   O'Brien            Timothy
------------------------------------------------------------------------------------------------------
Okeechobee Power II, Inc.                    Assistant Secretary         Osteraas           Kathryn
------------------------------------------------------------------------------------------------------
Okeechobee Power II, Inc.                    Treasurer                   Schaefer           George
------------------------------------------------------------------------------------------------------
Okeechobee Power III, Inc.                   Assistant Secretary         Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power III, Inc.                   Director (sole)             Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power III, Inc.                   Vice President              Davido             Scott
------------------------------------------------------------------------------------------------------
Okeechobee Power III, Inc.                   President                   Kelly              Richard
------------------------------------------------------------------------------------------------------
Okeechobee Power III, Inc.                   Secretary                   O'Brien            Timothy
------------------------------------------------------------------------------------------------------
Okeechobee Power III, Inc.                   Assistant Secretary         Osteraas           Kathryn
------------------------------------------------------------------------------------------------------
Okeechobee Power III, Inc.                   Treasurer                   Schaefer           George
------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          Assistant Secretary         Davido             Scott
------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          Director                    Davido             Scott
------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          Vice President              Davido             Scott
------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          Director                    Kelly              Richard
------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          President                   Kelly              Richard
------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          Secretary                   Lloyd              David
------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          Vice President              Marks              Stanley
------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          Assistant Secretary         Osteraas           Kathryn
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                            TITLE               LAST NAME          FIRST NAME
--------------------------------------------------------------------------------------------------------
ONSITE Energy, Inc.                          Treasurer                     Schaefer           George
--------------------------------------------------------------------------------------------------------
ONSITE Funding Corporation                   Secretary                     Lloyd              David
--------------------------------------------------------------------------------------------------------
ONSITE Funding Corporation                   Vice President                Marks              Stanley
--------------------------------------------------------------------------------------------------------
ONSITE Funding Corporation                   Assistant Secretary           Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------
ONSITE Marianas Corporation                  Secretary                     Lloyd              David
--------------------------------------------------------------------------------------------------------
ONSITE Marianas Corporation                  Vice President                Marks              Stanley
--------------------------------------------------------------------------------------------------------
ONSITE Marianas Corporation                  Assistant Secretary           Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      Assistant Secretary           Davido             Scott
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      Management Committee Member   Davido             Scott
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      Vice President                Davido             Scott
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      Secretary                     Fisfis             David
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      Management Committee Member   Kelly              Richard
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      President                     Kelly              Richard
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      Assistant Secretary           Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      Treasurer                     Schaefer           George
--------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                      Independent Member            Tillman            Carrie
--------------------------------------------------------------------------------------------------------
OU Nrg Energy Est                            Management Board Member       Lauri              Hillar
--------------------------------------------------------------------------------------------------------
OU Nrg Energy Est                            Management Board Member       Wolf               Steven
--------------------------------------------------------------------------------------------------------
P.T. Dayalistrik Pratama                     Commissioner                  Ansaldo(1)

--------------------------------------------------------------------------------------------------------
P.T. Dayalistrik Pratama                     Director                      Ansaldo(1)

--------------------------------------------------------------------------------------------------------
P.T. Dayalistrik Pratama                     Director                      Pesenti            Lorenzo
--------------------------------------------------------------------------------------------------------
P.T. Dayalistrik Pratama                     Commissioner                  PT Fenergi(1)

--------------------------------------------------------------------------------------------------------
P.T. Dayalistrik Pratama                     Director                      PT Fenergi(1)

--------------------------------------------------------------------------------------------------------
P.T. Dayalistrik Pratama                     Director                      Widjajanto         Utomo
--------------------------------------------------------------------------------------------------------
Pacific Crockett Holdings, Inc.              Assistant Secretary           Davido             Scott
--------------------------------------------------------------------------------------------------------
Pacific Crockett Holdings, Inc.              Director                      Davido             Richard
--------------------------------------------------------------------------------------------------------
Pacific Crockett Holdings, Inc.              Vice President                Davido             Scott
--------------------------------------------------------------------------------------------------------
Pacific Crockett Holdings, Inc.              Director                      Kelly              Richard
--------------------------------------------------------------------------------------------------------
Pacific Crockett Holdings, Inc.              President                     Kelly              Richard
--------------------------------------------------------------------------------------------------------
Pacific Crockett Holdings, Inc.              Secretary                     Lloyd              David
--------------------------------------------------------------------------------------------------------
Pacific Crockett Holdings, Inc.              Vice President                Marks              Stanley
--------------------------------------------------------------------------------------------------------
Pacific Crockett Holdings, Inc.              Assistant Secretary           Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   Assistant Secretary           Davido             Scott
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   Director                      Davido             Scott
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   Vice President                Davido             Scott
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   Director                      Kelly              Richard
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   President                     Kelly              Richard
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   Secretary                     Lloyd              David
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   Vice President                Marks              Stanley
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   Assistant Secretary           Osteraas           Kathryn
--------------------------------------------------------------------------------------------------------
Pacific Generation Company                   Treasurer                     Schaefer           George
--------------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Assistant Secretary           Davido             Scott
--------------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Director                      Davido             Scott
--------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                         TITLE                  LAST NAME       FIRST NAME
-----------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Vice President                Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Director                      Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific Generation Development Company       President                     Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Secretary                     Lloyd           David
-----------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Vice President                Marks           Stanley
-----------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Assistant Secretary           Osteraas        Kathryn
-----------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Director                      Schaefer        George
-----------------------------------------------------------------------------------------------------
Pacific Generation Development Company       Treasurer                     Schaefer        George
-----------------------------------------------------------------------------------------------------
Pacific Generation Holdings Company          Director                      Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific Generation Holdings Company          President                     Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific Generation Holdings Company          Director                      Lloyd           David
-----------------------------------------------------------------------------------------------------
Pacific Generation Holdings Company          Secretary                     Lloyd           David
-----------------------------------------------------------------------------------------------------
Pacific Generation Holdings Company          Director                      Marks           Stanley
-----------------------------------------------------------------------------------------------------
Pacific Generation Holdings Company          Vice President                Marks           Stanley
-----------------------------------------------------------------------------------------------------
Pacific Generation Holdings Company          Assistant Secretary           Osteraas        Kathryn
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Assistant Secretary           Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Director                      Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Vice President                Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Director                      Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         President                     Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Secretary                     Lloyd           David
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Vice President                Marks           Stanley
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Assistant Secretary           Osteraas        Kathryn
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Director                      Schaefer        George
-----------------------------------------------------------------------------------------------------
Pacific Generation Resources Company         Treasurer                     Schaefer        George
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Assistant Secretary           Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Director                      Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Vice President                Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Director                      Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               President                     Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Secretary                     Lloyd           David
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Vice President                Marks           Stanley
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Assistant Secretary           Osteraas        Kathryn
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Director                      Schaefer        George
-----------------------------------------------------------------------------------------------------
Pacific Orrington Energy, Inc.               Treasurer                     Schaefer        George
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 Assistant Secretary           Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 Director                      Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 Vice President                Davido          Scott
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 Director                      Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 President                     Kelly           Richard
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 Secretary                     Lloyd           David
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 Vice President                Marks           Stanley
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 Assistant Secretary           Osteraas        Kathryn
-----------------------------------------------------------------------------------------------------
Pacific-Mt. Poso Corporation                 Treasurer                     Schaefer        George
-----------------------------------------------------------------------------------------------------
Pittsburgh Thermal, Limited Partnership      Chairman                      Avers (TVI)     Carl
-----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                                  TITLE                          LAST NAME                FIRST NAME
-------------------------------------------------------------------------------------------------------------------------------
Pittsburgh Thermal, Limited Partnership      Secretary                                      Avers (TVI)              Carl
-------------------------------------------------------------------------------------------------------------------------------
Pittsburgh Thermal, Limited Partnership      Vice President                                 Cummings (TVI)           James
-------------------------------------------------------------------------------------------------------------------------------
Pittsburgh Thermal, Limited Partnership      Assistant Secretary                            Mahoney (TVI)            Lewis
-------------------------------------------------------------------------------------------------------------------------------
Pittsburgh Thermal, Limited Partnership      President                                      Mahoney (TVI)            Lewis
-------------------------------------------------------------------------------------------------------------------------------
Pittsburgh Thermal, Limited Partnership      Treasurer                                      Mahoney (TVI)            Lewis
-------------------------------------------------------------------------------------------------------------------------------
Power Operations, Inc.                       Vice President                                 Brewster                 John
-------------------------------------------------------------------------------------------------------------------------------
Power Operations, Inc.                       Assistant Secretary                            Davido                   Scott
-------------------------------------------------------------------------------------------------------------------------------
Power Operations, Inc.                       Director (sole)                                Davido                   Scott
-------------------------------------------------------------------------------------------------------------------------------
Power Operations, Inc.                       Vice President                                 Davido                   Scott
-------------------------------------------------------------------------------------------------------------------------------
Power Operations, Inc.                       President                                      Kelly                    Richard
-------------------------------------------------------------------------------------------------------------------------------
Power Operations, Inc.                       Secretary                                      O'Brien                  Timothy
-------------------------------------------------------------------------------------------------------------------------------
Power Operations, Inc.                       Assistant Secretary                            Osteraas                 Kathryn
-------------------------------------------------------------------------------------------------------------------------------
Power Operations, Inc.                       Treasurer                                      Schaefer                 George
-------------------------------------------------------------------------------------------------------------------------------
Pyro-Pacific Operating Company               managed by General partner or Management       Pyropower Corp.(2)
                                             Committee

-------------------------------------------------------------------------------------------------------------------------------
Reid Gardner Power LLC                       President                                      Kelly                    Richard
-------------------------------------------------------------------------------------------------------------------------------
Reid Gardner Power LLC                       Secretary                                      Lloyd                    David
-------------------------------------------------------------------------------------------------------------------------------
Reid Gardner Power LLC                       Assistant Secretary                            Osteraas                 Kathryn
-------------------------------------------------------------------------------------------------------------------------------
Rocky Road Power, LLC                        Executive Committee Representative             Elmer                    Vic
-------------------------------------------------------------------------------------------------------------------------------
Rocky Road Power, LLC                        Executive Committee Representative             Lopez                    Aldo
-------------------------------------------------------------------------------------------------------------------------------
Rocky Road Power, LLC                        Executive Committee Representative             Manalac                  G.P.
-------------------------------------------------------------------------------------------------------------------------------
Rybnik (Gibraltar)                           Director                                       Golt                     Teresa
-------------------------------------------------------------------------------------------------------------------------------
Rybnik Power B.V.                            Director                                       Kelly                    Richard
-------------------------------------------------------------------------------------------------------------------------------
Rybnik Power B.V.                            Director                                       Temmes Management
                                                                                            Services BV

-------------------------------------------------------------------------------------------------------------------------------
Saale Energie GmbH                           Prokurist (joint representative with a         Blake                    Steven
                                             managing director/by proxy)
-------------------------------------------------------------------------------------------------------------------------------
Saale Energie GmbH                           Prokurist (joint representative with a         Haffner                  Paul
                                             managing director/by proxy)
-------------------------------------------------------------------------------------------------------------------------------
Saale Energie GmbH                           Managing Director - Geschaftsfuhrer            Taylor                   Andrew
-------------------------------------------------------------------------------------------------------------------------------
Saale Energie Services GmbH                  Managing Director - Geschaftsfuhrer            Blake                    Steven
-------------------------------------------------------------------------------------------------------------------------------
Saale Energie Services GmbH                  Managing Director - Geschaftsfuhrer            Scantlebury              Julian
-------------------------------------------------------------------------------------------------------------------------------
Sachsen Holding B.V.                         Director                                       Kelly                    Richard
-------------------------------------------------------------------------------------------------------------------------------
Sachsen Holding B.V.                         Director                                       Temmes Management
                                                                                            Services BV

-------------------------------------------------------------------------------------------------------------------------------
Saguaro Power LLC                            Assistant Secretary                            Davido                   Scott
-------------------------------------------------------------------------------------------------------------------------------
Saguaro Power LLC                            Vice President                                 Davido                   Scott
-------------------------------------------------------------------------------------------------------------------------------
Saguaro Power LLC                            Secretary                                      Fisfis                   David
-------------------------------------------------------------------------------------------------------------------------------
Saguaro Power LLC                            Independent Member                             Grier                    Robert
-------------------------------------------------------------------------------------------------------------------------------
Saguaro Power LLC                            President                                      Kelly                    Richard
-------------------------------------------------------------------------------------------------------------------------------
Saguaro Power LLC                            Vice President                                 Marks                    Stanley
-------------------------------------------------------------------------------------------------------------------------------
Saguaro Power LLC                            Assistant Secretary                            Osteraas                 Kathryn
-------------------------------------------------------------------------------------------------------------------------------
Saguaro Power LLC                            Treasurer                                      Schaefer                 George
-------------------------------------------------------------------------------------------------------------------------------
San Bernardino Landfill Gas Limited          Manager                                        MN San Bernardino
Partnership, a California limited                                                           Gasco I LLC (GP)
partnership
-------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.            Assistant Secretary                            Davido                   Scott
-------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.            Director                                       Davido                   Scott
-------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.            Vice President                                 Davido                   Scott
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
              SUBSIDIARY NAME                                  TITLE                                 LAST NAME        FIRST NAME
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.                 Director                                           Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.                 President                                          Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.                 Secretary                                          Lloyd            David
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.                 Vice President                                     Marks            Stanley
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.                 Assistant Secretary                                Osteraas         Kathryn
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.                 Director                                           Schaefer         George
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I, Inc.                 Treasurer                                          Schaefer         George
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Assistant Secretary                                Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Director                                           Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Vice President                                     Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Director                                           Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                President                                          Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Secretary                                          Lloyd            David
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Vice President                                     Marks            Stanley
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Assistant Secretary                                Osteraas         Kathryn
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Director                                           Schaefer         George
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV, Inc.                Treasurer                                          Schaefer         George
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy Partners I, L.P.        Management Committee Member                        Coombs           Alan
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy Partners I, L.P.        Management Committee Member                        Marks            Stanley
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy Partners I, L.P.        Management Committee member                        Volkar           Patrick
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy Partners IV, L.P.       Management Committee Member                        Coombs           Alan
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy Partners IV, L.P.       Management Committee Member                        Marks            Stanley
--------------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy Partners IV, L.P.       Management Committee Member                        Volkar           Patrick
--------------------------------------------------------------------------------------------------------------------------------
Scoria Incorporated                               Assistant Secretary                                Osteraas         Kathryn
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-C L.D.C.           Project Committee Representative                   CAF, CMS,
                                                                                                     IFC(1) each

--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-C L.D.C.           Management Committee Representative                Carbonell        Carmen
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-C L.D.C.           Management Committee Representative                Elward           Thomas
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-C L.D.C.           Project Committee Representative                   Little           Harold
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-C L.D.C.           Management Committee Representative                Paul             Helmut
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-C L.D.C.           Project Committee Representative (alternate)       Smith            Guy
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-C L.D.C.          Management Committee Representative                Birdsong         Lynn
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-C L.D.C.          Project Committee Representative                   CAF, CMS,
                                                                                                     IFC(1) each

--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-C L.D.C.          Management Committee Representative                Carbonell        Carmen
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-C L.D.C.          Management Committee Representative                Elward           Thomas
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-C L.D.C.          Project Committee Representative                   Little           Harold
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-C L.D.C.          Management Committee Representative                Paul             Helmut
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-C L.D.C.          Project Committee Representative (alternate)       Smith            Guy
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation A     Management Committee Representative                Birdsong         Lynn
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation A     Project Committee Representative                   CAF and
                                                                                                     CMS(1) each

--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation A     Management Committee Representative                Carbonell        Carmen
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation A     Management Committee Representative                Elward           Thomas
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation A     Management Committee Representative                Paul             Helmut
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation B     Management Committee Representative                Birdsong         Lynn
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
              SUBSIDIARY NAME                                  TITLE                                 LAST NAME        FIRST NAME
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation B     Project Committee Representative                   CAF and
                                                                                                     CMS(1) each

--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation B     Management Committee Representative                Carbonell        Carmen
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation B     Management Committee Representative                Elward           Thomas
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-Corporation B     Management Committee Representative                Paul             Helmut
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-P L.D.C.          Management Committee Representative                Birdsong         Lynn
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-P L.D.C.          Project Committee Representative                   CAF, CMS,
                                                                                                     IFC(1) each

--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-P L.D.C.          Management Committee Representative                Carbonell        Carmen
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-P L.D.C.          Management Committee Representative                Elward           Thomas
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-P L.D.C.          Management Committee Representative (alternate)    Little           Harold
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-P L.D.C.          Management Committee Representative                Paul             Helmut
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power II-P L.D.C.          Management Committee Representative                Smith            Guy
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-P L.D.C.           Project Committee Representative                   CAF, CMS,
                                                                                                     IFC(1) each

--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-P L.D.C.           Management Committee Representative                Carbonell        Carmen
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-P L.D.C.           Management Committee Representative                Elward           Thomas
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-P L.D.C.           Management Committee Representative (alternate)    Little           Harold
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-P L.D.C.           Management Committee Representative                Paul             Helmut
--------------------------------------------------------------------------------------------------------------------------------
Scudder Latin American Power I-P L.D.C.           Management Committee Representative                Smith            Guy
--------------------------------------------------------------------------------------------------------------------------------
Somerset Operations Inc.                          Vice President                                     Brewster         John
--------------------------------------------------------------------------------------------------------------------------------
Somerset Operations Inc.                          Assistant Secretary                                Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
Somerset Operations Inc.                          Director (sole)                                    Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
Somerset Operations Inc.                          Vice President                                     Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
Somerset Operations Inc.                          Secretary                                          Fisfis           David
--------------------------------------------------------------------------------------------------------------------------------
Somerset Operations Inc.                          President                                          Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
Somerset Operations Inc.                          Assistant Secretary                                Osteraas         Kathryn
--------------------------------------------------------------------------------------------------------------------------------
Somerset Operations Inc.                          Treasurer                                          Schaefer         George
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                Assistant Secretary                                Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                Management Committee Member                        Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                Vice President                                     Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                Secretary                                          Fisfis           David
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                Management Committee Member                        Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                President                                          Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                Assistant Secretary                                Osteraas         Kathryn
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                Treasurer                                          Schaefer         George
--------------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                Independent Member                                 Tillman          Carrie
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              Assistant Secretary                                Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              Management Committee Member                        Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              Vice President                                     Davido           Scott
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              Management Committee Member                        Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              President                                          Kelly            Richard
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              Vice President                                     Marks            Stanley
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              Secretary                                          McInnis          A.
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              Assistant Secretary                                Osteraas         Kathryn
--------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC              Treasurer                                          Schaefer         George
--------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
            SUBSIDIARY NAME                             TITLE                                 LAST NAME                  FIRST NAME
-----------------------------------------------------------------------------------------------------------------------------------
Southwest Generation LLC                     President                             Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------------
Southwest Generation LLC                     Secretary                             Lloyd                                 David
-----------------------------------------------------------------------------------------------------------------------------------
Southwest Generation LLC                     Assistant Secretary                   Osteraas                              Kathryn
-----------------------------------------------------------------------------------------------------------------------------------
Southwest Power Holdings LLC                 Secretary                             Lloyd                                 David
-----------------------------------------------------------------------------------------------------------------------------------
Southwest Power Holdings LLC                 Assistant Secretary                   Osteraas                              Kathryn
-----------------------------------------------------------------------------------------------------------------------------------
Statoil Energy Power/Pennsylvania, Inc.      Director                              Carroll                               Michael
-----------------------------------------------------------------------------------------------------------------------------------
Statoil Energy Power/Pennsylvania, Inc.      President                             Carroll                               Michael
-----------------------------------------------------------------------------------------------------------------------------------
Statoil Energy Power/Pennsylvania, Inc.      Assistant Secretary                   Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------------
Statoil Energy Power/Pennsylvania, Inc.      Vice President                        Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------------
Statoil Energy Power/Pennsylvania, Inc.      Director                              Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------------
Statoil Energy Power/Pennsylvania, Inc.      Assistant Secretary                   Osteraas                              Kathryn
-----------------------------------------------------------------------------------------------------------------------------------
Statoil Energy Power/Pennsylvania, Inc.      Secretary                             Ptacek                                Tammie
-----------------------------------------------------------------------------------------------------------------------------------
Sterling (Gibraltar)                         Secretary                             Golt                                  Teresa
-----------------------------------------------------------------------------------------------------------------------------------
Sterling (Gibraltar)                         Director                              NRGenerating Holdings (No. 15) B.V.

-----------------------------------------------------------------------------------------------------------------------------------
Sterling Luxembourg (No. 1) s.a.r.l.         Director                              NRGenerating Holdings (No. 15) B.V.

-----------------------------------------------------------------------------------------------------------------------------------
Sterling Luxembourg (No. 2) s.a.r.l.         Director                              NRGenerating Holdings (No. 15) B.V.

-----------------------------------------------------------------------------------------------------------------------------------
Sterling Luxembourg (No. 4) s.a.r.l.         Director                              NRGenerating Holdings (No. 15) B.V.

-----------------------------------------------------------------------------------------------------------------------------------
STS Heisler, Inc.                            Assistant Secretary                   Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Heisler, Inc.                            Executive Vice President              Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Heisler, Inc.                            President                             Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Heisler, Inc.                            Secretary                             Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Heisler, Inc.                            Treasurer                             Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Heisler, Inc.                            Director                              Omega Energy(2)

-----------------------------------------------------------------------------------------------------------------------------------
STS Hydropower Ltd.                          Assistant Secretary                   Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Hydropower Ltd.                          Executive Vice President              Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Hydropower Ltd.                          President                             Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Hydropower Ltd.                          Secretary                             Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Hydropower Ltd.                          Treasurer                             Omega Energy

-----------------------------------------------------------------------------------------------------------------------------------
STS Hydropower Ltd.                          Director                              Omega Energy(2)

-----------------------------------------------------------------------------------------------------------------------------------
Suncook Energy LLC                           Manager                               Chapman                               Randall
-----------------------------------------------------------------------------------------------------------------------------------
Suncook Energy LLC                           Manager                               Davido                                Scott
-----------------------------------------------------------------------------------------------------------------------------------
Suncook Energy LLC                           Manager                               Heuiser                               Benny
-----------------------------------------------------------------------------------------------------------------------------------
Sunnyside Cogeneration Associates            Management Committee Member           Anderson                              Mark
-----------------------------------------------------------------------------------------------------------------------------------
Sunnyside Cogeneration Associates            Management Committee Member           Babcock & Wilcox(2)

-----------------------------------------------------------------------------------------------------------------------------------
Sunnyside Holdings I, Inc..                  Vice President                        Smith                                 Thomas
-----------------------------------------------------------------------------------------------------------------------------------
Sunshine State Power (No. 2) B.V.

-----------------------------------------------------------------------------------------------------------------------------------
Sunshine State Power (No. 2) B.V.            Director                              Kelly                                 Richard
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
              SUBSIDIARY NAME                        TITLE                                     LAST NAME             FIRST NAME
-------------------------------------------------------------------------------------------------------------------------------
Sunshine State Power (No. 2) B.V.              Director                              Temmes Management Services BV

-------------------------------------------------------------------------------------------------------------------------------
Sunshine State Power B.V.

-------------------------------------------------------------------------------------------------------------------------------
Sunshine State Power B.V.                      Director                              Kelly                           Richard
-------------------------------------------------------------------------------------------------------------------------------
Sunshine State Power B.V.                      Director                              Temmes Management Services BV

-------------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                 President                             Carroll                         Michael
-------------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                 Assistant Secretary                   Davido                          Scott
-------------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                 Director (sole)                       Davido                          Scott
-------------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                 Vice President                        Davido                          Scott
-------------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                 Vice President                        Helliwell, Jr.                  William
-------------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                 Assistant Secretary                   Osteraas                        Kathryn
-------------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                 Secretary                             Ptacek                          Tammie
-------------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                 Treasurer                             Schaefer                        George
-------------------------------------------------------------------------------------------------------------------------------
Telogia Power Inc.                             Director                              Carroll                         Michael
-------------------------------------------------------------------------------------------------------------------------------
Telogia Power Inc.                             President                             Carroll                         Michael
-------------------------------------------------------------------------------------------------------------------------------
Telogia Power Inc.                             Secretary                             Ptacek                          Tammie
-------------------------------------------------------------------------------------------------------------------------------
Telogia Power Inc.                             Director                              Tritz                           Kevin
-------------------------------------------------------------------------------------------------------------------------------
Telogia Power Inc.                             Vice President                        Tritz                           Kevin
-------------------------------------------------------------------------------------------------------------------------------
Termo Santander Holding (Alpha), L.L.C.        Executive Committee Representative    Elmer                           Vic
-------------------------------------------------------------------------------------------------------------------------------
Termo Santander Holding (Alpha), L.L.C.        Executive Committee Representative    Lopez                           Aldo
-------------------------------------------------------------------------------------------------------------------------------
Termo Santander Holding (Alpha), L.L.C.        Executive Committee Representative    Manalac                         G.P.
-------------------------------------------------------------------------------------------------------------------------------
Termo Santander Holding (Alpha), L.L.C.        Executive Committee Representative    Williams                        Alan
-------------------------------------------------------------------------------------------------------------------------------
TermoRio S.A.                                  Director                              Barbosa de Oliveira             Paulo
-------------------------------------------------------------------------------------------------------------------------------
TermoRio S.A.                                  Director                              Moreira da Silva                Luis
-------------------------------------------------------------------------------------------------------------------------------
TermoRio S.A.                                  Director                              Tavares                         Cezar
-------------------------------------------------------------------------------------------------------------------------------
Timber Energy Resources, Inc.                  Assistant Secretary                   Osteraas                        Kathryn
-------------------------------------------------------------------------------------------------------------------------------
Timber Energy Resources, Inc.                  Secretary                             Ptacek                          Tammie
-------------------------------------------------------------------------------------------------------------------------------
Timber Energy Resources, Inc.                  Director (through the sole            Tritz                           Kevin
                                               shareholder, Telogia Power Inc.)
-------------------------------------------------------------------------------------------------------------------------------
Timber Energy Resources, Inc.                  Vice President                        Tritz                           Kevin
-------------------------------------------------------------------------------------------------------------------------------
Tosli (Gibraltar) B.V.                         Managing Director ("Bestuurder")      Gonzalez                        Joaquin
-------------------------------------------------------------------------------------------------------------------------------
Tosli Acquisition B.V.                         Director                              NRGenerating Holdings
                                                                                     (No. 21) B.V.

-------------------------------------------------------------------------------------------------------------------------------
Valmy Power LLC                                Secretary                             Lloyd                           David
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         Vice President                        Brewster                        John
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         Assistant Secretary                   Davido                          Scott
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         Director (sole)                       Davido                          Scott
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         Vice President                        Davido                          Scott
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         Secretary                             Fisfis                          David
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         President                             Kelly                           Richard
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         Assistant Secretary                   Osteraas                        Kathryn
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         Vice President                        Riley                           Bryan
-------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                         Treasurer                             Schaefer                        George
-------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                               Assistant Secretary                   Davido                          Scott
-------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                               Management Committee Member           Davido                          Scott
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
        SUBSIDIARY NAME                              TITLE                                  LAST NAME                 FIRST NAME
--------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                          Vice President                     Davido                                   Scott
--------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                          Secretary                          Fisfis                                   David
--------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                          Management Committee Member        Kelly                                    Richard
--------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                          President                          Kelly                                    Richard
--------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                          Assistant Secretary                Osteraas                                 Kathryn
--------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                          Vice President                     Riley                                    Bryan
--------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                          Management Committee Member        Schaefer                                 George
--------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                          Treasurer                          Schaefer                                 George
--------------------------------------------------------------------------------------------------------------------------------
Wainstones Power Limited                  Director                           Kelly                                    Richard
--------------------------------------------------------------------------------------------------------------------------------
Wainstones Power Limited                  Secretary                          Mincing Lane Corporate Services Limited

--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Treasurer                          Doty                                     Robert
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Assistant Secretary                Johnson                                  Alisa
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Executive Committee Member         Lednicky                                 Lynn
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Vice President                     Lednicky                                 Lynn
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Secretary                          Lloyd                                    David
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Executive Committee Member         Manalac                                  G.P.
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Vice President                     Manalac                                  G.P.
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Executive Committee Member         Marks                                    Stanley
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Vice President                     Marks                                    Stanley
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             President                          Nistetter                                Dean
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Assistant Secretary                Osteraas                                 Kathryn
--------------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC             Assistant Secretary                Roth                                     David
--------------------------------------------------------------------------------------------------------------------------------
WEB Energy Ltd.

--------------------------------------------------------------------------------------------------------------------------------
WEB Energy Ltd.                           Director                           Jhumka                                   Salim
--------------------------------------------------------------------------------------------------------------------------------
WEB Energy Ltd.                           Director                           Kelly                                    Richard
--------------------------------------------------------------------------------------------------------------------------------
WEB Energy Ltd.                           Director                           Kwong                                    Michael
--------------------------------------------------------------------------------------------------------------------------------
WEB Energy Ltd.                           Secretary                          Port Louis Management Services Ltd.

--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Treasurer                          Doty                                     Robert
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Assistant Secretary                Johnson                                  Alisa
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Executive Committee Member         Lednicky                                 Lynn
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      President                          Lednicky                                 Lynn
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Vice President                     Lednicky                                 Lynn
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Secretary                          Lloyd                                    David
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Executive Committee Member         Manalac                                  G.P.
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Vice President                     Manalac                                  G.P.
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Executive Committee Member         Marks                                    Stanley
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Vice President                     Marks                                    Stanley
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Assistant Secretary                Osteraas                                 Kathryn
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Assistant Secretary                Roth                                     David
--------------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                      Executive Committee Member         Williams                                 J.
--------------------------------------------------------------------------------------------------------------------------------

PART II

With respect to each officer and director with a financial connection within the provisions of Section 17(c) of the Act, show:

--------------------------------------------------------------------------------------------------------------------
   NAME OF DIRECTOR              NAME AND LOCATION OF                 POSITION HELD IN              APPLICABLE
    OR OFFICER (1)            FINANCIAL INSTITUTION (2)            FINANCIAL INSTITUTION (3)      EXTENSION RULE (4)
--------------------------------------------------------------------------------------------------------------------
C. Coney Burgess          Herring Bancorp Inc., Vernon, TX           Chairman                          70(a)
--------------------------------------------------------------------------------------------------------------------
                          Herring National Bank, Clarendon, TX       Director
--------------------------------------------------------------------------------------------------------------------
                          Herring National Bank, Vernon, TX          Director
--------------------------------------------------------------------------------------------------------------------
                          Herring Bancshares Inc., Altus, OK         Chairman
--------------------------------------------------------------------------------------------------------------------
                          Monarch Trust Co., Amarillo, TX            President & Director
====================================================================================================================
Rodney E. Slifer          Alpine Banks of Colorado, Vail, CO         Director                          70(a)
====================================================================================================================
W. Thomas Stephens        The Putnam Funds, Boston, MA               Director                          70(b)
====================================================================================================================
David A. Christensen      Wells Fargo & Co., San Francisco, CA       Director                          70(b)
====================================================================================================================
Douglas W. Leatherdale    The John Nuveen Co., Chicago, IL           Director                          70(b)
====================================================================================================================

PART III

State the disclosures made in each system company's most recent proxy statement and annual report on Form 10-K with respect to:

(a) The compensation of directors and executive officers of system companies;

(b) Their interest in the securities of system companies including options or other rights to acquire securities;

(c) Their contracts and transactions with system companies;

(d) Their indebtedness to system companies;

(e) Their participation in bonus and profit-sharing arrangements and other benefits;

(f) Their rights to indemnity.

FROM THE PROXY STATEMENT OF XCEL ENERGY INC.:

DIRECTORS' COMPENSATION

The following table provides information on our compensation and reimbursement practices during 2002 for non-employee directors. The director who is employed by Xcel Energy, Mr. Wayne Brunetti, does not receive any compensation for his Board activities.

DIRECTORS' COMPENSATION FOR 2002

Annual Director Retainer                                                        $ 33,600
Board Meeting Attendance Fees (per meeting)                                     $  1,200
Telephonic Meeting Attendance Fees (per meeting)                                $    500
Committee Meeting Attendance Fees (per meeting)                                 $  1,200
Additional Retainer for Committee Chair (Compensation & Nominating Committee    $  3,000
  and Operations & Nuclear Committee)
Additional Retainer for Audit Committee (1)                                     $  4,250
Additional Retainer for Finance Committee (2)                                   $  3,834
Stock Equivalent Units                                                          $ 52,800

(1) Audit Committee chair's annual retainer was increased from $3,000 to $6,000 effective August 2002.

(2) Finance Committee chair's annual retainer was increased from $3,000 to $5,000 effective August 2002.

Xcel Energy has a Stock Equivalent Plan for Non-Employee Directors to more closely align directors' interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates.

Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on our common stock. On April 19, 2002, non-employee directors of Xcel Energy received an award of 2,039.40 stock equivalent units representing approximately $52,800 in cash value.

Additional stock equivalent units were accumulated during 2002 as dividends were paid on our common stock. The number of stock equivalents for each non-employee director is listed in the share ownership chart, which is set forth below.

Directors also may participate in a deferred compensation plan, which provides for deferral of director retainer and meeting fees until after retirement from the Board. A director may defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elects to defer compensation under this plan receives a premium of 20% of the compensation that is deferred.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning beneficial ownership of our common stock as of March 3, 2003, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individuals listed in the Beneficial Ownership Table below owned more than 0.22% of Xcel Energy's common stock. None of these individuals owns any shares of Xcel Energy's preferred stock.

BENEFICIAL OWNERSHIP TABLE

                                                                                          OPTIONS
                                                                                        EXERCISABLE
                  NAME AND PRINCIPAL                            COMMON       STOCK        WITHIN     RESTRICTED
             POSITION OF BENEFICIAL OWNER                       STOCK     EQUIVALENTS     60 DAYS       STOCK        TOTAL
------------------------------------------------------------   -------    -----------   -----------  ----------   ----------
Wayne H. Brunetti                                              105,025        9,184        692,850     24,348        831,407
Chairman of the Board, President and Chief Executive Officer

C. Coney Burgess                                                 8,576       12,174              0          0         20,750
Director

David A. Christensen                                             1,000       33,661              0          0         34,661
Director

Roger R. Hemminghaus                                             6,565       23,826              0          0         30,391
Director

A. Barry Hirschfield                                            13,251       12,930              0          0         26,181
Director

Douglas W. Leatherdale                                           1,100       32,755              0          0         33,855
Director

Albert F. Moreno                                                 4,325       18,776              0          0         23,101
Director

Margaret R. Preska                                               1,300       26,497              0          0         27,797
Director

A. Patricia Sampson                                              1,266       22,593              0          0         23,859
Director

Allan L. Schuman                                                   200       18,439              0          0         18,639
Director

Rodney E. Slifer                                                17,946       22,712              0          0         40,658
Director

W. Thomas Stephens                                              11,038       19,275              0          0         30,313
Director

Richard C. Kelly (1)                                            29,152        3,311        224,750      3,194        260,407
Chief Financial Officer

Gary R. Johnson                                                 19,582            0        116,465          0        136,047
Vice President and General Counsel

                                                                                           OPTIONS
                                                                                         EXERCISABLE
NAME AND PRINCIPAL                                              COMMON      STOCK          WITHIN      RESTRICTED
POSITION OF BENEFICIAL OWNER                                    STOCK     EQUIVALENTS      60 DAYS       STOCK          TOTAL
----------------------------                                    ------    -----------    -----------   ----------       -----
Paul J. Bonavia                                                  5,252        1,440         186,000            0        192,692
President, Energy Markets

Directors and Executive Officers as a Group (25 Persons)       390,488      265,068       1,934,400       41,657      2,631,613


(1) Mr. Kelly's wife owns 408 of these shares. Mr. Kelly disclaims beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file with the Securities Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report, may have failed to do so in a timely manner. Other than as described below, we believe that during 2002, all of our officers subject to such reporting obligations have satisfied all Section 16(a) filing requirements. The following directors filed Form 4 one day late: Roger R. Hemminghaus, Douglas W. Leatherdale, A. Patricia Sampson, C. Coney Burgess, A. Barry Hirschfeld, Albert
F. Moreno, Allan L. Schuman, David A. Christensen, Margaret R. Preska, Rodney E. Slifer, and W. Thomas Stephens. In making this statement, we have relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of its directors and executive officers.

EXECUTIVE COMPENSATION

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2002, for the Company's Chief Executive Officer and each of the five next most highly compensated executive officers serving as officers at December 31, 2002 (collectively, the "Named Executive Officers"). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2002 by Xcel Energy or any of its subsidiaries, as well as by NCE and NSP or any of their subsidiaries for the period prior to the Merger.

SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION
                                  --------------------------------------
                                                                (e)
           (a)                                              OTHER ANNUAL
        NAME AND            (b)      (c)          (d)       COMPENSATION
   PRINCIPAL POSITION       YEAR  SALARY ($)  BONUS ($)(1)     ($)(2)
--------------------------  ----  ----------  ------------  ------------
Wayne H. Brunetti           2002   1,065,000          --        9,836
Chairman, President and     2001     895,000     953,873        9,267
Chief Executive Officer     2000     756,667     852,244      167,265

Richard C. Kelly            2002     510,000          --        3,814
Chief Financial Officer*    2001     425,417     338,588        1,208
                            2000     375,917     279,446       55,855

Gary R. Johnson             2002     390,000          --        1,329
General Counsel             2001     340,000     236,656        3,934
                            2000     313,750     240,378        3,613

Paul J. Bonavia             2002     385,000          --        3,956
President, Energy Markets   2001     350,000     262,920       15,416
                            2000     325,000     218,074        2,182

James T. Petillo            2002     345,000          --        1,617
President, Energy Delivery  2001     316,250     200,463       12,978
                            2000     249,167     163,582        7,596

David M. Wilks              2002     345,000          --        2,041
President, Energy Supply    2001     310,000     216,202        3,994
                            2000     289,583     190,693        9,032

                                       LONG-TERM COMPENSATION
                            ---------------------------------------------
                                      AWARDS                  PAYOUTS
                            -----------------------------  --------------
                                               (g)
                                            NUMBER OF
                                (f)         SECURITIES                         (i)
           (a)               RESTRICTED     UNDERLYING          (h)         All Other
        NAME AND               STOCK        OPTIONS AND         LTIP       COMPENSATION
   PRINCIPAL POSITION       AWARDS ($)(3)  (SAR's (#)(4)   PAYOUTS ($)(5)    ($)(6)
--------------------------  -------------  -------------   --------------  ------------
Wayne H. Brunetti                --                 --              --        95,832
Chairman, President and          --                 --         902,271        81,360
Chief Executive Officer          --            756,000              --       314,436

Richard C. Kelly                 --                 --              --        45,917
Chief Financial Officer*         --                 --         269,633        39,077
                                 --            228,000              --       130,124

Gary R. Johnson                  --                 --              --        26,656
General Counsel                  --                 --         175,206        27,640
                                 --            185,188              --        25,409

Paul J. Bonavia                  --                 --              --         9,278
President, Energy Markets        --                 --         180,338        16,503
                                 --            153,000              --        14,258

James T. Petillo                 --                 --              --        15,157
President, Energy Delivery       --                 --         149,408        15,562
                                 --            126,000              --        12,877

David M. Wilks                   --                 --              --        27,545
President, Energy Supply         --                 --         159,727        26,448
                                 --            135,000              --        24,143

* Elected as Chief Financial Officer effective August 21, 2002.

(1) The amounts in this column for 2002 represent awards earned under the Xcel Energy Executive Annual Incentive Award program. For Mr. Brunetti, Mr. Kelly, Mr. Petillo and Mr. Wilks, the amounts for 2001 include the value of 25,068, 4,449, 10,536 and 5,682 shares, respectively, of restricted common stock they received in lieu of a portion of the cash payments to which they were otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Bonavia, the amount for 2001 includes the pretax value of 3,023 shares of common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program.

(2) The amounts shown for 2001 and 2002 include reimbursements for taxes on certain personal benefits, including perquisites received by the named executives. The 2000 amount for Messrs. Brunetti and Kelly also include taxes on relocation benefits of $162,745 and $55,855, respectively.

(3) At December 31, 2002, Messrs. Brunetti, Kelly, Petillo and Wilks held shares of restricted stock. As of December 31, 2002, Mr. Brunetti held 39,083, Mr. Kelly held 4,720, Mr. Petillo held 11,177, and Mr. Wilks held 7,442 shares of restricted stock with an aggregate value of $429,913.84, $51,916.99, $122,948.39 and $81,862.04, respectively. Restricted stock vests in three equal annual installments and the holders are entitled to receive dividends at the same rate as paid on all other shares of common stock.

(4) The amounts shown for 2000 include stock option awards made to the named executives under the NSP Long Term Incentive Plan for Mr. Johnson (38,188). The balance of the options for Mr. Johnson in 2000, and all of the options for Messrs. Brunetti, Kelly, Bonavia, Petillo and Wilks for 2000 were granted under the Xcel Energy Omnibus Incentive Plan. These grants were three-year front-loaded (i.e., they represented three years' worth of options) and additional options were not granted in 2001 and 2002.

(5) The amounts shown for 2001 include cash payments made under the Xcel Energy Long-Term Incentive Program. NSP had no LTIP payouts in 2000. No performance cash awards under the NCE Value Creation Plan for Messrs. Brunetti, Kelly, Bonavia, Petillo and Wilks were paid during 2000, 2001 or 2002.

(6) The amounts represented in the "All Other Compensation" column for the year 2002 for the Named Executive Officers include the following:

                                                                    VALUE OF THE
                                                                    REMAINDER OF
                                                                 INSURANCE PREMIUMS
                                                                 PAID BY THE COMPANY  IMPUTED INCOME AS
                             COMPANY       CONTRIBUTIONS TO THE   UNDER THE OFFICER     A RESULT OF THE
                          MATCHING 401K       NON-QUALIFIED       SURVIVOR BENEFIT    LIFE INSURANCE PAID
       NAME             CONTRIBUTIONS ($)    SAVINGS PLAN ($)         PLAN ($)        BY THE COMPANY ($)
-----------------       -----------------  --------------------  -------------------  -------------------
Wayne H. Brunetti             8,000             34,780                  n/a                  5,127

Richard C. Kelly              8,000             12,580                  n/a                  2,387

Gary R. Johnson               1,400                  0                  440                  1,936

Paul J. Bonavia               8,000                  0                  n/a                  1,278

James T. Petillo              8,000              5,980                  n/a                  1,177

David M. Wilks                8,000              5,980                  n/a                  1,490

                             EARNINGS
                             ACCRUED          BONUS
                          UNDER DEFERRED    RELATED TO
                           COMPENSATION     RELOCATION
      NAME                   PLAN ($)      PAYMENTS ($)   TOTAL ($)(1)
-----------------         --------------   ------------   ------------
Wayne H. Brunetti                  0          47,925         95,832

Richard C. Kelly                   0          22,950         45,917

Gary R. Johnson               22,880            n/a          26,656

Paul J. Bonavia                    0            n/a           9,278

James T. Petillo                   0            n/a          15,157

David M. Wilks                     0          12,075         27,545

(1) The total of All Other Compensation does not include an additional allocation that will be made to all participants due to the early repayment of the outstanding loans under the Employee Stock Ownership Plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table indicates, for each of the named executives, the number and value of exercisable and unexercisable options and SARs as of December 31, 2002.

--------------------------------------------------------------------------------------------------------------------
                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
--------------------------------------------------------------------------------------------------------------------
                            SHARES                         UNDERLYING UNEXERCISED              IN-THE-MONEY
--------------------------------------------------------------------------------------------------------------------
                         ACQUIRED ON       VALUE         OPTIONS/SARs AT FY-END (#)    OPTIONS/SARs AT FY-END ($)(1)
--------------------------------------------------------------------------------------------------------------------
      NAME               EXERCISE (#)   REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
====================================================================================================================
Wayne H. Brunetti             --             --           692,850         756,000           --              --
====================================================================================================================
Richard C. Kelly              --             --           224,750         228,000           --              --
====================================================================================================================
Gary R. Johnson               --             --           116,465         147,000           --              --
====================================================================================================================
Paul J. Bonavia               --             --           186,000         153,000           --              --
====================================================================================================================
James T. Petillo              --             --           112,530         126,000           --              --
====================================================================================================================
David M. Wilks                --             --           173,600         135,000           --              --
====================================================================================================================

(1) Option values were calculated based on an $11.00 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange at December 31, 2002.

LONG-TERM PERFORMANCE PLAN AWARDS IN LAST FISCAL YEAR (1)

The following table shows information on awards granted during 2002 under the Company's Omnibus Incentive Plan for each person in the Summary Compensation Table.

                                              PERFORMANCE OF         ESTIMATED FUTURE PAYOUTS UNDER
                             NUMBER OF         OTHER PERIOD            NON-STOCK PRICE-BASED PLANS
                         SHARES, UNITS OR    UNTIL MATURATION  -------------------------------------------
       NAME              OTHER RIGHTS(2)        OR PAYOUT      THRESHOLD ($)(3)  TARGET ($)   MAXIUMUM ($)
-----------------        ----------------    ----------------  ----------------  ----------   ------------
Wayne H. Brunetti            119,566         1/1/02-12/31/04       832,031        3,328,125     6,656,250

Richard C. Kelly              30,690         1/1/02-12/31/04       213,563          854,250     1,708,500

Gary R. Johnson               15,763         1/1/02-12/31/04       109,688          438,750       877,500

Paul J. Bonavia               15,560         1/1/02-12/31/04       108,281          433,125       866,250

James T. Petillo              13,944         1/1/02-12/31/04        97,031          388,125       776,250

David M. Wilks                13,944         1/1/02-12/31/04        97,031          388,125       776,250

(1) The amounts in this table for the year 2002 are for the performance period 01/01/02-12/31/04 and represent awards made under the performance unit component described under "Long-Term Incentives".

(2) Each unit represents the value of one share of Xcel Energy common stock.

(3) If the threshold for the performance unit component of the 35th percentile is achieved, the payout could range between 25% and 200%. The amounts are based on a stock price of $27.8350, which was the average high/low price on January 2, 2002.

PENSION PLAN TABLE

The following table shows estimated combined pension benefits payable to a covered participant from the qualified and non-qualified defined benefit plans maintained by Xcel Energy and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the "SERP"). The Named Executive Officers are all participants in the SERP and the qualified and non-qualified defined benefit plans sponsored by the Company.

------------------------------------------------------------------
                                     YEARS OF SERVICE
------------------------------------------------------------------
REMUNERATION           10 YEARS       15 YEARS    20 OR MORE YEARS
==================================================================
   200,000               55,000         82,500          110,000
------------------------------------------------------------------
   225,000               61,875         92,813          123,750
------------------------------------------------------------------
   250,000               68,750        103,125          137,500
------------------------------------------------------------------
   275,000               75,625        113,438          151,250
------------------------------------------------------------------
   300,000               82,500        123,750          165,000
------------------------------------------------------------------
   350,000               96,250        144,375          192,500
------------------------------------------------------------------
   400,000              110,000        165,000          220,000
------------------------------------------------------------------
   450,000              123,750        185,625          247,500
------------------------------------------------------------------
   500,000              137,500        206,250          275,000
------------------------------------------------------------------
   600,000              165,000        247,500          330,000
------------------------------------------------------------------
   700,000              192,500        288,750          385,000
------------------------------------------------------------------
   800,000              220,000        330,000          440,000
------------------------------------------------------------------
   900,000              247,500        371,250          495,000
------------------------------------------------------------------
 1,000,000              275,000        412,500          550,000
------------------------------------------------------------------
 1,100,000              302,500        453,750          605,000
------------------------------------------------------------------
 1,200,000              330,000        495,000          660,000
------------------------------------------------------------------
 1,300,000              357,500        536,250          715,000
------------------------------------------------------------------
 1,400,000              385,000        577,500          770,000
------------------------------------------------------------------
 1,500,000              412,500        618,750          825,000
------------------------------------------------------------------
 1,600,000              440,000        660,000          880,000
------------------------------------------------------------------
 1,700,000              467,500        701,250          935,000
------------------------------------------------------------------
 1,800,000              495,000        742,500          990,000
------------------------------------------------------------------
 1,900,000              522,500        783,750        1,045,000
------------------------------------------------------------------
 2,000,000              550,000        825,000        1,100,000
------------------------------------------------------------------
 2,100,000              577,500        866,250        1,155,000
------------------------------------------------------------------
 2,200,000              605,000        907,500        1,210,000
------------------------------------------------------------------

The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate the SERP benefits is base salary as of December 31 plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2002 reflect the covered compensation used to calculate SERP benefits.

The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) any other qualified and non-qualified benefits. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity.

Benefits are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62. The approximate credited years of service under the SERP as of December 31, 2002, were as follows:

Mr. Brunetti      15 years
Mr. Kelly         35 years
Mr. Johnson       24 years
Mr. Bonavia        5 years
Mr. Petillo        6 years
Mr. Wilks         25 years

Notwithstanding any special provisions related to pension benefits described under "Employment Agreements and Severance Arrangements," the Company has granted additional credited years of service to Mr. Brunetti for purposes of SERP accrual. The additional credited years of service (approximately seven) are included in the above table. Additionally, the Company has agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62 and to Mr. Bonavia at age 57 and 8 months, if they continue to be employed by the Company until such age.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The executive compensation and benefit programs of the Company are administered by the Compensation and Nominating Committee of the Board of Directors (the "Committee"). The Committee is composed of W. Thomas Stephens, Chair, C. Coney Burgess, David A. Christensen, A. Barry Hirschfeld, Douglas W. Leatherdale, and
A. Patricia Sampson, all of whom are independent, "non-employee directors" of the Company, as defined by Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act"), and "outside directors" as defined within the meaning of
Section 162(m) of the Internal Revenue Code of 1986. The Board has delegated to the Committee the responsibility of establishing the Company's compensation philosophy, as well as the compensation package for the Chairman, President and Chief Executive Officer and other named executives of the Company. This includes establishing and administering the Company's base salary program, executive annual and long-term incentive programs, and executive benefit programs. The Committee also recommends and administers compensation and benefit programs for all Company executives and key talent.

COMPENSATION PHILOSOPHY

The Committee's goal is to attract, retain, and motivate the outstanding executive talent needed to deliver superior returns to shareholders and provide the highest quality of service to customers. The Company's executive compensation philosophy uses a combination of salary and performance-based (incentive) compensation, delivered through annual and long-term incentives, to align management's interests with those of shareholders. This philosophy results in a compensation mix for senior officers in which annual and long-term incentives account for more than 50 percent of the executives' annual compensation. In addition, the Company's compensation program helps to reinforce management's link to shareholders by establishing plans that compensate executives based on corporate, business unit, and individual performance goals. Finally, significant use of equity-based incentives encourages management to respond to business challenges and opportunities as owners as well as employees.

In establishing a compensation strategy for the Company, the Committee worked with an independent, nationally recognized compensation and benefits consulting firm and took into account several factors:

     -    The desire to align management interests with those of shareholders.

     - The desire to strongly link management pay to both annual and long-term Company performance.

     - The need to attract talent from broader markets as the utility industry changes, to retain individuals of outstanding ability and to motivate such individuals to achieve superior performance.

As a result, the Committee has approved a compensation strategy designed to meet these objectives and encourage executives to achieve in a highly evolving competitive environment. Base salaries and annual and long-term incentive opportunities are set to the median of utility industry and, where appropriate, general industry levels to provide an incentive for executives to optimize the Company's performance. In addition, stock-based compensation has become a significant portion of overall executive pay. Base salaries are reviewed annually, with increases tied to such factors as individual performance, the executive's duties and responsibilities, financial results, and changes in the marketplace. Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, a portion of Mr. Brunetti's salary exceeded $1,000,000 in 2002 and that portion that exceeded $1,000,000 was not deductible by the Company.

BASE SALARY

The Committee targeted base salaries to the 50th percentile of a combined group of utility and general industry companies (on a revenue adjusted basis) as described above. Under the terms of his employment agreement, Mr. Brunetti was entitled to a base salary not less than his salary immediately prior to the Merger, which was $685,000. In connection with the assumption of increased responsibilities following the Merger, effective August 2000, Mr. Brunetti received a salary adjustment to $895,000. This was intended to be his salary level for the balance of 2000 as well as all of 2001. Consequently, Mr. Brunetti did not receive any salary increase for 2001. Effective January 2002, Mr. Brunetti received a salary adjustment to $1,065,000. Similarly, the other Named Executive Officers received salary adjustments effective January 2002. These base salaries are included in the "Salary" column of the Summary Compensation Table.

ANNUAL INCENTIVE

Annual incentives are administered under the Xcel Energy Executive Annual Incentive Award Plan (the "Xcel Annual Incentive Plan"), which was approved by shareholders in 2000. Annual incentive awards are targeted to the 50th percentile of blended utility industry and general industry levels, as discussed above, and are based on achieving corporate financial and operational goals and business unit operational goals.

Target Annual Incentive Awards for 2002

Corporate goals include targeted earnings per share, a customer loyalty index (which includes customer service measurements), safety and reliability. Business Unit goals include customer service, reliability, safety and meeting budget, measured at a business unit level.

Target annual incentive awards (as a percent of base salary) are set for all Xcel Energy officers, ranging from 85% of salary for Mr. Brunetti to 55% of salary for the other Named Executive Officers. Maximum awards may be up to two times the target awards.

The annual incentive formula is calculated using predetermined performance measures. For Mr. Brunetti, the formula is weighted 100% to attaining corporate goals. For the other executive officers, including Named Executive Officers, the formula is weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

In order to encourage increased share ownership by executive officers, the Xcel Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three year period) in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

Calculation and Payment of 2002 Annual Incentive Awards

Based on corporate performance during 2002, no payouts of Annual Incentive Awards were made to the Named Executive Officers.

LONG-TERM INCENTIVES

Long-term incentives are administered under the Xcel Energy Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation from which the Committee may select in designing long-term incentives.

For 2002, the Xcel Energy long-term incentive plan had two components:

     -    stock options; and

     -    performance shares.

Long-term incentive opportunities range from 425% of base salary for Mr. Brunetti to 170% of base salary for the other Xcel Energy Named Executive Officers. Stock options are targeted to deliver 50% of each officer's long-term incentive opportunity, with the remaining 50% delivered through the performance share component.

Stock Option Component. In 2000, the Committee made one stock option grant to all of the Named Executive Officers. This grant was "front-loaded" and intended to cover a three-year period, during which the Committee intends to make no further grants to the Named Executive Officers. Accordingly, no additional option grants were made to the Named Executive Officers during 2001 or 2002.

The 2000 grant, which was reported in prior proxy statements, contains a "performance vesting" provision which provides that the options will become exercisable at the earlier of: the date Xcel Energy common stock closes at a price which equals or exceeds $32.890625; or August 21, 2005.

Once vested, the options may be exercised at any time on or before August 20, 2010.

Performance Share Component. The performance share component uses a single measure, Total Shareholder Return ("TSR"). Xcel Energy's TSR will be measured over a three-year period, using overlapping cycles. Xcel Energy's TSR is compared to the TSR of other companies in the EEI Electrics Index as a peer group. At the end of each three-year period, the performance unit component provides for payment at target for performance at the 50th percentile of the peer group and at 200% of target for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 35th percentile.

Awards in the performance share component are made in shares, each of which represents the value of one share of Xcel Energy common stock. The number of shares awarded is calculated by dividing the executive's target award by the fair market value of Xcel Energy common stock on the date of the grant.

For the measurement cycle that ended in 2002, the TSR was at the 11th percentile resulting in no payout.

For the 2002 to 2004 measurement cycle, Mr. Brunetti was awarded 119,566 shares. Other Named Executive Officers were awarded from 30,690 to 13,944 shares. These awards are included in the Long-Term Incentive Plans Awards in Last Fiscal Year Table.

Other Perquisites and Benefits

Other perquisites and benefits provided to executives generally are not tied to the Company's financial performance, but are primarily designed to attract and retain executives. Among the perquisites and benefits provided by the Company in 2002 to its executives are Company-paid life insurance in an amount equal to four times base pay, and benefits provided under the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company's qualified retirement plans due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

Certain executive officers, including four of the Named Executive Officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance Policy, which is described in more detail under the section below entitled "Employment Agreements and Severance Arrangements."

STOCK OWNERSHIP GUIDELINES

The Committee believes that it is essential to align management's interests with those of the shareholders. In order to emphasize this belief, Xcel Energy adopted stock ownership guidelines for the executives. The Committee believes that linking a significant portion of an executive's current and potential future net worth to Xcel Energy's success, as reflected in the stock price, ensures that executives have a stake similar to that of Xcel Energy shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive's position. The guideline for the Chairman of the Board, President and Chief Executive Officer is five times base salary. The guideline for the Chief Financial Officer is four times base salary. Other Business Unit Heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines by August 1, 2005, and each is expected to reach interim milestones at August 1, 2003 and August 1, 2004. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines.

CHIEF EXECUTIVE OFFICER COMPENSATION

The compensation of Wayne H. Brunetti, Chairman of the Board, President and Chief Executive Officer, is determined by the process described in the short-term and long-term performance components above, namely base salary, annual incentive, performance unit, and stock options. Mr. Brunetti received a long-term incentive opportunity of 425% of base salary and an annual incentive award target of 85% of base salary. As discussed above, due to the front-end loaded option grant in 2000, he was not granted any additional options in 2002. However, he was awarded 119,566 performance shares.

Mr. Brunetti received a base salary adjustment for the year 2002 in the amount of $170,000. His base salary is included in the "Salary" column of the Summary Compensation Table above.

CONCLUSION

The Committee believes that Xcel Energy's executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company's long-term success. The Committee is dedicated to ensuring that the Company's total compensation package continues to meet the needs of the Company and will monitor and revise compensation policies as necessary.

SUBMITTED BY THE COMPENSATION AND NOMINATING COMMITTEE OF THE XCEL ENERGY BOARD OF DIRECTORS

W. Thomas Stephens, Chair                   A. Barry Hirschfield
C. Coney Burgess                            Douglas W. Leatherdale
David A. Christensen                        A. Patricia Sampson

XCEL ENERGY STOCK PERFORMANCE GRAPH

The following compares our cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index, and the EEI Electrics Index over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1997 and the reinvestment of all dividends).

The EEI Electrics Index currently includes 65 companies and is a broad measure of industry performance.

(Xcel Energy Comparative Total Return graph omitted).

                         1997       1998       1999       2000       2001       2002
                        ------     ------     ------     ------     ------     ------
Xcel Energy/NSP          $100       $100       $ 75       $119       $120       $ 51
EEI Electrics            $100       $114       $ 93       $137       $125       $107
S&P 500                  $100       $129       $156       $142       $125       $ 97

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

Wayne H. Brunetti Employment Agreement

At the time of the merger agreement, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replaced his existing employment agreement with NCE when the Merger was completed. The initial term of the new agreement is four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter unless notice is given by either party that the agreement will not be extended. Under the terms of the agreement, Mr. Brunetti served as Chief Executive Officer and President and a member of our Board of Directors for one year following the Merger, and commencing August 18, 2002 (one year after the Merger) began serving as Chief Executive Officer, President and Chairman of our Board of Directors of Xcel Energy. Mr. Brunetti is required to perform the majority of his duties at the headquarters of Xcel Energy in Minneapolis, Minnesota, and was required to relocate the residence at which he spends the majority of his time to the Twin Cities area. His agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits, he will be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment, and from disclosing confidential information of Xcel Energy and its affiliates.

Under his employment agreement, Mr. Brunetti will receive the following compensation and benefits:

     - a base salary not less than his base salary immediately before the Merger;

     - the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the Merger;

     - life insurance coverage and participation in a supplemental executive retirement plan; and

     - the same fringe benefits as he received under his NCE employment agreement, or, if greater, as those of the next higher executive officer of Xcel Energy.

If Mr. Brunetti's employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of Xcel Energy. In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would receive cash equal to the value of stock options, restricted stock and stock-based awards he would have received instead of receiving the awards. In addition, the restrictions on his restricted stock would lapse and his stock options would have become vested. Finally, Xcel Energy would be obligated to make Mr. Brunetti whole for any excise tax on severance payment that he incurs.

Mr. Brunetti also had a change-of-control employment agreement with NCE. The Merger did not cause a "change of control" under this agreement, so it did not become effective as a result of the Merger. However, in case his agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his employment agreement.

Paul J. Bonavia Employment Agreement

In connection with and effective upon completion of the Merger, we and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. In connection with the Merger, Mr. Bonavia's position changed from Senior Vice President, General Counsel and President of NCE's International Business Unit to President of our Energy Markets Business Unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he has waived the right to claim certain benefits under the Xcel Energy Senior Executive Severance Policy relating to this change in his status prior to that date. If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia's employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy Senior Executive Severance Policy described below. Mr. Bonavia and we have recently entered into another amendment to this agreement. As part of this amendment, Mr. Bonavia agreed to continue his employment through August 31, 2003. Mr. Bonavia also agreed not to assert that his duties and responsibilities have been diminished. In return, we agreed that if we terminate Mr. Bonavia's employment for any reason other than cause, or if Mr. Bonaiva terminates his employment for any reason after August 31, 2003, then he will be entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy Senior Executive Severance Policy.

Severance Policy

NSP and NCE each adopted a 1999 senior executive severance policy in March 1999. These policies were combined into a single Xcel Energy Senior Executive Severance Policy, which will continue until August 18, 2003 and may be extended beyond August 2003. All of our executive officers other than Mr. Brunetti participate in the policy.

Under the policy, a participant whose employment is terminated at any time before August 18, 2003, the third anniversary of the Merger, will receive severance benefits unless:

     -    the employer terminated the participant for cause;

     - the termination was because of the participant's death, disability or retirement;

     - the division or subsidiary in which the participant worked was sold and the buyer agreed to continue the participant's employment with specified protections for the participant; or

     -    the participant terminated voluntarily without good reason.

To receive the severance benefits, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

The severance benefits for executive officers under the policy include the following:

     - a cash payment equal to 2.5 times the participant's annual base salary, annual bonus and annualized long-term incentive compensation, prorated incentive compensation for the year of termination and perquisite allowance;

     - a cash payment equal to the additional amounts that would have been credited to the executive under pension and retirement savings plans, if the participant had remained employed for another 2.5 years;

     -    continued welfare benefits for 2.5 years

     - financial planning benefit for two years, and outplacement services costing not more than $30,000; and

     - an additional cash payment to make the participant whole for any excise tax on excess severance payments that he or she may incur, with certain limitations specified in the policies.

Some of the executive officers of NCE who participate in the severance policy also had change-of-control employment agreements with NCE. The Merger was not considered a change of control under these agreements, so they did not become effective as a result of the Merger. However, if they become effective because of a later change of control, the severance benefits under the Xcel Energy Senior Executive Severance Policy will be reduced by any severance benefits that the participant receives under such an employment agreement.

                                                                                             NUMBER OF SECURITIES
                                                                                             REMAINING AVAILABLE
                                     NUMBER OF SECURITIES                                    FOR FUTURE ISSUANCE
                                      TO BE ISSUED UPON         WEIGHTED-AVERAGE                 UNDER EQUITY
                                         EXERCISE OF            EXERCISE PRICE OF             COMPENSATION PLANS
                                    OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,          (EXCLUDING SECURITIES
         PLAN CATEGORY               WARRANTS AND RIGHTS       WARRANTS AND RIGHTS      REFLECTED IN THE FIRST COLUMN)
--------------------------------    ---------------------      --------------------     ------------------------------
Equity compensation plans
approved by security holders (1)         16,981,107                 $  26.29                      8,391,313

Equity compensation plans not
approved by security holders (2)             N/A                       N/A                           (2)

(1) See table below

                                                                                             NUMBER OF SECURITIES
                                                                                             REMAINING AVAILABLE
                                     NUMBER OF SECURITIES                                    FOR FUTURE ISSUANCE
                                      TO BE ISSUED UPON         WEIGHTED-AVERAGE                 UNDER EQUITY
                                         EXERCISE OF            EXERCISE PRICE OF             COMPENSATION PLANS
                                    OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,          (EXCLUDING SECURITIES
         PLAN CATEGORY               WARRANTS AND RIGHTS       WARRANTS AND RIGHTS      REFLECTED IN THE FIRST COLUMN)
--------------------------------    ---------------------      --------------------     ------------------------------
PSCo Omnibus Incentive Plan                  299,351               $      21.82                         --

Xcel Energy Inc. Omnibus
  Incentive Plan                           7,168,634               $      26.56                  7,004,568

NRG Long-Term Incentive
  Compensation Plan                        2,766,551               $      29.61                         --

NCE Omnibus Incentive Plan                 3,235,039               $      26.36                         --

NSP Executive Long-Term
  Incentive Award Stock Plan               3,511,532               $      23.44                         --

Xcel Energy Inc. Executive
  Annual Incentive Award Plan                     --                         --                  1,368,745

(2) Xcel Energy has a Stock Equivalent Plan for Non-Employee Directors to more closely align directors' interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. The number of stock equivalent units that may be awarded under this Stock Equivalent Plan is not limited. The shares of the Company's common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

NRG ENERGY INC.'S PROXY STATEMENT:

Since NRG is wholly-owned by Xcel Energy at December 31, 2002, there is no proxy statement. However, information relating to officers and directors for NRG was published in NRG's Form 10-K for the year ended December 31, 2002, and is included below.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, for the individuals who served as NRG Energy's Chief Executive Officer and Chief Operating Officer during 2002 and each of the four next most highly compensated executive officers (collectively, the "Named Executive Officers").

                               ANNUAL COMPENSATION

                                                                    (e)
          (a)                                                    OTHER ANNUAL
        NAME AND                (b)        (c)         (d)       COMPENSATION
   PRINCIPAL POSITION           YEAR    SALARY ($)   BONUS ($)       ($)
Wayne H. Brunetti [1]           2002           --           --              --
Chairman, President and         2001           --           --              --
Chief Executive Officer         2000           --           --              --

David H. Peterson [2]           2002      208,334           --          38,647 [3]
Former Chairman, President &    2001      491,670      750,000          13,689
Chief Executive Officer         2000      397,340      474,000          28,678

John Brewster                   2002      189,503           --              --
Vice President - Worldwide      2001      155,317      102,552           5,000
Operations                      2000       91,741       24,343              --

William Pieper                  2002      158,769           --              --
Vice President & Controller     2001      138,302      153,994              --
                                2000      127,554       74,612              --

Renee Sass [4]                  2002      192,215           --          24,299
President, Energy Delivery      2001      175,004      203,500          27,270
                                2000      147,672       79,685              --

Craig Mataczynski [9]           2002      160,006           --          11,627 [11]
Former Senior Vice President    2001      316,680      321,038           7,752
North America                   2000      278,340      276,500           6,303

                             LONG-TERM COMPENSATION

                                               (g)
                                AWARDS      NUMBER OF
                                 (f)        SECURITIES       PAYOUTS           (i)
          (a)                 RESTRICTED    UNDERLYING         (h)          ALL OTHER
        NAME AND                STOCK      OPTIONS AND         LTIP        COMPENSATION
   PRINCIPAL POSITION         AWARDS ($)   SAR's (#) [6]    PAYOUTS ($)        ($)
Wayne H. Brunetti [1]              --               --              --             --
Chairman, President and            --               --              --             --
Chief Executive Officer            --               --              --             --

David H. Peterson [2]              --               --              --      1,754,424 [5]
Former Chairman, President &       --          265,500              --          9,902
Chief Executive Officer            --          120,000       1,212,067         22,923

John Brewster                      --               --              --         11,253 [7]
Vice President - Worldwide         --            7,000              --          4,660
Operations                         --              800              --            157

William Pieper                     --               --              --          9,706 [10]
Vice President & Controller        --           41,000              --             --
                                   --            1,414              --          2,976

Renee Sass [4]                     --               --              --         51,428 [8]
President, Energy Delivery         --           35,000              --             --
                                   --            1,722              --          2,882

Craig Mataczynski [9]              --               --              --         95,386 [12]
Former Senior Vice President       --          105,000              --          8,125
North America                      --           60,000         186,250          3,059

 [1] Mr. Brunetti is Chairman, President and Chief Executive Officer of Xcel Energy, NRG Energy's parent company. He is not compensated by NRG Energy for service in his capacity as Chairman and Chief Executive Officer.

 [2] Mr. Peterson's employment with NRG Energy terminated on May 31, 2002.

 [3] Includes fringe benefits and fringe benefit tax gross-up.

 [4] Mr. Sass's employment with NRG Energy terminated on December 18, 2002.

 [5] Includes paid time off (PTO) payout, 401(k) match, fringe benefit tax gross-up, severance payment for two months and pension make-up payment.

 [6] Represents options to purchase Xcel Energy Common Stock.

 [7] Includes 401(k) match.

 [8] Includes severance pay, 401(k) match and PTO payout.

 [9] Mr. Mataczynski's employment with NRG Energy terminated on June 28, 2002.

[10] Represents 401(k) match.

[11] Includes fringe benefits and fringe benefit tax gross-up.

[12] Includes severance pay, 401(k) match and PTO payout.

OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

NRG Energy did not use stock options and SARs for executive compensation purposes in 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table indicates for each of the Named Executive Officers the number and value of all exercisable and unexercisable options and SARs held by the Named Executive Officers as of December 31, 2002.

                                                                             (d)                                 (e)
                                (b)                                  NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                               SHARES             (c)               UNDERLYING UNEXERCISED                   IN-THE-MONEY
         (a)                 ACQUIRED ON         VALUE            OPTIONS/SARs AT FY-END (#)          OPTIONS/SARs AT FY-END ($)
         NAME              EXERCISE (#)(1)    REALIZED ($)      EXERCISABLE      UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE (2)
David H. Peterson               94,798          789,451           180,389           227,915          (1,870,207)      (1,851,016)

Craig A. Mataczynski                --               --            56,372            48,396            (686,336)      (1,043,922)

William T. Pieper                2,674           28,738             6,307            17,375              (8,825)         (14,922)

Renee Sass                       3,684           50,192            17,086            17,702            (161,162)        (387,867)

John P. Brewster                    --               --               975             2,925              (1,900)          (5,700)

(1) Shares acquired on exercise are stated at the Xcel Energy conversion value.

(2) Option values were calculated based on an $11.00 closing price of Xcel Energy Common Stock at December 31, 2002.

PENSION PLAN TABLES

NRG Energy participates in Xcel Energy's noncontributory, defined benefit pension plan. Such plan covers substantially all of NRG Energy's employees. As of January 1, 1999, the pension benefit formula that applies to the Named Executive Officers was changed and each Named Executive Officer, together with all other affected nonbargaining employees, was given an opportunity to choose between two retirement programs, the traditional program and the pension equity program. Messrs. Peterson and Mataczynski have selected the traditional program and Messrs. Pieper, Sass and Brewster have selected the pension equity program.

Under the traditional program applicable to certain of the Named Executive Officers, the pension benefit is computed by taking the highest average compensation below the integration level times 1.1333% plus the highest average compensation above the integration level times 1.6333%. The result is multiplied by credited service. The integration level is one-third of the social security wage base. The annual compensation used to calculate average compensation is base salary for the year plus bonus compensation paid in that same year. There is no maximum on the number of years of service used to determine the pension benefit. The benefit amounts under the pension equity program are computed in the form of a lump sum.

Both programs feature a retirement spending account, which credits $1,400 plus interest annually. The opening balance as of January 1, 1999 was $1,400 multiplied by years of service.

The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years under the traditional program applicable to certain of the Named Executive Officers:

                                               ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED YEARS OF SERVICE
 AVERAGE COMPENSATION              -------------------------------------------------------------------------------------------------
    (LAST 4 YEARS)                   5                10                 15               20                 25                30
-----------------------            ------           -------           --------          -------            -------           -------
          50,000                    4,500             9,000            13,500            19,000             25,000            31,500
         100,000                    8,500            17,000            25,500            35,000             45,500            56,000
         150,000                   12,500            25,000            38,000            51,500             66,000            80,500
         200,000                   16,500            33,500            50,000            68,000             86,500           105,000
         250,000                   21,000            41,500            62,500            84,000             10,700           129,500
         300,000                   25,000            49,500            74,500           100,500            127,500           154,000
         350,000                   29,000            58,000            87,000           117,000            147,500           178,500
         400,000                   33,000            66,000            99,000           133,000            168,000           203,000
         450,000                   37,000            74,000           111,500           149,500            188,500           227,500
         500,000                   41,000            82,500           123,500           166,000            209,000           252,000
         550,000                   45,500            90,500           136,000           182,000            229,500           276,500
         600,000                   49,500            98,500           148,000           198,500            250,000           301,000
         650,000                   53,500           107,000           160,500           215,000            270,000           325,500
         700,000                   57,500           115,000           172,500           231,000            290,500           350,000
         750,000                   61,500           123,000           185,000           247,500            311,000           374,500
         800,000                   65,500           131,500           197,000           264,000            331,500           399,000
         850,000                   70,000           139,500           209,500           280,000            352,000           423,500
         900,000                   74,000           147,500           221,500           296,500            372,500           448,000
         950,000                   78,000           156,000           234,000           313,000            392,500           472,500
       1,000,000                   82,000           164,000           246,000           329,000            413,000           497,000
       1,050,000                   86,000           172,000           258,500           345,500            433,500           521,500
       1,100,000                   90,000           180,500           270,500           362,000            454,000           546,000
       1,150,000                   94,500           188,500           283,000           378,000            474,500           570,500
       1,200,000                   98,500           196,500           295,000           394,500            495,000           595,000

The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years under the pension equity program applicable to certain of the Named Executive Officers if paid in the form of a straight-line annuity:

                                             ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED YEARS OF SERVICE
 AVERAGE COMPENSATION              -------------------------------------------------------------------------------------------------
    (LAST 4 YEARS)                   5                10                15                20                 25                30
-----------------------            ------           -------           -------           -------            -------           -------
           50,000                   3,500             7,000            11,000            15,500             20,500            26,500
          100,000                   6,000            12,000            18,500            25,500             33,000            41,500
          150,000                   8,500            17,000            26,000            35,500             46,000            57,000
          200,000                  11,000            22,000            33,500            45,500             58,500            72,000
          250,000                  13,500            27,000            41,500            56,000             71,000            87,000
          300,000                  16,000            32,500            49,000            66,000             83,500           102,500
          350,000                  18,500            37,500            56,500            76,000             96,500           117,500
          400,000                  21,000            42,500            64,000            86,000            109,000           133,000
          450,000                  23,500            47,500            71,500            96,500            121,500           148,000
          500,000                  26,000            52,500            79,500           106,500            134,500           163,000
          550,000                  28,500            57,500            87,000           116,500            147,000           178,500
          600,000                  31,000            62,500            94,500           127,000            159,500           193,500
          650,000                  33,500            67,500           102,000           137,000            172,500           208,500
          700,000                  36,000            73,000           109,500           147,000            185,000           224,000
          750,000                  39,000            78,000           117,000           157,000            197,500           239,000
          800,000                  41,500            83,000           125,000           167,500            210,500           254,500
          850,000                  44,000            88,000           132,500           177,500            223,000           269,500
          900,000                  46,500            93,000           140,000           187,500            235,500           284,500
          950,000                  49,000            98,000           147,500           197,500            248,500           300,000
        1,000,000                  51,500           103,000           155,000           208,000            261,000           315,000
        1,050,000                  54,000           108,000           163,000           218,000            273,500           330,500
        1,100,000                  56,500           113,500           170,500           228,000            286,500           345,500
        1,150,000                  59,000           118,500           178,000           238,000            299,000           360,500
        1,200,000                  61,500           123,500           185,500           248,500            311,500           376,000

The approximate credited years of service as of December 31, 2001, for the Named Executive Officers were as follows:

Mr. Peterson               38.33
Mr. Mataczynski            20.00
Mr. Pieper                  7.67
Mrs. Sass                  11.50
Mr. Brewster                2.75

EMPLOYMENT AGREEMENTS

Scott J. Davido

Scott J. Davido is party to a Key Executive Retention, Restructuring Bonus and Severance Agreement with NRG Energy dated as of February 18, 2003. Under the agreement, Mr. Davido is entitled to: (i) a time-vested retention bonus of $150,000 (the "Retention Bonus") (ii) compensation for participation in the restructuring of NRG Energy (the "Restructuring Bonus") and (iii) certain severance benefits.

Mr. Davido has been given the entire Retention Bonus and will be entitled to keep the entire Retention Bonus provided he does not voluntarily terminate his employment before July 31, 2003. If Mr. Davido does voluntarily terminate his employment before July 31, 2003, he will be entitled to keep a prorata portion of his bonus based on the number of days remaining until July 31, 2003.

Mr. Davido is entitled to a Restructuring Bonus upon the (i) the consummation of a consensual out of court restructuring of all or substantially all of the debt of NRG Energy, (ii) the confirmation of a plan of reorganization for NRG Energy or (iii) the completion of a sale of all or substantially all of the assets of NRG Energy. Mr. Davido is not entitled to a Restructuring Bonus if he is terminated for cause, his employment ends due to disability or retirement or he voluntarily terminates his employment. The Restructuring Bonus is equal to two times the sum of (i) Mr. Davido's base salary and (ii) the greater of: (a) Mr. Davido's average bonus over the last two years or (b) Mr. Davido's target annual bonus established under a bonus plan for the year in which the restructuring occurs.

Mr. Davido is entitled to certain severance payments in particular situations where Mr. Davido's employment with NRG Energy is terminated. If Mr. Davido is terminated without cause or resigns for good reason he is entitled to all of the following: (i) two times the sum of (a) Mr. Davido's base salary and (b) the greater of: (x) Mr. Davido's average bonus over the last two years or (y) Mr. Davido's target annual bonus established under a bonus plan for the year in which the termination occurs; (ii) a prorata portion of Mr. Davido's unpaid target annual incentive; (iii) a payment equivalent to the COBRA premiums in effect as of the termination; and (iv) a cash payment of vacation and/or paid time off earned but not taken by Mr. Davido. If Mr. Davido's employment is terminated for disability, death or retirement, he (or his estate) is entitled to his base salary and vacation earned but untaken through the termination.

All of the obligations under Mr. Davido's Key Executive Retention, Restructuring Bonus and Severance Agreement are guaranteed by Xcel Energy. In addition, Mr. Davido has agreed not to compete with NRG Energy for a period of one year after the termination of his employment.

Ershel Redd

Ershel Redd is party to a severance agreement with NRG Energy dated as of January 30, 2003. Under the agreement, Mr. Redd is entitled to severance benefits equivalent to those under the Xcel Energy Business Unit Vice President Severance Plan. Specifically, if (i) Mr. Redd's employment is terminated without cause, (ii) his position is eliminated without a comparable position being offered, (iii) his salary is reduced by more than 10% (and he subsequently voluntarily terminates his employment) or (iv) he is required to relocate (and he subsequently voluntarily terminates his employment), then Mr. Redd is entitled to lump-sum and continuing severance benefits during the "severance period" (18 months after employment termination). Further, all of the obligations under Mr. Redd's severance plan are guaranteed by Xcel Energy.

The lump-sum severance benefit is equal to the aggregate of: (i) unpaid salary through the date of termination and a prorata share of Mr. Redd's target annual incentive; (ii) 1.5 times the sum of Mr. Redd's salary and target annual incentive; (iii) certain retirement benefits Mr. Redd would have earned had he been employed during the severance period; and (iv) certain contributions the NRG would have made to Mr. Redd's defined contribution and supplemental executive savings plans. The continuing benefits include: (i) medical, dental, vision and life insurance; (ii) outplacement services (up to $15,000); (iii) financial counseling; and (iv) the "flexible prerequisite allowance."

William Pieper

William Pieper is party to an NRG Executive Officer and Key Personnel Severance Plan with NRG Energy dated as of July 16, 2001 (as modified by a letter agreement between Mr. Pieper, NRG Energy and Xcel Energy dated as of July 16,
2002).

Under the agreement, if Mr. Pieper's employment is terminated by NRG Energy without cause or Mr. Pieper voluntarily terminates his employment within three months of a material change or reduction in his responsibilities at NRG Energy, then Mr. Pieper is entitled to certain severance benefits. Specifically, Mr. Pieper is entitled to (i) 1.5 times the sum of (a) his base salary and (b) the greater of (x) Mr. Pieper's average annual bonus over the two years preceding the termination or (y) Mr. Pieper's target annual bonus for the year of termination, (ii) the unpaid prorata portion of Mr. Pieper's targeted annual incentive, (iii) a net cash payment equivalent to the COBRA rates of the welfare benefits of medical, dental and term life insurance for twelve months, (iv) a cash payment for earned and untaken vacation time and (v) the continued vesting of options granted under the Long-Term Incentive and Compensation Plan for a period of two years.

In addition, under the agreement, if there is a change of control of NRG Energy and Mr. Pieper's employment is terminated within 6 months prior to such change of control or 12 months following such change of control, then Mr. Pieper is entitled to certain severance benefits. Specifically, Mr. Pieper is entitled to
(i) 2.5 times the sum of (a) his base salary and (b) the greater of (x) Mr. Pieper's average annual bonus over the two years preceding the termination or
(y) Mr. Pieper's target annual bonus for the year of termination, (ii) the unpaid prorata portion of Mr. Pieper's targeted annual incentive, (iii) a net cash payment equivalent to the COBRA rates of the welfare benefits of medical, dental and term life insurance for twelve months, (iv) a cash payment for earned and untaken vacation time and (v) all outstanding long-term incentive awards subject to the treatment provided under the long-term incentive plan of NRG Energy.

The letter agreement dated July 16, 2002 provides that rather than immediately terminating his employment and seeking severance benefits due to a material change or reduction in his responsibilities at NRG Energy (after NRG Energy became a wholly-owned subsidiary of Xcel Energy), NRG Energy has instead extended the time frame in which Mr. Pieper may terminate his employment and seek such severance benefits by 15 months, provided Mr. Pieper does not terminate his employment within 12 months of July 15, 2002.

George Schaefer

George Schaefer is party to a letter agreement with NRG Energy dated as of December 18, 2002, which provides Mr. Schaefer certain severance benefits in the event his employment with NRG Energy is terminated. Specifically, in the event Mr. Schaefer's employment is terminated without cause or Mr. Schaefer resigns for good reason, he is entitled to a lump sum payment equal to his base salary and a lump sum payment for all costs associated with health benefits under COBRA for a period of twelve months.

DIRECTOR COMPENSATION

Directors of NRG Energy do not receive compensation for service in such capacity.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS


      DATE                 CONTRIBUTOR                                        RECIPIENT
------------------  ---------------------------  --------------------------------------------------------------
                                                 COLORADO:
      2002          Xcel Energy                  CLEER (Center for Legislative Energy & Environmental Research)
      2002          Xcel Energy                  West Associates
      2002          Xcel Energy                  Western Business Roundtable

                                                 MINNESOTA:
      2002          Xcel Energy                  Agri-Growth Council
      2002          Xcel Energy                  Minnesota Chamber of Commerce
      2002          Xcel Energy                  Minnesota Business Partners
      2002          Xcel Energy                  MECLI (Minnesota Environmental Coalition of Labor & Industry)
      2002          Xcel Energy                  MGRC (Minnesota Government Relations Council)
      2002          Xcel Energy                  Minnesota Taxpayers Association
      2002          Xcel Energy                  US Chamber of Commerce
      2002          Xcel Energy                  USGO (Utility State Government Organization)
      2002          Xcel Energy                  WUPAG (Western Utility Public Affairs Growth)

                                                 NEW MEXICO:
      2002          Xcel Energy                  New Mexico Association of Electric Companies
      2002          Xcel Energy                  Broadcasters Association of New Mexico
      2002          Xcel Energy                  Retail Association of New Mexico

                                                 TEXAS:
      2002          Xcel Energy                  AECT (Association of Electric Companies)
      2002          Xcel Energy                  CAP-PSI (Public Relations Consultant for AECT)

     02-2002        NSP-Wisconsin                Eisenhower Building Fund
     04-2002        NSP-Wisconsin                Eisenhower Building Fund

      2002          Xcel Energy Services         Federal PAC Operated by Xcel Energy Services, Inc.
      2002          Xcel Energy Services         Federal PAC Operated by Xcel Energy Services, Inc.
      2002          Xcel Energy Services         PAC primarily associated with Texas, New Mexico, Oklahoma, Kansas
      2002          Xcel Energy Services         PAC organized under laws of states of Colorado and Wyoming
      2002          Xcel Energy Services         PAC organized under laws of state of Wisconsin
      2002          Xcel Energy Services         PAC organized under laws of state of South Dakota
      2002          Xcel Energy Services         PAC organized under laws of state of North Dakota
      2002          Xcel Energy Services         PAC organized under laws of state of Minnesota

      DATE                 PURPOSE                          AMOUNT
------------------  --------------------------------       --------
      2002          Annual Membership/Dues                 $  5,000
      2002          Annual Membership/Dues                 $  2,500
      2002          Annual Membership/Dues                 $  5,000


      2002          Annual Membership/Dues                 $  1,500
      2002          Annual Membership/Dues                 $ 20,000
      2002          Annual Membership/Dues                 $ 25,000
      2002          Annual Membership/Dues                 $  5,000
      2002          Annual Membership/Dues                 $    600
      2002          Annual Membership/Dues                 $    300
      2002          Annual Membership/Dues                 $ 50,000
      2002          Annual Membership/Dues                 $    150
      2002          Annual Membership/Dues                 $  1,000


      2002          Annual Membership/Dues                 $ 10,000
      2002          Annual Membership/Dues                 $  1,500
      2002          Annual Membership/Dues                 $  2,000


      2002          Annual Membership/Dues                 $ 60,000
      2002          Annual Membership/Dues                 $140,000

     02-2002        Corporate Contribution                 $  5,000
     04-2002        Corporate Contribution                 $  5,000

      2002          Events                                 $  9,523
      2002          Software                               $ 18,290
      2002                        (1)                          (1)
      2002                        (2)                          (2)
      2002                        (3)                          (3)
      2002                        (4)                          (4)
      2002                        (5)                          (5)
      2002                        (6)                          (6)


(1) Specific costs are not captured, so actual costs are unavailable; these costs are minimal.
(2) No corporate assets are used in support of this PAC.
(3) Specific costs are not itemized, so actual costs are unavailable.
(4) No corporate assets are used in support of this PAC.
(5) Specific costs are not captured, so actual costs are unavailable; these costs are minimal.
(6) No corporate assets are used in support of this PAC.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I

Contracts for services, including engineering or construction services, or goods supplied or sold by a system company to another system company, and the date of the contract and whether it remained in effect at year end are as follows:



                                                                   SERVING
             TRANSACTION                                           COMPANY
----------------------------------------------------    -------------------------------
Administrative Services                                 NSP-Minnesota
Coal                                                    NSP-Minnesota
Compressor Use                                          PSCo
Construction Support                                    PSCo
Engineering Services                                    Utility Engineering
Engineering Services                                    Utility Engineering
Engineering Services                                    Utility Engineering
Engineering Services                                    Utility Engineering
Engineering Services                                    Utility Engineering
Engineering Services                                    Utility Engineering
Engineering Services                                    PSCo
Engineering Services                                    Cheyenne
Field Engineering Services                              NSP-Wisconsin
Gas Purchasing Services                                 SPS
Gas Storage Services                                    Young Gas Storage Co, Ltd
Incentive to use Refuse Derived Fuel                    NSP-Minnesota
Incidental Services                                     Operating Companies
Lease Assets and Facilities                             PSCo
Lease Facilities                                        1480 Welton, WYCO Development
Lease Fiber Optic Network                               NCE Communications
Lease Land to Operate Solid Waste Trsfr Stn             NSP
Lease Rail Cars                                         NSP-Minnesota
Management of Water Rights for Hydro Facility           Chippewa & Flambeau
Natural Gas                                             e prime
Natural Gas                                             e prime
Natural Gas                                             e prime
Natural Gas                                             e prime
Nuclear Power Plant Operating Services                  NMC
Operate & Maintain Process Steam Operation              NSP
Operations & Maintenance Service                        PSCo

Operations & Maintenance Service                        SPS, NSP-Minnesota
Partnership Agreement                                   Quixx Corp
Pole Attachments
Power Plant Management                                  Quixx Power Services
Purchase Demand Side Management Resources               e prime
Purchase Refuse Derived Fuel                            NRG
Steam Purchase (2 agreements)                           NSP
Supply Chain Services, Materials and Supplies           PSCo

Transport Natural Gas                                   Viking Gas
Transport Natural Gas                                   Viking Gas
Transport Natural Gas                                   PSCo
Transport Natural Gas                                   NSP-Minnesota

                                                                      RECEIVING
             TRANSACTION                                               COMPANY                                   COMPENSATION
----------------------------------------------------    --------------------------------------------           ----------------
Administrative Services                                 NRG                                                      $11.3 million
Coal                                                    NRG                                                                 (1)
Compressor Use                                          e prime                                                   $0.1 million
Construction Support                                    Cheyenne                                                            (1)
Engineering Services                                    PSCo                                                     $70.8 million
Engineering Services                                    SPS                                                      $13.5 million
Engineering Services                                    Xcel Energy Services                                      $1.3 million
Engineering Services                                    NSP-Minnesota                                             $7.0 million
Engineering Services                                    Xcel International                                        $0.2 million
Engineering Services                                    NRG                                                       $1.4 million
Engineering Services                                    Cheyenne                                                            (1)
Engineering Services                                    PSCo                                                                (1)
Field Engineering Services                              NSP Lands                                                           (1)
Gas Purchasing Services                                 PSCo                                                                (1)
Gas Storage Services                                    PSCo                                                                (1)
Incentive to use Refuse Derived Fuel                    NRG                                                       $3.3 million
Incidental Services                                     Operating Companies                                                 (1)
Lease Assets and Facilities                             Xcel Energy Services                                                (1)
Lease Facilities                                        PSCo                                                                (1)
Lease Fiber Optic Network                               PSCo                                                                (1)
Lease Land to Operate Solid Waste Trsfr Stn             NRG                                                                 (1)
Lease Rail Cars                                         PSCo                                                                (1)
Management of Water Rights for Hydro Facility           NSP-Wisconsin                                                       (1)
Natural Gas                                             SPS                                                      $15.2 million
Natural Gas                                             NSP-Minnesota                                             $2.7 million
Natural Gas                                             NRG                                                      $19.2 million
Natural Gas                                             Utility Engineering                                       $0.1 million
Nuclear Power Plant Operating Services                  NSP                                                                 (1)
Operate & Maintain Process Steam Operation              NRG                                                                 (1)
Operations & Maintenance Service                        SPS, Cheyenne, WestGas, 1480 Welton,
                                                        Utility Engineering, Xcel Energy Services                           (1)
Operations & Maintenance Service                        PSCo                                                                (1)
Partnership Agreement                                   Quixx Linden                                              $0.1 million
Pole Attachments
Power Plant Management                                  Quixx Linden                                              $1.4 million
Purchase Demand Side Management Resources               PSCo                                                                (1)
Purchase Refuse Derived Fuel                            NSP-Minnesota                                             $1.2 million
Steam Purchase (2 agreements)                           NRG                                                       $8.2 million
Supply Chain Services, Materials and Supplies           SPS, Cheyenne, 1480 Welton, Utility
                                                        Engineering, Xcel Energy Services                                   (1)
Transport Natural Gas                                   NSP-Minnesota                                             $4.6 million
Transport Natural Gas                                   NSP-Wisconsin                                             $1.6 million
Transport Natural Gas                                   e prime                                                   $0.2 million
Transport Natural Gas                                   e prime                                                   $0.1 million

TRANSACTIONS WITH AFFILIATES ANNUAL REPORTING
NSP-Minnesota

                                                                                                TOTAL EXPENSES
REGULATED OPERATING COMPANIES                                       NSP-MINNESOTA REVENUE      NSP-MINNESOTA (5)
-----------------------------                                       ---------------------      -----------------

    ADMINISTRATIVE AGREEMENT WITH XCEL OPERATING SUBSIDIARIES (1)
      NSP Wisconsin                                                  $    445,967               $   123,340
      Public Service of Colorado                                        1,561,865 (6)               191,040
      Southwestern Public Service                                          54,912                     4,447
      Cheyenne Light Fuel and Power                                             -                         -
      Black Mountain Gas                                                   52,941
                                                                     ------------               -----------
    SUB-TOTAL REGULATED OPERATING COMPANIES                          $  2,115,684               $   318,827

    NSP MINNESOTA AGREEMENTS FROM PRIOR TO XCEL MERGER (2)
      NSP Wisconsin Interchange agreement (3)                         220,689,226                80,199,542
      NSP Wisconsin SCADA Agreement (4)                                   168,698
                                                                     ------------               -----------
    TOTAL PREVIOUSLY EXISTING AGREEMENT TRANSACTIONS                  220,857,924                80,199,542
                                                                     ------------               -----------
TOTAL REGULATED OPERATING COMPANIES                                  $222,973,608               $80,518,369
                                                                     ============               ===========


NOTES:

(1) This section incudes transactions directed by E002/AI-01-493 Compliance Filing only.

(2) This section includes transactions which fall under agreements between NSP-Minnesota and NSP-Wisconsin that NSP-Minnesota was allowed to continue to operate under after the formation of Xcel Energy in August 2000.

(3) In accordance with FERC Docket No. ER01-1014, NSP-Minnesota and NSP-Wisconsin Interchange Agreement, the cost sharing of electric transmission and production costs for 2002.

(4) NSP-Minnesota and NSP-Wisconsin SCADA and gas dispatch Agreement, Docket G-002/AI-094-831, regarding sharing of SCADA costs.

(5) "Total Expenses" represents revenues to the affiliate paid by NSP for service provided by the affiliate for the benefit of NSP-Minnesota.

(6) The amount includes NSP-Minnesota charged PSCo for the use of the leased rail coal cars. This amount includes maintenance on the rail cars.

TRANSACTIONS WITH AFFILIATES ANNUAL REPORTING
NSP-Minnesota

                                                                                       TOTAL EXPENSES
REGULATED AFFILIATES                                       NSP-MINNESOTA REVENUE      NSP-MINNESOTA (2)
--------------------                                       ---------------------      -----------------
  Viking Gas Transmission                                       $    266,360          $   4,622,142
  Xcel Energy Service Company                                                           176,468,643
                                                                ------------          -------------
  Total Regulated Affiliates                                         266,360            181,090,785


NONREGULATED AFFILIATES

  Energy Masters International                                             -                      -
  Eloigne                                                              1,405                      -
  e prime                                                            194,408              1,533,000
  Natrogas                                                            12,430                      -
  NRG                                                              6,278,825             (3,102,795) (3)
  Nuclear Management Company                                               -            186,620,265  (1)
  Reddy Kilowatt                                                           -                      -
  Seren Innovations                                                   63,458                      -
  Utility Engineering                                                 93,822              5,550,675
  United Power & Land                                                382,849              2,759,117
                                                                ------------          -------------
  Total Nonregulated Affiliates                                    7,027,197            193,360,262

NONREGULATED AFFILIATES
  Homesmart                                                           13,283                      -
  Non-Regulated Street Lighting Maintenance                          567,907                      -
  Natural Gas Services                                               421,448                      -
  Propane Gas                                                        281,369 (4)             18,715
  Sherco Steam to LPI                                                736,119                      -
                                                                ------------          -------------
  Total Nonregulated Activity                                   $  2,020,126          $      18,715
                                                                ============          =============


NOTES:

(1) As of 1/1/01 the non-union employees of Prairie Island and Montecello Nuclear plants became employees of the Nuclear Management Company. The Nuclear Management Company manages the operation of these 2 plants and bills NSP-Minnesota in accordance with E002/AI-99-1652 and E002/A1-99-1618.

(2) "Total Expenses" represents revenues to the affiliate/nonregulated activity paid by NSP-Minnesota Company the affiliate/nonregulated business for the benefit of NSP-Minnesota utility operating company.

(3) The revenue paid by NSP-Minnesota to NSP-Minnesota's affiliate NRG is the net of fuel and miscellaneous service expenses paid to NRG of $1,244,966 and incentives paid by NRG Resource Recovery to NSP-Minnesota for burning RDF at NSP-Minnesota's Red Wing and Wilmarth generating plants, $4,347,762.

(4) Reflects propane provided by NSP-Minnesota to non-jurisdictional customers. Included are $2,520 of sales of propane to NSP-Minnesota's affiliate, Natrogas. All of these propane revenues are included in FERC account 495, Other Gas Revenues. These revenues are included as an offset to retail revenues requirements in the state of Minnesota Gas Utility cost of service study.

PART II

No system company has a contract to purchase services or goods from any affiliate (other than a system company), or from a company in which any officer or director of the receiving company is a partner or owns 5% or more of any class of equity securities.

PART III

No system company employs any other person for the performance on a continuing basis of management, supervisory or financial advisory services.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I

(a) Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.

(b) State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or foreign utility company. Identify separately any direct or indirect guarantee of a security of the EWG or foreign utility company by the registered holding company. Identify any transfer of assets from any system company (other than an exempt wholesale generator or foreign utility company) to an affiliate exempt wholesale generator or foreign utility company. State the market value at the time of transfer, the book value and the sale price of the transferred asset.

(c) State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.

(d) Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).

INTEREST OF NRG IN EWGS AND FUCOS:

1.       (a)     NRG Northeast Generating LLC, in which NRG owns a 100 percent interest through two wholly-owned limited liability companies (each of which owns a 50 percent interest in NRG Northeast Generating LLC), Northeast Generation Holding LLC and NRG Eastern LLC, owns 100 percent of the following
EWGs: (i) Dunkirk Power LLC, owner of a 600 megawatt coal-fired facility located in Dunkirk, New York; (ii) Huntley Power LLC, owner of a 760 megawatt coal-fired facility located near Buffalo, New York; (iii) Astoria Gas Turbine Power LLC, owner of 11 gas-fired combustion turbines with a total capacity of 614 megawatts located on the same site in Queens, New York, (iv) Arthur Kill Power LLC, owner of an 842 megawatt gas/oil-fired facility located on Staten Island, New York;
(v) Somerset Power LLC, owner of the 229 megawatt (160 megawatts of which is operational) oil/coal-fired facility located in Somerset, Massachusetts, (vi) Oswego Harbor Power LLC, owner of a 1700 megawatt gas/oil-fired facility located in Oswego, New York; (vii) Connecticut Jet Power LLC, owner of six oil-fired combustion turbines with a total capacity of 127 megawatts located at 4 different sites in Connecticut; (viii) Devon Power LLC, owner of a 401 megawatt gas/oil-fired facility located in Milford, Connecticut; (ix) Middletown Power LLC, owner of an 856 megawatt gas/oil-fired facility located in Middleton, Connecticut; (x) Montville Power LLC, owner of a 498 megawatt gas/oil-fired facility located in Uncasville, Connecticut; and (xi) Norwalk Power LLC, owner of a 353 megawatt oil-fired facility located in Norwalk, Connecticut.

         (b)     See Footnote 1.(1)

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                               Debt-Equity Ratio                Net Income (in thousands)
                                               -----------------                -------------------------
Dunkirk Power LLC                                      0.59                           $    34,196
Huntley Power LLC                                      0.49                                19,634
Astoria Gas Turbine Power LLC                          0.41                                41,963
Arthur Kill Power LLC                                  0.77                                34,240
Somerset Power LLC                                     1.74                               (64,335)
Somerset Operations, Inc.                           No debt                                   218
Oswego Harbor Power LLC                                0.58                                16,827
Connecticut Jet Power LLC                                 -                                  (232)
Devon Power LLC                                        0.32                               (18,238)
Middleton Power LLC                                    0.37                               (34,958)
Montville Power LLC                                    0.42                               (18,836)
Norwalk Power LLC                                      1.21                               (18,926)

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Northeast Generating's subsidiaries (the Company) have entered into power sales and agency agreements with NRG Power Marketing Inc., a wholly-owned subsidiary of NRG. The agreements are effective until Dec. 31, 2030. Under the agreements, NRG Power Marketing Inc. will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to or by such subsidiaries, (ii) procure and provide to such subsidiaries all fuel required to operate their respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by such subsidiaries. In addition, NRG Power Marketing will have the exclusive right and obligation to effect the direction of the power output from the facilities.

------------------
(1) For purposes of the Rule 53 calculation, Xcel Energy has included its entire investment in NRG Energy, $781.9 million, as its aggregate investment in the EWGs and FUCOs owned by NRG. Xcel Energy has not directly or indirectly guaranteed any of the investments by NRG in FUCOs or EWGs. All investments by NRG in FUCOs and EWGs have been funded through capital contributions by Xcel Energy to NRG, financings at the NRG level without recourse to Xcel Energy and financings at the project level without recourse to NRG or Xcel Energy. There have been no transfers of assets from any Xcel Energy company (other than an EWG or FUCO) to an affiliate EWG or FUCO.

Under the agreements, NRG Power Marketing pays to the subsidiaries gross receipts generated through sales, less costs incurred by NRG Power Marketing relative to its providing services (e.g., transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurs no fees related to these power sales and agency agreements with NRG Power Marketing.

The Company has no employees and has entered into operation and maintenance agreements with subsidiaries of NRG Operating Services Inc. a wholly-owned subsidiary of NRG (NRG Operating Services). The agreements are effective for five years, with options to extend beyond five years. Under the agreements, the NRG Operating Services company operator operates and maintains its respective facility, including (i) coordinating fuel delivery, unloading and inventory,
(ii) managing facility spare parts, (iii) meeting external performance standards for transmission of electricity, (iv) providing operating and maintenance consulting and (v) cooperating with and assisting the Company in performing the Company's obligations under agreements related to its facilities.

Under the agreements, the operator charges an annual fee, and in addition, will be reimbursed for usual and customary costs related to providing the services including plant labor and other operating costs. A demobilization payment will be made if the subsidiary elects not to renew the agreement. There are also incentive fees and penalties based on performance under the approved operating budget, the heat rate and safety.

During 2002 and 2001, the Company incurred annual operating and maintenance costs billed from NRG Operating Services totaling $4.4 million. In addition the Company incurred $110.0 million and $172.4 million, respectively, for usual and customary costs related to providing the services including plant labor and other operating costs.

The Company's subsidiaries have entered into agreements with NRG for corporate support and services. The agreements are perpetual in term, unless terminated in writing by a subsidiary. Under the agreements, NRG will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreements, NRG is paid for personnel time as well as out-of-pocket costs. During 2002 and 2001, the Company paid NRG approximately $.9 million and $5.1 million, respectively, for corporate support and services.

2.       (a)     NRG South Central Generating LLC, in which NRG owns a 100
percent interest through two wholly-owned limited liability companies (each of which owns a 50 percent interest in NRG South Central Generating LLC), South Central Generation Holding LLC and NRG Central U.S. LLC, owns 100 percent of the following: (i) Louisiana Generating LLC, an EWG that owns a 220 megawatt gas-fired facility located in New Roads, Louisiana, and a 100 percent interest in two coal-fired units and a 58 percent interest in a third coal-fired until located in a separate facility also in New Roads, Louisiana; (ii) NRG New Roads Holdings LLC, owner of various equipment and of several parcels of land in Louisiana, some of which is leased to third parties for farming; (iii) Big Cajun I Peaking Power LLC, an EWG which was formed to develop, own and operate the Cajun expansion project in Louisiana; (iv) NRG Sterlington Power LLC, an EWG, which was formed to own a 200 megawatt simply cycle gas peaking facility in Sterlington, Louisiana; and (v) NRG Bayou Cove LLC, which owns 100% of Bayou Cove Peaking Power, LLC, an EWG, which owns a 360 megawatt peaking facility in Jennings, Louisiana.

         (b)     See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Louisiana Generating LLC as of Dec. 31, 2002 are as follows:

                                               Debt-Equity Ratio                Net Income (in thousands)
                                               -----------------                -------------------------
Louisiana Generating LLC                              2.43                                $ 12,664
Bayou Cove Peaking Power LLC                          1.79                               ($133,285)

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

Louisiana Generating entered into a power sale and agency agreement with NRG Power Marketing Inc., a wholly owned subsidiary of NRG Energy. The agreement is effective until Dec. 31, 2030. Under the agreement, NRG Power Marketing Inc. will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to or by Louisiana Generating, (ii) procure and provide to Louisiana Generating all fuel required to operate its respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by Louisiana Generating. In addition, NRG Power Marketing Inc. will have the exclusive right and obligation to direct the power output from the facilities.

Under the agreement, NRG Power Marketing, Inc. pays to Louisiana Generating gross receipts generated through sales, less costs incurred by NRG Power Marketing, Inc. relative to its providing services (e.g., transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurs no fees related to these power sales and agency agreements with NRG Power Marketing.

Louisiana Generating entered into an operation and maintenance agreement with NRG Operating Services, Inc., (NRG Operating Services) a wholly-owned subsidiary of NRG Energy. The agreement is perpetual in term until terminated in writing by Louisiana Generating or until earlier terminated upon an event of default. Under the agreement, at the request of Louisiana Generating, NRG Operating Services manages, oversees and supplements the operation and maintenance of the Cajun facilities.

During the year ended Dec. 31, 2002 and 2001, Louisiana Generating and Bayou Cove Peaking Power LLC incurred no operating and maintenance costs from NRG Operating Services.

Louisiana Generating and NRG South Central each entered into an agreement with NRG Energy for corporate support and services. The agreement is perpetual in term until terminated in writing by Louisiana Generating or NRG South Central or until earlier terminated upon an event of default. Under the agreement, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreement, NRG Energy is paid for personnel time as well as out-of-pocket costs.

During the year ended Dec. 31, 2002 and 2001, Louisiana Generating and NRG South Central incurred approximately $0.8 million and $0.6 million, respectively, for corporate support and services.

As of Dec. 31, 2002 and 2001, NRG South Central has an accounts payable affiliates balance of approximately $126.5 million and $27.2 million, respectively, which consisted primarily of a payable to NRG Energy for capitalized development costs incurred prior to the acquisition of the Cajun facilities and other expenses paid on its behalf.

3.       (a)     West Coast Power LLC, in which NRG owns a 50 percent interest through NRG's wholly-owned subsidiary NRG West Coast LLC, (which owns 50 percent interest in WCP (Generation) Holdings LLC of which West Coast Power LLC is a wholly-owned subsidiary), owns 100 percent of the following EWGs: (i) Long Beach Generation LLC (LBG), owner of a 530 megawatt gas-fired facility located in Long Beach, Calif., (ii) El Segundo Power LLC (ESP), owner of a 1020 megawatt gas-fired facility located in El Segundo, Calif., (iii) Cabrillo Power I LLC (Cabrillo I), owner of a 954 megawatt gas-fired facility located in Encina, Calif. and (iv) Cabrillo Power II LLC (Cabrillo II), owner of seventeen gas-fired generation turbines in San Diego County, Calif., with a combined capacity of 256 megawatts. Saguaro Power LLC is a wholly owned limited liability company of NRG West Coast LLC, which owns 100 percent interest in Eastern Sierra Energy Company, which owns a 50 percent interest in Saguaro Power Company, a limited partnership, an EWG, for a project in Henderson, Nevada with a combined capacity of 100 megawatts.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                         Debt-Equity Ratio                      Net Income (in thousands)
                                         -----------------                      -------------------------
Long Beach Generation LLC                         -                                      $  (1,293)
El Segundo Power LLC                              -                                         23,864
Cabrillo Power I LLC                              -                                            980
Cabrillo Power II LLC                             -                                         (7,804)
Saguaro Power LLC                                 -                                          2,903

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

West Coast Power LLC (WCP) purchases fuel for its plants under natural gas supply agreements (GSAs) with Dynegy Marketing and Trade (DMT), an affiliate of WCP. Charges for fuel are based upon similar terms and conditions as could be obtained from third parties.

WCP contracted with Dynegy Power Marketing, Inc. (DYPM), an affiliate of WCP, to provide all power scheduling, power marketing and risk management for WCP under an energy management agreement (EMA). Additionally, WCP contracted with DMT to provide all scheduling and marketing of fuel supply for WCP under the EMA.

WCP's subsidiaries, Cabrillo I and Cabrillo II, have entered into O&M agreements with NRG Cabrillo Power Operations, Inc., an affiliate of WCP. WCP's subsidiaries ESP and LBG have entered into O&M agreements with NRG El Segundo Operations, Inc., an affiliate of WCP. Fees for services primarily include recovery of the costs of operating the plant as approved in the annual budget and a base monthly fee. WCP has also contracted with NRG Development Company, Inc., an affiliate of WCP, to provide services under the Administrative Management Agreement (the AMA). Services provided under the AMA include local services not covered under the

O&M agreements, including environmental, engineering, legal and public relations services. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable approved budget.

WCP entered into an administrative services management agreement (the ASMA) with Dynegy Power Management Services, LP, an affiliate of WCP, which provides administrative services such as business management and accounting to WCP. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

Affiliates of WCP provide various services for WCP. Charges for these services are included in WCP's operating and general and administrative expenses and consisted of the following for 2002, 2001 and 2000:

----------------------------------------------------------------------------
(in thousands)                     2002            2001             2000
----------------------------------------------------------------------------
Operating expenses
----------------------------------------------------------------------------
Fuel                             $ 644,968      $ 1,054,269       $  482,937
----------------------------------------------------------------------------
EMA charges                         10,410           17,017            9,092
----------------------------------------------------------------------------
OMSA, O&M and AMA charges           31,772           51,936           15,374
----------------------------------------------------------------------------
Total                              687,150        1,123,222          507,403
----------------------------------------------------------------------------

----------------------------------------------------------------------------
ASMA fees included in G&A              841            1,374              776
----------------------------------------------------------------------------

Saguaro Power Company - Under the terms of an O&M agreement, employees of NRG Saguaro Operations Inc., a wholly owned subsidiary of NRG, perform all necessary functions to operate and maintain Saguaro Power Company's facilities. Saguaro Power Company pays for direct costs of the services. NRG Saguaro Operations may also earn certain incentive compensation as defined in the agreement. Pursuant to this arrangement the Partnership incurred costs of $1.9 million and $2.1 million which included $250,000 and $120,051 of incentive compensation earned by NRG Saguaro Operations in 2002 and 2001, respectively.

4.       (a)      Cogeneration Corporation of America, in which NRG owns a 20 percent interest, owns the following through wholly-owned subsidiaries (i) a 100 percent interest in a 122 megawatt gas-fired cogeneration facility in Parlin New Jersey that is an EWG; and (ii) an 83 percent interest in two standby peak sharing facilities with an aggregate capacity of 22 megawatts located in Philadelphia, Pennsylvania, both of which are EWGs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Cogeneration Corporation of America as of Dec. 31, 2002 are as follows:

                                               Debt-Equity Ratio                Net Income (in thousands)
                                               -----------------                -------------------------
Cogeneration Corporation of America              Not available                           $1,184

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

         NONE

5.       (a)      NRG Rocky Road LLC, in which NRG owns a 100 percent interest, owns 50 percent of Rocky Road Power LLC, an EWG that owns a 350 megawatt gas-fired facility located in East Dundee, Illinois.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Rocky Road Power LLC as of Dec. 31, 2001 are as follows:

                                               Debt-Equity Ratio                Net Income (in thousands)
                                               -----------------                -------------------------
Rocky Road Power LLC                                   -                                 $6,868

         (d) A description of the service, sales or construction contracts between Rocky Road Power LLC and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

                  NONE

6.       (a)      NRGenerating Ltd. - which is 100 percent owned by Sterling
Luxembourg (No.1) s.a.r.l., which is 100 percent owned by NRGenerating Holdings (No. 15) B.V., which is 100 percent owned by NRGenerating International BV ("NRGIBV") - owns 100 percent of Killingholme Holdings Limited, which owns 100 percent of Killingholme Generation Limited, an EWG which owns 100 percent of Killingholme Power Limited, an EWG which owns a 680 megawatt gas-fired facility located in North Lincolnshire, England.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                             Debt-Equity Ratio                  Net Income (in thousands)
                                             -----------------                  -------------------------
Killingholme Generation Limited                        -                                $ (30,157)
Killingholme Power Limited                          3.97                                 (468,514)

         (c) A description of the service, sales or construction contracts between the Killingholme EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

7.       (a)      Enfield Holdings B.V. which is 50 percent owned by NRGIBV, owns 50 percent of Enfield Energy Centre Limited, an EWG which owns a 396 megawatt gas-fired power station in Enfield, England. Enfield Operations LLC, which is owned 50 percent by Enfield Energy Centre Limited and 16.3 percent by NRG International, Inc. ("NRGI"), is an EWG which operates the Enfield power station, and also owns 100 percent of Enfield Operations UK Ltd, which employs the employees of the Enfield power station.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                             Debt-Equity Ratio                  Net Income (in thousands)
                                             -----------------                  -------------------------
Enfield Energy Centre Limited                        -                                   ($1,181)
Enfield Operations LLC                               -                                        63

         (d) A description of the service, sales or construction contracts between the Enfield EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

8.       (a)      NRGenerating Holdings (No.4) B.V., which is 100 percent owned by NRGIBV, is an EWG which owns (i) a 25.37 percent partnership interest in Loy Yang Power Partners, the owner of the 2,000 megawatt coal-fired Loy Yang power station and adjacent brown coal mine in the State of Victoria, Australia; (ii)
25.37 percent of Loy Yang Power Projects Pty Ltd., which provides technical services to the Loy Yang project; and (iii) 25.37 percent of Loy Yang Power Management Pty Ltd., which operates the Loy Yang project. NRGenerating Holdings (No.4) B.V. also owns 100 percent of Gunwale B.V., a vehicle for investing shareholder loans and equity into the Loy Yang project which has no assets or employees and is inactive.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRGenerating Holdings (No.4) B.V. as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
NRGenerating Holdings (No. 4) B.V.                     -                              ($45,209)

         (d) A description of the service, sales or construction contracts between NRGenerating Holdings (No.4) B.V. and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

9.       (a)      Sunshine State Power (No.2) B.V. and Sunshine State Power
B.V., which are EWGs and which are both 100 percent owned by NRGIBV, own 17.5 percent and 20 percent, respectively, of the unincorporated joint venture that owns the 1680 megawatt coal-fired Gladstone power station in Queensland, Australia. NRG Gladstone Operating Services Pty Ltd, which is 1 percent owned by NRGI and 99 percent owned by NRG Operating Services, Inc. (both of which are 100 percent owned by NRG), is an EWG which operates the Gladstone facility, and owns 100 percent of NRG Gladstone Superannuation Pty Ltd., which holds pension assets for the employees of the Gladstone project.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Sunshine State Power (No.2) B.V.                       -                                 $ 3,377
Sunshine State Power B.V.                              -                                   3,860
NRG Gladstone Operating Services Pty Ltd.              -                                   1,219

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

10.      (a)      Saale Energie Gmbh, which is 100 percent owned by NRGIBV, owns the following interests in the following entities: (i) 41.1 percent of Kraftwerke Schkopau GbR, an EWG that owns the 960 megawatt Schkopau coal-fired power station in Germany; (ii) 44.4 percent of Kraftwerke Schkopau Betriebsgesellshcaft mbH, an EWG that operates the Schkopau power station; and
(iii) 98 percent of Saale Energie Services Gmbh, which provides management services to the Schkopau plant (NRGIBVI also owns a direct 1 percent interest in this entity).

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Kraftwerke Schkopau GbR                           Not available                        Not available
Kraftwerke Schkopau Betriebsgesellshcaft mbH      Not available                        Not available

         * The results of Kraftwerke Schkopau GbR and Kraftwerke Schkopau Betriebsgesellshcaft mbH are not available. However, the results of Saale Energie Gmbh are and the Debt-Equity ratio is 2.56 and Net Income (in thousands) is $28,082.

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

11.      (a)      NRGIBV owns 50 percent of MIBRAG mbH, through a holding
structure whereby NRGIBV owns 100 percent of Lambique Beheer BV; Lambique Beheer BV owns 50 percent of MIBRAG BV and 1 percent of MIBRAG mbH; and MIBRAG BV owns 99 percent of MIBRAG mbH. MIBRAG Gmbh, by itself and through its wholly-owned subsidiary MIBRAG Industriekraftwerke Vermoegensverwaltungs und Beteiligungs Gmbh, owns 1 percent of MIBRAG Industriekraftwerke Gmbh & Co KG, an EWG that owns three coal-fired power plants in Germany. MIBRAG Gmbh owns 99 percent, and MIBRAG B.V. owns 1 percent of MIBRAG Industriekraftwerke Betriebs Gmbh, an EWG which operates and maintains the power stations.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
MIBRAG Industriekraftwerke Gmbh & Co KG                1.61                              $28,082
MIBRAG Industriekraftwerke Betriebs Gmbh                  -                                    -

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

12.      (a)      Kladno Power (No.2) BV, which is 100 percent owned by NRGIBV, owns 50 percent of Matra Powerplant Holding BV, which owns 89 percent of ECK Generating s.r.o., a FUCO which owns a 373 megawatt coal-fired power station in Kladno, Czech Republic, and related businesses. Kladno Power (No.1) BV, which is 100 percent owned by NRGIBV, owns 44.5 percent of Energeticke Centrum Kladno, s.r.o., is a FUCO which holds title to certain assets of the Kladno power station. NRGenerating Holdings (No.5) BV, which is 100 percent owned by NRG Energeticke Provoz, s.r.o., is a FUCO which operates the Kladno power station.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
ECK Generating s.r.o                                     -                               $4,105
Energeticke Centrum Kladno, s.r.o.                     2.0                                   16
NRGenerating Holdings (No.5) BV                          -                                   (3)

         (d) A description of the service, sales or construction contracts between these FUCOs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

13.      (a)      NRGenerating Holdings (No. 21) B.V., in which NRG has a 50 percent interest through Cobee Holdings Inc., a wholly-owned subsidiary of NRG International Inc. (see Paragraph 14.C.20), and a 50 percent interest through NRGenerating Luxembourg (No. 6) S.a.r.l., a wholly owned subsidiary of NRGenerating Luxembourg (No. 1) S.a.r.l., which is a wholly owned subsidiary of NRGenerating International B.V. is an EWG which currently owns 100 percent of Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Ltd., an EWG which owns and/or operates 15 power plants in Bolivia. NRGenerating Holdings (No. 21) B.V. owns a 100 percent interest in Tosli Acquisition B.V., which owns
99.4 percent of Itiquira Energtica S.A., an EWG, for the 156 megawatt hydroelectric power generation facility under construction in Mato Grosso, Brazil.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                                          Debt-Equity Ratio               Net Income (in thousands)
                                                          -----------------               -------------------------
NRGenerating Holdings (No. 21) B.V.                                 -                                     -
Compania Boliviana de Energia Electrica S.A. --                  0.53                                $5,130
Bolivian Power Company Ltd.
Itiquira Energtica S.A.                                          0.23                                  (381)

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

14.      (a)      Scudder Latin American Power I and Scudder Latin American
Power II are private equity funds in which NRG owns a 25 percent interest and
4.45860 percent interest, respectively, through NRG Caymans-C and NRG Caymans-P which are 100 percent owned by NRGenerating Holdings GmbH. These funds invest in power generation projects in Latin America. All of the power generation projects in which these funds have invested are, or are expected to become, EWGs or FUCOs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRGenerating Holdings GmbH as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
NRG Caymans-C                                             -                                 (1)
NRG Caymans-P                                             -                              1,043

         (d) A description of the service, sales or construction contracts between NRGenerating Holdings and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

                  NONE.

15.      (a)      Energy Investors Fund, L.P., in which NRG owns a 3.10 percent limited partnership interest through Energy National, Inc. (an indirect wholly-owned subsidiary of NRG), invests in power generation projects within the United States which are either EWGs or QFs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Energy Investors Fund LP as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Energy Investors Fund, L.P.                               -                              $111

         (d) A description of the service, sales or construction contracts between Energy Investors Fund LP and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

                  NONE

16.      (a)      Project Finance Fund III, L.P., in which NRG owns a 6.87
percent interest through Pacific Generation Holdings Company (an indirect wholly-owned subsidiary of NRG), invests in power generation projects within and outside of the United States which are either EWGs or QFs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Project Finance Fund III, LP as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Project Finance Fund III, L.P.                            -                              $441

         (d) A description of the service, sales or construction contracts between Project Finance Fund III, LP and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

                  NONE

17.      (a)      NRGenerating Luxembourg (No. 1) S.a.r.l., which is 100
percent owned by NRGIBV, owns 100 percent of NRGenerating Holdings (No. 2) GmbH, which owns 100 percent of Flinders Labuan (No. 1); 100 percent Flinders Labuan (No. 2); and 50 percent Flinders Power Partnership. The remaining 50 percent of Flinders Power Partnership is owned 25 percent by Flinders Labuan (No. 1) and 25 percent by Flinders Labuan (No. 2). Flinders Power Partnership owns 100 percent of Flinders Coal Pty Ltd., a 190 megawatt Osborne Power Station in South Australia and 100 percent of Flinders Osborne Trading Pty Ltd., a trading entity for gas supply to, and electricity take from, the 190 megawatt Osborne Power Station in South Australia which are both FUCOs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWG/FUCOs as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Flinders Power Partnership                              4.5                             ($10,545)
Flinders Coal Pty Ltd.                                    -                                    -
Flinders Osborne Trading Pty Ltd.                         -                                  (91)
NRG Flinders Operating Services Pty Ltd.                  -                                  470

         (d) A description of the service, sales or construction contracts between these EWG/FUCOs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

18.      (a)      NRG International II Inc. which is owned 100 percent by NRG, owns 50 percent of European Generating S.a.r.l., which owns 100 percent of Rybnik Power B.V., a FUCO which was formed as a holding company for a 1,760 megawatt power station in Poland which is currently inactive.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRG International II as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio                       Net Income
                                                -----------------                       ----------
Rybnik Power B.V.                                       -                                    -

         (d) A description of the service, sales or construction contracts between NRG International II and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

19.      (a)      NEO Corporation, which is owned 100 percent by NRG owns 100 percent of NEO Calif. Power LLC, an EWG, which is an owner and operator of distributed generation facilities in California.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NEO California Power as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
NEO California Power                                    -                                $12,619

         (d) A description of the service, sales or construction contracts between NEO California and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

20.      (a)      Brazos Valley Energy LP, in which NRG owns a 100 percent
interest through two wholly owned limited liability companies 99 percent by NRG Brazos Valley LP LLC and 1 percent by NRG Brazos Valley GP LLC which in turn owns 100 percent of NRG Brazos Valley Technology LP LLC. NRG Brazos Valley Technology LP LLC owns 99 percent and Brazos Valley Energy LP owns 1 percent of Brazos Valley Technology LP, an EWG, which is developing a 633 megawatt project in Houston, Tex.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Brazos Valley Energy LP as of Dec. 31, 2002 are as follows:

                                                  Debt-Equity Ratio               Net Income (in thousands)
                                                  -----------------               -------------------------
Brazos Valley Energy LP                         Not meaningful (100                           ($131)
                                                percent debt financed)

         (d) A description of the service, sales or construction contracts between Brazos Valley Energy LP and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

21.      (a)      NRG Rockford Acquisition, wholly owned by NRG, holds a 100 percent interest in NRG Bourbonnais Equipment LLC, NRG Bourbonnais LLC, NRG Equipment Company LLC, NRG Rockford II Equipment LLC, an EWG and NRG Rockford II LLC an EWG. NRG Rockford Acquisition also owns a 1 percent interest in NRG Ilion Limited Partnership, and NRG Ilion LP LLC, a wholly owned company of

NRG, owns the remaining 99 percent. NRG Ilion Limited Partnership, an EWG, owns 100 percent of NRG Rockford LLC and NRG Rockford Equipment LLC, an EWG, for projects in Illinois with a total of 513 megawatts.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWGs as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
NRG Rockford II LLC                                   5.60                               ($ 8,702)
NRG Ilion Limited Partnership                            -                                 16,759
NRG Rockford Equipment II LLC                            -                                      -
NRG Rockford Equipment LLC                               -                                      -

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

22.      (a)      NRG Granite Acquisition LLC, a wholly owned NRG company, owns
21 percent interest in Granite Power Partners II LP and NRG owns 79 percent limited partnership interest in the same. Granite Power Partners II LP owns 100 percent of the following: (1) LSP Hardee Energy, LLC; (2) LSP Pike Energy LLC, a 1,192 megawatt project under construction in Holmesville, Miss. and (3) LSP Nelson Energy, LLC, an EWG, a 1,168 megawatt project located in Nelson Township, Illinois. Granite II Holdings LLC is a wholly owned company of Granite Power Partners II LP, which owns 100 percent of LSP Denver City, Inc. and GPP Investors, LLC. LSP Denver City Inc. in turn owns a .5 percent interest and GPP Investors I LLC owns a 49.5 percent interest in Denver City Energy Associates, L.P. an EWG for a 487 megawatt project located in Denver City, Tex. Granite II Holding LLC also owns 100 percent interest of the following (1) LSP Kendall Energy LLC, an EWG for a 1,168 megawatt project located in Minooka, Ill; (2) LSP Equipment LLC; (3) LSP Batesville Holding LLC which in turn owns 100 percent interest in LSP Batesville Funding Corporation and LSP Energy Inc. LSP Batesville Holding LLC owns 99 percent limited partnership and LSP Energy, Inc. a 1 percent general partner interest in LSP Energy Limited Partnership, an EWG for a 837 megawatt project located in Batesville, Miss., which owns a 100 percent ownership interest in NRG Batesville LLC.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWGs as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
LSP Nelson Energy, LLC                                1.88                              ($601,283)
Denver City Energy Associates, L.P.                      -                                      9
LSP Kendall Energy LLC                                   -                                (59,153)
LSP Energy LP (Batesville project)                    7.64                                 (6,499)

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

23.      (a)      NRGenerating Luxembourg (No. 1) S.a.r.l. a wholly owned
company of NRG owns 100 percent interest in Eastern Generation Services (India) Private Limited and WEB Energy Ltd. WEB Energy Ltd. owns a 30 percent ownership interest in Lanco Kondapalli Power Pvt Ltd. a FUCO, for a 355 megawatt project in Andhra Pradesh, India.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Lanco Kondapalli as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Lanco Kondapalli Power Pvt Ltd.                   Not Available                          $(7,046)

         (d) A description of the service, sales or construction contracts between Lanco Kondapalli and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

24.      (a)      NRGenerating Holdings (No. 19) B.V. a wholly owned company of NRG owns 100 percent interest in NRG Taiwan Holding Company Ltd. which in turn owns a 60 percent interest in Hsin Yu Energy Development Co. Ltd, a FUCO, for a 170 megawatt project in Taiwan.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Hsin Yu Energy Development Ltd as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Hsin Yu Energy Development Co. Ltd.                     -                               ($105,465)

         (d) A description of the service, sales or construction contracts between Hsin Yu Energy Development Ltd and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

25.      (a)      NRGenerating Luxembourg (No. 1) S.a.r.l. a wholly owned
company of NRG owns a 99.64 percent ownership interest in Empresa de Generacion Electrica Cahua S.A., an EWG for a 45 megawatt project in Peru. NRGenerating Luxembourg (No. 1) S.a.r.l. also owns a 25 percent interest and NRGenerating Luxembourg (No. 2) S.a.r.l. owns a 75 percent interest in Energia Pacasmayo S.A. an EWG for several projects in Peru.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWGs as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Empresa de Generacion Electrica Cahua S.A.            1.09                               $1,148
Energia Pacasmayo S.A.                                1.41                                1,629

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

26.      (a)      NRG Audrain Holding LLC is a wholly owned company of NRG which owns 100 percent of NRG Audrain Bondco LLC which owns 100 percent of NRG Audrain Generating LLC, an EWG, for a 640 megawatt project in Audrain County, Missouri.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRG Audrain Generating as of Dec. 31, 2002 are as follows:

                                                    Debt-Equity Ratio           Net Income (in thousands)
                                                    -----------------           -------------------------
NRG Audrain Generating LLC (formerly Duke       Not meaningful (100 percent            ($119,211)
Energy Audrain, LLC)                            financed)

         (d) A description of the service, sales or construction contracts between NRG Audrain Generating and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

27.      (a)      Chickahominy River Energy Co. (Chickahominy), in which NRG owns a 100 percent interest through its wholly-owned subsidiary Commonwealth Atlantic Power LLC (which owns 100 percent of Hanover Energy Company, which in turn owns 100 percent of Chickahominy), owns a 50 percent interest in Commonwealth Atlantic Limited Partnership, an EWG that owns a 375 megawatt gas-fired facility in Chesapeake, Virginia.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Commonwealth Atlantic Power LLC as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Commonwealth Atlantic Power LLC                         -                                 $834

         (d) A description of the service, sales or construction contracts between Commonwealth Atlantic Power and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

28.      (a)      NRG International III Inc. a wholly owned company of NRG,
owns 100 percent of NRG International Holdings (No. 2) GmbH which owns a 50 percent interest in TermoRio S.A., an EWG, for a 1040 megawatt project under construction in Rio de Janeiro, Brazil.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of TermoRio as of Dec. 31, 2002 are as follows

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
NRG International Holdings (No. 2) GmbH                 -                                  N/A
TermoRio S.A.                                           -                                  N/A

         (d) A description of the service, sales or construction contracts between TermoRio and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

29.      (a)      NRG Telogia Power LLC, a wholly owned company of NRG, owns
67 percent of Telogia Power Inc. which owns 100 percent of Timber Energy Resource Inc. which is a QF and an EWG for a project located in Telogia, Fla. Totaling 13.8 megawatts.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Timber Energy Resources as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Timber Energy Resource Inc.                             -                                ($3,783)

         (d) A description of the service, sales or construction contracts between Timber Energy Resources and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

30.      (a)      NRG Thermal LLC, a wholly owned company of NRG, owns 100
percent of NRG Energy Center Dover LLC and NRG Energy Center Paxton, Inc. both of which are Rule 58(b)(1)(vi) and EWGs for thermal projects in the US.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWG's as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
NRG Energy Center Dover LLC                             -                                $ 2,983
NRG Energy Center Paxton, Inc.                          -                                     71

         (d) A description of the service, sales or construction contracts between NRG Energy Center Dover LLC, NRG Energy Center Paxton, Inc. and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

31.      (a)      NRG McClain LLC, in which NRG owns a 100 percent interest, is an EWG that owns a 77 percent undivided interest in the 400 megawatt McClain facility in Newcastle, Oklahoma.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of this EWG as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
McClain facility                                       1.57                              ($23,950)

         (d) A description of the service, sales or construction contracts between NRG McClain LLC and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

32.      (a)      NEO California Power LLC, in which NRG owns a 100 percent
through its wholly-owned subsidiary NEO Corporation, is an EWG that owns two 45 megawatt facilities in Red Bluff, California and Chowchilla, California.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWG's as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Red Bluff facility                                  No debt                             $ 5,414
Chowchilla facility                                 No debt                              11,439

         (d) A description of the service, sales or construction contracts between the Red Bluff facility and the Chowchilla facility and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

INTEREST OF XCEL ENERGY INTERNATIONAL, INC. IN EWGS:

33.      (a)      Xcel Energy International, Inc. ("Xcel Intl") was formed to hold certain foreign investments. Specifically, it owns a 100 percent interest in Xcel Energy Argentina, a U.S. company that is in the business of developing, owning, and operating foreign generating plants. In addition, Xcel Energy Argentina owns interests in two EWGs, namely Central Piedra Buena & Central S.A. Libertador (CPB) and Corporacion Independiente de Energia S.A. (CIESA). It also owns a 100 percent interest in Independent Power International Ltd., a holding company for Independent Power UK Ltd.

         (b) The total amount invested by Xcel Energy in Xcel Energy Argentina was approximately $120.7 million and the total amount invested by Xcel Energy in Independent Power International Ltd was approximately $5.7 million.

         (c) The ratio of debt to common equity and the earnings of Xcel Energy Argentina as of Dec. 31, 2002 was:

                                                Debt-Equity Ratio               Net Income (in thousands)
                                                -----------------               -------------------------
Xcel Energy Argentina                                                                   $(9.5)
Independent Power International                                                         $(2.7)

         (d)      There were no service contracts

INTEREST OF QUIXX IN AN EWG:

34.      (a)      Quixx Mustang Station, Inc., a wholly-owned subsidiary of
Quixx, was created to hold Quixx's 0.5 percent, general partnership interest in Denver City Energy Associates, L.P., a partnership which owns a 50 percent interest in Mustang Station, a 488 megawatt combined cycle generating facility. Quixx also holds a 49.5 percent limited partnership interest in Denver City Energy Associates, L.P., through Quixx Resources, Inc. a wholly-owned subsidiary of Quixx.

         (b) The total amount invested by Xcel Energy in Quixx Mustang Station Inc. was approximately $7.5 million.

         (c) The ratio of debt to common equity and the earnings of Quixx Mustang Station, Inc. as of Dec. 31, 2002 are as follows:

                           Debt-Equity Ratio:
                           Net Income: $3.4 million

         (d)      Detail of service contracts is not available.

PART II

The relationship of each EWG and FUCO to other system companies is shown in Item 1.

PART III

Xcel Energy's aggregate investment in EWGs and foreign utility companies at December 31, 2002 was $2,366.5 million. The ratio of aggregate investment in EWGs and foreign utility companies to the aggregate capital investment in domestic public utility subsidiary companies was 18 percent.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

XCEL ENERGY INC. AND SUBSIDIARIES
DECEMBER 31, 2002

CONSOLIDATING BALANCE SHEET

                                               XCEL ENERGY       NSP-            NSP-
                                                   INC.        MINNESOTA       WISCONSIN       PSCO
                                               CONSOLIDATED   CONSOLIDATED    CONSOLIDATED  CONSOLIDATED
ASSETS
Current Assets                                $  3,737,168   $    902,904    $    101,201   $    614,790
Net Property, Plant and Equipment             $ 18,815,794   $  3,719,947    $    815,619   $  5,024,067
Total Other Assets                            $  4,704,880   $  1,188,174    $    104,063   $    286,069

                                              ------------   ------------    ------------   ------------
Total Assets                                  $ 27,257,842   $  5,811,025    $  1,020,883   $  5,924,926
                                              ------------   ------------    ------------   ------------

LIABILITIES AND EQUITY
Current Liabilities                           $ 12,348,836   $    842,029    $    109,770   $    974,536
Deferred Credits and Other Liabilities        $  3,059,692   $  1,398,030    $    219,267   $    995,800
Minority Interest                             $     34,762   $          -    $          -   $          -

CAPITALIZATION
Long-Term Debt                                $  6,550,248   $  1,569,938    $    273,108   $  1,782,128
Mandatorily Redeemable Preferred Securities   $    494,000   $    200,000    $          -   $    194,000
Preferred Stock                               $    105,320   $          -    $          -   $          -
Common Stockholders' Equity                   $  4,664,984   $  1,801,028    $    418,738   $  1,978,462

                                              ------------   ------------    ------------   ------------
Total Liabilities and Equity                  $ 27,257,842   $  5,811,025    $  1,020,883   $  5,924,926
                                              ------------   ------------    ------------   ------------

                                                                                  OTHER AND
                                                                                 ELIMINATIONS
                                                      SPS            NRG            (FILED
                                                  CONSOLIDATED   CONSOLIDATED   CONFIDENTIALLY)
ASSETS
Current Assets                                   $    226,997   $  1,486,244    $    405,032
Net Property, Plant and Equipment                $  1,803,538   $  6,797,922    $    654,701
Total Other Assets                               $    234,809   $  2,599,522    $    292,243

                                                 ------------   ------------    ------------
Total Assets                                     $  2,265,344   $ 10,883,688    $  1,351,976
                                                 ------------   ------------    ------------

LIABILITIES AND EQUITY
Current Liabilities                              $    175,987   $  9,796,835    $    449,679
Deferred Credits and Other Liabilities           $    434,985   $    560,581    $   (548,971)
Minority Interest                                $          -   $     29,841    $      4,921

CAPITALIZATION
Long-Term Debt                                   $    725,662   $  1,192,630    $  1,006,782
Mandatorily Redeemable Preferred Securities      $    100,000   $          -    $          -
Preferred Stock                                  $          -   $          -    $    105,320
Common Stockholders' Equity                      $    828,710   $   (696,199)   $    334,245

                                                 ------------   ------------    ------------
Total Liabilities and Equity                     $  2,265,344   $ 10,883,688    $  1,351,976
                                                 ------------   ------------    ------------

XCEL ENERGY INC. AND SUBSIDIARIES
DECEMBER 31, 2002

CONSOLIDATING STATEMENT OF OPERATIONS

                                                  XCEL ENERGY         NSP-           NSP-
                                                     INC.          MINNESOTA       WISCONSIN        PSCO
                                                  CONSOLIDATED   CONSOLIDATED    CONSOLIDATED   CONSOLIDATED
OPERATING REVENUES                                $  9,524,372   $   2,883,119   $    561,641   $  2,651,913

OPERATING EXPENSES                                $ 10,956,705   $   2,485,135   $    448,143   $  2,111,675

Operating Income                                  $ (1,432,333)  $     397,984   $    113,498   $    540,238

Less: Minority Interest                           $    (17,071)  $           -   $          -   $          -
Other Income (Expense)                            $     43,987   $      25,069   $        917   $     (4,641)
                                                  ------------   -------------   ------------   ------------
   Total Other Income (Expense)                   $     61,058   $      25,069   $        917   $     (4,641)
                                                  ------------   -------------   ------------   ------------

Interest on Long-Term Debt                        $    879,736   $      98,940   $     23,117   $    127,487
Distribution on Redeemable Preferred Securities   $     38,344   $      15,750   $          -   $     14,744
                                                  ------------   -------------   ------------   ------------
   Total Interest Charges and Financing Costs     $    918,080   $     114,690   $     23,117   $    142,231
                                                  ------------   -------------   ------------   ------------
Discontinued Operations                           $   (556,621)  $           -   $          -   $          -

Extraordinary Items                               $          -   $           -   $          -   $          -

Income Taxes                                      $   (627,985)  $     108,141   $     36,925   $    128,686
                                                  ------------   -------------   ------------   ------------
Net Income (Loss)                                 $ (2,217,991)  $     200,222   $     54,373   $    264,680
                                                  ------------   -------------   ------------   ------------
Dividend Requirements and Redemption              $      4,241   $           -   $          -   $          -
Premiums
 on Preferred Stock

                                                  ------------   -------------   ------------   ------------
Earnings Available for Common Shareholders        $ (2,222,232)  $     200,222   $     54,373   $    264,680
                                                  ------------   -------------   ------------   ------------

                                                                                   OTHER AND
                                                                                  ELIMINATIONS
                                                       SPS            NRG           (FILED
                                                   CONSOLIDATED   CONSOLIDATED   CONFIDENTIALLY)
OPERATING REVENUES                                 $  1,025,178   $  2,281,149    $    121,372

OPERATING EXPENSES                                 $    860,060   $  4,869,165    $    182,527

Operating Income                                   $    165,118   $ (2,588,016)   $    (61,155)

Less: Minority Interest                            $          -   $     (4,759)   $    (12,312)
Other Income (Expense)                             $      6,025   $      4,170    $     12,447
                                                   ------------   ------------    ------------
   Total Other Income (Expense)                    $      6,025   $      8,929    $     24,759
                                                   ------------   ------------    ------------

Interest on Long-Term Debt                         $     46,048   $    493,956    $     90,188
Distribution on Redeemable Preferred Securities    $      7,850   $          -    $          -
                                                   ------------   ------------    ------------
   Total Interest Charges and Financing Costs      $     53,898   $    493,956    $     90,188
                                                   ------------   ------------    ------------

Discontinued Operations                            $          -   $   (556,621)   $          -

Extraordinary Items                                $          -   $          -    $          -

Income Taxes                                       $     43,363   $   (165,382)   $   (779,718)

                                                   ------------   ------------    ------------
Net Income (Loss)                                  $     73,882   $ (3,464,282)   $    653,134
                                                   ------------   ------------    ------------

Dividend Requirements and Redemption               $          -                   $      4,241
Premiums
 on Preferred Stock

                                                   ------------   ------------    ------------
Earnings Available for Common Shareholders         $     73,882   $ (3,464,282)   $    648,893
                                                   ------------   ------------    ------------

XCEL ENERGY INC. AND SUBSIDIARIES
DECEMBER 31, 2002

CONSOLIDATING STATEMENT OF CASH FLOWS

                                           XCEL ENERGY        NSP-           NSP-
                                               INC.        MINNESOTA       WISCONSIN       PSCO
                                          CONSOLIDATED   CONSOLIDATED    CONSOLIDATED   CONSOLIDATED
TOTAL OPERATING                            $ 1,715,111    $   651,087    $   108,963    $   513,246

TOTAL INVESTING                            $(2,717,774)   $  (452,983)   $   (37,533)   $  (428,085)

TOTAL FINANCING                            $ 1,580,087    $    95,065    $   (71,362)   $   (81,903)

Effect of Exchange Rate Changes on Cash    $     6,448    $         -    $         -    $         -
Change in Cash - Discontinued Operations   $    56,096    $         -    $         -    $         -
                                           -----------    -----------    -----------    -----------

CHANGE IN CASH                             $   639,968    $   293,169    $        68    $     3,258

CASH AND CASH EQUIVALENTS AT               $   261,305    $    17,169    $        30    $    22,666
  BEGINNING OF YEAR

CASH AND CASH EQUIVALENTS AT               -----------    -----------    -----------    -----------
  END OF YEAR                              $   901,273    $   310,338    $        98    $    25,924
                                           -----------    -----------    -----------    -----------

                                                                             OTHER AND
                                                                            ELIMINATIONS
                                                 SPS            NRG            (FILED
                                             CONSOLIDATED   CONSOLIDATED   CONFIDENTIALLY)
TOTAL OPERATING                              $   137,533    $   430,043      $  (125,761)

TOTAL INVESTING                              $   (54,760)   $(1,681,467)     $   (62,946)

TOTAL FINANCING                              $   (87,572)   $ 1,449,330      $   276,529

Effect of Exchange Rate Changes on Cash      $         -    $    24,950      $   (18,502)
Change in Cash - Discontinued Operations     $         -    $    56,097      $        (1)
                                             -----------    -----------      -----------

CHANGE IN CASH                               $    (4,799)   $   278,953      $    69,319

CASH AND CASH EQUIVALENTS AT                 $    65,499    $   106,102      $    49,839
  BEGINNING OF YEAR

CASH AND CASH EQUIVALENTS AT                 -----------    -----------      -----------
  END OF YEAR                                $    60,700    $   385,055      $   119,158
                                             -----------    -----------      -----------

EXHIBITS

Copies of the documents listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and a part hereof. Exhibits not so identified are filed herewith, unless otherwise stated.

EXHIBIT A*

Annual reports of Xcel Energy (File No. 1-3034), NSP-Minnesota (File No. 0-31709), NSP-Wisconsin (File No. 1-3140), PSCo (File No. 1-3280), SPS (File No. 1-3789), and NRG Energy, Inc. (File No. 000-25569) are incorporated herein by reference to their Annual Reports on Form 10-K for the year ended December 31, 2002.

EXHIBIT B

                                                                     Xcel Energy
                  ------------------------------------------------------------------------------------------------------------------

B-1.1*            Agreement and Plan of Merger, dated as of March 24, 1999, by and between Northern States Power Co. and New Century
                  Energies, Inc. (Filed as Exhibit 2.1 to the Report on Form 8-K (File No. 1-12907) of New Century Energies, Inc.
                  dated March 24, 1999.)

B-1.2*            Articles of Incorporation and Amendments of the Company (Filed as Exhibit 4.01 to the Report on Form 8-K (File No.
                  1-1034) filed on August 21, 2000.)

B-1.3*            By-Laws of the Company (Filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No.
                  333-48590) filed on October 25, 2000.)

                                                                    NSP-Minnesota
                  ------------------------------------------------------------------------------------------------------------------

B-2.1*            Articles of Incorporation and Amendments of the Company.

B-2.2*            By-Laws of the Company.

                                                                    NSP-Wisconsin
                  ------------------------------------------------------------------------------------------------------------------

B-3.1*            Restated Articles of Incorporation as of December 23, 1987 (Filed as Exhibit 3.01 to the Report on Form 10-K
                  (File No. 1-3140) for the year 1987.)

B-3.2*            Copy of the By-Laws as amended February 2, 2000.

                                                                        PSCo
                  ------------------------------------------------------------------------------------------------------------------

B-4.1*            Amended and Restated Articles of Incorporation dated July 10, 1998 (Filed as Exhibit 3(a)1 to the Report on Form
                  10-K (File No. 1-3280) for the year ended December 31, 1998.)

B-4.2*            By-Laws dated November 20, 1997 (Filed as Exhibit 3(b)1 to the Report on Form 10-K (File No. 1-3280) for the
                  year ended December 31, 1997.)

                                                                         SPS
                  ------------------------------------------------------------------------------------------------------------------

B-5.1*            Amended and Restated Articles of Incorporation dated September 30, 1997 (Filed as Exhibit 3(a)2 to the Report on
                  Form 10-K (File No. 1-3789) for the year ended December 31, 1997.)

B-5.2*            By-Laws dated September 29, 1997 (Filed as Exhibit 3(b)2 to the Report on Form 10-K (File No. 1-3789) for the
                  year ended December 31, 1997.)

                                                                 Other Subsidiaries
                  ------------------------------------------------------------------------------------------------------------------

B-6.1*            Articles of Incorporation and By-Laws for other subsidiary companies (Filed as Exhibit D on Form U-5-S (File No.
                  001-03034) for the year ended December 31, 2000.)

B-6.2*            Certificate of Incorporation and Bylaws of Xcel Energy Argentina, Inc
B-6.3*            Organizational documents of IPC
B-6.4*            Organizational documents of Hidroelectrica Ameghino
B-6.5*            Organizational documents of Hidroelectrica del Sur and Energia del Sur
B-6.6*            Organizational documents of Electrica del Sur
B-6.7*            Organizational documents of CIESA
B-6.8*            Organizational documents of CPB
B-6.9*            Certificate of Incorporation and Bylaws for EMI Performance Contracting
B-6.10*           Organizational documents of Berrians I Gas Turbine Power
B-6.11*           Organizational documents of Big Cajun II Unit 4
B-6.12*           Organizational documents of Brazos Valley Energy
B-6.13*           Organizational documents of Brazos Valley Technology
B-6.14*           Organizational documents of Cementos Norte Pacasmayo Energia
B-6.15*           Organizational documents of Commonwealth Atlantic Power
B-6.16*           Organizational documents of Csepel Luxembourg (No. 1)
B-6.17*           Organizational documents of Csepeli Aramtermelo
B-6.18*           Organizational documents of Csepeli Eromu
B-6.19*           Organizational documents of Denver City Energy Associates
B-6.20*           Organizational documents of Eastern Sierra Energy Co.
B-6.21*           Organizational documents of Empressa de Generacion Electrica Cahua SA
B-6.22*           Organizational documents of Entrade
B-6.23*           Organizational documents of GPP Investors I
B-6.24*           Organizational documents of Granite II Holding
B-6.25*           Organizational documents of Granite Power Partners II
B-6.26*           Organizational documents of James River Power LLC
B-6.27*           Organizational documents of Lanco Kondapalli
B-6.28*           Organizational documents of LSP Power Management
B-6.29*           Organizational documents of LSP Batesville Funding Corp.
B-6.30*           Organizational documents of LSP Batesville Holding
B-6.31*           Organizational documents of LSP Energy Limited Partnership
B-6.32*           Organizational documents of LSP Energy Inc.
B-6.33*           Organizational documents of LSP Equipment LLC
B-6.34*           Organizational documents of LSP-Denver City Inc.
B-6.35*           Organizational documents of LSP-Hardee Energy LLC
B-6.36*           Organizational documents of LSP-Kendall Energy LLC
B-6.37*           Organizational documents of LSP-Nelson Energy LLC
B-6.38*           Organizational documents of LSP-Pike Energy LLC
B-6.39*           Organizational documents of MN San Bernardino Gasco II LLC
B-6.40*           Organizational documents of Montauk-NEO Gasco II LLC
B-6.41*           Organizational documents of NEO Fresh Kills LLC
B-6.42*           Organizational documents of NEO-Montauk Genco LLC
B-6.43*           Organizational documents of NEO-Montauk Genco Management LLC
B-6.44*           Organizational documents of NRG Asia Corporate Services Pte Ltd
B-6.45*           Organizational documents of NRG Audrain Generating LLC
B-6.46*           Organizational documents of NRG Audrain Holding LLC
B-6.47*           Organizational documents of NRG Batesville LLC
B-6.48*           Organizational documents of NRG Bayou Cove LLC
B-6.49*           Organizational documents of NRG Bourbonnais Equipment LLC
B-6.50*           Organizational documents of NRG Bourbonnais LLC
B-6.51*           Organizational documents of NRG Brazos Valley GP LLC
B-6.52*           Organizational documents of NRG Brazos Valley LP
B-6.53*           Organizational documents of NRG Brazos Valley Technology LP LLC
B-6.54*           Organizational documents of NRG Capital LLC
B-6.55*           Organizational documents of NRG Energy Center Round Mountain LLC
B-6.56*           Organizational documents of NRG Energy Center Smyrna LLC
B-6.57*           Organizational documents of NRG Energy Insurance Ltd
B-6.58*           Organizational documents of NRG do Brasil Ltda
B-6.59*           Organizational documents of NRG Finance Co. I LLC
B-6.60*           Organizational documents of NRG Gila Bend Holdings Inc.
B-6.61*           Organizational documents of NRG Ilion Limited Partnership
B-6.62*           Organizational documents of NRG Ilion LP LLC
B-6.63*           Organizational documents of NRG International Acquisition Partnership
B-6.64*           Organizational documents of NRG International Holdings (No. 2) GmbH
B-6.65*           Organizational documents of NRG International Holdings GmbH
B-6.66*           Organizational documents of NRG McClain LLC
B-6.67*           Organizational documents of NRG MidAtlantic Affiliate Services Inc.
B-6.68*           Organizational documents of NRG Newberry Generation LLC
B-6.69*           Organizational documents of NRG North Central Operations Inc.
B-6.70*           Organizational documents of NRG Northern Ohio Generating LLC
B-6.71*           Organizational documents of NRG Pacific Corporate Services Pty Ltd
B-6.72*           Organizational documents of NRG Rockford Acquisition LLC
B-6.73*           Organizational documents of NRG Rockford Equipment II LLC
B-6.74*           Organizational documents of NRG Rockford Equipment LLC
B-6.75*           Organizational documents of NRG Rockford II LLC
B-6.76*           Organizational documents of NRG Rockford LLC
B-6.77*           Organizational documents of NRG Saguaro Operations Inc.
B-6.78*           Organizational documents of NRG South Central Affiliate Services Inc.
B-6.79*           Organizational documents of NRG Taiwan Holding Co. Ltd
B-6.80*           Organizational documents of NRG Pensions Ltd
B-6.81*           Organizational documents of NRG Telogia Power LLC
B-6.82*           Organizational documents of NRG Turbines LLC
B-6.83*           Organizational documents of NRG Web Mauritius Ltd
B-6.84*           Organizational documents of NRGenerating Holdings (No. 24) BV
B-6.85*           Organizational documents of NRGenerating Holdings (No. 3) GmbH
B-6.86*           Organizational documents of NRGenerating Holdings (No. 4) GmbH
B-6.87*           Organizational documents of NRGenerating IV (Gibraltar)
B-6.88*           Organizational documents of NRGenerating Luxembourg (No. 6) S.a.r.l.
B-6.89*           Organizational documents of Saguaro Power LLC
B-6.90*           Organizational documents of Telogia Power Inc.
B-6.91*           Organizational documents of TermoRio SA
B-6.92*           Organizational documents of Timber Energy Resources Inc.
B-6.93*           Organizational documents of NRG South Central Operations Inc.
B-6.94*           Organizational documents of NRG Equipment Co. LLC
B-6.95*           Organizational documents of NRG Csepeli Energia Kft
B-6.96*           Organizational documents of Xcel Energy Foundation

Exhibits B-6.97 through B-7.22 are filed confidentially pursuant to Rule 104(b) of the PUHCA.

B-6.97            Organizational documents of NRG Andean Development Ltd.
B-6.98            Organizational documents of NRG Ohio Ash Disposal LLC
B-6.99            Organizational documents of NRG Lakeshore Generating LLC
B-7.1             Organizational documents of NRG Ashtabula Generating LLC
B-7.2             Organizational documents of NRG Power Options Inc.
B-7.3             Organizational documents of NRG Nelson Turbines LLC
B-7.4             Organizational documents of NM Colton Genco LLC
B-7.5             Organizational documents of NM Mid Valley Genco LLC
B-7.6             Organizational documents of NM San Timoteo Genco LLC
B-7.7             Organizational documents of NM Milliken Genco LLC
B-7.8             Organizational documents of NRG Woodland Operations LLC
B-7.9             Organizational documents of Entrade Poland Sp. z.o.o.
B-7.10            Organizational documents of NRG New Jersey Energy Sales LLC
B-7.11            Organizational documents of NRG Peaker Finance Company LLC
B-7.12            Organizational documents of NRG Eastlake Operations Inc.
B-7.13            Organizational documents of NRG Lakeshore Operations Inc.
B-7.14            Organizational documents of NRG Ashtabula Operations Inc.
B-7.15            Organizational documents of NRG Bay Shore Operations Inc.
B-7.16            Organizational documents of Capital II LLC
B-7.17            Organizational documents of Connecticut Equipment LLC
B-7.18            Organizational documents of Cobee Holdings LLC
B-7.19            Organizational documents of NRG International LLC
B-7.20            Organizational documents of NRG Thermal LLC
B-7.21            Organizational documents of Thermal Services LLC
B-7.22            Organizational documents of NRG West Coast LLC

EXHIBIT C*

Instruments defining the rights of security holders, including indentures, have been previously filed with the SEC and are identified in the exhibit index in the Form 10-K's for the year ended December 31, 2002.

EXHIBIT D*

Xcel Energy and subsidiary companies agreement for filing consolidated Federal income tax return and for allocation of consolidated Federal income tax return and for allocation of consolidated Federal income tax liabilities and benefits. (Filed as Exhibit D to the Form U-5-S (File No. 001-03034) for the year ended December 31, 2000.)

EXHIBIT E

None

EXHIBIT F

F-1.1*            Financial information for NRG Energy, Inc. (File No. 0-25569) is incorporated herein by reference to its Annual
                  Report on Form 10-K for the year ended Dec. 31, 2002.
F-1.2             Consolidating balance sheets and statements of income and cash flows, to the extent available for subsidiaries other than those of NRG that are not considered a majority-owned associate company are filed confidentially pursuant to Rule 104(b) of the PUHCA.
F-1.2a            Consolidating balance sheets and statements of income and cash flows, to the extent available for subsidiaries of
                  NRG that are not considered a majority-owned associate company are filed confidentially pursuant to Rule 104(b) of the PUHCA.

EXHIBIT G

The relationship of each EWG in which the system holds an interest to other system companies is reflected in Item 1.

EXHIBIT H

Balance sheets and statements of income and cash flows, to the extent available, for EWGs and foreign utility companies are filed confidentially pursuant to Rule 104(b) of the PUHCA.

SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

                  Xcel Energy Inc.
         ----------------------------------
            (Name of Reporting Company)

By                /s/ David E. Ripka
         ----------------------------------
           (Signature of Signing Officer)

               David E. Ripka, Vice President and Controller
         ---------------------------------------------------------
                (Printed Name and Title of Signing Officer)